Filed pursuant to Rule 424(b)(3)
Registration No. 333-171863
STRATUS TECHNOLOGIES BERMUDA LTD.
and
STRATUS TECHNOLOGIES, INC.
and
Stratus Technologies Bermuda Holdings Ltd. as Parent Guarantor
and
the Subsidiary Guarantors Listed Herein
OFFER TO EXCHANGE
All of Our Outstanding Units
Each Consisting of
$480 Principal Amount of the Outstanding 12% Senior Secured Notes due 2015 of
Stratus Technologies Bermuda Ltd.
and
$520 Principal Amount of the Outstanding 12% Senior Secured Notes due 2015 of
Stratus Technologies, Inc.
for
New Units
Each Consisting of
$480 Principal Amount of the New 12% Senior Secured Notes due 2015 of
Stratus Technologies Bermuda Ltd.
and
$520 Principal Amount of the New 12% Senior Secured Notes due 2015 of
Stratus Technologies, Inc.

This Exchange Offer will expire at 5:00 p.m., New York City time, on May 16, 2011, unless extended.
Stratus Technologies Bermuda Ltd. and Stratus Technologies, Inc. are offering to exchange (this “Exchange Offer”) 215,000 of our outstanding units (the “Outstanding Units”), each consisting of $480 principal amount of the outstanding 12% Senior Secured Notes due 2015 (the “Outstanding Bermuda Notes”) of Stratus Technologies Bermuda Ltd. (the “Bermuda Issuer”) and $520 principal amount of the outstanding 12% Senior Secured Notes due 2015 (the “Outstanding U.S. Notes”) of Stratus Technologies, Inc. (the “U.S. Issuer” and, together with the Bermuda Issuer, the “Issuers”) for a like amount of registered units (“New Units”), each consisting of $480 principal amount of registered 12% Senior Secured Notes due 2015 of the Bermuda Issuer (the “New Bermuda Notes”) and $520 principal amount of registered 12% Senior Secured Notes due 2015 of the U.S. Issuer (the “New U.S. Notes”).
The Outstanding Notes were issued, and the New Notes will be issued, under an indenture dated as of April 8, 2010. The New Units and underlying New Notes will be registered under the Securities Act of 1933, as amended (the “Securities Act”), pursuant to the registration statement of which this prospectus forms a part.
Each broker-dealer that receives New Units pursuant to the Exchange Offer must acknowledge that it will deliver a prospectus in connection with any resale of the New Units. If a broker-dealer acquired the Outstanding Units as a result of market making or other trading activities, such broker-dealer may use the prospectus for the Exchange Offer, as supplemented or amended, in connection with resale of the New Units. See “Plan of Distribution” beginning on page 187 of this prospectus.
The terms of the Exchange Offer, and of the New Units and underlying New Notes to be issued therein, are described under the caption “Summary of the Exchange Offer” beginning on page 7 of this prospectus.
Investing in the New Units involves risks. See “Risk Factors” beginning on page 18 of this prospectus to read about risk factors you should consider before participating in the Exchange Offer.
Neither the Securities and Exchange Commission (“SEC”) nor any other federal or state agency nor the Bermuda Monetary Authority (the “BMA”) has approved or disapproved of these securities to be distributed in the exchange offer, nor have any of these organizations determined that this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
The New Units may be offered or sold in Bermuda only in compliance with the provisions of the Investment Business Act of 2003 of Bermuda, which regulates the sale of securities in Bermuda. In addition, specific permission from the BMA is required for all issues and transfers of securities of Bermuda exempted companies involving persons who are non-resident, other than in cases where a general permission has been given under Bermuda’s Exchange Control Act of 1972 (and its related regulations). The BMA has granted such general permission for the issue and subsequent transfer of securities of Bermuda companies (other than Equity Securities) from and/or to non-residents of Bermuda for exchange control purposes. In giving such permission, the BMA does not accept any responsibility for the financial soundness of any proposal or for the correctness of any of the statements made or opinions expressed in this prospectus.
The date of this prospectus is April 18, 2011.

     This prospectus, which is a part of the registration statement, omits certain information included in the registration statement and in its exhibits. For further information relating to us and the notes we are offering for exchange, we refer you to the registration statement and its exhibits, from which this prospectus incorporates important business and financial information about us that is not included in or delivered herewith. You can obtain a copy of the registration statement and its exhibits, without charge, by contacting us at the following address and telephone number:
Address:
Stratus Technologies, Inc.
111 Powdermill Road
Maynard, Massachusetts 01754
Telephone Number:
(978) 461-7000.
     Any request for documents should be made no later than May 9, 2011, which is five business days prior to the expiration of the Exchange Offer, to ensure timely delivery of the documents prior to the expiration of the Exchange Offer.
     This Exchange Offer is not being made to, nor will we accept surrenders for exchange from, holders of Outstanding Units in any jurisdiction in which this Exchange Offer or the acceptance thereof would not be in compliance with the securities or blue sky laws of such jurisdiction. No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus. You must not rely on any unauthorized information or representations. The information contained in this prospectus is current only as of its date.
     Nothing in this Exchange Offer is intended to constitute or should be construed as investment advice or recommendation or as any advice on the merits of the Offer to Exchange or the issue of the New Units or New Notes or the exercise of any rights attaching to the New Notes or as authorizing SRA Technologies Cyprus Limited to perform any investment or financial services or activities or to act as securities broker or agent or investment advisor for which a license is required to be obtained pursuant to the provisions of the Financial Services and Activities and Regulated Markets Law No. 144 (I) of 2007, applicable to Cyprus.

i

PROSPECTUS SUMMARY
The following information summarizes and is qualified in its entirety by reference to the detailed information and financial statements included elsewhere in this Exchange Offer. We encourage you to read this entire prospectus.
Stratus Technologies Bermuda Holdings Ltd. (“Holdings”) is an exempted company formed under the laws of Bermuda and is a parent Guarantor of the Notes. Stratus Technologies Bermuda Ltd. (the “Bermuda Issuer”), the issuer of the Bermuda Notes, is an exempted company formed under the laws of Bermuda and is a wholly-owned subsidiary of Holdings. Stratus Technologies, Inc. (the “U.S. Issuer” and, together with the Bermuda Issuer, the “Issuers”), the issuer of the U.S. Notes, is a Delaware corporation and a wholly-owned subsidiary of the Bermuda Issuer. Except as otherwise expressly set forth in this prospectus, the terms “we,” “us, ” “our” and “Stratus” refer to Holdings, its subsidiaries (including the Issuers) and the U.S. Issuer’s predecessor company, Stratus Computer, Inc. (“Stratus Computer”). References in this prospectus to our fiscal years (“fiscal”) 2006, 2007, 2008, 2009 and 2010 are to the twelve months ended February 26, 2006, February 25, 2007, February 24, 2008, February 22, 2009 and February 28, 2010, respectively.
In this prospectus, we refer to the Outstanding Bermuda Notes and the Outstanding U.S. Notes, collectively, as the “Outstanding Notes.” We refer to the New Bermuda Notes and the New U.S. Notes, collectively, as the “New Notes.” We refer to the Outstanding Bermuda Notes (including any Outstanding Bermuda Notes not exchanged in this Exchange Offer) and the New Bermuda Notes, collectively, as the “Bermuda Notes.” We refer to the Outstanding U.S. Notes (including any Outstanding U.S. Notes not exchanged in this Exchange Offer) and the New U.S. Notes, collectively, as the “U.S. Notes.” We refer to the Bermuda Notes and the U.S. Notes (or to the Outstanding Notes and the New Notes), collectively, as the “Notes.”
In this prospectus, we refer to the Outstanding Units (including any Outstanding Units not exchanged in this Exchange Offer) and the New Units, collectively, as the “Units.” We refer to the Outstanding Units and the Outstanding Notes, collectively, as the “Outstanding Securities.” We refer to the New Units and the New Notes, collectively, as the “New Securities.” We refer to the Units and the Notes (or to the Outstanding Securities and the New Securities), collectively, as the “Securities.”
Our Company
We are a leading global provider of a differentiated suite of continuous availability solutions for mission-critical enterprise applications for the enterprise data center and small to medium-sized businesses (“SMB”). Our customer base includes some of the most recognizable companies in the world across a variety of large industries, including financial services, healthcare and life sciences, manufacturing and logistics, and government and public safety. We are a solutions provider of fault-tolerant servers and services to 99 of the top 200 Fortune Global 500 companies and we have more than 7,900 installed service systems worldwide. Our customers rely on our products and services for their critical computer-based operations that they require to be continuously or highly available for the proper functioning of their businesses. As a result, we believe that we have developed deep and highly strategic relationships with our customers, many of which have relied on us for multiple decades. Built on over 30 years of expertise and supported by a culture that strives to offer the highest level of service in the industry, we believe our solutions offer a level of depth and robustness that is unique in the industry.
Our suite of products includes servers, services and software. Our servers utilize a true, fault-tolerant systems architecture supported by a value-added services platform, which together provide industry-leading continuous availability with 99.999% uptime (i.e., approximately five minutes of annual unplanned downtime). Our value-added services include maintenance services and managed services. Our maintenance services, which are comprised of remote service management, predictive fault detection, root cause analysis and uptime guarantees, are recurring in nature and represented 54% of our revenue for the nine-month period ended November 28, 2010. Managed services include long-term engagements where we manage many elements of a customer’s mission-critical server environment, as well as onsite consulting and project management.
In August 2009, we released for general availability our first software-only product designed to provide high availability (i.e., approximately 99.99% uptime, or approximately 53 minutes of annual unplanned downtime) using industry-standard servers from other vendors. The low price and operational simplicity of the software opens new opportunities for us in the SMB markets where we have not previously been competitive.
We provide our products and services through direct sales and third-party channels, including distributors, value-added resellers, independent software vendors and systems integrators around the world. Approximately 59% of our revenue in each of our last three fiscal years was generated by sales outside the U.S. As of November 28, 2010, we employed approximately 600 people globally. For the nine-month period ended November 28, 2010, we generated revenue of $154.2 million, gross profit of $85.3 million (55.3% gross margin), Adjusted EBITDA of $37.1 million and net loss of $7.2 million. For a reconciliation of Adjusted EBITDA to net income, see Note 4 to the table included in “Summary Consolidated Financial Data” below.
We are currently a privately-held company, the result of the acquisition of the enterprise computing business of Stratus Computer, Inc. from Ascend Technologies, Inc. in February, 1999. Our principal shareholders consist of

Technology Holdings Ltd., a Bermuda exempted company (“Technology Holdings”), the shareholders of which are Investcorp Stratus Limited Partnership, a Cayman Islands exempted limited partnership, and Stratus Holdings Limited, a Cayman Islands exempt company (collectively, the “Investcorp Group”) (each affiliated with Investcorp Bank B.S.C., a Bahraini public joint stock company (“Investcorp”)), MidOcean Capital Partners Europe, L.P., a Cayman Islands exempted limited partnership (“MidOcean”), and Intel Atlantic, Inc., a Delaware corporation (“Intel Atlantic”); certain lenders under our second lien credit facility and purchasers of Units pursuant to the Recapitalization Transactions which closed on April 8, 2010 (see “Recapitalization Transactions” below); and our management and employees.
Recapitalization Transactions
In early fiscal 2011, we undertook a series of recapitalization transactions (the “Recapitalization Transactions”), all of which closed on April 8, 2010. The following is a description of the material transactions included in the Recapitalization Transactions.
Offering of Units. We sold 215,000 units (the “Original Units”) at a price per unit of $964.10, realizing gross proceeds of approximately $207.3 million. Each unit consisted of (i) $480 principal amount of the Outstanding Bermuda Notes issued by the Bermuda Issuer, (ii) $520 principal amount of the Outstanding U.S. Notes of the U.S. Issuer and (iii) 20.61 ordinary shares and 4.69 preference shares of Holdings (the “Unit Equity Capital”). Immediately upon the issuance of the Original Units to the initial purchaser, the Unit Equity Capital was separated from the Original Units at the election of the initial purchaser, thus creating the Outstanding Units subject to this Exchange Offer. This Exchange Offer does not cover any of our outstanding share capital, including the Unit Equity Capital. For a summary of the terms of the Outstanding Notes underlying the Original Units and the Outstanding Units (whose terms are substantially identical to the terms of the New Notes offered by this prospectus, except as described herein) and of the Unit Equity Capital, see “Description of the New Notes” and “Description of Capital Shares.”
Prepayment and Termination of First Lien Credit Agreement. We were previously party to a First Lien Credit Agreement consisting of a revolving credit facility (the “Previous Revolving Credit Facility”) and a first lien credit facility (the “First Lien Credit Facility”). In connection with the Recapitalization Transactions, we prepaid the $22.0 million of outstanding borrowings under our Previous Revolving Credit Facility. We also prepaid $193.0 million of outstanding senior indebtedness under our First Lien Credit Facility. The First Lien Credit Agreement was terminated upon such prepayment.
New Revolving Credit Facility. In connection with the closing of the Recapitalization Transactions, Jefferies Finance LLC, an affiliate of the initial purchaser of the Original Units, provided us with a $25.0 million new senior secured revolving credit facility (the “Revolving Credit Facility”). For a summary of the material terms of the Revolving Credit Facility, see “Description of Certain Indebtedness—Revolving Credit Facility.”
Partial Prepayment of and Amendment to Second Lien Credit Facility. In connection with the closing of the Recapitalization Transactions, we prepaid $25.0 million of outstanding senior indebtedness under our existing Second Lien Credit Facility. Additionally, we entered into an amendment with the lenders under the Second Lien Credit Facility (the “Second Lien Lenders”), effective upon the closing of the Recapitalization Transactions, which among other things (i) extended the maturity of the Second Lien Credit Facility to June 30, 2015 and (ii) decreased the amount of our cash interest payments by providing that a greater portion of the interest on the Second Lien Credit Facility will be paid-in-kind interest in the form of an increase to the accreted principal amount of such borrowings. For a summary of the terms of the Second Lien Credit Facility, as amended, see “Description of Certain Indebtedness—Second Lien Credit Facility.”
Issuance of Equity of Holdings to Second Lien Lenders in connection with the Amendment to the Second Lien Credit Facility. In connection with the amendment to the Second Lien Credit Facility, on April 8, 2010 Holdings entered into a Subscription and Shareholders Agreement with the Second Lien Lenders (the “Subscription and Shareholders Agreement”), which, among other things, (i) provided for the issuance, on a post-issuance basis, of approximately 25% of the total issued preference share capital of Holdings and approximately 25% of total issued ordinary share capital of Holdings in the aggregate to such lenders and (ii) granted certain governance rights to such lenders. In particular, the Second Lien Lenders are now entitled to nominate one director to the board of directors of Holdings. The Subscription and Shareholders Agreement also provides for additional equity issuances if the obligations of the Issuers under the Second Lien Credit Facility are not repaid in full by April 30, 2013 or April 30, 2014. In the event that the obligations of the Issuers under the Second Lien Credit Facility are not repaid in full by April 30, 2013,

Holdings must issue a number of additional shares to the Second Lien Lenders equal to 7.50% of its total issued preference share capital and 7.50% of its total issued ordinary share capital, in each case as in issue immediately after the closing of the Recapitalization Transactions. Additionally, in the event that the obligations of the Issuers under the Second Lien Credit Facility are not repaid in full by April 30, 2014 Holdings must issue a number of additional shares to the Second Lien Lenders equal to 52.50% of its total issued preference share capital and 52.50% of its total issued ordinary share capital, in each case as in issue immediately after the closing of the Recapitalization Transactions. For a summary of the terms of the Subscription and Shareholders Agreement, see “Description of Capital Shares—Subscription and Shareholders Agreement.”
Principal Stockholders
Technology Holdings
A majority of our outstanding share capital is owned of record by Technology Holdings. The shareholders of Technology Holdings are in turn affiliates of the private equity sponsors described below.
Investcorp. Investcorp is a leading provider and manager of alternative investment products. Investcorp’s businesses include private equity, hedge funds, real estate, technology investment and Gulf growth capital. Investcorp’s private equity team has made more than 89 corporate investments, totaling $30 billion in acquisition value. Recent private equity investments in North America include Berlin Packaging, a leading supplier of custom and stock rigid packaging in the U.S., and Fleetpride, the largest independent distributor of aftermarket heavy duty truck and trailer parts in the U.S. Past private equity investments by Investcorp include Tiffany & Co., Gucci, Prime Equipment, MW Windows, Carter’s, Simmons, Leica, Jostens and APCOA. As described in greater detail under the caption “Equity Ownership” beginning on page 94, two non-U.S. entities affiliated with Investcorp own shares representing approximately 57% of the voting control of Technology Holdings, which translates into an approximate 32% economic interest in Holdings.
MidOcean Partners. MidOcean Partners, LP (“MidOcean Partners”) is a premier private equity firm focused on the middle market. MidOcean Partners is committed to investing in high quality companies with stable market positions and multiple opportunities for growth in the United States and Europe. Targeted sectors include consumer and leisure, media and communications, business and financial services and industrials. MidOcean Partners utilizes a broad foundation of expertise in its focus industries and its transatlantic platform to create value for its investors and partners. As described in greater detail under the caption “Equity Ownership” beginning on page 94, a non-U.S. affiliate of MidOcean Partners owns shares representing approximately 31% of the voting control of Technology Holdings, which translates into an approximate 18% economic interest in Holdings.
Intel Capital. Intel Capital, a wholly-owned subsidiary of Intel Corporation (“Intel”), seeks out and invests in promising technology companies worldwide. Their goals are to spur innovation and inspire entrepreneurial spirit, while generating positive financial return. They focus on both established and new technologies that help to develop industry solutions, drive global Internet growth, facilitate new usage models, and advance computing and communications platforms. As described in greater detail under the caption “Equity Ownership” beginning on page 94, a U.S. affiliate of Intel Capital owns shares representing approximately 13% of the voting control of Technology Holdings, which translates into an approximate 7% economic interest in Holdings.
Additional Equity Holders
In connection with the Recapitalization Transactions, Holdings issued 11,080,455.38 of its ordinary shares and 2,523,554.62 of its preference shares to the lenders under the Second Lien Credit Facility (the “Second Lien Lenders”) representing, in the aggregate, approximately 25% of the issued share capital of Holdings, post-issuance, with certain additional share issuances by Holdings contemplated in the event that the Issuers do not repay all outstanding indebtedness under the Second Lien Credit Facility by April 30, 2013 or April 30, 2014. For additional information on our agreements with the Second Lien Lenders, see “Description of Capital Shares—Subscription and Shareholders Agreement.”
In addition, pursuant to the Recapitalization Transactions, Holdings issued 4,431,150.00 of its ordinary shares and 1,008,350.00 of its preference shares to the original purchasers of the Outstanding Units representing, in the aggregate, approximately 10% of the issued share capital of Holdings, post issuance.

Our Structure
Holdings is the parent company of a group of consolidated companies. The diagram below contains a general depiction of the organizational structure of Holdings and its subsidiaries. It does not present a complete representation of our organizational structure.

Notes to Organizational Diagram:
(a)	Stratus Technologies Bermuda Holdings Ltd. is the top tier holding company. Stratus Technologies Bermuda Holdings Ltd. has issued Series A Preference Shares to Technology Holdings Ltd., which is not depicted in the above diagram, and Ordinary Shares to external investors including Technology Holdings. The shareholders of Technology Holdings are the Investcorp Group, MidOcean and Intel Atlantic. Additionally, as a result of the Recapitalization Transactions, the Second Lien Lenders were issued in the aggregate approximately 25% of the issued share capital of Holdings, and the purchasers of the Original Units were issued in the aggregate approximately 10%, of the issued share capital of Holdings. Certain additional share issuances by Holdings to the Second Lien Lenders are contemplated in the event that the Issuers do not repay all outstanding indebtedness under the Second Lien Credit Facility by April 30, 2013 or April 30, 2014. See “Equity Ownership” for additional information about Holdings’ stockholders.

(b)	Stratus Technologies Bermuda Ltd. owns all Stratus product and customer service intellectual property, and licenses this intellectual property to SRA Technologies Cyprus Limited and unrelated third parties. Upon termination of the intellectual property licensing arrangements with SRA Technologies Cyprus Limited described more fully in note (c) below, Stratus Technologies Bermuda Ltd. would license this intellectual property directly to Stratus Technologies Ireland Limited and unrelated third parties. Stratus Technologies Bermuda Ltd. is 100% owned by Stratus Technologies Bermuda Holdings Ltd.

(c)	SRA Technologies Cyprus Limited licenses product and customer service intellectual property from Stratus Technologies Bermuda Ltd. and then sub-licenses the intellectual property to Stratus Technologies Ireland Limited. In connection with certain contemplated internal corporate organizational structure initiatives, we currently anticipate terminating these intellectual property licensing arrangements in the second half of fiscal 2011. Upon termination of these arrangements, Stratus Technologies Ireland Limited would license this intellectual property directly from Stratus Technologies Bermuda Ltd. It is anticipated that the business and operations of SRA Technologies Cyprus Limited would eventually be unwound and that entity dissolved. SRA Technologies Cyprus Limited is 100% owned by Stratus Technologies Bermuda Ltd.

(d)	Stratus Technologies, Inc. sells the Stratus products it purchases from Stratus Technologies Ireland Limited to customers in the U.S. Stratus Technologies, Inc. also provides marketing and administrative support to affiliates, provides customer service support on behalf of Stratus Technologies Ireland Limited and performs research and development on behalf of Stratus Technologies Bermuda Ltd. Stratus Technologies, Inc. is 100% owned by Stratus Technologies Bermuda Ltd.

(e)	Stratus Technologies Ireland Limited sells Stratus customer service contracts directly to third parties and sells Stratus products to affiliates and third party distributors. Stratus Technologies Ireland Limited also pays royalties to SRA Technologies Cyprus Limited for the use of Stratus customer service and product intellectual property. Upon termination of the intellectual property licensing arrangements with SRA Technologies Cyprus Limited described more fully in note (c) above, Stratus Technologies Ireland Limited would pay royalties directly to Stratus Technologies Bermuda Ltd. for use of this intellectual property. Stratus Technologies Ireland Limited is 100% owned by Stratus Technologies Bermuda Ltd.

(f)	AVANCE Technologies Ltd. is a non-operating entity with no assets or liabilities. AVANCE Technologies Ltd. is 100% owned by Stratus Technologies Bermuda Ltd.

(g)	Cemprus Technologies, Inc. owns the membership interests in Cemprus, LLC, which holds strategic licenses for our telecommunications business. Cemprus Technologies, Inc. is 100% owned by Stratus Technologies, Inc. and is the sole member of Cemprus, LLC.
At November 28, 2010, the total amount of assets of Holdings (on a stand-alone basis) was $1.4 million (exclusive of stock of subsidiaries and intercompany receivables). For the fiscal year ended February 28, 2010 and three quarters ended November 28, 2010, Holdings (on a stand-alone basis) generated no revenue.
The Non-Guarantor subsidiaries are organized in Australia, Canada, France, Germany, Hong Kong, India Italy, Japan, Korea, the Netherlands, New Zealand, Singapore, South Africa, Spain and the United Kingdom. Their primary operations involve the distribution of Stratus products sold by Stratus Technologies Ireland Limited and Stratus Technologies, Inc., both in direct sales to end users and to third party resellers. The Non-Guarantor subsidiaries also provide related customer service support to end users and resellers, such as installation services and remedial and preventative maintenance. Each Non-Guarantor subsidiary focuses its operations in its respective country of organization and, in some cases, in neighboring countries not otherwise served by a Stratus entity or third party reseller. At November 28, 2010, the Non-Guarantor subsidiaries (on a stand-alone basis) held an aggregate of $38.5 million in assets, the main categories of which were cash 19%, accounts receivable 51%, and inventory 7%. For the fiscal year ended February 28, 2010 and three quarters ended November 28, 2010, the Non-Guarantor subsidiaries (on a stand-alone basis) generated total revenue of $67.7 million and $55.1 million, respectively, and gross profit of $16.7 million and $13.7 million, respectively. At November 28, 2010, the Non-Guarantor subsidiaries had no short-term indebtedness outstanding.
For certain financial information relating to Stratus Technologies Bermuda Ltd., Stratus Technologies, Inc. and the Guarantors of the New Notes, see Note 18 to the audited financial statements of Stratus Technologies Bermuda Holdings Ltd. appearing elsewhere in this prospectus.

Our Corporate Information
Holdings and the Bermuda Issuer are each incorporated as exempted companies with limited liability, established in Bermuda on April 28, 2006 and February 6, 2002 respectively, under the Bermuda Companies Act 1981. The principal office of Holdings and the Bermuda Issuer is located at c/o Coson Corporate Services Limited, Cumberland House, 9th Floor, One Victoria Street, Hamilton HM 11, Bermuda. Their telephone number at that address is (1) 441 295 4630. The U.S. Issuer is a corporation, incorporated in Delaware on January 25, 1999, under the Delaware General Corporation Law. The U.S. Issuer’s principal office is located at 111 Powdermill Road, Maynard, Massachusetts 01754. Its telephone number at that address is (978) 461-7000.
Holdings, the Bermuda Issuer and the non-U.S. Guarantors other than Holdings have appointed National Registered Agents, Inc., 875 Avenue of the Americas, Suite 501, New York, New York 10001, as their agent for service of process, in any action in any U.S. federal or state court brought against them under the U.S. securities laws as a result of the Exchange Offer or any purchase or sale of any New Securities. The U.S. Issuer’s and U.S. Guarantors’ agent for service of process is CSC Corporation Service Company, 1133 Avenue of the Americas, Suite 3100, New York, New York 10036.
Our website address is www.stratus.com. Information on our website does not constitute part of this prospectus.

Summary of the Exchange Offer
The following is a brief summary of the terms of the Exchange Offer and of the principal terms of the New Units and the New Notes and is not intended to be complete. Certain of the terms and conditions described below are subject to a number of important qualifications and exceptions. For a more complete description of the Exchange Offer, the New Units and the New Notes, see the sections entitled “The Exchange Offer” beginning on page 39, “Description of the New Units” beginning on page 101 and “Description of the New Notes” beginning on page 102, of this prospectus.

Issuers	Stratus Technologies Bermuda Ltd. and Stratus Technologies, Inc.

Guarantees	The New Notes will be fully and unconditionally guaranteed, jointly and severally, on a senior secured basis by Holdings, certain of the existing and future foreign restricted subsidiaries of Holdings and each existing and future domestic restricted subsidiary of Holdings. In addition, the New U.S. Notes will be guaranteed by the Bermuda Issuer and the New Bermuda Notes will be guaranteed by the U.S. Issuer.

Amount	$215,000,000.

New Units	215,000 New Units registered under the Securities Act, each consisting of:
•	$480 principal amount of new 12% Senior Secured Notes due 2015 of the Bermuda Issuer registered under the Securities Act; and

•	$520 principal amount of new 12% Senior Secured Notes due 2015 of the U.S. Issuer registered under the Securities Act.

Outstanding Units	215,000 Outstanding Units, each consisting of:
•	$480 principal amount of outstanding 12% Senior Secured Notes due 2015 of the Bermuda Issuer; and

•	$520 principal amount of outstanding 12% Senior Secured Notes due 2015 of the U.S. Issuer.

Exchange Offer

Exchange Offer	We are offering to issue New Units registered under the Securities Act in exchange for a like principal amount and like denomination of our Outstanding Units. We are offering to issue these registered New Units to satisfy our obligations under a registration rights agreement that we entered into with the initial purchasers of the Outstanding Units when we sold them in a transaction that was exempt from the registration requirements of the Securities Act. This Exchange Offer does not cover any of our outstanding share capital, including the Unit Equity Capital offered in connection with the offering of the Original Units. You may tender your Outstanding Units for exchange by following the procedures described under the caption “The Exchange Offer.”

Terms of the New Securities	The terms of the New Units, and of the New Notes underlying such Units, that we are issuing in this Exchange Offer are identical in all material respects to the terms of the Outstanding Units, and of the Outstanding Notes underlying such Units, except that the New Units and New Notes (i) will have been registered under the Securities Act,

(ii) will not contain certain transfer restrictions and registration rights that relate to the Outstanding Units and Outstanding Notes, and (iii) will not contain certain provisions relating to the payment of additional interest to the holders of the Outstanding Units and Outstanding Notes under circumstances related to the timing of the Exchange Offer.

Tenders; Expiration Date; Withdrawal	The Exchange Offer will expire at 5:00 p.m., New York City time, on May 16, 2011 unless we extend it. If you decide to exchange your Outstanding Units for New Units, you must acknowledge that you are not engaging in, and do not intend to engage in, a distribution of the New Units. You may withdraw any Outstanding Units that you tender for exchange at any time prior to May 16, 2011. If we decide for any reason not to accept any Outstanding Units you have tendered for exchange, those Outstanding Units will be returned to you without cost promptly after the expiration or termination of the Exchange Offer. See “The Exchange Offer—Terms of the Exchange Offer” for a more complete description of the tender and withdrawal provisions.

Conditions to the Exchange Offer	The Exchange Offer is subject to customary conditions, some of which we may waive in our discretion. See “The Exchange Offer—Conditions to the Exchange Offer.”

U.S. Federal Income Tax Consequences	Your exchange of Outstanding Units for New Units to be issued in the Exchange Offer will not result in any gain or loss to you for U.S. federal income tax purposes.

Use of Proceeds	We will not receive any cash proceeds from the Exchange Offer.

Exchange Agent	The Bank of New York Mellon Trust Company, N.A.

Consequences of Failure to Exchange Your Outstanding Units
Outstanding Units that are not tendered or that are tendered but not accepted will continue to be subject to the restrictions on transfer that are described in the legend on those Outstanding Units. In general, you may offer or sell your Outstanding Units only if they are registered under, or offered or sold under an exemption from, the Securities Act and applicable state securities laws. We, however, will have no further obligation to register the Outstanding Units. If you do not participate in the Exchange Offer, the liquidity of your Outstanding Units could be adversely affected. See “The Exchange Offer—Consequences of Failure to Exchange Outstanding Securities.”

Consequences of Exchanging Your Outstanding Units
Based on interpretations of the staff of the SEC, we believe that you may offer for resale, resell or otherwise transfer the New Units that we issue in the Exchange Offer without complying with the registration and prospectus delivery requirements of the Securities Act if you:
•	acquire the New Units issued in the Exchange Offer in the ordinary course of your business;

•	are not participating, do not intend to participate, and have no arrangement or undertaking with anyone to participate, in the distribution of the New Units issued to you in the Exchange Offer; and

•	are not an “affiliate” of us (as defined in Rule 405 under the Securities Act).

1. If any of these conditions are not satisfied and you transfer any New Units issued to you in the Exchange Offer without delivering a proper prospectus or without qualifying for a registration exemption, you may incur liability under the Securities Act. We will not be responsible for or indemnify you against any liability you may incur in this regard.

2. Any broker-dealer that acquires New Units in the Exchange Offer for its own account in exchange for Outstanding Units which it acquired through market-making or other trading activities must acknowledge that it will deliver a prospectus when it resells or transfers any New Notes issued in the Exchange Offer. See “Plan of Distribution” for a description of the prospectus delivery obligations of broker-dealers in the Exchange Offer.

Interest on Outstanding Notes in the Exchange Offer
Interest on the New Notes will accrue from the last interest payment date on which interest was paid on the Outstanding Notes surrendered in the Exchange Offer; provided, however, that if the New Notes are issued pursuant to the Exchange Offer during the period between a record date and the corresponding interest payment date in respect of the Outstanding Notes, then we will pay to the registered holders of Outstanding Units as of such record date, on the corresponding interest payment date, interest accruing from the interest payment date immediately preceding the consummation of the Exchange Offer, and interest will accrue on the New Notes from the next succeeding interest payment date.

Absence of a Public Market	There is currently no established market for the New Units or the New Notes. Neither the New Units nor the New Notes will be listed on any securities exchange or included in any automated quotation system. Accordingly, there can be no assurance as to the development or liquidity of any market for the New Units or the New Notes.

Certain U.S. Federal Income Tax Considerations
We intend to treat the New Notes as “contingent payment debt instruments.” Accordingly, each holder will generally be required to use the accrual method with respect to the New Notes and accrue original issue discount based on the “comparable yield” of the New Notes. In addition, a holder will generally be required to recognize ordinary income on the gain, if any, realized on a sale, exchange or other disposition of the New Notes. The proper U.S. federal income tax treatment of a holder of a New Note is uncertain in various respects. See “Certain United States Federal Income Tax Considerations.”

U.S. Withholding Tax	Interest income you receive with respect to a New Unit will be treated as U.S. source income to the extent attributable to the New U.S. Notes and any such interest paid to a non-U.S. holder, as defined in “Certain United States Federal Income Tax Considerations,” will be subject to withholding at the rate of 30% unless such non-U.S. holder is eligible for the benefits of the “portfolio interest” exemption, a complete exemption from withholding under the terms of a U.S. income tax treaty, or such interest is effectively connected with such non-U.S.

holder’s conduct of a trade or business in the United States and, in each case, provides the Issuers with the appropriate U.S. Internal Revenue Service Form W-8. See “Certain United States Federal Income Tax Considerations.”

New Notes

Maturity Date	March 29, 2015.

Interest Rate	Each Issuer will pay interest on its New Notes at an annual interest rate of 12.00%.

Interest Payment Dates	Each Issuer will make interest payments on its New Notes semi-annually in cash, in arrears, on April 15 and October 15 of each year.

Interest on the New Notes will accrue from the last interest payment date on which interest was paid on the Outstanding Notes surrendered in the Exchange Offer; provided, however, that if the New Notes are issued pursuant to the Exchange Offer during the period between a record date and the corresponding interest payment date in respect of the Outstanding Notes, then we will pay to the registered holders of Outstanding Units as of such record date, on the corresponding interest payment date, interest accruing from the interest payment date immediately preceding the consummation of the Exchange Offer, and interest will accrue on the New Notes from the next succeeding interest payment date.

Separability of New Notes	The New Notes underlying the New Units will not be separately transferable until the satisfaction of the separation condition. The separation condition will be satisfied following the earliest to occur of the following dates (each, a “Notes Separation Event”):
•	all principal of all of the New Notes shall have become due and payable, whether at maturity, acceleration or otherwise;

•	a tax redemption of the New Notes issued by the Bermuda Issuer related to certain changes affecting withholding taxes has occurred; and

•	there has been a Change of Control (as defined in “Description of the New Notes—Certain Definitions”) under clause (5) or (6) of the definition thereof.

Upon the occurrence of a Notes Separation Event, the New Notes may be transferable separately from each other, not as a Unit.

Security Interest	The New Notes and the related guarantees will be secured by a first priority security interest in substantially all of our and the Guarantors’ existing and future assets, subject to certain exceptions. The New Notes and the related guarantees will not be secured by any assets of our unrestricted subsidiaries or any of our foreign restricted subsidiaries that are not required to provide guarantees on the New Notes under the terms of the indenture governing the New Notes.

Ranking	The New Notes and the related guarantees will rank senior in right of payment to all of our and the Guarantors’ future subordinated indebtedness and equal in right of payment with all of our and the Guarantors’ existing and future senior indebtedness, including indebtedness under the Revolving Credit Facility and the Second Lien Credit Facility. Pursuant to the terms of an intercreditor agreement, the New Notes and the related guarantees will be (i) effectively subordinated to indebtedness under the Revolving Credit Facility to the extent of the value of the collateral secured thereby and (ii) effectively senior to indebtedness under the Second Lien Credit Facility to the extent of the value of the collateral securing the New Notes and related guarantees.

Optional Redemption	On or after April 15, 2013, we may, at our option, redeem some or all of the New Notes at a premium that will decrease over time as set forth in this prospectus, plus accrued and unpaid interest to the date of redemption.

Prior to April 15, 2013, we may, at our option, redeem up to 35% of the aggregate principal amount of the New Notes at the premium set forth in this prospectus, plus accrued and unpaid interest, with the net cash proceeds of certain equity offerings.

Prior to April 15, 2013, we may also, at our option, redeem up to 10% of the originally issued principal amount of New Notes per year, at a redemption price equal to 103% of the principal amount thereof, together with accrued and unpaid interest, if any, to the date of redemption.

In addition, we may, at our option, redeem some or all of the New Notes at any time prior to April 15, 2013, by paying a “make whole” premium.

See “Description of the New Notes—Optional Redemption.”

Tax Redemption	The Bermuda Issuer may, at its option, redeem the New Bermuda Notes in whole, but not in part, at 100% of their principal amount, plus accrued and unpaid interest and any additional amounts, in the event of certain changes affecting withholding taxes. See “Description of the New Notes—Redemption for Change in Taxes.”

Change of Control Offer	If we experience a change of control, the holders of the New Notes will have the right to require us to purchase their New Notes at a price in cash equal to 112% of the principal amount thereof, together with accrued and unpaid interest, if any, to the date of purchase.

Asset Sale Offer	Upon certain asset sales, we may be required to offer to use the net proceeds of the asset sale to purchase a portion of the New Notes at 100% of the principal amount thereof, together with accrued and unpaid interest, if any, to the date of purchase.

Excess Cash Flow Offer	We must make an offer to purchase New Notes with 100% of excess cash flow for each annual period ending on the last day of each fiscal year ending on or after February 27, 2011, at 120% of the principal amount thereof, together with accrued and unpaid interest, if any, to the date of purchase; provided, however that if actual excess cash flow for any such annual period is less than $5.0 million, the amount of excess cash flow for such annual period shall be deemed to be $5.0 million.

Covenants	The indenture governing the New Notes will limit our ability and the ability of our restricted subsidiaries to, among other things:
•	incur additional indebtedness or issue disqualified capital stock;

•	pay dividends, redeem certain debt or make other restricted payments;

•	make certain investments or acquisitions;

•	grant or permit certain liens on our assets;

•	enter into certain transactions with affiliates;

•	merge, amalgamate, consolidate or transfer substantially all of our assets;

•	enter into sale and leaseback transactions;

•	incur dividend or other payment restrictions affecting certain of our subsidiaries;

•	transfer, sell or acquire assets, including capital stock of our subsidiaries;

•	change the business we conduct; and

•	make capital expenditures.

These covenants are subject to a number of important exceptions. See “Description of the New Notes—Certain Covenants.”
Risk Factors
You should consider carefully all of the information set forth in this prospectus and, in particular, you should evaluate the specific factors under “Risk Factors.”

Summary Consolidated Financial Data
The statement of operations and cash flows data for fiscal 2010, 2009 and 2008, along with the balance sheet data for fiscal 2010 and 2009 presented below has been derived from our audited financial statements included elsewhere herein. The balance sheet data for fiscal 2008 has been derived from audited financial statements not included in this prospectus. The summary interim statement of operations and cash flow data for the nine-month periods ended November 28, 2010 and November 22, 2009 and balance sheet data as of November 28, 2010 have been derived from our unaudited financial statements also appearing herein, which, in the opinion of management, include all adjustments consisting only of normal recurring adjustments necessary for a fair statement of the results of the unaudited interim periods. Certain other information presented below has been derived from our Management Discussion and Analysis of Financial Condition and Results of Operations contained elsewhere in this prospectus. For additional information, see “Capitalization,” “Selected Historical Consolidated Financial Data,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and our audited financial statements and unaudited financial statements included elsewhere in this prospectus.

	Fiscal Years Ended			Nine Months Ended
	February 28,	February 22,	February 24,	November 28,	November 22,
	2010	2009	2008	2010	2009
				(Unaudited)	(Unaudited)
Statement of Operations Data:
Revenue
Product	$66,714	$92,362	$106,485	52,835	$47,646
Service	137,699	150,662	152,301	101,359	103,885

Total revenue	204,413	243,024	258,786	154,194	151,531
Total cost of revenue	91,577	114,477	129,856	68,907	68,041

Gross profit	112,836	128,547	128,930	85,287	83,490
Total operating expenses	81,681	107,011	104,165	54,316	60,765

Profit from operations	31,155	21,536	24,765	30,971	22,725
Interest income	461	235	247	73	43
Interest expense	(25,307)	(32,820)	(36,153)	(32,071)	(19,537)
Loss on extinguishment of debt	—	—	—	(3,751)	—
Other income (expense), net	1,920	918	65	(1,579)	1,356

Income (loss) before income taxes	8,229	(10,131)	(11,076)	(6,357)	4,587
Provisions for income taxes	1,584	2,132	427	827	1,088

Net income (loss)	$6,645	$(12,263)	$(11,503)	$(7,184)	$3,499

(Dollars in thousands)

	Fiscal Years Ended			Nine Months Ended
	February 28,	February 22,	February 24,	November 28,	November 22,
	2010	2009	2008	2010	2009
Balance Sheet Data:
Cash and cash equivalents(1)	$56,768	$35,025	$13,467	$17,935	N/A
Property, plant and equipment, net(1)	16,841	21,507	29,063	14,352	N/A
Total assets(1)	150,270	149,225	159,022	115,782	N/A
Total debt before discount(1)	316,906	318,144	306,385	294,936	N/A
Redeemable convertible preferred stock(1)	93,612	86,678	80,257	158,162	N/A
Total stockholder’s deficit(1)	(337,731)	(344,622)	(326,772)	(384,453)	N/A
Cash Flow Data:
Net cash provided by operating activities	29,979	17,589	15,690	7,883	22,376
Net cash (used in) investing activities	(4,950)	(4,597)	(14,787)	(1,352)	(5,033)
Net cash provided by (used in ) financing activities	(5,267)	8,861	5,466	(45,786)	(15,701)

(Dollars in thousands)

	Fiscal Years Ended						Nine Months Ended
	February 28,		February 22,		February 24,		November 28,		November 22,
	2010		2009		2008		2010		2009
Other Financial Data:
Legacy product revenue	$24,813		$29,019		$46,924		15,670		$16,572
ftServer product revenue	41,901		63,343		59,561		37,165		31,074
Depreciation and amortization	12,580		16,559		14,694		7,106		9,967
Capital expenditures	5,773		6,388		14,370		4,850		4,867
Other Data (unaudited)
EBITDA (2)(4)	45,655		39,013		39,524		32,747		34,048
Adjusted EBITDA (2)(4)	52,955		54,680		51,901		37,074		39,432
Ratio of earnings to fixed charges (3)	1.3	x	0.7	x	0.7	x	0.8	x	1.2	x

(Dollars in thousands)

(1)	Balance sheet data is not presented in this prospectus as of November 22, 2009.

(2)	EBITDA represents income (loss) before interest, taxes, depreciation and amortization. We present EBITDA because we consider it an important supplemental measure of our performance and believe it is frequently used by securities analysts, investors and other interested parties in the evaluation of companies in our industry. In addition to other applications, EBITDA is used by us and others in our industry to evaluate and price potential acquisition candidates.

Adjusted EBITDA represents EBITDA with the inclusion of certain additional adjustments, as calculated pursuant to the requirements of the interest maintenance covenant under our Revolving Credit Facility. We present Adjusted EBITDA because we believe that it allows investors to assess our ability to meet the interest maintenance covenant under our Revolving Credit Facility. Our management also uses Adjusted EBITDA internally as a basis upon which to assess our operating performance, and Adjusted EBITDA is also a factor in the evaluation of the performance of our management in determining compensation. In evaluating Adjusted EBITDA, you should be aware that in the future we may incur expenses similar to the adjustments in this presentation. Our presentation of Adjusted EBITDA should not be construed as an inference that our future results will be unaffected by unusual or non-recurring items.

EBITDA and Adjusted EBITDA have limitations as analytical tools, and you should not consider them in isolation, or as a substitute for analysis of our results as reported under Generally Accepted Accounting Principles (“GAAP’). Some of these limitations are:
•	EBITDA and Adjusted EBITDA do not reflect our cash expenditures, or future requirements for capital expenditures, or contractual commitments;

•	EBITDA and Adjusted EBITDA do not reflect changes in, or cash requirements for, our working capital needs;

•	EBITDA and Adjusted EBITDA do not reflect the significant interest expense, or the cash requirements necessary to service interest or principal payments, on our debts;

•	Although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and EBITDA and Adjusted EBITDA do not reflect any cash requirements for such replacements;

•	EBITDA and Adjusted EBITDA do not reflect the impact of earnings or charges resulting from matters we consider not to be indicative of our ongoing operations; and

•	Other companies in our industry may calculate EBITDA and Adjusted EBITDA differently than we do, limiting its usefulness as a comparative measure.

Because of these limitations, EBITDA and Adjusted EBITDA should not be considered as measures of discretionary cash available to us to invest in the growth of our business. We compensate for these limitations by relying primarily on our GAAP results and using EBITDA and Adjusted EBITDA only supplementally, as described above. See the Statements of Cash Flow included in our financial statements.

(3)	The ratio of earnings to fixed charges is computed by dividing earnings by fixed charges. For this purpose, “earnings” include net income (loss) before taxes and fixed charges. “Fixed charges” include interest expense, amortization of debt expense and one third of rental expense deemed to be representative of the interest factor in these rentals. For fiscal 2009, fiscal 2008 and the nine months ended November 28, 2010, earnings before fixed charges were insufficient to cover fixed charges by approximately $10.1 million, $11.1 million and $6.4 million, respectively.

(4)	The EBITDA and Adjusted EBITDA figures and net interest coverage ratio presented in this table are measures of our performance that are not required by, or presented in accordance with, GAAP. EBITDA and Adjusted EBITDA should not be considered as alternatives to net income, operating income or any other performance measure derived in accordance with GAAP, or as an alternative to cash flow from operating activities in order to measure our liquidity.

The following is a reconciliation of EBITDA and Adjusted EBITDA to net income (loss) for the periods indicated:

	Fiscal Years Ended			Nine Months Ended
	February 28,	February 22,	February 24,	November 28,	November 22,
	2010	2009	2008	2010	2009
Net income (loss)	$6,645	$(12,263)	$(11,503)	$(7,184)	$3,499
Add (deduct)
Interest expense, net	24,846	32,585	35,906	31,998	19,494
Provision for income taxes	1,584	2,132	427	827	1,088
Depreciation and amortization	12,580	16,559	14,694	7,106	9,967

EBITDA	$45,655	$39,013	$39,524	$32,747	$34,048

Add (deduct)
Restructuring (a)	1,484	8,652	1,881	55	(341)
Stock-based compensation (b)	3,975	387	479	372	3,793
Management fees (c)	700	700	700	817	525
(Gain) loss on sale of subsidiary (d)	(818)	107	—	(3,655)	82
Emergent expense and retention bonuses (e)	—	—	1,605	—	—
Reserves (f)	1,715	3,614	5,988	771	1,385
Other expense (income), net (g)	244	180	1,724	5,967	(60)
Telco non-recurring (h)	—	2,027	—	—	—

Adjusted EBITDA	$52,955	$54,680	$51,901	37,074	$39,432

(Dollars in thousands)
(a)	In order to better align expenses with anticipated revenues, we implemented restructuring programs in fiscal 2010, 2009 and 2008. These programs were designed to streamline our business model and centralize certain functions. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Restructuring Programs.”

In fiscal 2010, we recorded restructuring charges of $1.5 million. This consisted of $1.8 million for severance, and fringe benefits and a non-cash restructuring charge credit of $0.3 million to release a previously recorded liability due to an expiration of a statute of limitations.

In fiscal 2009, we recorded restructuring charges consisting of $8.4 million of severance and fringe benefits along with facility and exit costs of $0.3 million.

In fiscal 2008, we recorded restructuring charges, consisting of severance and fringe benefits of $1.9 million.

For the nine months ended November 28, 2010 we recorded an adjustment to restructuring charges of $0.1 million to reflect actual payments made related to prior periods.

For the nine months ended November 22, 2009, we recorded a non-cash restructuring charge credit of $0.3 million to release a previously recorded liability due to an expiration of a statute of limitations.

(b)	In fiscal 2010, we recorded non-cash stock compensation expense charges of $3.5 million relating to the grant of new fully vested employee stock options and the re-pricing of certain other employee stock options and $0.5 million relating to share-based payments to employees.

In fiscal 2009, we recorded non-cash stock compensation expense charges of $0.4 million relating to share-based payments to employees.

In fiscal 2008, we recorded non-cash stock compensation expense charges of $0.5 million relating to share-based payments to employees.

For the nine months ended November 28, 2010, we recorded non-cash stock compensation expense charges of $0.4 million relating to share-based payments to employees.

For the nine months ended November 22, 2009, we recorded non-cash stock compensation expense charges of $3.5 million relating to the grant of new, fully vested employee stock options and the re-pricing of certain other employee stock options and $0.3 million relating to share-based payments to employees.

(c)	On April 30, 2010 we entered into a four year advisory and strategic planning agreement with an investment banking firm. The yearly fee is $0.5 million.

On October 1, 2005, we entered into an Agreement for Management, Advisory, Strategic Planning and Consulting Services with Investcorp International, Inc. and MidOcean US Advisor, LP, an affiliate of MidOcean, for an aggregate yearly fee of $0.7 million which renews on an annual basis. The payment of the yearly fee is restricted in the Senior Secured Notes and in the Second Lien Credit Facility. (See Note 8 to the audited financial statements.)

The long-term accrued liability related to this yearly fee totaled $1.7 million, $1.0 million and $0.3 million at each of February 28, 2010, February 22, 2009 and February 24, 2008, respectively, and totaled $2.2 million and $1.5 million at each of November 28, 2010 and November 22, 2009, respectively.

(d)	As a result of the sale of our proprietary Emergent Networks Solutions Voice over Internet Protocol (“VOIP”) Software business and certain net assets related to our telecommunications business (collectively, the “Emergent Business”) in January 2009, (See Note 15 of our audited financial statements) we recorded a gain on the sale in fiscal 2010 of $0.8 million and a loss on the sale in fiscal 2009 of $0.1 million. In the nine months ended November 28, 2010 we recorded a gain on sale of $3.7 million.

(e)	In fiscal 2008, we incurred expenses totaling $1.1 million for employee retention bonuses and bonuses related to meeting certain engineering milestones. Additionally, we incurred $0.5 million of expenses related to management retention bonuses.

(f)	In fiscal 2010, we incurred $1.7 million of non-cash inventory write downs.

In fiscal 2009, we incurred $3.1 million of non-cash inventory write downs and $0.5 million of non-cash reserves for doubtful accounts receivable.

In fiscal 2008, we incurred $5.7 million of non-cash inventory write downs and $0.3 million of non-cash reserves for doubtful accounts receivable.

For the nine months ended November 28, 2010, we incurred $0.8 million of non-cash inventory write downs.

For the nine months ended November 22, 2009, we incurred $1.3 million of non-cash inventory write downs and $0.1 million of non-cash reserves for doubtful accounts receivable.

(g)	In fiscal 2010, we recorded other expense, net, of $0.2 million, primarily consisting of $0.5 million bank fees and $0.6 million of net miscellaneous expenses and non-recurring charges, offset by $0.8 million of net foreign currency gains.

In fiscal 2009, we recorded other expense, net, of $0.2 million, primarily consisting of $0.6 million of bank fees and $0.2 million of net miscellaneous expenses and non-recurring charges, offset by $0.6 million of net foreign currency gains.

In fiscal 2008, we recorded other expense, net, of $1.7 million, primarily consisting of $0.6 million of bank fees, $0.4 million of internal non-recurring expenses related to our Collaboration and Licensing Agreement with NEC, a prior period adjustment related to a VAT audit of $0.4 million, a prior period one-time adjustment of $0.3 million and $0.8 million of net miscellaneous expenses and non-recurring charges, offset by $0.8 million of net foreign currency gains.

For the nine months ended November 28, 2010, we recorded other expense, net, of $6.0 million, primarily consisting of $0.9 million of net foreign currency losses, $0.4 million of bank fees, $3.8 million related to the loss on debt extinguishment related to the April 2010 refinancing, $0.3 million loss on the revaluation of the embedded derivatives in the Notes and $0.6 million of net miscellaneous expenses and non-recurring charges.

For the nine months ended November 22, 2009, we recorded $0.4 million of net foreign currency gains, offset by $0.4 million bank fees, resulting in negligible net other expense for such period.

(h)	In fiscal 2009, we added back $2.0 million relating to our net Adjusted EBITDA loss which was attributable to the Emergent Business, which was sold in January 2009 (see note d above).

RISK FACTORS
Investing in the New Units, like an investment in the Outstanding Units, involves a number of risks. You should carefully consider all of the information contained in this prospectus, including the risk factors set forth below, before you decide whether to continue your investment in the Outstanding Units or to tender your Outstanding Units in exchange for New Units pursuant to this prospectus. Various statements in this prospectus, including the following risk factors, contain forward looking statements. The occurrence of the risks outlined below could impair or adversely affect our business, financial condition or results of operations in ways different than those anticipated in such statements. In such case, you may lose all or part of your original investment in such Securities. See “Cautionary Statement Regarding Forward-Looking Statements.”
Risks Related to the Exchange Offer
You may have difficulty selling the Outstanding Units that you do not exchange.
If you do not exchange your Outstanding Units for the New Units offered in this Exchange Offer, you will continue to be subject to the restrictions on the transfer of your Outstanding Units. Those transfer restrictions are described in the indenture governing the Outstanding Notes underlying Outstanding Units and in the legends contained on the Outstanding Notes and Outstanding Units, and arose because we originally issued such Outstanding Securities under exemptions from, and in transactions not subject to, the registration requirements of the Securities Act.
In general, you may offer or sell your Outstanding Units only if they are registered under the Securities Act and applicable state securities laws, or if they are offered and sold under an exemption from those requirements. We do not intend to register the Outstanding Units under the Securities Act.
If a large number of Outstanding Units are exchanged for New Units issued in the Exchange Offer, we would expect the remaining market for the Outstanding Units to be less liquid, and it may be more difficult for you to sell your Outstanding Units. In addition, if you do not exchange your Outstanding Units in the Exchange Offer, you will no longer be entitled to have those Outstanding Units registered under the Securities Act.
These same risks apply for any Outstanding Notes underlying such Outstanding Units that you do not exchange in the Exchange Offer, to the extent that a Notes Separation Event occurs which would require such Notes to be traded separately from each other, not as a Unit.
See “The Exchange Offer—Consequences of Failure to Exchange Outstanding Notes” for a discussion of the possible consequences of failing to exchange your Outstanding Units.
You may find it difficult to sell the New Units because there is no existing trading market for the New Notes.
There is no existing trading market for the New Units. You may find it difficult to sell your New Units because an active trading market for the New Notes may not develop. We do not intend to apply for listing or quotation of the New Units on any exchange. The New Units are being offered to the holders of the Outstanding Units. The Outstanding Units were issued on April 8, 2010 to a small number of institutional investors. Therefore, we do not know the extent to which investor interest will lead to the development of a trading market or how liquid that market may be. Although we were informed by the initial purchasers of the Outstanding Units that they intend to make a market in the New Units, they are not required to do so, and they may cease market-making at any time without notice. Consequently, the market price of the New Units issued in this Exchange Offer could be materially reduced and you may not be able to liquidate your investment readily.
These same risks apply for any New Notes underlying such New Units that you do exchange in the Exchange Offer, to the extent that a Notes Separation Event occurs which would require such Notes to be traded separately from each other, not as a Unit.

Risks Related to the Units and the Notes
When considering the following risk factors, keep in mind that here, as elsewhere in this prospectus, when we refer to the “Units” and the “Notes,” we are referring both to the New Units and New Notes offered hereby and to any Outstanding Units and Outstanding Notes that are exchanged pursuant to this prospectus.
We are highly leveraged and may be unable to service or refinance our debt.
As a result of the Recapitalization Transactions, we are highly leveraged, which means we will have a large amount of indebtedness in relation to our equity. As of November 28, 2010, we had $294.9 million of indebtedness (including $215.0 million of Notes and $79.9 million of secured borrowings under our Second Lien Credit Facility but excluding additional indebtedness that we may borrow under the Revolving Credit Facility) and $384.5 million of stockholders’ deficit. Our substantial indebtedness could adversely affect our ability to repay the Notes.
Our high level of indebtedness could have important consequences to you, including the risks that:
•	our ability to obtain additional financing for working capital, capital expenditures, product development efforts, strategic acquisitions, general corporate purposes or other purposes may be impaired in the future;

•	we may not be able to refinance our existing indebtedness on terms that are favorable to us or at all;

•	a substantial portion of our cash flows from operations must be dedicated to the payment of principal and interest on our indebtedness, decreasing the amount of cash available for other purposes;

•	we are substantially more leveraged and have significantly less financial resources than certain of our competitors, which could place us at a competitive disadvantage;

•	we may be hindered in our ability to adjust to rapidly changing market conditions;

•	our high degree of leverage could make us more vulnerable in the event of a downturn in general economic conditions or our business or in the event of adverse changes in the regulatory environment or other adverse circumstances applicable to us;

•	our level of indebtedness may prevent us from raising the funds necessary to repurchase all of the Notes tendered to us upon the occurrence of a change of control; and

•	our failure to comply with the restrictive covenants contained in the instruments governing our indebtedness, which, among other things, may require us to maintain certain financial ratios and limit our ability to incur debt and sell assets, could result in an event of default that, if not cured or waived, could have a material adverse effect on our business or our prospects and create substantial doubt about our ability to continue as a going concern.
See “Description of Certain Indebtedness,” “Description of the New Notes—Change of Control” and “Description of the New Notes—Events of Default and Remedies.”
Our ability to service or refinance our debt and to operate our business will require a significant amount of cash and our ability to generate such amounts depends on many factors beyond our control.
Our ability to repay or refinance our debt and to fund working capital needs and planned capital expenditures depend on our successful financial and operating performance. We cannot assure you that our business strategy will succeed or that we will achieve our anticipated financial results. Our financial and operational performance depends upon a number of factors, many of which are beyond our control. These factors include:
•	current economic and competitive conditions in our segments of the computer server industry;

•	insolvency of one of our primary suppliers;

•	operating difficulties, operating costs or pricing pressures we may experience;

•	passage of legislation or other regulatory developments that affect us adversely; and

•	delays in implementing any strategic projects we may have.
We cannot assure you that we will generate sufficient cash flow from operations or that we will be able to obtain sufficient funding to satisfy all of our obligations, including those under the Notes. Our ratio of earnings to fixed charges for the nine-month period ended November 28, 2010 was 0.8x. See Note 3 to “Prospectus Summary —Summary Consolidated Financial Data.” If our business does not generate sufficient cash flow from operations, and sufficient future borrowings are not available to us under the Revolving Credit Facility or from other sources of financing, we may not be able to repay the Notes underlying the Units or our other indebtedness, operate our business or fund our other liquidity needs. We cannot assure you that we will be able to obtain additional financing, on favorable terms or at all, particularly because we have pledged substantially all our assets as collateral to secure the Revolving Credit Facility, the Notes and the Second Lien Credit Facility, and because of our anticipated high level of indebtedness and the indebtedness incurrence restrictions imposed by the agreements and instruments governing our indebtedness. If we cannot meet or refinance our obligations when they are due, we will be required to pursue one or more alternative strategies, such as selling assets, refinancing or restructuring our indebtedness, selling additional equity capital, reducing capital expenditures or taking other actions that could have a material adverse effect on us and raise substantial doubt about our ability to continue as a going concern. However, we cannot assure you that any alternative strategies will be feasible or prove adequate. Also, certain alternative strategies would require the consent of lenders under the Revolving Credit Facility and the Second Lien Lenders before we engaged in such strategies. See “Description of Certain Indebtedness” and “Description of the New Notes.”
Despite current indebtedness levels, we and our subsidiaries may still be able to incur substantially more debt. This could further exacerbate the risks associated with our substantial leverage.
We and our subsidiaries may be able to incur substantial additional indebtedness in the future. Although the Revolving Credit Facility, the indenture governing the Notes and the Second Lien Credit Facility include restrictions on the incurrence of additional indebtedness, these restrictions are subject to a number of qualifications and exceptions, and the indebtedness incurred in compliance with these restrictions could be substantial. For example, we have the ability to borrow up to $25 million under the Revolving Credit Facility, which is secured by liens on substantially all of our assets. The liens on the collateral securing the Revolving Credit Facility are contractually senior, pursuant to an intercreditor agreement, to the liens on such collateral that secure the Notes. See “Prospectus Summary—Summary Consolidated Financial Data,” “Capitalization,” “Selected Historical Consolidated Financial Data,” “Description of Certain Indebtedness” and “Description of the New Notes.” We may not be able to generate the significant amount of cash needed to pay interest and principal amounts on our debt, including the Notes, which could result in our inability to fulfill our obligations under the Notes.
The agreements and instruments governing our debt contain restrictions and limitations that could significantly impact the holders of the Notes and our ability to operate our business.
The Revolving Credit Facility, the Second Lien Credit Facility and the indenture governing the Notes impose significant restrictions on us that could adversely impact the holders of the Notes and our business. These covenants, among other things, restrict our ability and the ability of our subsidiaries to:
•	incur additional indebtedness or issue disqualified capital stock;

•	pay dividends, redeem certain debt or make other restricted payments;

•	make certain investments or acquisitions;

•	grant or permit certain liens on our assets;

•	enter into certain transactions with affiliates;

•	merge, amalgamate, consolidate or transfer substantially all of our assets;

•	incur dividend or other payment restrictions affecting certain of our subsidiaries;

•	enter into sale and leaseback transactions;

•	transfer, sell or acquire assets, including capital stock of our subsidiaries;

•	change the business we conduct; and

•	make capital expenditures.
These restrictions could limit our ability to obtain future financing, make acquisitions or needed capital expenditures, withstand a future downturn in our business or the economy in general, conduct operations or otherwise take advantage of business opportunities that may arise. Furthermore, the Revolving Credit Facility requires us to meet specified financial ratios and other tests. Our ability to comply with these provisions may be affected by events beyond our control. The breach of any of these covenants could result in a default under the Revolving Credit Facility, the indenture governing the Notes or the Second Lien Credit Facility, which could permit the holders of that indebtedness to accelerate the maturity of such indebtedness and could cause defaults under our other indebtedness (including the Notes underlying the Units), raise substantial doubt regarding our ability to continue as a going concern or result in our bankruptcy. An acceleration or bankruptcy resulting from a default under the Revolving Credit Facility or the Second Lien Credit Facility would result in a default on the Notes and could delay or preclude payment of principal or interest on the Notes. Our ability to meet our obligations depends on our future performance, which is subject to prevailing economic conditions and to financial, business and other factors, including factors beyond our control. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources” and “Description of Certain Indebtedness—Revolving Credit Facility.”
If we default under the Revolving Credit Facility or the Second Lien Credit Facility, we may not have the ability to make payments on the Notes.
In the event of a default under the Revolving Credit Facility or the Second Lien Credit Facility, our lenders could elect to declare all amounts borrowed, together with accrued and unpaid interest and other fees, to be due and payable. If such an acceleration occurs, thereby causing a default under the Notes, we may not be able to repay, or borrow money to repay, the amounts due under such indebtedness or the Notes. This inability could have serious consequences to the holders of the Notes and to our financial condition and results of operations, raise substantial doubt about our ability to continue as a going concern and could cause us to become bankrupt or insolvent.
The Issuers may not have access to the cash flow and other assets of their subsidiaries and, in the case of the U.S. Issuer, its sister companies that may be needed to make payment on the Notes.
Although much of the business of the Issuers is conducted through their subsidiaries and, in the case of the U.S. Issuer, its sister companies, none of these companies is obligated to make funds available to the Issuers for payment on the Notes. Accordingly, the ability of the Issuers to make payments on the Notes is dependent on the earnings and the distribution of funds from these companies. The terms of the Revolving Credit Facility significantly restrict the subsidiaries of the Issuers from paying dividends and otherwise transferring assets to the Issuers. Furthermore, the subsidiaries of the Issuers and, in the case of the U.S. Issuer, its sister companies will be permitted under the terms of the indenture governing the Notes to incur additional indebtedness that may severely restrict or prohibit the making of distributions, the payment of dividends or the making of loans by such companies to the Issuers. We cannot assure you that the agreements governing the current and future indebtedness of the subsidiaries of the Issuers and, in the case of the U.S. Issuer, its sister companies will permit these companies to provide the Issuers with sufficient dividends, distributions or loans to fund payments on the Notes when due. See “Description of Certain Indebtedness.” In addition, the payment of dividends to the Issuers by their subsidiaries is contingent upon the earnings of those subsidiaries and approval by the respective boards of directors of those subsidiaries.
A substantial portion of our assets are owned, and a substantial portion of our revenue is generated, by Guarantors organized outside the United States. Foreign laws applicable to such Guarantors might not be as favorable to you as analogous United States federal and state laws.
A substantial portion of our intellectual property is owned by the Bermuda Issuer, an exempted company incorporated with limited liability under the laws of Bermuda. As of November 28, 2010, 44% of our net accounts receivable was held by Stratus Technologies Ireland Limited, a company incorporated under the laws of Ireland. All of the issued and outstanding voting shares of capital stock of the Issuers and each subsidiary Guarantor are owned directly or indirectly by Holdings, an exempted company incorporated with limited liability under the laws of Bermuda. SRA Technologies Cyprus Limited is an entity organized under the laws of Cyprus. Each of these entities, as well as others, guarantees the Notes and, as a result of their jurisdiction of organization, laws other than United States federal and state law may apply to such entities in connection with, among other things, their liquidation or dissolution and the validity and enforceability of their guarantees of the Notes.
We cannot assure you which jurisdiction’s insolvency law will be applied in the event of the bankruptcy or insolvency of a foreign Guarantor of the Notes. The procedural and substantive provisions of foreign insolvency laws are different from and, in certain jurisdictions, may be less favorable to holders of the Notes than comparable provisions of U.S. insolvency law. Further, pursuant to foreign insolvency law, a foreign Guarantor’s liability under its guarantee may rank junior to certain debts entitled to priority under applicable law, which would not be entitled to a similar priority under U.S. insolvency law. Such debts could include, among others, amounts owed to foreign governments, amounts owed to employees such as wages, salary and holiday remuneration, amounts owed in respect of pension scheme contributions, social security contributions or contracts of insurance, and payments pursuant to applicable workmen’s compensation laws. As a result, we cannot assure you that, in the event of a liquidation or insolvency of a foreign Guarantor of the Notes, you will be able to realize upon the guarantee of such foreign Guarantor to the same extent as if such foreign Guarantor was organized under the laws of a U.S. jurisdiction.
The laws of Bermuda, Ireland and Cyprus might also be applied to hold the guarantee of a foreign Guarantor void and unenforceable in connection with a liquidation or otherwise. Such foreign laws may also be used to hold a payment made under a guarantee to be void and refundable. For example, in Bermuda, any conveyance, mortgage, delivery of goods, payment, execution or other act relating to property made or done by or against a company within six months before the commencement of its winding up which, had it been made or done by or against an individual within six months before the presentation of a bankruptcy petition on which he is adjudged bankrupt, would be deemed in his bankruptcy a fraudulent preference, shall in the event of such company being wound up be deemed a fraudulent preference of its creditors and be invalid accordingly. Also, pursuant to the Cyprus Companies Law, Cap 113, a guarantee and any payments made thereunder may be deemed to be a fraudulent preference and unenforceable against a guarantor if it was given within six months prior to the commencement of the guarantor’s winding up. Accordingly, the guarantee of a foreign Guarantor could be held void and unenforceable under applicable foreign law in a situation in which, if foreign law did not apply, the same guarantee would be enforceable under applicable U.S. federal and state law.
The guarantees of the foreign Guarantors may also be held void under certain foreign laws if it is determined that the company issuing the guarantee does not receive sufficient commercial benefit for doing so. If there is insufficient commercial benefit, the beneficiary of the guarantee may not be able to rely on the authority of the directors of that company to grant the guarantee, and accordingly a court may set aside the guarantee at the request of, among others, the company’s shareholders or a liquidator. Although we believe that the guarantee of each foreign Guarantor is enforceable and that each Guarantor has received sufficient commercial benefit from issuing its guarantee, we cannot assure you that a foreign court would agree with our conclusion and not hold such guarantee to be void under applicable foreign law.
Your right to receive payments on the Notes could be adversely affected if any of the non-guarantor affiliates declare bankruptcy, liquidate or reorganize.
Certain foreign affiliates of the Issuers do not guarantee the Notes. In the event of a bankruptcy, liquidation or reorganization of any of the non-guarantor affiliates, holders of their indebtedness and their trade creditors will generally be entitled to payment of their claims from the assets of those affiliates before any assets are made available for distribution to us.
As of November 28, 2010, the Notes underlying the Units were effectively junior to $13.0 million of trade payables and other liabilities of the non-guarantor affiliates. The non-guarantor affiliates generated 28% of our consolidated revenue in the nine-month period ended November 28, 2010 and held 29% of our consolidated assets as of November 28, 2010.
U.S. Bankruptcy laws and other factors may delay or otherwise impede the ability of the trustee to foreclose on the collateral.
U.S. federal bankruptcy law could impair the trustee’s ability to foreclose upon the collateral securing the Notes. If we or a Guarantor become a debtor in a case under the United States Bankruptcy Code, as amended (the “Bankruptcy Code”), the automatic stay, imposed by the Bankruptcy Code upon the commencement of a case, could prevent the trustee from foreclosing upon the collateral or, if a trustee has already taken control of the collateral, from disposing of it, without prior bankruptcy court approval. Furthermore, other provisions of the Bankruptcy Code permit a debtor to continue to retain and use the collateral (and the proceeds, products, rents or profits of such collateral) so long as the secured creditor is afforded “adequate protection” of its interest in the collateral. Although the precise meaning of the term “adequate protection” may vary according to circumstances, it is generally intended to protect a secured creditor against any diminution in the value of the creditor’s interest in its collateral. Accordingly, the bankruptcy court may find that a secured creditor is “adequately protected” if, for example, the debtor makes certain cash payments or grants the creditor liens on additional or replacement collateral as security for any diminution in the value of the collateral occurring for any reason during the pendency of the bankruptcy case.

Because the courts have not precisely defined the term “adequate protection” and have broad discretionary powers, it is impossible to predict how long payments under the Notes could be delayed following commencement of a bankruptcy case, whether or when the trustee could repossess or dispose of the collateral, or whether or to what extent holders of the Notes would be compensated for any delay in payment or loss of value of the collateral through the requirement of “adequate protection.” Moreover, potential liabilities to third parties may preclude the trustee from foreclosing on the collateral. For example, secured creditors that foreclose on real property may be held liable under environmental laws for the costs of remediating or preventing releases or threatened releases of hazardous substances at the real property. Consequently, the trustee may decline to foreclose on real property constituting collateral or exercise other remedies available if it does not receive indemnification to its satisfaction from the holders of the Notes.
For these and other reasons, if we or any Guarantors become debtors in cases under the Bankruptcy Code, there can be no assurance:
•	whether any payments under the Notes would be made;

•	whether or when the trustee could foreclose upon or sell the collateral;

•	whether the terms or other conditions of the Notes or any rights of the holders could be altered in a bankruptcy case without the trustee’s or your consent;

•	whether the trustee or you would be able to enforce your rights against the Guarantors under their guarantees; or

•	whether or to what extent holders of the Notes would be compensated for any delay in payment or decline in the collateral’s value.
Finally, the trustee’s ability to foreclose on the collateral on your behalf may be subject to lack of perfection, the consent of third parties, prior liens, including the security interests that will be held by the lender under the Revolving Credit Facility, and practical problems associated with the realization of the trustee’s security interest in the collateral.
Your right to exercise remedies with respect to the collateral is limited by an intercreditor agreement among the trustee, the lender under the Revolving Credit Facility and the Second Lien Lenders.
A number of the trustee’s rights and remedies with respect to the collateral shared with the lender under the Revolving Credit Facility and the Second Lien Lenders are significantly limited under the intercreditor agreement among the trustee for the holders of the Notes, the lender under the Revolving Credit Facility and the Second Lien Lenders (the “Intercreditor Agreement”). For instance, if the Notes become due and payable prior to the stated maturity or are not paid in full at the stated maturity at a time during which we have indebtedness outstanding under the Revolving Credit Facility, the trustee will not have the right to foreclose upon any collateral securing the Revolving Credit Facility under certain conditions specified in such Intercreditor Agreement.
It may be difficult to realize the value of the collateral securing the Notes.
The value of the collateral securing the Notes at any time will depend on market and other economic conditions, including the availability of suitable buyers. No appraisal of the value of the collateral has been made in connection with this offering. By their nature, some or all of the pledged assets may be illiquid and may have no readily ascertainable market value. We cannot assure you that the fair market value of the collateral as of the date of this prospectus exceeds the principal amount of the debt secured thereby. The value of the assets pledged as collateral for the Notes could be impaired in the future as a result of changing economic conditions, our failure to implement our business strategy, competition, unforeseen liabilities and other future events. The amount to be received upon a sale of the collateral would be dependent on numerous factors, including, but not limited to, the actual fair market value of the collateral at such time, the timing and the manner of the sale and the availability of buyers. Accordingly, there may not be sufficient collateral to pay all or any of the amounts due on the Notes following the repayment of all of our obligations under the Revolving Credit Facility. Any claim for the difference between the amount, if any, realized by holders of the Notes from the sale of the collateral securing the Notes following the repayment of all of our obligations under the Revolving Credit Facility and the obligations under the Notes will rank equally in right of payment with all of our other unsecured unsubordinated indebtedness and other obligations, including trade payables. Additionally, in the event that a bankruptcy case is commenced by or against us, if the value of the collateral is less than the amount of principal and accrued and unpaid interest on the Notes, interest may cease to accrue on the Notes from and after the date the bankruptcy petition is filed.
There are circumstances other than repayment or discharge of the Notes under which the collateral securing the Notes will be released automatically, without your consent or the consent of the trustee.
Under various circumstances, all or a portion of the collateral may be released, including, without limitation:
•	to enable the sale, transfer or other disposal of such collateral in a transaction not prohibited under the indenture governing the Notes; and

•	with respect to collateral held by a Guarantor, upon the release of such Guarantor from its guarantee.
In addition, the guarantee of a Guarantor will be released in connection with a sale of such Guarantor in a transaction not prohibited by the indenture governing the Notes.
The indenture governing the Notes also permits us, subject to the conditions therein, to designate one or more restricted subsidiaries that is a Guarantor of the Notes as an unrestricted subsidiary. If we designate a Guarantor as an unrestricted subsidiary, all of the liens on any collateral owned by such Guarantor or any of its subsidiaries and any guarantees of the Notes by such Guarantor or any of its subsidiaries will be released under the indenture. Designation of an unrestricted subsidiary would reduce the aggregate value of the collateral securing the Notes to the extent that liens on the assets of the unrestricted subsidiary and its subsidiaries are released. See “Description of the New Notes.”
Fraudulent conveyance laws could void our obligations under the Notes and our obligations and those of Holdings and certain of our other affiliates under their guarantees of the Notes.
We incurred substantial indebtedness in connection with the issuance of the Outstanding Notes in April 2010. Our incurrence of indebtedness under the Outstanding Notes and our incurrence and the incurrence by Holdings and certain of our other affiliates of indebtedness under their guarantees of the Outstanding Notes may be subject to review under federal and state fraudulent conveyance laws (and applicable equivalent foreign law concepts) if a bankruptcy, reorganization or rehabilitation case or a lawsuit (including circumstances in which bankruptcy is not involved) were commenced by, or on behalf of, our unpaid creditors or unpaid creditors of the Guarantors at some future date. Federal and state statutes may allow courts, under specific circumstances, to void the Notes and the guarantees thereof and require the holders thereof to return payments received from us or the Guarantors.
For example, an unpaid creditor or representative of creditors, such as a trustee in bankruptcy of the U.S. Issuer as a debtor-in-possession in a bankruptcy proceeding, could file a lawsuit claiming that its issuance of the Outstanding U.S. Notes constituted a fraudulent conveyance. To make such a determination, a court would have to find that the U.S. Issuer did not receive fair consideration or reasonably equivalent value for the Outstanding U.S. Notes, and that, at the time the U.S. Notes were issued, the U.S. Issuer:
•	was insolvent;

•	was rendered insolvent by the issuance of the Outstanding U.S. Notes;

•	was engaged in a business or transaction for which its remaining assets constituted unreasonably small capital; or

•	intended to incur, or believed that it would incur, debts beyond its ability to repay those debts as they matured.
If a court were to make such a finding, it could void our obligations under the U.S. Notes, subordinate the U.S. Notes to our other indebtedness or take other actions detrimental to you as a holder of the U.S. Notes.
The measure of insolvency for these purposes will vary depending upon the law of the jurisdiction being applied. Generally, however, a company will be considered insolvent for these purposes if the sum of that company’s debts is greater than the fair value of all of that company’s property, or if the present fair salable value of that company’s assets is less than the amount that will be required to pay its probable liability on its existing debts as they mature. Moreover, regardless of solvency, a court could void an incurrence of indebtedness, including the Units, if it determined that the transaction was made with intent to hinder, delay or defraud creditors, or a court could subordinate the indebtedness, including the Notes, to the claims of all existing and future creditors on similar grounds. We cannot determine in advance what standard a court would apply to determine whether we were insolvent in connection with the sale of the Notes.
A court could impose legal and equitable remedies, including subordinating the obligations under such guarantees to a fund for the benefit of other creditors or taking other actions detrimental to you as a holder of the Units. If a guarantee were to be voided by the bankruptcy court, you would have no claim against the entity making such voided guarantee. In addition, the court might direct you to repay any amounts already received from such Guarantor. If a court were to avoid or subordinate any guarantee of any Guarantor, we cannot assure you that funds would be available to pay the Notes from another Guarantor or from any other source. The issuance of the Bermuda Notes by the Bermuda Issuer and the making of the guarantees of the Bermuda Notes might also be subject to similar review under relevant fraudulent conveyance laws. For example, in Bermuda an “eligible” creditor may seek to set aside a disposition of a company’s property at an undervalue, on the basis that it is a “fraudulent conveyance”. The creditor will need to show that the disposition was made in circumstances where the company’s dominant purpose was to put the property beyond the reach of a person or class of persons who is making, or may make, a claim against the company. An eligible creditor is a person who: (a) is owed a debt by the company on or within two years after the transfer; (b) on the date of the transfer is owed a contingent liability by the company, when the contingency giving rise to the obligation has occurred; or (c) on the date of the action to set aside the transfer, is owed an obligation arising from a course of action which occurred prior to or within two years after the date of the transfer.
Any future pledge of collateral might be avoidable in bankruptcy.
Any future pledge of collateral, including pursuant to security documents delivered after the date of the indenture governing the Notes, might be avoidable by the pledgor (as debtor-in-possession) or by its trustee in bankruptcy if certain events or circumstances exist or occur, including, among others, if the pledgor is insolvent at the time of the pledge, the pledge permits the holders of the Notes to receive a greater recovery than if the pledge had not been given and a bankruptcy proceeding in respect of the pledgor is commenced within 90 days following the pledge or, in certain circumstances, a longer period.
The guarantees of the Notes are subject to limitations that could affect your right to receive payments on the Notes.
The guarantees of the Notes are subject to certain defenses which may limit your right to receive payment on the Notes and could be subordinated to the rights of other creditors of such Guarantors in certain circumstances.
Although the guarantees provide the holders of the Notes with a direct claim against the assets of the Guarantors, enforcement of the Guarantees against any Guarantor could be subject to certain suretyship defenses available to guarantors generally. Enforcement could also be subject to fraudulent conveyance and other defenses available to the Guarantors in certain circumstances. To the extent that the guarantees of the Notes are not enforceable, the guarantees of the Notes would be effectively subordinated to all liabilities of the Guarantors, including trade payables of such Guarantors, whether or not such liabilities otherwise would constitute senior indebtedness under the indenture governing the Notes.
Since certain Guarantors of the Notes underlying the Units are organized under the laws of Bermuda, Ireland and Cyprus, it may be difficult for you to effect service on such Guarantors or realize in the U.S. upon judgments you are awarded against such Guarantors from U.S. courts.
Certain Guarantors of the Notes are organized under the laws of Bermuda, Ireland and Cyprus, and a substantial portion of the assets held by us and the Guarantors is located outside the United States. These foreign Guarantors have appointed National Registered Agents, Inc., located at 440 Ninth Avenue, New York, New York 10001, as their agent for service of process, in connection with any suit, action or proceeding arising out of, or relating to the Notes, the guarantees of the Notes, the indenture governing the Notes, the other Indenture Documents (as defined in the section “Description of the New Notes”) or any transaction contemplated thereby. However, it may be difficult for U.S. investors to effect service within the United States upon us or our directors or officers, or to realize in the United States upon judgments of U.S. courts based upon civil liabilities under the Securities Act. See “Enforcement of Civil Liabilities.”

We may not be able to satisfy our repurchase obligations to holders of the Notes upon a change of control, from certain asset sales or from excess cash flow.
If we experience certain change of control events, the holders of the Notes will have the right to require us to purchase their Notes at a price equal to 112% of the principal amount of the Notes, together with any accrued and unpaid interest to the date of purchase. See “Description of the New Notes—Repurchase at the Option of Holders—Change of Control.” The lenders under our Revolving Credit Facility and Second Lien Credit Facility will have a right to terminate commitments under, and accelerate outstanding obligations under, their respective facilities upon certain change of control events. Any of our future debt agreements may contain a similar provision. Also, if we have excess cash flow as provided in the indenture, the holders of the Notes will have the right to require us to purchase their Notes at a price equal to 120% of the principal amount of the Notes, together with any accrued and unpaid interest to the date of purchase. See “Description of the New Notes—Repurchase at the Option of Holders—Excess Cash Flow.” In addition, if we sell or dispose of assets and do not use the proceeds from these asset dispositions to repay debt under our Revolving Credit Facility or invest in our business, the holders of the Notes will have the right to require us to purchase their Notes at a price equal to 100% of the principal amount of the Notes, together with any accrued and unpaid interest to the date of purchase. See “Description of the New Notes—Repurchase at the Option of Holders—Asset Sales.”
We cannot assure you that, if any of these events occur, we will have available funds sufficient to meet any of our repurchase obligations. Accordingly, we may be unable to pay the holders of the Notes the change of control purchase price for their Notes. Our failure to pay the required purchase price when due will constitute a default under the indenture governing the Notes and give the trustee and the holders of the Notes the rights described in “Description of the New Notes—Events of Default and Remedies.” The same events constituting a change of control under the indenture governing the Notes may also constitute an event of default under the Revolving Credit Facility and permit the lender under our Revolving Credit Facility to accelerate the indebtedness outstanding thereunder. In addition, the Revolving Credit Facility will limit our ability to repurchase the Notes in the case of certain asset sales and excess cash flow and our failure to abide by these limits would constitute an event of default under the Revolving Credit Agreement and permit the lender under our Revolving Credit Facility to accelerate the indebtedness outstanding thereunder. If any such indebtedness is not paid, the lender under the Revolving Credit Facility may enforce security interests in the collateral securing the obligations under the Revolving Credit Facility, which security interests are contractually senior to those securing the obligations under the Notes, thereby limiting our ability to raise cash to purchase the Notes and reducing the practical benefit to the holders of the Notes of the offer to purchase provisions of the indenture governing the Notes.
The market price for the Units or the Notes may be volatile.
Future trading prices of the Units and the Notes may be volatile and will depend on many factors, including:
•	our operating performance and financial condition;

•	the interest of securities dealers in making a market for them; and

•	the market for similar securities.
Historically, the market for high-yield debt has been subject to disruptions that have caused substantial volatility in the prices of securities similar to the Units and the Notes. Moreover, the market prices of the securities of technology companies have historically been highly volatile. Accordingly, the market price for the Units and the Notes may be subject to similar disruptions. Any such disruptions may adversely affect the value of such securities.
You should consider the U.S. federal income tax consequences of owning the Notes.
We intend to treat the Notes as indebtedness for U.S. federal income tax purposes and take the position that the Notes will be subject to the regulations governing contingent payment debt instruments (the “CPDI regulations”). Under the CPDI regulations, as applied to the Notes, a holder may recognize taxable income in excess of cash received while the Notes are outstanding. In addition, under the CPDI regulations, a holder will generally be required to recognize ordinary income on the gain, if any, realized on a sale, exchange or other disposition of the Notes. The application of the CPDI regulations to instruments such as the Notes is uncertain in various respects. Each prospective purchaser should consult its own tax advisor concerning the tax consequences of the acquisition, ownership and disposition of the Notes. See “Certain United States Federal Income Tax Considerations” in this prospectus.
Changes in respect of the debt ratings of the Notes may materially and adversely affect the availability, cost and terms and conditions of our debt.
The Notes are, and any of our future debt instruments may be, rated by Moody’s Investors Services, Inc. (“Moody’s”) and Standard & Poor’s Rating Services (“S&P”), independent rating agencies. These debt ratings may affect our ability to raise debt. Any future downgrading of the Notes or our other debt by Moody’s or S&P may adversely affect the value and trading of the Notes.
Risks Related to Our Business
We have experienced significant declines in revenue generated by sales of our legacy products, which include Continuum and V-Series systems, and we expect revenue generated by sales of our Continuum and V-Series systems to continue to decline in the future. If revenue generated by sales of our Continuum and V-Series systems declines more quickly than anticipated, or if such declines in revenue are not offset by increases in revenue in other areas, our ability to make payments on the Units may be impaired.
Revenue generated by sales of our legacy systems has declined substantially over our last three fiscal years, with revenue for fiscal 2008, 2009 and 2010 of $46.9 million, $29.0 million and $24.8 million, respectively, and for the nine-month periods ended November 22, 2009 and November 28, 2010 of $16.6 million and $15.7 million, respectively. We believe that this historical decline in revenue from our legacy systems is attributable to a number of factors, including weakness in IT spending over the last three years, the emergence of newer and more competitive high-availability server products, the proprietary nature of the operating systems running on the Continuum and V-Series systems and a shift in our business focus to sales of ftServer systems. As IT spending strengthens, we anticipate that revenue generated by sales of our legacy systems will continue to decline, but at a lower rate. We cannot assure you however, that such revenue will decline at the rate we anticipate, or that such declines in legacy system revenue will continue to be offset by increases in ftServer revenue. Our ability to generate revenue from sales of our legacy systems may be impacted by many factors that are out of our control, including:
•	market acceptance of our ftServer systems;

•	consumer perception of our technology and our company generally;

•	the emergence of newer and more competitive high-availability server products; and

•	the accelerated decline of our legacy server sales.
Our ability to service our indebtedness, including the Notes, could be impacted by our ability to generate revenue from sales of our legacy systems. In addition, we have incurred and expect to continue to incur significant operating expenses based upon our current expectations as to the customer demand for our legacy products. Accordingly, any material miscalculation by us with respect to the projected revenue from sales of our legacy systems could have a material effect on us.
If our ftServer products do not continue to gain market share, we may not be able to sustain or expand our business and our revenue and operating profits may be adversely affected.
Our ftServer product was first introduced in June 2001. The market for our ftServer systems continues to evolve but has not grown to anticipated levels. We have incurred and expect to continue to incur significant operating expenses based upon our current expectations as to the continued market acceptance of, and customer demand for, our ftServer systems. Accordingly, any material miscalculation by us with respect to the projected growth of the market for our ftServer systems and the continued failure of our ftServer products to gain additional market share could have a material adverse effect on our revenue and operating profits.
If our Avance High Availability Software product is not accepted by the market, we may not be able to sustain or expand our business and our revenue and operating profits may be adversely affected.

Our Avance High Availability Software product was first introduced in August 2009. Since the time this product was brought to market, sales of Avance have fallen short of our expectations. Avance is targeted at the SMB market, a market which we have not sold to in the past. Our ability to extend the market for Avance will be dependent on our ability to successfully attract SMB customers and our development of a high-volume software distribution channel, since Avance cannot leverage the existing ftServer distribution channel. We may not be able to accurately predict the sales or success of the current or future Avance products. The further development of a market for our Avance High Availability Software may be impacted by many factors that are out of our control, including:
•	the marketplace for products such as Avance may evolve much more slowly than we anticipate or may be substantially smaller than is necessary for us to continue to invest in the development and deployment of the Avance product;

•	the addressable market may be limited by its reliance on XenserverTM owned by Citrix;

•	the price point requires high sales volume to have a meaningful impact;

•	since the sales model for this product is through indirect channels, these channels may take significant time to develop and produce meaningful volume;

•	there is significant and increasing competition in the high-availability marketplace; and

•	continued product advancements and development will be needed to keep the product competitive.
We have incurred and expect to continue to incur significant operating expenses based upon our current expectations as to the potential market acceptance of, and projected customer demand for, Avance. Since fiscal 2008, we have spent $21.5 million in research and development costs on our Avance product lines. Accordingly, any material miscalculation by us with respect to the projected growth of the market for Avance and our overall operating strategy or business plan could have a material adverse effect on our revenue and operating profits.
If we are unable to enter into new maintenance service agreements or if maintenance service contracts with our customers are not renewed at historical rates, our maintenance service revenue may become less stable and predictable and our ability to make payments on the Notes may be impaired.
Our attach and retention rates for maintenance service contracts have historically been high. In the nine-months ended November 28, 2010, over 99% of legacy server sales and 85% of ftServer system sales included service contracts. In addition, maintenance service contract retention rates over the past three fiscal years have exceeded 91%. As a result of these high service contract attach and retention rates and the evergreen nature of the maintenance service contracts, we believe that the revenue generated by our maintenance service business has historically been predictable and stable. Our total maintenance service revenue for fiscal 2008, 2009 and 2010 was $127.7 million, $127.5 million and $116.8 million, respectively. Our total maintenance service revenue for the nine-month periods ended November 22, 2009 and November 28, 2010 was $88.4 million and $83.9 million, respectively. For the nine-month period ended November 28, 2010, our worldwide maintenance service offerings generated a 62% gross margin.
Our existing service contracts are, in many cases, terminable by customers for convenience, generally upon 30 to 90 days’ prior written notice. In some cases early termination may also require payment by customers of certain early termination penalties. As a result, we cannot assure you that we will be able to retain these contracts. Moreover, our service contract attach and retention rates may not continue to match historical levels, and revenue generated by our service offerings may not continue to be as stable or predictable as in the past. We also cannot assure you that the historical gross margins on our service offerings will be indicative of the gross margins on our service offerings in the future. Our ability to maintain our historical attach and retention rates and our historical margins with respect to our service business may be impacted by many factors, some of which are out of our control, including:
•	market acceptance of our ftServer systems;

•	the continued renewal of existing service contracts;

•	the continued migration of legacy customers to ftServer;

•	reduction of the number of servers in the installed base;

•	the acceptance of our service offerings by purchasers of our new ftServer and legacy V-Series products;

•	consumer perception of our service offerings;

•	the potential increasing proportion of sales through indirect channels; and

•	the emergence of newer and more competitive high-availability server products.

Our ability to service our indebtedness, including the Notes underlying the Units, could be impacted by our ability to maintain our historical attach and retention rates and our historical margins with respect to our maintenance service business. In addition, we have incurred and expect to continue to incur significant operating expenses based upon our current expectations as to the continued customer demand for our service business. Accordingly, any material miscalculation by us with respect to the projected attach and retention rates and our ability to maintain historical margins with respect to our maintenance service offerings could have a material adverse effect on us.
The products that we are and will be developing rely on the availability of certain third-party technology and the continued ability of our technology partners to meet the technical requirements of our products.
Our ftServer systems are built using many industry standard technologies such as Intel microprocessors, Microsoft Windows operating systems, Linux and VMware operating systems and other third-party technologies. This creates certain dependencies on such technology partners. In particular, if future generations of Intel microprocessors or any other critical third-party sourced technology fail to meet the needs of our current or future technology, our ability to grow the business could be materially impacted. If we lose or are unable to maintain any software licenses from third parties, we could incur additional costs or experience unexpected delays until equivalent replacement software can be developed or licensed and integrated into our products.
The high-availability server market is intensely competitive and changes in the market are expected to increase competition and change the competitive landscape. This competition and these changes may adversely affect our revenue and operating profit.
The markets for our products and services are intensely competitive. Most of our competitors have significantly greater financial and technical resources and a greater market presence than we do. To date, our principal competitors have been large multinational companies such as Hewlett-Packard Company, International Business Machines Corporation and Dell Corporation. These competitors also have more diversified businesses than we do, allowing them greater pricing flexibility, and changes in the high-availability market therefore could have a disproportionately adverse effect on us. We also compete with a variety of other companies in particular geographies and markets, including other large multinational companies such as NEC Corporation (“NEC”) in the Asia-Pacific marketplace, whose VMware products provide high-availability options and reduced function fault-tolerance (single core) for the enterprise virtualization marketplace. If we fail to compete successfully in these markets, our resulting loss of competitive position could result in price reductions, fewer customer orders, reduced revenue, reduced margins, reduced levels of profitability and loss of market share. Moreover, the development of other new technologies and potential changes in customer behavior may change the competitive landscape for our products in ways that we cannot currently predict.
Economic factors may result in greater variability in our revenue and operating profit than in the past, increasing our risk of not achieving our targets.
A variety of economic factors could affect our ability to reach our targets and have a material adverse effect on our quarterly and annual revenue and operating profit. The recent economic recession and the financial condition of our customers could continue to negatively impact demand for our products and the development and acceptance of new technologies. In addition, uncertainties affecting any of these factors, particularly during difficult economic conditions, render estimates of our results of operations even more difficult to make than usual.
The markets for our products are characterized by rapidly changing technologies, and we may not be able to effectively predict or react to rapid technological changes that could render our products and services obsolete.
The markets in which we compete are characterized by rapid technological changes, frequent new product introductions and enhancements, and changing customer demands and industry standards. Future technological advances in the high-availability server industry may result in the availability of new products and services or increase the efficiency of existing products and services. If a technology becomes available that is more cost-effective, creates a superior product or provides a superior level of uptime than the products we offer, we may be unable to access such technology or its use may involve substantial capital expenditures that we may be unable to finance. We cannot assure you that existing, proposed or as-yet-undeveloped technologies will not render our technology less profitable or less viable, or that we will have available the financial and other resources to compete effectively against companies possessing such technologies. The development of new technologies involves time, substantial costs and risks. We cannot predict which of the many possible future products and services will meet evolving industry standards and consumer demands. Any failure by us to adapt to such technological changes or offer such products and services on a timely basis or establish or maintain a competitive position could have a material adverse effect on our business, results of operations and financial condition.
If third parties claim that we infringe upon their intellectual property rights, our operating profits could be adversely affected.
We face the risk of claims that we have infringed third parties’ intellectual property rights. Our competitors in both the U.S. and foreign countries, many of which have substantially greater resources than us and have made substantial investments in competing technologies, may have applied for or obtained, or may in the future apply for and obtain, patents that will prevent, limit or otherwise interfere with our ability to make and sell our products. We have not conducted an independent review of patents issued to third parties. The large number of patents, the rapid rate of new patent issuances, the complexities of the technology involved and uncertainty of litigation increase the risk of business assets and management’s attention being diverted to intellectual property litigation. Any claims of patent or other intellectual property infringement, even those without merit, could:
•	be expensive and time-consuming to defend;

•	cause us to cease making, licensing or using products that incorporate the challenged intellectual property;

•	require us to redesign, reengineer, or rebrand our products or packaging, if feasible;

•	divert management’s attention and resources; or

•	require us to enter into royalty or licensing agreements in order to obtain the right to use a third party’s intellectual property.
Any royalty or licensing agreements, if required, may not be available to us on acceptable terms or at all. A successful claim against us by a third party of patent or intellectual property infringement could result in our being required to pay significant damages, enter into costly license or royalty agreements or stop the sale of certain products, any of which could have a negative impact on our operating profits and harm our future prospects.
If our products infringe on the intellectual property rights of others, we may be required to make payments to our customers under our indemnification obligations for any damages they suffer.
We generally indemnify our customers with respect to infringement by our products of the proprietary rights of third parties. Third parties may assert infringement claims against our customers. These claims may require us to initiate or defend protracted and costly litigation on behalf of our customers, regardless of the merits of these claims. If any of these claims succeed, we may be forced to pay damages on behalf of our customers or may be required to obtain licenses for the products they use. If we cannot obtain all necessary licenses on commercially reasonable terms, our customers may be forced to stop using or, in the case of value added resellers, selling our products.
Our intellectual property rights may not be adequate to protect our business.
We attempt to protect our intellectual property rights through a combination of patent, trademark, copyright and trade secret laws, as well as licensing agreements and third-party nondisclosure and assignment agreements. Our failure to obtain or maintain adequate protection of our intellectual property rights for any reason could have a material adverse effect on our business, results of operations and financial condition.
We have applied for patent protection relating to certain existing and proposed products, processes and services. We cannot assure you that any of our patent applications will be approved. The patents we own could be challenged, invalidated or circumvented by others and may not be of sufficient scope or strength to provide us with any meaningful protection or commercial advantage. Many patent applications in the U.S. are maintained in secrecy for a period of time after they are filed, and since publication of discoveries in the scientific or patent literature tends to lag behind actual discoveries by several months, we cannot be certain that we will be the first creator of inventions covered by any patent application we make or the first to file patent applications on such inventions. Further, we cannot assure you that we will have adequate resources to enforce our patents.

We also rely on unpatented proprietary technology. It is possible that others will independently develop the same or similar technology or otherwise obtain access to our unpatented technology. To protect our trade secrets and other proprietary information, we require employees, consultants, advisors and collaborators to enter into confidentiality agreements. We cannot assure you that these agreements will provide meaningful protection for our trade secrets, know-how or other proprietary information in the event of any unauthorized use, misappropriation or disclosure of such trade secrets, know-how or other proprietary information. If we are unable to maintain the proprietary nature of our technologies, we could be materially adversely affected.
If we fail to manage the prices and costs of our products and service, our revenue and operating profit could be negatively affected.
We strive to be price-competitive and profitable by providing products and services of the utmost quality and reliability while containing the cost of revenue and operations. To the extent that we are not successful in doing so in the future, revenue and operating profit could suffer materially.
If we fail to efficiently manage our manufacturing and logistics operations, or fail to ensure that our products meet our quality standards, our revenue and operating profit could be adversely affected.
Our manufacturing operations rely heavily on outsourcing to third parties. We outsource the manufacturing of the ftServer systems, which are manufactured at Flextronics in Ibaraki, Japan, through our joint Purchase and Distribution Agreement with NEC dated November 25, 2005. We also have internal manufacturing operations at our facilities in Maynard, Massachusetts and Dublin, Ireland for operations related to our used and refurbished products for both the ftServer systems line and legacy systems line. We may experience difficulties in ramping up or down production, adopting new manufacturing processes and finding the most timely way to develop the best technical solutions for new products. Difficulties in optimizing our manufacturing activities may have a negative impact on our operating profit and may result from, among other things, failure of our third-party manufacturers to fulfill their obligations. We depend on our suppliers for the timely delivery of components that are in compliance with any regulations and meet our quality standards and delivery requirements. Their failure to do so could adversely affect our ability to deliver quality products on time.
As a result of the March 2011 earthquake, tsunami and radiation exposure in Japan, we may experience permanent or temporary delays in our manufacturing facility in Ibaraki, Japan. These permanent or temporary delays may have a significant impact on our ability to manufacture and ship our products and may have an adverse impact on revenue and operating profit.
In addition, during periods of decline in our product sales or delayed product development, we may incur various charges relating to existing contractual commitments to suppliers for items such as excess capacity and obsolescence of components and structural changes to our operations. Also, a failure could occur at any stage of the product creation, manufacturing and delivery processes, which could have a material adverse effect on our revenue, operating profit and reputation.
Our manufacturing also depends on obtaining quality components on a timely basis. Our principal requirements are for electronic and storage components, which have a wide range of applications in our products. A particular component may be available only from a limited number of suppliers. If a supplier fails to meet our requirements this could adversely affect our revenue and operating profit. Suppliers may from time to time extend lead times, limit supplies or increase prices due to capacity constraints or other factors, which could adversely affect our ability to deliver our products on a timely basis.
If one of our third-party manufacturers fails to perform, experiences financial difficulties, or experiences delays or disruption in their manufacturing, it could adversely affect our revenue and operating profit.
If we are unable to recruit, retain and develop appropriately skilled employees, we may not be able to implement our strategies and, consequently, our results of operations may suffer.
To achieve our business goals we must continue to recruit, retain and develop appropriately skilled employees. We seek to create a corporate culture that encourages creativity and continuous learning. We continue to focus on offering competitive compensation and benefit policies and a company culture that will attract and motivate skilled personnel. Nevertheless, we have encountered in the past, and may encounter in the future, shortages of appropriately skilled personnel.

We may be liable for systems and service failures.
We create, implement and maintain fault-tolerant server platforms that are often critical to our customers’ operations. We have experienced and may in the future experience some systems and service failures, schedule or delivery delays and other problems in connection with our work. If our solutions, services, products or other applications have significant defects or errors, are subject to delivery delays or fail to meet our customers’ expectations, we may:
•	lose revenue due to adverse customer reaction;

•	be required to provide additional services to a customer at no charge;

•	receive negative publicity, which could damage our reputation and adversely affect our ability to attract or retain customers; or

•	suffer claims for substantial damages against us.
In addition to any costs resulting from product warranties, contract performance or required corrective action, these failures may result in increased costs or loss of revenue if they result in customers postponing subsequently scheduled work or canceling or failing to renew contracts.
Our errors and omissions and product liability insurance coverage may not continue to be available on reasonable terms or in sufficient amounts to cover one or more large claims, or the insurer may disclaim coverage as to some types of future claims. The successful assertion of any large claim against us could seriously harm our business. Even if not successful, these claims could result in significant legal and other costs and may be a distraction to our management.
Many of our contracts with customers and strategic partners are terminable with limited or no notice. Terminations of these contracts could have an adverse effect on our business.
Many of our contracts with customers and strategic partners, including our contracts with our largest customers, are terminable upon limited or no notice, and without early termination payments or liquidated damages due from them. In general, these contracts are terminable by our counterparties for convenience, generally upon 30 to 60 days’ prior written notice, and in only limited cases do such termination rights give rise to payments to us of early termination fees. In addition, our agreements with some of our more significant customers and strategic partners also allow for termination by them upon events such as a change of control (in some cases with an acquisition threshold as low as 20%) or as a result of our financial condition. While no single customer accounted for more than 5% of our maintenance service revenue or more than 9% of our product revenue during the nine months ended November 28, 2010 or during fiscal 2010, the effect on our profitability from the loss of one or more key customers could be significant. Pursuant to our contract with our largest customer, we are required to, among other things, comply with an interest coverage test on a quarterly basis. As a result of the offering of the Original Units and the other Recapitalization Transactions, our interest expense increased. As a result, for the fiscal quarter ending November 28, 2010, we did not satisfy the net interest coverage test. Pursuant to our agreement with this customer, we have requested that the customer amend this net interest coverage test as a result of our repayment of the First Lien Credit Facility, our amendment of the Second Lien Credit Facility (which, among other things, eliminated financial maintenance covenants) and entering into a our new Revolving Credit Facility with new net interest coverage ratio requirements. We cannot assure you that the customer will agree to amend the interest coverage test or, waive any noncompliance by us. Further, we cannot assure you that this customer will not decide to terminate its agreement with us on account of our noncompliance with the covenant or for any other reason, including as a result of our financial condition. In addition, our relationships with strategic partners provide us with benefits such as advance notice of and access to product developments and technology, which greatly facilitate our introduction of new products and product improvements. If one or more of our strategic partners terminate their relationships with us, our ability to timely and effectively introduce new products and product improvements could be adversely affected.
We collaborate with other companies to develop a number of new products. If any of these other companies were to fail to perform, we may not be able to bring those products to market successfully or on a timely basis.
We work with third-party providers of technology to develop a number of our products and services. These arrangements involve the commitment by each third party of various resources, including technology, research and development and personnel. While we attempt to carefully structure these arrangements, these arrangements may not produce the desired results due to many factors beyond our reasonable control, thus hampering our ability to introduce new products successfully and on schedule. In addition, should we, through our own efforts or those of our contract manufacturers, experience shortages or be unable to purchase the necessary parts to build our servers on acceptable terms, our new and existing product shipments could be delayed, adversely affecting our business and operating results.
Our products may contain undetected defects which could impair their market acceptance.
We offer complex products that may contain undetected defects or errors, particularly when first introduced or as new versions are released. We may not discover such defects or errors until after a product has been released and used by the customer. We may incur significant costs to correct undetected defects or errors in our products and these defects or errors could result in future lost sales. In addition, defects or errors in our products may result in product liability claims brought against us, which could cause adverse publicity and impair their market acceptance.
Our revenue, cost of revenue and operating expenses are affected by fluctuations in the currency rates of exchange, particularly between the U.S. dollar, on the one hand, and the euro, the Japanese yen and the British pound sterling, on the other hand, as well as certain other currencies.
We operate globally and are therefore exposed to volatility in foreign exchange rates, particularly between the U.S. dollar, on the one hand, and the Euro, the Japanese yen and the British pound sterling, on the other hand. Our policy is to monitor and hedge exchange rate exposure, and manage our operations to mitigate, but not to eliminate, the positive or negative impact of exchange rate fluctuations. Exchange rate fluctuations may affect our revenue growth and operating profit materially in future periods.
Our functional currency is the U.S. dollar. Approximately 58% of our net sales for the nine months ended November 28, 2010 were denominated in currencies other than the U.S. dollar. A significant weakening of the currencies in which we generate sales relative to the U.S. dollar may adversely affect our ability to meet our U.S. dollar obligations. In addition, our results of operations are reported in U.S. dollars and a weakening of the currencies in which we generate sales relative to the U.S. dollar may cause our reported results to decline.
We are subject to risks related to our international operations.
Our foreign operations subject us to risks customarily associated with foreign operations, including:
•	import and export license requirements;

•	trade restrictions;

•	changes in regulatory standards;

•	labor issues in connection with foreign labor laws or practices;

•	changes in tariffs and taxes;

•	restrictions on repatriating foreign profits back to the United States;

•	unfamiliarity with foreign laws and regulations; or

•	difficulties in staffing and managing international operations.
In all jurisdictions in which we operate, we are subject to laws and regulations that govern foreign investment, foreign trade and currency exchange transactions. These laws and regulations may limit our ability to repatriate cash as dividends or otherwise to the United States and may limit our ability to convert foreign currency cash flows into U.S. dollars.
Protectionist trade legislation in either the United States or other countries, such as a change in the current tariff structures, export compliance laws or other trade policies, could adversely affect our ability to sell or to manufacture in international markets. Furthermore, revenue from outside the United States is subject to inherent risks, including the general economic and political conditions in each country.
In addition, as a result of the March 2011 earthquake, tsunami and radiation exposure in Japan, we cannot assure you that we will not lose revenue from our Japanese customer base, which contributed 23.7% to revenues for the nine-month period ended November 28, 2010, 22.9% to revenues for fiscal 2010 and 21.8% to revenues for fiscal 2009.
The current risks of terrorist activity and acts of war may result in greater variability in our revenue and operating profit than in the past, increasing the risk that we fail to achieve our targets.

The current risks of terrorist activity and acts of war have created uncertainties that have affected the global economy and our results of operations adversely. In addition, these risks, particularly during difficult economic conditions, render estimates of our results of operations even more difficult to make than usual.
We are subject to the Foreign Corrupt Practices Act (the “FCPA”) and a determination that we violated this act may affect our business and operations adversely.
We are subject to the regulations imposed by the FCPA, which generally prohibits U.S. companies and their intermediaries from making improper payments to foreign officials for the purpose of obtaining or keeping business. Any determination that we have violated the FCPA could have a material adverse effect on us.
If we fail to maintain effective internal control over financial reporting, we may not be able to prepare accurate financial statements or prevent fraud, which could have a material adverse effect on our operations, investor confidence in our business and the trading prices of the Units.
Effective internal controls are necessary in order for us to be able to prepare accurate financial statements and effectively prevent fraud. During fiscal 2010, we identified immaterial errors relating to our fiscal 2009 and 2008 financial statements. The errors related to an overstatement of revenue of $0.4 million of which $0.1 million relates to fiscal 2008, and $0.3 million relates to fiscal 2009. We incorrectly calculated the amount of customer service revenue to recognize for a specific customer and improperly recognized revenue for a sale that contained a right of return.
We corrected the errors in fiscal 2010, which had the effect of reducing revenue, income before tax, and net income for that period by $0.4 million. In addition, the out-of-period adjustments reduced the carrying value of accounts receivable by $0.4 million.
We do not believe that these errors, individually or in the aggregate, were material to our fiscal 2010, 2009 and 2008 financial statements. As a result, we did not revise or restate our previously issued annual financial statements or interim financial data. Further, we believe that these errors were isolated occurrences and that they do not rise to the level of a material weakness in our internal control over financial reporting.
If we are unable to maintain effective internal control over financial reporting, we may not be able to prepare accurate financial statements or prevent fraud, which could have a material adverse effect on our operations, investor confidence in our business and the trading prices of the Units.
Certain provisions of the Subscription and Shareholders Agreement that we entered into with the Second Lien Lenders and purchasers of the Original Units may give rise to termination rights, participation rights, put rights or change of control or other contractual rights in favor of third parties.
In connection with the Recapitalization Transactions, Holdings entered into a Subscription and Shareholders Agreement with the Second Lien Lenders pursuant to which Holdings issued a number of shares that resulted in the Second Lien Lenders owning, on a post-issuance basis, approximately 25% of its total issued preference share capital and approximately 25% of its total issued ordinary share capital, in the aggregate. In connection with the Recapitalization Transactions, Holdings also issued a number of shares that resulted in the purchasers of the Original Units owning, on a post-issuance basis, approximately 10% of its total issued preference share capital and approximately 10% of its total issued ordinary share capital, in the aggregate (collectively referred to in this prospectus as the “Unit Equity Capital”). In the event that the obligations of the Issuers under the Second Lien Credit Facility are not repaid in full by April 30, 2013, Holdings will be required to issue a number of additional shares to the Second Lien Lenders equal to 7.50% of its total issued preference share capital and 7.50% of its total issued ordinary share capital, in each case as in issue immediately after the closing of the Recapitalization Transactions. Additionally, in the event that the obligations of the Issuers under the Second Lien Credit Facility are not repaid in full by April 30, 2014, Holdings will be required to issue a number of additional shares to the Second Lien Lenders equal to 52.50% of its total issued preference share capital and 52.50% of its total issued ordinary share capital, in each case as in issue immediately after the closing of the Recapitalization Transactions. In the event that additional equity is issued to the Second Lien Lenders on either of those dates, Holdings will be required to issue additional equity to the holders of Unit Equity Capital on a pro-rata basis with the Second Lien Lenders, such that the holders of Unit Equity Capital will not be diluted by the issuances to the Second Lien Lenders on either of those dates. Certain of the agreements which Holdings has assumed from its predecessor company, Stratus Technologies Group, S.A., including certain shareholders agreements and put option agreements with its shareholders and directors and employees, contain provisions that may be triggered upon a change of control of Holdings. If we do not repay the Second Lien Credit Facility before April 30, 2014 certain rights of such stockholders and directors and employees, including tag-along rights and put rights, could potentially become effective in the event that we issue over 50% of the equity of Holdings to the Second Lien Lenders. If the put rights under our put option agreements are exercised due to this change of control, we could be required to pay up to $1.3 million, in the aggregate, thereunder. We can give you no assurance that we will be able to repay the Second Lien Credit Facility prior to April 30, 2014 and whether these provisions would be effective in the event that we are unable to repay such facility. For a discussion of these shareholder agreements and put option agreements, see “Certain Relationships and Related Party Transactions.”
In addition, certain of our contracts with customers and strategic partners include change of control termination rights, in some cases with thresholds as low as 20% (which could be triggered by the initial issuance of equity to the Second Lien Lenders). See “—Many of our contracts with customers and strategic partners are terminable with limited or no notice. Terminations of these contracts could have an adverse effect on our business
Technology Holdings, the majority equity stakeholder of Holdings, is owned by the Investcorp Group, MidOcean and Intel Atlantic, and the Second Lien Lenders and holders of Unit Equity Capital maintain significant minority equity stakes in Holdings. The interests of such equity holders could be in conflict with the interests of holders of the Units.
Technology Holdings is the owner of equity securities representing approximately 57% of the voting control of Holdings. Technology Holdings is in turn owned by the Investcorp Group, MidOcean and Intel Atlantic. Through such ownership interests in Technology Holdings, the Investcorp Group, MidOcean and Intel Atlantic could collectively substantially influence the management and policies of Holdings. For example, pursuant to the Subscription and Shareholders Agreement entered into in connection with the Recapitalization Transactions, Technology Holdings has the right to appoint a majority of the directors of Holdings, and it currently has appointed representatives of the Investcorp Group and MidOcean to such positions.
In addition to the ownership interest of Technology Holdings, in connection with the Recapitalization Transactions, Holdings issued to the Second Lien Lenders and to the purchasers of the Original Units equity securities representing 35% of the voting control of Holdings. Pursuant to the Subscription and Shareholders Agreement entered into on April 8, 2011, a majority of the Second Lien Lenders has the right to appoint a single member of the board of directors of Holdings.
Circumstances could arise under which the interests of the Investcorp Group, MidOcean, Intel Atlantic, or the Second Lien Lenders could be in conflict with the interests of holders of Units. For additional information about the ownership of Holdings, see “Equity Ownership.”

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS
This prospectus contains forward-looking statements. These statements relate to future events or our future financial performance and implicate known and unknown risks, uncertainties and other factors that may cause the actual results, performances or levels of activity of our business or our industry to be materially different from that expressed or implied by any such forward-looking statements and are not guarantees of future performance. Such statements include those regarding our ability to develop and implement new products and technology, the timing of product deliveries, expectations regarding market growth and developments, statements concerning our expected financial performance and strategic and operational plans and statements containing the words “believe,” “expect,” “anticipate,” “estimate,” “intend,” “plan,” “project,” “seek” and similar expressions.
Although we believe that the plans, intentions and expectations reflected in such statements are reasonable, we can give no assurance that such plans, intentions or expectations will be achieved. You are cautioned that such forward-looking statements involve a number of risks and uncertainties including, but not limited to:
•	the continued acceptance of our products by the market;

•	our ability to enter into new service agreements and to retain customers under existing service contracts;

•	our ability to source quality components and key technologies without interruption and at acceptable prices;

•	our ability to comply with certain covenants in our current Revolving Credit Facility, our Second Lien Credit Facility and the indenture governing the Notes;

•	our ability to refinance indebtedness when required;

•	our reliance on sole source manufacturers and suppliers;

•	the presence of existing competitors and the emergence of new competitors;

•	our financial condition and liquidity and our leverage and debt service obligations;

•	economic conditions globally and in our most important markets;

•	developments in the fault-tolerant and high-availability server markets;

•	claims by third parties that we infringe upon their intellectual property rights;

•	our success in adequately protecting our intellectual property rights;

•	our success in maintaining efficient manufacturing and logistics operations;

•	our ability to recruit, retain and develop appropriately skilled employees;

•	exposure for systems and service failures;

•	fluctuations in foreign currency exchange rates and interest rates;

•	current risks of terrorist activity and acts of war;

•	the impact of changes in policies, laws, regulations or practices of foreign governments on our international operations; and

•	the other factors discussed under “Risk Factors” and elsewhere in this prospectus.
All forward-looking statements are expressly qualified in their entirety by the cautionary statements included in this prospectus. These forward-looking statements represent our views only as of the date of this prospectus We do not intend to update or revise these forward-looking statements, whether as a result of new information, future events or otherwise, unless we are required to do so under applicable securities laws.

MARKET AND INDUSTRY DATA
Market and certain other data used throughout this prospectus (including data regarding the availability of our servers, customer satisfaction and projections regarding the growth of the market for fault-tolerant and high-availability servers) are based on the good faith estimates of our management, which are derived from our management’s review of internal company surveys, independent industry surveys from, among others, Gartner, Inc. (“Gartner”), Infonetics Research, Information Technology Intelligence Corp. (“ITIC”), International Data Group Inc. (“IDC”), and other publicly available information.
While we believe that the industry and similar data presented herein that is derived from information released by third-party sources is accurate, we have not independently verified this information and cannot guarantee its accuracy. Similarly, internal company surveys, which we believe to be reliable, have not been verified by any independent sources. Market and other data involve risks and uncertainties and are subject to change based on various factors, including those discussed under the caption “Risk Factors.”

TRADE NAMES AND TRADEMARKS
Stratus®, ftServer®, Continuum®, ActiveService™, CALM® and Stratus Avance™ are trademarks or registered trademarks of ours. All other trade names, service marks and trademarks appearing in this prospectus are the property of their respective holders. Our use or display of other parties’ trade names, service marks or trademarks is not intended to and does not imply a relationship with, or endorsement or sponsorship of us by, the trade name, service mark or trademark owners.

THE EXCHANGE OFFER
Purpose of the Exchange Offer
     When we issued the Outstanding Units on April 8, 2010, we entered into a registration rights agreement with the initial purchasers of the Outstanding Units. Under the registration rights agreement, we agreed:
•	to prepare and to file with the SEC not later than February 2, 2011 the registration statement of which this prospectus forms a part, regarding the exchange of the New Securities which are registered under the Securities Act for the Outstanding Securities;

•	to use commercially reasonable efforts to cause the registration statement to become effective no later than June 2, 2011; and

•	to commence the Exchange Offer and to use commercially reasonable efforts to issue, on or prior to 30 business days after the date on which the registration statement is declared effective, the New Securities in exchange for all Outstanding Securities validly tendered prior thereto in the Exchange Offer.
     We also agreed to file a shelf registration statement for resale of the Outstanding Securities, and to use commercially reasonable efforts to have such shelf registration statement declared effective by the SEC, in the event that:
•	prior to the consummation of the Exchange Offer, the holders of a majority in aggregate principal amount of Outstanding Securities determine in their reasonable judgment and notify the Issuers in writing that the New Securities would not be tradable without restriction;

•	applicable SEC interpretations would not permit the consummation of the Exchange Offer on or prior to June 2, 2011;

•	the Exchange Offer is not consummated within 30 business days from the date on which the registration statement is declared effective; or

•	certain holders of Securities, in certain additional circumstances described in the registration rights agreement, would not be permitted to participate in the Exchange Offer or would receive Securities pursuant thereto that may not be sold without restriction.
     If we are obligated to file a shelf registration statement, we will use commercially reasonable efforts to file such shelf registration statement with the SEC on or prior to February 2, 2011 (or, if later than February 2, 2011, within 30 days after such filing obligation arises and to cause such shelf registration statement to be declared effective by the SEC on or prior to June 2, 2011 (or as promptly as practicable, but in no event more than 120 days, after such filing obligation arises).
     The registration rights agreement also provides that, if we default on our registration obligations described above, then additional interest will accrue on the principal amount of the Securities at a rate of 0.25% per annum for the first 90 days immediately following the date of such default. The additional rate will increase by an additional 0.25% per annum at the beginning of each subsequent 90-day period; provided that the amount of such additional interest accruing will not exceed 1.0% per annum; provided further that upon our cure of such default, such additional interest will cease to accrue. Additional interest will not accrue at any particular time with respect to more than one default. Any amounts of additional interest that have accrued will be payable in cash on the related interest payment dates for the Notes.
     We are not obligated to conduct an exchange offer relating to the Unit Equity Shares issued as part of the Original Units pursuant to the registration rights agreement. Moreover, we are not obligated to register any such share capital under the Securities Act, and we currently do not have any plans to register such shares under the Securities Act. This Exchange Offer does not cover any of our outstanding share capital, including any of the Unit Equity Shares issued as part of the Original Units.

     The foregoing description of the terms and conditions of the registration rights agreement is qualified in its entirety by reference to such agreement, a copy of which is filed as an exhibit to the registration statement of which this prospectus forms a part.
Terms of the Exchange Offer
     This prospectus and the accompanying letter of transmittal together constitute the Exchange Offer. Upon the terms and subject to the conditions set forth in this prospectus and in the letter of transmittal, we will accept for exchange Outstanding Securities that are properly tendered on or before the expiration date and are not withdrawn as permitted below. We will keep the Exchange Offer open for not less than 20 business days from the date notice of the Exchange Offer is mailed. The expiration date for this Exchange Offer is 5:00 p.m., New York City time, on May 16, 2011, or such later date and time to which we, in our sole discretion, extend the Exchange Offer.
     The form and terms of the New Securities being issued in the Exchange Offer are the same as the form and terms of the Outstanding Securities, except that the New Securities being issued in the Exchange Offer:
•	will have been registered under the Securities Act;

•	will not bear the restrictive legends restricting their transfer under the Securities Act; and

•	will not contain the registration rights and additional interest provisions contained in the Outstanding Securities, as described above in “The Exchange Offer—Purpose of the Exchange Offer.”
     We expressly reserve the right, in our sole discretion:
•	to extend the expiration date of the Exchange Offer;

•	to delay accepting any Outstanding Units due to an extension of the Exchange Offer;

•	if any of the conditions set forth below under “—Conditions to the Exchange Offer” have not been satisfied, to terminate the Exchange Offer and not accept any Outstanding Securities for exchange; and

•	to amend the Exchange Offer in any manner, provided that in the event of a material change in the Exchange Offer, including the waiver of a material condition, we will extend the Exchange Offer period if necessary so that five business days remain in the Exchange Offer period following notice of a material change.
     We will give oral or written notice of any extension, delay, non-acceptance, termination or amendment as promptly as practicable by a public announcement, and in the case of an extension, no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date. Any such notice given in connection with any such extension, delay or amendment requiring the extension of the exchange offer will disclose the approximate amount of Outstanding Units tendered for exchange as of the date thereof. Without limiting the manner in which we may choose to make a public announcement of any extension, amendment or termination of the Exchange Offer, we will not be obligated to publish, advertise, or otherwise communicate any such announcement, other than by making a timely release to an appropriate news agency.
     During an extension, all Outstanding Securities previously tendered will remain subject to the Exchange Offer and may be accepted for exchange by us. Any Outstanding Securities not accepted for exchange for any reason will be returned without cost to the holder that tendered them promptly after the expiration or termination of the Exchange Offer.
Exchange Offer Procedures
     When the holder of Outstanding Securities tenders and we accept Outstanding Securities for exchange, a binding agreement between us and the tendering holder is created, subject to the terms and conditions set forth in this prospectus and the accompanying letter of transmittal. Except as set forth below, a holder of Outstanding Securities who wishes to tender Outstanding Securities for exchange must, on or prior to the expiration date:

•	transmit a properly completed and duly executed letter of transmittal, including all other documents required by such letter of transmittal, to The Bank of New York Mellon Trust Company, N.A., the exchange agent, at the address set forth below under the heading “The Exchange Agent”;

•	if Outstanding Securities are tendered pursuant to the book-entry procedures set forth below, the tendering holder must transmit an agent’s message to the exchange agent at the address set forth below under the heading “The Exchange Agent”; or

•	comply with the guaranteed delivery procedures described below.
     In addition (unless the tendering holder complies with the guaranteed delivery procedures described below), either:
•	the exchange agent must receive, on or prior to the expiration date, the certificates for the Outstanding Securities and the letter of transmittal; or

•	the exchange agent must receive, on or prior to the expiration date, a timely confirmation of the book-entry transfer of the Outstanding Securities being tendered into the exchange agent’s account at The Depository Trust Company (“DTC”), along with the letter of transmittal or an agent’s message in lieu thereof.
     The term “agent’s message” means a message, transmitted to DTC and received by the exchange agent and forming a part of a book-entry transfer, referred to as a “book-entry confirmation,” which states that DTC has received an express acknowledgment that the tendering holder agrees to be bound by the letter of transmittal and that we may enforce the letter of transmittal against such holder.
     The method of delivery of the Outstanding Securities, the letters of transmittal and all other required documents is at the election and risk of the holder. If such delivery is by mail, we recommend registered mail, properly insured, with return receipt requested. In all cases, you should allow sufficient time to assure timely delivery. No letters of transmittal or Outstanding Securities should be sent directly to us.
     Signatures on a letter of transmittal or a notice of withdrawal, as the case may be, must be guaranteed unless the Outstanding Securities surrendered for exchange are tendered:
•	by a holder of Outstanding Securities who has not completed the box entitled “Special Issuance Instructions” or “Special Delivery Instructions” on the letter of transmittal; or

•	for the account of an eligible institution.
     An “eligible institution” is a firm which is a member of a registered national securities exchange or a member of the National Association of Securities Dealers, Inc., or a commercial bank or trust company having an office or correspondent in the United States.
     If signatures on a letter of transmittal or notice of withdrawal are required to be guaranteed, the guarantor must be an eligible institution. If Outstanding Securities are registered in the name of a person other than the signer of the letter of transmittal, the Outstanding Securities surrendered for exchange must either:
•	be endorsed by, or accompanied by a written instrument or instruments of transfer or exchange, in satisfactory form as determined by us in our sole discretion, duly executed by the registered holder with the holder’s signature guaranteed by an eligible institution, or

•	be accompanied by appropriate powers of attorney,
in either case signed exactly as the name or names of the registered holder or holders appear on the Outstanding Securities.

     We will determine all questions as to the validity, form, eligibility (including time of receipt) and acceptance of Outstanding Securities tendered for exchange in our sole discretion. Our determination will be final and binding. We reserve the absolute right to:
•	reject any and all tenders of any Outstanding Security improperly tendered;

•	refuse to accept any Outstanding Security if, in our judgment or the judgment of our counsel, acceptance of the Outstanding Security may be deemed unlawful;

•	waive any defects or irregularities as to any particular Outstanding Security either before or after the expiration date; and

•	waive any conditions of the Exchange Offer before the expiration date, including the right to waive the ineligibility of any class of holder who seeks to tender Outstanding Securities in the Exchange Offer.
     If such waiver described above constitutes a material change, such waiver must occur five business days prior to the expiration of the offer.
     Our interpretation of the terms and conditions of the Exchange Offer as to any particular Outstanding Securities, including the letter of transmittal and the instructions to it, will be final and binding on all parties. Holders must cure any defects and irregularities in connection with tenders of Outstanding Securities for exchange within such reasonable period of time as we will determine, unless we waive such defects or irregularities. Neither we, the exchange agent nor any other person will be under any duty to give notification of any defect or irregularity with respect to any tender of Outstanding Securities for exchange, nor will any such persons incur any liability for failure to give such notification.
     If a person or persons other than the registered holder or holders of the Outstanding Securities tendered for exchange signs the letter of transmittal, the tendered Outstanding Securities must be endorsed or accompanied by appropriate powers of attorney, in either case signed exactly as the name or names of the registered holder or holders that appear on the Outstanding Securities.
     If trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity sign the letter of transmittal or any Outstanding Securities or any power of attorney, such persons should so indicate when signing, and you must submit proper evidence satisfactory to us of such person’s authority to so act unless we waive this requirement.
     By tendering, each holder will represent to us that, among other things, the person acquiring New Securities in the Exchange Offer is obtaining them in the ordinary course of its business, whether or not such person is the holder, and that neither the holder nor such other person has any arrangement or understanding with any person to participate in the distribution of the New Securities. If any holder or any such other person is an “affiliate,” as defined in Rule 405 under the Securities Act, of our company, or is engaged in or intends to engage in or has an arrangement or understanding with any person to participate in a distribution of the New Securities, such holder or any such other person:
•	may not rely on the applicable interpretations of the staff of the SEC; and

•	must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction.
     Each broker-dealer that receives New Securities for its own account in exchange for Outstanding Securities, where such Outstanding Securities were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such New Securities. The letter of transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act. See “Plan of Distribution” for a discussion of the exchange and resale obligations of broker-dealers in connection with the Exchange Offer.

Acceptance of Outstanding Securities for Exchange; Delivery of New Securities Issued in the Exchange Offer
     Upon satisfaction or waiver of all of the conditions to the Exchange Offer, we will accept, promptly after the expiration date, all Outstanding Securities properly tendered and will issue New Securities registered under the Securities Act. For purposes of the Exchange Offer, we will be deemed to have accepted properly tendered Outstanding Securities for exchange when, as and if we have given oral or written notice to the exchange agent, with written confirmation of any oral notice to be given promptly thereafter. See “—Conditions to the Exchange Offer” below for a discussion of the conditions that must be satisfied before we accept any Outstanding Securities for exchange.
     For each Outstanding Security accepted for exchange, the holder will receive a New Security registered under the Securities Act having a principal amount equal to, and in the denomination of, that of the surrendered Outstanding Security. Interest on the New Securities will accrue from the last interest payment date on which interest was paid on the Outstanding Securities surrendered in the Exchange Offer; provided, however, that if the New Securities are issued pursuant to the Exchange Offer during the period between a record date and the corresponding interest payment date in respect of the Outstanding Notes, then we will pay to the registered holders of Outstanding Securities as of such record date, on the corresponding interest payment date, interest accruing from the interest payment date immediately preceding the consummation of the Exchange Offer, and interest will accrue on the New Securities from the next succeeding interest payment date. Under the registration rights agreement, we may be required to make additional payments in the form of additional interest to the holders of the Outstanding Securities under circumstances relating to the timing of the Exchange Offer, as discussed above.
     In all cases, we will issue New Securities in the Exchange Offer for Outstanding Securities that are accepted for exchange only after the exchange agent timely receives:
•	certificates for such Outstanding Securities or a timely book-entry confirmation of such Outstanding Securities into the exchange agent’s account at DTC;

•	a properly completed and duly executed letter of transmittal or an agent’s message; and

•	all other required documents.
     If for any reason set forth in the terms and conditions of the Exchange Offer we do not accept any tendered Outstanding Securities, or if a holder submits Outstanding Securities in a greater amount than the holder desires to exchange, we will return such unaccepted or non-exchanged Outstanding Securities without cost to the tendering holder. In the case of Outstanding Securities tendered by book-entry transfer into the exchange agent’s account at DTC, such non-exchanged Outstanding Securities will be credited to an account maintained with DTC. We will return the Outstanding Securities or have them credited to DTC promptly after the expiration or termination of the Exchange Offer.
Book-Entry Transfers
     The exchange agent will make a request to establish one or more accounts at DTC for purposes of the Exchange Offer. Any financial institution that is a participant in DTC’s system must make book-entry delivery of Outstanding Securities by causing DTC to transfer the Outstanding Securities into the exchange agent’s account at DTC in accordance with DTC’s procedures for transfer. Such participant should transmit its acceptance to DTC on or prior to the expiration date or comply with the guaranteed delivery procedures described below. DTC will verify such acceptance, execute a book-entry transfer of the tendered Outstanding Securities into the exchange agent’s account at DTC and then send to the exchange agent confirmation of such book-entry transfer. The confirmation of such book-entry transfer will include an agent’s message confirming that DTC has received an express acknowledgment from such participant that such participant has received and agrees to be bound by the letter of transmittal and that we may enforce the letter of transmittal against such participant. Delivery of Outstanding Securities tendered in the Exchange Offer may be effected through book-entry transfer at DTC as applicable. However, the letter of transmittal or facsimile thereof or an agent’s message in lieu thereof, with any required signature guarantees and any other required documents, must be transmitted to and received by the exchange agent at the address set forth below under “—The Exchange Agent” on or prior to the expiration date or in accordance with the guaranteed delivery procedures described below.
Guaranteed Delivery Procedures
     If a holder of Outstanding Securities desires to tender such Securities and the holder’s Outstanding Securities are not immediately available, or time will not permit such holder’s Outstanding Securities or other required documents to reach the exchange agent at or prior to 5:00 pm New York City time on the expiration date, or the procedure for book-entry transfer cannot be completed on a timely basis, a tender may be effected if:
•	on or prior to the expiration date, the exchange agent receives from such eligible institution a properly completed and duly executed notice of guaranteed delivery, substantially in the form we have provided, by facsimile transmission, mail or hand delivery, setting forth the name and address of the holder of the Outstanding Securities being tendered and the amount of the Outstanding Securities being tendered. The notice of guaranteed delivery will state that the tender is being made and guarantee that within three New York Stock Exchange trading days after the date of execution of the notice of guaranteed delivery, the certificates for all physically tendered Outstanding Securities, in proper form for transfer, or a book-entry confirmation, as the case may be, together with a properly completed and duly executed letter of transmittal or agent’s message in lieu thereof with any required signature guarantees and any other documents required by the letter of transmittal will be deposited by the eligible institution with the exchange agent; and

•	the exchange agent receives the certificates for all physically tendered Outstanding Securities, in proper form for transfer, or a book-entry confirmation, as the case may be, together with a properly completed and duly executed letter of transmittal or agent’s message in lieu thereof with any required signature guarantees and any other documents required by the letter of transmittal, within three New York Stock Exchange trading days after the date of execution of the notice of guaranteed delivery.
Withdrawal Rights
     You may withdraw tenders of your Outstanding Securities at any time prior to 5:00 p.m., New York City time, on the expiration date. For a withdrawal to be effective, you must send a written notice of withdrawal to the exchange agent at one of the addresses set forth below under “—The Exchange Agent.” Any such notice of withdrawal must:
•	specify the name of the person having tendered the Outstanding Securities to be withdrawn;

•	identify the Outstanding Securities to be withdrawn, including the number or principal amount of such Outstanding Securities as specified in the Letter of Transmittal relating thereto; and

•	where certificates for Outstanding Securities are transmitted, specify the name in which Outstanding Securities are registered, if different from that of the withdrawing holder.
     If certificates for Outstanding Securities have been delivered or otherwise identified to the exchange agent, then, prior to the release of such certificates, the withdrawing holder must also submit the serial numbers of the particular certificates to be withdrawn and a signed notice of withdrawal with signatures guaranteed by an eligible institution unless such holder is an eligible institution. If Outstanding Securities have been tendered pursuant to the procedure for book-entry transfer described above, any notice of withdrawal must specify the name and number of the account at DTC to be credited with the withdrawn Outstanding Securities and otherwise comply with the procedures of such facility. We will determine all questions as to the validity, form and eligibility (including time of receipt) of such notices and our determination will be final and binding on all parties. Any tendered Outstanding Securities so withdrawn will be deemed not to have been validly tendered for exchange for purposes of the Exchange Offer. Any Outstanding Securities which have been tendered for exchange but which are not exchanged for any reason will be returned to the holder of those Outstanding Securities without cost to the holder. In the case of Outstanding Securities tendered by book-entry transfer into the exchange agent’s account at DTC, the Outstanding

Securities withdrawn will be credited to the account maintained with DTC for the Outstanding Securities designated by the holder. The Outstanding Securities will be returned or credited to this account promptly after withdrawal, rejection of tender or termination of the Exchange Offer. Properly withdrawn Outstanding Securities may be re-tendered by following one of the procedures described under “—Exchange Offer Procedures” at anytime on or prior to 5:00 p.m., New York City time, on the expiration date.
Conditions to the Exchange Offer
     We are not required to accept for exchange, or to issue New Securities in the Exchange Offer for, any Outstanding Securities and we may terminate or amend the Exchange Offer at any time before the acceptance of Outstanding Securities for exchange if:
•	any federal law, statute, rule or regulation is adopted or enacted, or any governmental agency creates limits, which in our judgment would reasonably be expected to prohibit, prevent or otherwise impair our ability to proceed with the Exchange Offer;

•	any stop order is threatened or in effect with respect to the registration statement of which this prospectus constitutes a part or the qualification of the indenture under the Trust Indenture Act of 1939, as amended; or

•	there is a change in the current interpretation by staff of the SEC which permits the New Securities issued in the Exchange Offer in exchange for the Outstanding Securities to be offered for resale, resold and otherwise transferred by such holders, other than broker-dealers and any such holder which is an “affiliate” of ours within the meaning of Rule 405 under the Securities Act, without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that the New Securities acquired in the Exchange Offer are acquired in the ordinary course of such holder’s business and such holder has no arrangement or understanding with any person to participate in the distribution of the New Securities.
     The preceding conditions are for our sole benefit and we may assert them regardless of the circumstances giving rise to any such condition. We may waive the preceding conditions in whole or in part at any time and from time to time in our sole discretion. If we do so, the Exchange Offer will remain open for at least five business days following any waiver of the preceding conditions. Similarly, in the event of a material change in the Exchange Offer, we will extend the Exchange Offer period as necessary to ensure that five business days remain in the Exchange Offer period following notice of such change.
     Our failure at any time to exercise the foregoing rights will not be deemed a waiver of any such right and each such right will be deemed an ongoing right which we may assert at any time and from time to time by announcing the exercise of such right in a manner reasonably calculated to inform holders of such exercise. Nevertheless, all conditions must be satisfied or waived prior to the expiration of the Exchange Offer (as extended, if applicable) in order for us to complete the Exchange Offer.
The Exchange Agent
     The Bank of New York Mellon Trust Company, N.A. has been appointed as our exchange agent for the Exchange Offer. All executed letters of transmittal should be directed to our exchange agent at the address set forth below. Questions and requests for assistance with respect to procedures for tendering Outstanding Securities, requests for additional copies of this prospectus or of the letter of transmittal and requests for notices of guaranteed delivery should be directed to the exchange agent addressed as follows:

By mail, hand delivery or overnight courier:
The Bank of New York Mellon Trust Company, N.A. as Exchange Agent
c/o The Bank of New York Mellon Corporation
Corporate Trust Operations — Reorganization Unit
480 Washington Boulevard — 27th Floor
Jersey City, New Jersey 07310
Attn: Mr. William Buckley
By facsimile transmission:
(for eligible institutions only)
Fax: 212-298-1915
Confirm by telephone:
Tel: 212-815-5788
     Delivery of the letter of transmittal to an address other than as set forth above or transmission of such letter of transmittal via facsimile other than as set forth above does not constitute a valid delivery of such letter of transmittal.
Fees and Expenses
     We will not make any payment to brokers, dealers or others soliciting acceptance of the Exchange Offer except for reimbursement of mailing expenses. We will pay the cash expenses to be incurred in connection with the Exchange Offer, including:
•	the SEC registration fee;

•	fees and expenses of the exchange agent and the trustee;

•	our accounting and legal fees;

•	printing fees; and

•	other related fees and expenses.
Transfer Taxes
     Holders who tender their Outstanding Securities for exchange will not be obligated to pay any transfer taxes in connection with the exchange. If, however, the New Securities issued in the Exchange Offer are to be delivered to, or are to be issued in the name of, any person other than the holder of the Outstanding Securities tendered, or if a transfer tax is imposed for any reason other than the exchange of Outstanding Securities in connection with the Exchange Offer, then the holder must pay any of these transfer taxes, whether imposed on the registered holder or on any other person. If satisfactory evidence of payment of, or exemption from, these taxes is not submitted with the letter of transmittal, the amount of these transfer taxes will be billed directly to the tendering holder.
Consequences of Failure to Exchange Outstanding Securities
     Holders that desire to tender their Outstanding Securities in exchange for New Securities registered under the Securities Act should allow sufficient time to ensure timely delivery. Neither the exchange agent nor we are under any duty to give notification of defects or irregularities with respect to the tenders of Outstanding Securities for exchange.
     Outstanding Securities that are not tendered or are tendered but not accepted will, following the consummation of the Exchange Offer, continue to be subject to the provisions in the indenture regarding the transfer and exchange of the Outstanding Securities and the existing restrictions on transfer set forth in the legend on the Outstanding Securities and in the offering memorandum dated March 31, 2010, relating to the Outstanding

Securities. Except in limited circumstances with respect to specific types of holders of Outstanding Securities, we will have no further obligation to provide for the registration under the Securities Act of such Outstanding Securities. In general, Outstanding Securities, unless registered under the Securities Act, may not be offered or sold except pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. We do not currently anticipate that we will take any action to register the Outstanding Securities under the Securities Act or under any state securities laws.
     Upon completion of the Exchange Offer, holders of the Outstanding Securities will not be entitled to any further registration rights under the registration rights agreement, except under limited circumstances.
     Holders of the New Securities and any Outstanding Securities that remain outstanding after consummation of the Exchange Offer will vote together as a single class for purposes of determining whether holders of the requisite percentage of the class have taken certain actions or exercised certain rights under the indenture.
Consequences of Exchanging Outstanding Securities
     Based on interpretations of the staff of the SEC, as set forth in no-action letters to third parties, we believe that the New Securities may be offered for resale, resold or otherwise transferred by holders of those New Securities, other than by any holder that is an “affiliate” of ours within the meaning of Rule 405 under the Securities Act. The New Securities may be offered for resale, resold or otherwise transferred without compliance with the registration and prospectus delivery provisions of the Securities Act, if:
•	the New Securities issued in the Exchange Offer are acquired in the ordinary course of the holder’s business; and

•	the holder, other than a broker-dealer, has no arrangement or understanding with any person to participate in the distribution of the New Securities issued in the Exchange Offer.
     However, the SEC has not considered this Exchange Offer in the context of a no-action letter and we cannot guarantee that the staff of the SEC would make a similar determination with respect to this Exchange Offer as in such other circumstances.
     Each holder, other than a broker-dealer, must furnish a written representation, at our request, that:
(a)	it is not an affiliate of our company;

(b)	it is not engaged in, and does not intend to engage in, a distribution of the New Securities issued in the Exchange Offer and has no arrangement or understanding to participate in a distribution of New Securities issued in the Exchange Offer;

(c)	it is acquiring the New Securities issued in the Exchange Offer in the ordinary course of its business; and

(d)	it is not acting on behalf of a person who could not make representations (a)-(c).
     Each broker-dealer that receives New Securities for its own account in exchange for Outstanding Securities must acknowledge that:
•	such Outstanding Securities were acquired by such broker-dealer as a result of market-making or other trading activities; and

•	it must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction, including the delivery of a prospectus that contains information with respect to any selling holder required by the Securities Act in connection with any resale of New Securities issued in the Exchange Offer.

     Furthermore, any broker-dealer that acquired any of its Outstanding Securities directly from us:
•	may not rely on the applicable interpretation of the SEC staff’s position contained in Exxon Capital Holdings Corp., SEC No-Action Letter (April 13, 1989), Morgan, Stanley & Co., Incorporated, SEC No-Action Letter (June 5, 1991) and Shearman & Sterling, SEC No-Action Letter (July 2, 1983); and

•	must also be named as a selling holder of the New Securities in connection with the registration and prospectus delivery requirements of the Securities Act relating to any resale transaction.
     See “Plan of Distribution” for a discussion of the exchange and resale obligations of broker-dealers in connection with the Exchange Offer.
     In addition, to comply with securities laws of certain state and foreign jurisdictions, the New Securities issued in the Exchange Offer may not be offered or sold in any such jurisdiction unless they have been registered or qualified for sale in such state or an exemption from registration or qualification is available and complied with by the holders selling the New Securities. We are not required to qualify generally to do business in any jurisdiction where we are not so qualified or to take any action which would subject us to general service of process or to taxation where we are not now so subject. Except as required by the registration rights agreement entered into with the initial purchasers of the Outstanding Units, we currently do not intend to register or qualify the sale of the New Securities in any state or foreign jurisdiction where an exemption from registration or qualification is required and not available.

USE OF PROCEEDS
We will not receive any cash proceeds from the issuance of the New Units. In consideration for issuing the New Units as contemplated by this prospectus, we will receive in exchange Outstanding Units in like amount and with like principal amount of underlying Notes, which will be canceled and as such will not result in any change in our indebtedness.

CAPITALIZATION
The table below shows the consolidated cash and cash equivalents and capitalization of Holdings as of November 28, 2010 on an actual basis. The information in the following table should be read in conjunction with “Selected Historical Consolidated Financial Data,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Description of Certain Indebtedness” and the consolidated financial statements of Holdings appearing elsewhere in this prospectus.

As of November
28, 2010
(Actual, dollars
in thousands)
Cash and cash equivalents	$17,935

Debt (1)(2)
12% Senior Secured Notes Due 2015	215,000
Second Lien Credit Facility (3)	79,936
Revolving Credit Facility (4)	—

Total debt before discount	294,936

Redeemable convertible preferred stock (5)
Series A Preference Shares - 6,561,242 par $1.50 shares issued and outstanding	99,229
Series B Preference Shares - 3,531,904.62 par $1.50 shares issued and outstanding	53,415
Contingent right to future issuance of Series B Preferred Shares (6)	5,518

Total redeemable convertible preferred stock	158,162

Stockholders’ deficit
Ordinary Shares - 28,809,184 par $0.5801 shares issued and outstanding	16,712
Series B Ordinary Shares - 15,511,605.38 par $0.5801 shares issued and outstanding (7)	8,998
Additional paid-in-capital	—
Accumulated deficit	(411,194)
Accumulated other comprehensive income	1,031

Total stockholders’ deficit	(384,453)

Total capitalization	$68,645

(1)	As of November 28, 2010, all outstanding term debt and the Revolving Credit Facility were guaranteed and secured.

(2)	As of November 28, 2010, none of our short-term or long-term bank and other loans or notes were guaranteed by an unaffiliated third party. The Revolving Credit Facility, the Notes underlying the Units offered hereby and the Second Lien Credit Facility are secured. See “Description of Certain Indebtedness.”

(3)	The Second Lien Credit Facility includes $4.4 million of interest paid in kind as of November 28, 2010.

(4)	As of November 28, 2010, there were no outstanding cash borrowings under the $25.0 million Revolving Credit Facility. See “Description of Certain Indebtedness—Revolving Credit Facility.”

(5)	Pursuant to the Subscription and Shareholders Agreement, upon the closing of the Recapitalization Transactions (i) 2,523,554.62 Series B Preference Shares of Holdings were issued to the Second Lien.

Lenders and (ii) 1,008,350.00 Series B Preference Shares of Holdings were issued to investors in the Original Units.

(6)	Certain additional share issuances to the Second Lien Lenders and the investors in the Original Units by Holdings are contingent upon the event that the Issuers do not repay all outstanding indebtedness under the Second Lien Credit Facility by April 30, 2013 or April 30, 2014. See “Description of Capital Shares—Subscription and Shareholders Agreement.”

(7)	Pursuant to the Subscription and Shareholders Agreement, upon the closing of the Recapitalization Transactions (i) 11,080,455.38 Series B Ordinary Shares of Holdings were issued to the Second Lien Lenders and (ii) 4,431,150.00 Series B Ordinary Shares of Holdings were issued to investors in the Original Units.
As of November 28, 2010, there were 22,498,209 ordinary shares issuable upon the exercise of stock options outstanding, with a weighted average exercise price of $0.72 per share, and 9,458,809 ordinary shares reserved for future grants under our stock option plan.
The holders of both classes of preference shares are entitled to dividends at an annual rate of 8% of the initial conversion price (as adjusted for any subdivisions, combinations, consolidations or distributions or dividends), on a non-cumulative basis, when and if declared, as determined by Holdings’ board of directors. Through November 28, 2010, no dividends have been declared or paid on any class of our preference shares or on any class of our ordinary shares.

SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA
The statements of operations data for fiscal 2010, 2009 and 2008 and the balance sheet data for fiscal 2010 and 2009 presented below have been derived from our audited consolidated financial statements, included elsewhere herein. The balance sheet data for fiscal 2008 and the selected historical consolidated financial data for the fiscal 2007 and 2006 have been derived from our audited financial statements not included in this document. The selected historical consolidated financial data for the nine-month periods ended November 28, 2010 and November 22, 2009 have been derived from our unaudited consolidated financial statements also appearing elsewhere herein, and which, in the opinion of management, include all adjustments consisting only of normal recurring adjustments, necessary for a fair statement of the results of the unaudited interim periods. This information should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the consolidated financial statements of Holdings, appearing elsewhere in this prospectus.

	Fiscal Years Ended					Nine Months Ended
	February 28,	February 22,	February 24,	February 25,	February 26,	November 28,	November 22,
	2010	2009	2008	2007	2006	2010	2009
						(Unaudited)	(Unaudited)
Statement of Operations Data:
Revenue
Product	$66,714	$92,362	$106,485	$113,073	$111,167	$52,835	$47,646
Service	137,699	150,662	152,301	146,710	150,618	101,359	103,885

Total revenue	204,413	243,024	258,786	259,783	261,785	154,194	151,531
Total cost of revenue	91,577	114,477	129,856	129,533	126,757	68,907	68,041

Gross profit	112,836	128,547	128,930	130,250	135,028	85,287	83,490
Total operating expenses	81,681	107,011	104,165	122,091	112,127	54,316	60,765

Profit from operations	31,155	21,536	24,765	8,159	22,901	30,971	22,725
Interest income	461	235	247	207	386	73	43
Interest expense	(25,307)	(32,820)	(36,153)	(32,799)	(21,110)	(32,071)	(19,537)
Loss on extinguishment of debt	—	—	—	—	—	(3,751)	—

Other income (expense), net	1,920	918	65	(20,506)	(278)	(1,579)	1,356

Income (loss) before income taxes	8,229	(10,131)	(11,076)	(44,939)	1,899	(6,357)	4,587
Provisions for income taxes	1,584	2,132	427	1,290	1,099	827	1,088

Net income (loss)	$6,645	$(12,263)	$(11,503)	$(46,229)	$800	$7,184	$3,499

(Dollars in thousands)

	Fiscal Years Ended					Nine Months Ended
	February 28,	February 22,	February 24,	February 25,	February 26,	November 28,	November 22,
	2010	2009	2008	2007	2006	2010	2009
						(Unaudited)	(Unaudited)
Balance Sheet Data:
Assets
Cash and cash equivalents	$56,768	$35,025	$13,467	$7,733	$19,059	$17,935	N/A
Property and equipment, net	16,841	21,507	29,063	21,497	29,228	14,352	N/A
Total assets	150,270	149,225	159,022	161,604	158,623	115,782	N/A
Total Liabilities redeemable convertible preferred stock and stockholders’ deficit
Current portion of long-term debt (1)	25,000	2,000	2,000	2,000	—	5,000	N/A
Accrued expenses (1)	17,706	30,433	31,949	34,952	37,638	20,248	N/A
Short-term deferred revenue (1)	42,029	39,025	40,169	40,184	32,018	31,007	N/A
Long-term debt, net of discount (1)(2)	291,906	316,144	304,385	297,000	140,685	245,417	N/A
Deferred revenue and other long-term liabilities (1)	9,892	8,158	10,954	6,071	2,295	12,177	N/A
Embedded derivatives (1)	—	—	—	—	1,507	19,656	N/A
Total redeemable convertible preferred stock (1)	93,612	86,678	80,257	74,312	208,137	158,162	N/A
Total stockholder’s deficit (1)	(337,731)	(344,622)	(326,772)	(307,092)	(280,391)	(384,453)	N/A
Cash Flow Data:
Net cash provided by (used in) operating activities	29,979	17,589	15,690	(12,066)	21,421	7,883	22,376
Net cash used in investing activities	(4,950)	(4,597)	(14,787)	(13,421)	(9,054)	(1,352)	(5,033)
Net cash (used in) provided by financing activities	(5,267)	8,861	5,466	14,579	(27,808)	(45,786)	(15,701)

(Dollars in thousands)

	Fiscal Years Ended									Nine Months Ended
	February 28,		February 22,		February 24,		February 25,	February 26,		November 28,		November 22,
	2010		2009		2008		2007	2006		2010		2009
										(Unaudited)		(Unaudited)
Other Financial Data:
Legacy product revenue	$24,813		$29,019		$46,924		$57,831	$61,551		$15,670		$16,572
ftServer product revenue	41,901		63,343		59,561		55,242	49,616		37,165		31,074
Depreciation and amortization	12,580		16,559		14,694		19,821	22,502		7,106		9,967
Capital expenditures	5,773		6,388		14,370		10,143	8,302		4,850		4,867
Ratio of earnings to fixed charges (3)(4)	1.3	x	0.7	x	0.7	x	—	1.1	x	0.8	x	1.2	x

(Dollars in thousands)

(1)	Balance sheet data is not presented in this prospectus as of November 22, 2009.

(2)	Includes all long-term obligations (including long-term debt and capital leases as defined in Rule S-02(28)(a) of Regulation S-X).

(3)	The ratio of earnings to fixed charges is computed by dividing earnings by fixed charges. For this purpose, “earnings” include net income (loss) before taxes and fixed charges. “Fixed charges” include interest expense, amortization of debt expense and one third of rental expense deemed to be representative of the interest factor in these rentals. For fiscal 2009, fiscal 2008, fiscal 2007 and the nine months ended November 28, 2010, earnings before fixed charges were insufficient to cover fixed charges by $10.1 million, $11.1 million, $44.9 million and $6.4 million, respectively.

(4)	For the year ended February 25, 2007, we recognized an earnings net loss as defined in (2) above and as a result, the ratio of earnings to fixed charges has not been presented for that period.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS
The following discussion and analysis of our operating and financial results should be read in conjunction with our consolidated financial statements contained elsewhere in this prospectus. This discussion and analysis contains forward-looking statements that involve risks, uncertainties and assumptions. Our actual results may differ materially from those anticipated in these forward-looking statements as a result of several factors, including those set forth under “Risk Factors” and elsewhere in this prospectus. Our consolidated financial statements and the financial information discussed below have been prepared in accordance with accounting principles generally accepted in the United States. Immaterial differences between numbers contained in such tables and in our audited and unaudited financial statements are due to rounding.
Overview
We are a leading global provider of a differentiated suite of continuous availability solutions for mission-critical enterprise applications for the enterprise data center and SMB. Our customer base includes some of the most recognizable companies in the world across a variety of large industries, including financial services, health care and life sciences, manufacturing and logistics, and government and public safety. We are a solutions provider of fault-tolerant servers and services to 99 of the top 200 Fortune Global 500 companies and we have more than 7,900 installed service systems worldwide. Our customers rely on our products and services for their critical computer-based operations that they require to be continuously or highly available for the proper functioning of their businesses. As a result, we believe that we have developed deep and highly strategic relationships with our customers, many of which have relied on us for multiple decades. Built on over 30 years of expertise and supported by a culture that strives to offer the highest level of service in the industry, we believe our solutions offer a level of depth and robustness that is unique in the industry.
We currently provide two lines of fault-tolerant servers, the legacy system family and the ftServer system family, each of which is supported by a technologically advanced worldwide service offering, along with a high-availability software solution through our Avance product.
The table set forth below shows our consolidated revenue for each of our product lines and service offerings:
•	Product revenue consists primarily of revenue generated from sales of our servers, which include our proprietary and other operating systems. We have experienced a decline in revenue from sales of legacy systems over the years due to a number of factors, including weakness in information technology spending, the emergence of newer and more competitive high-availability server products, the proprietary nature of the operating systems running on the legacy systems and a shift in our business focus to sales of ftServer systems. We expect our future product revenue growth largely to derive from sales of ftServer systems and our Avance software. We also intend to leverage our current installed base through add-on sales and upgrades.
•	Service revenue consists of revenue primarily generated from our customer support activities, which consist of maintenance contracts for which revenue typically is recognized ratably over the contractual period, services such as part repair, time and materials activities, installation, education, managed services and professional consulting services. In the nine-months ended November 28, 2010, over 99% of legacy server sales and 85% of ftServer system sales included service contracts. Our systems tend to remain under service and in operation for long periods of time, historically resulting in a relatively predictable service revenue stream.

	Fiscal Years Ended			Nine Months Ended
	February 28,	February 22,	February 24,	November 28,	November 22,
	2010	2009	2008	2010	2009
Legacy products	$24,813	$29,019	$46,924	$15,670	$16,572
ftServer products	41,901	63,343	59,561	37,165	31,074

Total product revenue	66,714	92,362	106,485	52,835	47,646
Customer service revenue	116,816	127,481	127,709	83,865	88,392
Solution services revenue	20,883	23,181	24,592	17,494	15,493

Total service revenue	137,699	150,662	152,301	101,359	103,885

Total revenue	$204,413	$243,024	$258,786	$154,194	$151,531

(Dollars in thousands)
We currently have research and development centers in the United States. Most of our product manufacturing is done through our Purchase and Distribution Agreement with NEC in Ibaraki, Japan. In addition, we operate manufacturing facilities in Maynard, Massachusetts, primarily for our legacy and previous generation ftServer product lines, and in Dublin, Ireland, where we remanufacture products for our remarketing support service operation. We maintain sales and service offices in 18 countries worldwide.
Revenue by Region

	Fiscal Years Ended						Nine Months Ended
	February 28,	% of	February 22,	% of	February 24,	% of	November 28,	% of	November 22,	% of
	2010	Rev	2009	Rev	2008	Rev	2010	Rev	2009	Rev
U.S.	$86,840	42.5%	$97,730	40.2%	$99,928	38.6%	$61,795	40.1%	$62,487	41.3%
EMEA	45,389	22.2	62,890	25.9	74,036	28.6	33,428	21.7	33,312	21.9
Japan	46,887	22.9	53,033	21.8	53,030	20.5	36,551	23.7	35,777	23.6
Asia-Pacific	22,958	11.2	27,609	11.4	23,787	9.2	18,892	12.3	18,159	12.0
Other	2,339	1.2	1,762	0.7	8,005	3.1	3,528	2.2	1,796	1.2

Total revenue	$204,413	100.0%	$243,024	100.0%	$258,786	100.0%	$154,194	100.0%	$151,531	100.0%

(Dollars in thousands)
(“EMEA” includes Europe, Middle East and Africa, “Asia-Pacific” includes Asia, Australia and New Zealand and “Other” includes Mexico, Central America and South America.)
Over the prior three fiscal years, our results of operations have been adversely affected by a number of factors, including weakness in information technology spending. We believe that such factors may continue to affect our results of operations. In addition, a substantial portion of our quarterly revenue historically has been recorded in the final weeks of each fiscal quarter, and we expect that this pattern will continue for the foreseeable future.
Restructuring Programs
In order to better align expenses with anticipated revenues, we implemented restructuring programs in fiscal 2010, 2009 and 2008. These programs were designed to streamline our business model and centralize certain functions. As a result, we recorded significant restructuring and other related charges in fiscal 2010, 2009, and 2008.
Our fiscal 2010 restructuring program (“2010 Restructuring Program”) included a reduction in worldwide headcount of 26 employees as well as a reduction in operational costs. We recorded a charge of $1.8 million related to severance and fringe benefits and a credit of $0.3 million related to Ireland Development Authority (“IDA”) grants previously recorded as restructuring expenses due to the expiration of a statute of limitations.
Our fiscal 2009 restructuring program (“2009 Restructuring Program”) took place in the first half of fiscal year 2009, after an outside consulting firm was hired to review our business to identify areas for improving profitability. From this profitability analysis, we developed a plan to significantly reduce operating expenses. These expense actions included a reduction in worldwide headcount of 91 employees as well as a reduction in operational costs. We recorded a charge of $8.4 million related to severance and fringe benefits along with $0.3 million related to facility charges.
Our fiscal 2008 restructuring program (“2008 Restructuring Program”) was a result of the integration of our acquisition of Emergent Network Solutions into our operations and consisted of a reduction of workforce of 32 employees. At this time, we implemented a restructuring program as part of our consolidation of telecommunications industry product offerings and engineering activities. In conjunction with this action, we also reduced certain other costs across our operations in order to better align expenses with anticipated revenues. We recorded a charge of $1.9 million related to severance and fringe benefits.

From this profitability analysis, we developed a plan to significantly reduce operating expenses. These expense actions included a reduction in worldwide headcount of 86 employees as well as a reduction in operational costs. We recorded a charge of $8.4 million related to severance and fringe benefits and a charge of $0.3 million related to facility charges and other exit costs.
For further information regarding these restructurings, see Note 3 to our audited consolidated financial statements.
Recent Sale of Business
On January 2, 2009, we sold our proprietary Emergent Networks Solutions VOIP Software business and certain net assets related to our telecommunications business (collectively, the “Emergent Business”) for $1.9 million in cash and $5.0 million in an 8% two-year note receivable. Assets sold included specific telecommunication inventory and fixed assets, prepaid expenses, intangible assets and certain product and service contracts. Liabilities assumed by the acquirer consisted of accrued vacation for 43 employees and contractors that were transferred, along with accounts payable and deferred revenue. The Emergent Business generated sales of $8.8 million in fiscal year ended February 22, 2009. We recorded a loss on disposal of $0.1 million in fiscal 2009 and a gain on disposal of $0.8 million in fiscal 2010.
In January 2010, we commenced litigation against the purchaser of the Emergent Business relating to a delinquency in the payment of $1.6 million due under the two-year note receivable. On April 14, 2010 we settled the lawsuit and received a final payment of $3.8 million relating to the sale of the Emergent Business, $3.7 million of which was allocated to the reduction of principal on the two-year note receivable, the remainder of which was allocated to interest income and the reimbursement of legal fees relating to the lawsuit. We recorded a gain on sale of $3.7 million during the first quarter of fiscal 2011.
Non-Cash Stock Compensation
We participate in and are able to grant options under a broad-based employee stock option program based on Holdings’ stock. The accounting standard for stock based compensation requires that all share-based payments to employees be recognized in the statements of operations based on their fair values. We recognize the expense using the straight-line attribution method. The stock-based compensation expense recognized in the consolidated statements of operations is based on awards that ultimately are expected to vest; therefore, the amount of expense has been reduced for estimated forfeitures. Estimates of forfeitures are revised, if necessary, in subsequent periods if actual forfeitures differ from these estimates based on historical experience. If actual results differ significantly from these estimates, stock-based compensation expense and our results of operations could be materially impacted. In addition, if we employ different assumptions in the application of this accounting standard, the compensation expense that we record in future periods may differ significantly from what we have recorded in the current period.
In March 2009, in order to address the expiration of a large number of outstanding options held by employees and the fact that all of our stock options were at exercise prices significantly higher than the fair market value of our ordinary stock, the Board of Directors approved a 2-phase employee stock option regrant and exchange program (The 2009 Stock Option Program, or the “Program”). Phase 1 of the Program, which commenced April 6, 2009 and expired April 24, 2009, authorized the grant of new options to employees whose outstanding options would contractually expire between April 29, 2009 and June 29, 2009. Employees who elected to participate in Phase 1 would receive a new, fully vested stock option for the number of shares equal to those expiring (the “eligible options”). The eligible options would be allowed to expire. A total of 3,292,457 stock options were granted under Phase 1 on May 1, 2009. The new stock options have an exercise price of $0.60 per share, which is greater than the fair market value of our ordinary stock on May 1, 2009.

Phase 2 of the Program, which commenced June 8, 2009 and expired June 26, 2009, gave employees the opportunity to exchange eligible stock options on a 1:1 basis for a grant of new stock options with a vesting schedule equal to that of the exchanged option. All unexercised stock options granted between July 1, 1999 and February 22, 2009 and not eligible to participate in Phase 1 were eligible for Phase 2. A total of 13,687,663 stock options were cancelled and regranted under Phase 2 on July 1, 2009. The new stock options have an exercise price of $0.60 per share, which is greater than the fair market value of our ordinary stock on July 1, 2009.
Participation in the 2009 Stock Option Program was conditioned upon the optionees’ continued employment through each respective grant date. All of the new stock options were issued under the Stratus Technologies, Inc. Stock Incentive Plan, as amended and restated, and are subject to its terms and conditions. The new stock options will expire ten years from the grant date. Using the Black-Scholes option pricing model, we determined that the fair value of the Phase 1 stock options was $0.2466 per share. As all of the Phase 1 options were fully-vested on the grant date, we recognized stock-based compensation expense totaling $0.8 million in May 2009.
As the grant of the Phase 2 options represented a modification of the unvested eligible options, we (1) measured the fair value of the original options immediately before the modification and (2) measured the fair value of the modified options, to determine the incremental compensation cost. The sum of the incremental cost and the remaining unrecognized compensation expense for the original options will be recognized over the remaining service period of the options. The weighted-average stock-based compensation expense related to the Phase 2 options was $0.2103 per share. We recognized $2.5 million of stock-based compensation expense related to the fully-vested portion of these options in July 2009.
During fiscal 2010, 2009 and 2008, all of the stock options granted were non-qualified stock options with exercise prices greater than or equal to the fair market value on the date of grant. The weighted-average fair value of all stock options granted during fiscal 2010, 2009 and 2008 was $0.22, $0.09, and $0.64 per share, respectively.
Stock-based compensation expense in the amount of $4.0 million, $0.4 million and $0.5 million was recorded for the fiscal 2010, 2009 and 2008, respectively.
There was no stock-based compensation expense associated with the 2010, the 2009, or the 2008 Restructuring Programs.
Critical Accounting Policies
Certain accounting policies require the application of judgment by management in selecting appropriate assumptions for calculating financial estimates, which inherently contain some degree of uncertainty. Management bases its estimates on historical experience and various other assumptions that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the reported carrying values of assets and liabilities and the reported amounts of revenue and expenses that may not be readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions. We believe the following are some of the more critical accounting policies and related judgments and estimates used in the preparation of our consolidated financial statements: fair value of April 2010 refinancing, revenue recognition, inventory valuation, long-lived assets, goodwill and intangible assets and warranty. See Note 2 to our audited consolidated financial statements for additional information on our accounting policies affecting our financial condition and results of operations.
Fair Value of April 2010 Refinancing
As part of the debt refinancing discussed in Note 6 to our interim consolidated financial statements, we allocated the proceeds received from investors to the multiple financial instruments issued and several features embedded within the financial instrument arrangements based on their fair values. Such allocation required significant judgment, and we were assisted by an independent valuation firm in determining fair value for the financial instruments and embedded features. See Note 6 to our interim consolidated financial statements for a discussion of the related accounting and the values derived for this transaction. The instruments and features valued include the following:
•	A second lien loan (“Lien 2”), issued pursuant to the Second Lien Credit Agreement

•	Senior secured notes (the “Notes”)

•	Our right to redeem the debt at a specified price in the event of a future equity offering, the right of our creditors to sell back the debt to us at a specified price in the event of a change in control, and our requirement to make an offer to redeem a portion of the debt using a formula based on certain cash-flow metrics on the last day of each fiscal year ending on or after February 27, 2011 (collectively referred to as the “Embedded Derivatives”).

•	Preferred stock and ordinary stock (the “Preferred and Ordinary Shares”)

•	The Lien 2 holders’ contingent right to additional preferred and ordinary stock should we not repay Lien 2 in full by either April 30, 2013 or April 30, 2014 (the “Contingent Equity”).
The first phase in valuing the above instruments and features required that we determine our enterprise value. We used the income approach to estimate our fair value, which is a valuation technique that provides an estimation of the fair value of a business based on the future cash flows that it can be expected to generate. Significant judgment is required in estimating future cash flows the business is expected to generate , the rate of return used to convert the projected cash flows to their present value, and the present value of the residual value of the business. We selected this valuation methodology because we believe it provides the most reliable valuation indicator as it is based on our long-term financial projections which allows us to capture anticipated changes in areas such as product mix and cost structure.
Our enterprise value was then allocated among the debt and equity financial instruments such that the total value of the debt and equity equals the estimated enterprise value as derived above.
The income approach was used to value Lien 2. The cash flows for Lien 2 were projected as of the valuation date based on the contractual terms and conditions contained within the Second Lien Credit Agreement. The cash flows generated were discounted to their present value using an estimated rate of return that reflected the relative risk of the security, as well as the time value of money. Factors used to determine the appropriate discount rate included an estimate of our credit quality based on comparable company financial metrics, seniority of the debt relative to our other outstanding financial instruments, as well as the interest terms under the Second Lien Credit Agreement.
We valued the Notes and Embedded Derivatives by deriving all of the possible combinations that could occur to cause one of the Embedded Derivatives to be triggered and assigning probabilities to each possible combination (the “Decision Tree”). Depending on the combination identified, we constructed a payment schedule for the Notes and discounted the cash flows to their present values using a discount rate that gives the Notes the value as determined above. The value of the Notes (including the Embedded Derivatives) is the weighted average present value of all paths, and the value of each of the Embedded Derivatives was determined by including or removing the respective derivative feature in the Decision Tree.
To value the Preferred and Ordinary Shares, we subtracted the value of the outstanding debt instruments (see above for further discussion) from our enterprise value and then allocated the remaining value to our various classes of equity. To allocate the remaining equity value to our individual classes of securities, we viewed each security as a call option on our underlying assets, which were valued using a Black-Scholes option pricing model (the “Black-Scholes Model”). The assumptions required to estimate the value of an option using the Black-Scholes Model are the value of the underlying equity, the expected term or exercise date, the volatility of the equity and a risk free interest rate. The fair value of the underlying equity was determined in the valuation of Lien 2 as discussed above. The expected term is the expected date of a liquidity event; the exercise price for the preference shares was estimated as a function of their liquidation preference; the exercise price for an option is the strike price of the option; volatility was estimated based on comparable public company data; and the risk free rate of interest was approximated as the yield for a U.S. Treasury security having a maturity similar to the expected term.
There are three scenarios for how many shares of preferred and common stock may be issued to the Lien 2 holders. Under the first scenario, Lien 2 holders will receive only what was issued as part of the initial refinancing transaction. The amounts received by Lien 2 holders under the other two scenarios are dependent upon whether we fail to repay Lien 2 in full by the dates indicated above. In order to value the Contingent Equity, we estimated the probability of each of the three scenarios and determined what our capitalization table would look like in each scenario. We then valued our equity securities using the same methodology as discussed above for the Preferred and Ordinary Shares and calculated the probability weighted average value of the equity shares that would be owned by the Lien 2 holders. Due to the fact that the number of shares of preferred and common stock issued as part of the initial refinancing transaction was fixed, the value of the Contingent Equity is equal to the difference between the weighted average value of shares of preferred and common stock to be issued to the Lien 2 holders should we not repay Lien 2 in full, and the value of such shares as determined upon the initial refinancing transaction.
For more information concerning the transactions to which these valuation assumptions relate and the terms and conditions of the various instruments and features described above, see “Prospectus Summary — Recapitalization Transactions,” “Certain Relationships and Related Party Transactions,” “Description of the New Units,” “Description of the New Notes,” and “Description of Capital Shares.”
Revenue recognition
     We sell our products, which consist of hardware and software, and our services to end users, resellers and other third-party channels. The Company excludes sales tax, value-added tax, consumption tax and any other similar taxes from revenue. Our hardware products are integrated with software that is essential to the functionality of the equipment. Accordingly, we account for revenue in accordance with the accounting standards for software revenue recognition and all related interpretations. Our transactions frequently include the sale of products and services under multiple element arrangements.

     Revenue is recognized when persuasive evidence of an arrangement exists, delivery of the product or performance of the services has occurred, title and risk of loss has passed to the customer, the fee is fixed or determinable, and collection is probable. We use the residual method to allocate revenue when a transaction includes one or more elements to be delivered and vendor specific objective evidence (“VSOE”) of the fair value of all undelivered elements exists. Under the residual method, the fair value of the undelivered elements is deferred and the remaining portion of the arrangement fee is recognized as revenue. VSOE is based on the fee charged when these elements are sold separately. If evidence of the fair value of one or more undelivered elements does not exist, all revenue is deferred and recognized (1) when delivery of the last element occurs, (2) when fair value can be established or (3) when the only remaining undelivered element is maintenance and support, the entire fee is recognized ratably over the remaining maintenance and support term. If an arrangement includes subjective or other customer acceptance provisions beyond standard acceptance provisions that the product conforms to standard published specifications, revenue recognition occurs upon the earlier of receipt of written customer acceptance or expiration of the acceptance period.
     Transactions may include trade-in rights, upgrade rights or other related provisions. Revenue recognition on transactions involving trade-in or upgrade rights is deferred until such rights have lapsed or original product has been returned and/or related products have been delivered and all other revenue recognition criteria have been met. For coupons and specified future discounts, the related amount is deferred until such rights have lapsed or related products have been delivered.
     When product is sold together with services, product revenue is recognized upon delivery, provided that (1) the above criteria have been met, (2) payment for product is not dependent upon the performance of the services, and (3) the services do not involve significant customization, implementation, or integration of the product and are not essential to the functionality of the product that was delivered. If services involve significant customization, implementation or integration, revenue for the services and the related product is generally recognized as the services are performed using the percentage of completion method. The maintenance and support fee is unbundled from the other elements and revenue is recognized ratably over the maintenance and support term. When VSOE does not exist for maintenance and support, then all revenue is deferred until completion of the professional services, at which time the entire fee is recognized ratably over the remaining maintenance and support period. Estimates of total labor hours required to perform the related services and actual labor hours pertaining to the related services incurred during a period, and to date, are used in applying the percentage of completion method. If customer acceptance is uncertain at the outset of the arrangement, revenue for services and the related product is recognized under the completed contract method.
     If the fee due from the customer is not fixed or determinable, revenue is recognized as payment is due from the customer, assuming all other revenue recognition criteria have been met. Generally, we consider arrangements with extended payment terms not to be fixed or determinable. If collection is not considered probable, revenue is recognized upon receipt of cash. In certain regions or countries where collection risk is considered to be high, such as Latin America, and certain Asian and Eastern European countries, revenue is generally recognized only when full cash payment is received from the customer or when a formal letter of credit has been put in place.
     Revenue for arrangements with resellers is generally recognized when we deliver product as designated by the reseller, and all other revenue recognition criteria have been met. Delivery is generally directly to end users or to the reseller if the reseller is integrating the product into its offering or otherwise designates such. If we continue to participate in sales to the end user, revenue is deferred and recognized when product is sold through to the end user based on evidence provided by the reseller, provided all other revenue recognition criteria have been met (“sell through”). On a limited basis, when we provide a reseller with stock rotation rights or any other return rights and all other revenue recognition criteria have been met, revenue is deferred until the rights have lapsed.
     Maintenance and support services are recognized ratably over the life of the maintenance and support service period, which typically is one year. Maintenance and support services include telephone support and unspecified rights to product upgrades and enhancements on a when and if available basis. Installation and other consulting service revenues are recognized as performed subject to all other revenue recognition criteria being met.
     Stratus records deferred revenue for product shipped to customers and related services where amounts are billed pursuant to a contractual right and collection occurs or is probable prior to satisfying revenue recognition criteria.

     Shipping charges billed to customers are included in revenue and the related shipping costs are included in cost of revenue.
Inventory Valuation
     Inventory is valued at the lower of cost (first-in, first-out) or market. We consider recent historic usage and future demand by analyzing the release of future products in estimating the realizable value of its inventory. We record a provision upon determination that inventory is excess or obsolete.
Goodwill and intangible assets
     Goodwill and intangible assets with indefinite useful lives are not amortized and are tested for impairment at least annually or whenever events and circumstances suggest that the carrying amount may not be recoverable using estimated discounted future cash flows.
Long-lived assets
     Long-lived assets and amortizable intangible assets are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of such assets may not be recoverable. We periodically evaluate our long-lived assets for potential impairment whenever events or circumstances suggest that the carrying amount of an asset or group of assets is not recoverable. If we believe an indicator of potential impairment exists, we test to determine whether impairment recognition criteria have been met. To analyze a potential impairment, we project undiscounted future cash flows expected to result from the use and eventual disposition of the asset or group of assets over the primary asset’s remaining useful life. If these projected cash flows are less than the carrying amount, an impairment loss is recognized in the consolidated statements of operations based on the difference between the carrying value of the asset or asset group and its fair value.
Warranty
     We warrant that our products will perform in all material respects in accordance with our standard published specifications in effect at the time of delivery of the products to the customer. We offer product warranties generally ranging from 30 days to 1 year. We estimate the costs that may be incurred under each product’s basic limited warranty and record a liability in the amount of such costs at the time product revenue is recognized. Factors that affect the warranty liability include the number of installed units, whether the units are covered by service contracts, historical and anticipated rates of warranty claims and cost per claim. We periodically assess the adequacy of each product’s recorded warranty liability and adjust the amount as necessary.
Results of Operations
The following tables summarize our results of operations for fiscal 2010, 2009 and 2008 and for the nine-month periods ended November 28, 2010 and November 22, 2009. Percentages in the below table are based on total revenue.

	Fiscal Years Ended			Nine Months Ended
	February 28,	February 22,	February 24,	November 28,	November 22,
	2010	2009	2008	2010	2009
				(Unaudited)	(Unaudited)
Revenue
Product	$66,714	$92,362	$106,485	$52,835	$47,646

Service	137,699	150,662	152,301	101,359	103,885

Total revenue	204,413	243,024	258,786	154,194	151,531
Product	30,011	46,939	56,236	24,721	21,768
Service	61,566	67,538	73,556	44,186	46,273
Management and transaction costs	—	—	64	—	—

Total cost of revenue	91,577	114,477	129,856	68,907	68,041

Gross profit	112,836	128,547	128,930	85,287	83,490

Research and development	30,280	33,837	34,861	20,514	22,959
Sales and marketing	28,867	36,126	44,058	21,826	21,422
General and administrative	19,193	25,362	19,028	14,707	14,621
Amortization of intangibles	1,975	2,227	2,096	52	1,497
Restructuring and asset impairment charges	1,484	8,652	1,881	55	(341)
(Gain) loss on sale of subsidiary	(818)	107	—	(3,655)	82
Management fees	700	700	2,241	817	525

Total operating expenses	81,681	107,011	104,165	54,316	60,765

Profit from operations	31,155	21,536	24,765	30,971	22,725
Interest income	461	235	247	73	43
Interest expense	(25,307)	(32,820)	(36,153)	(32,071)	(19,537)
Loss on extinguishment of debt	—	—	—	(3,751)	—
Other income (expense), net	1,920	918	65	(1,579)	1,356

Profit (loss) before income taxes	8,229	(10,131)	(11,076)	(6,357)	4,587
Provision for income taxes	1,584	2,132	427	827	1,088

Net income (loss)	$6,645	$(12,263)	$(11,503)	$(7,184)	$3,499

(Dollars in thousands)

	Fiscal Years Ended			Nine Months Ended
	February 28,	February 22,	February 24,	November 28,	November 22,
	2010	2009	2008	2010	2009
				(Unaudited)	(Unaudited)
Revenue
Product	32.6%	38.0%	41.1%	34.3%	31.4%
Service	67.4	62.0	58.9	65.7	68.6

Total revenue	100.0	100.0	100.0	100.0	100.0
Product	14.7	19.3	21.8	16.0	14.4
Service	30.1	27.8	28.4	28.7	30.5
Management and transaction costs	—	—	0.0	—	—

Total Cost of Revenue	44.8	47.1	50.2	44.7	44.9

Gross profit	55.2	52.9	49.8	55.3	55.1

Research and development	14.8	13.9	13.5	13.3	15.2
Sales and marketing	14.1	14.9	17.0	14.2	14.1
General and administrative	9.4	10.4	7.4	9.5	9.6
Amortization of intangibles	1.0	0.9	0.8	0.0	1.0
Restructuring and asset impairment charges	0.7	3.6	0.7	0.0	(0.2)
(Gain) loss on sale of subsidiary	(0.4)	0.0	—	(2.4)	0.1
Management fees	0.3	0.3	0.9	0.5	0.3

Total operating expenses	40.0	44.0	40.3	35.1	40.1

Profit from operations	15.2	8.9	9.5	20.2	15.0
Interest income	0.2	0.1	0.1	0.0	0.0
Interest expense	(12.2)	(13.5)	(13.8)	(20.8)	(12.9)
Loss on extinguishment of debt	—	—	—	(2.6)	—
Other income (expense), net	0.9	0.4	0.0	(1.0)	0.9

Profit (loss) before income taxes	4.1	(4.1)	(4.2)	(4.2)	3.0
Provision for income taxes	0.8	0.9	(0.2)	0.5	0.7

Net income (loss)	3.3%	(5.0%)	(4.4%)	(4.7%)	2.3%

(Dollars in thousands)

Nine Months Ended November 28, 2010 Compared to Nine Months Ended November 22, 2009
Revenue
Total revenue for the nine months ended November 28, 2010 increased by 1.8% to $154.2 million from $151.5 million for the same period in fiscal 2010.

	9 Months Ended		Increase (Decrease)
	November 28,	November 22,
	2010	2009	FY11 vs. FY10
			$	%
Product revenue	$52,835	$47,646	$5,189	10.9%
Service revenue	101,359	103,885	(2,526)	(2.4)

Total revenue	$154,194	$151,531	$2,663	1.8%
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(Dollars in thousands)
Product Revenue. Product revenue for the nine months ended November 28, 2010 increased by 10.9% to $52.8 million from $47.6 million for the same time period in fiscal 2010. This was primarily due to growth in ftServer sales within EMEA and Asia Pacific for the Windows product of $5.2 million. Contributing to this were significant ftserver purchases by a long term customer, primarily in Germany and also in the US and Asia Pacific region, as well as strong growth in China through a strategic partner. Legacy sales were slightly lower than the previous year, as discussed above, despite strong Continuum sales in Latin America of $0.7 million and $0.5 million in deals with financial services customers in the US and EMEA. Avance sales also increased by $0.6 million. In addition, there was a favorable foreign exchange impact of $0.8 million compared to the prior year.

	9 Months Ended		Increase (Decrease)
	November 28,	November 22,
	2010	2009	FY11 vs. FY10
			$	%
Continuum	$2,848	$2,034	$814	40.0%
V-Series	12,822	14,538	(1,715)	(11.8)

Total Legacy	15,670	16,572	(901)	(5.4)

Windows	26,266	21,618	4,648	21.5
Linux	7,489	6,471	1,018	15.7
VMware	2,676	2,739	(63)	(2.3)
Avance	734	129	604	468.2
Emergent	—	117	(117)	(100.0)

Total ft	37,165	31,074	6,090	19.6

Total product revenue	$52,835	$47,646	$5,189	10.9%

(Dollars in thousands)
Service Revenue. Service revenue for the nine months ended November 28, 2010 decreased by 2.4% to $101.4 million from $103.9 million for the same time period in fiscal 2010. This decrease was primarily due to Legacy product attrition, resulting in a decrease of $6.0 million. This was partially offset by growth in ftServer maintenance of $1.4 million, which was primarily attributable to increased ftServer product revenue as well as initiatives to increase service attach rates. Additionally, an increase in solution services revenue of $2.0 million was due to increased performance in Japan, as well as an increase in managed services associated with a long term customer. In addition, there was a favorable foreign exchange impact of $0.6 million compared to the prior year.
Gross Profit
Gross profit for the nine months ended November 28, 2010 increased by 2.2% to $85.3 million from $83.5 million for the same time period in fiscal 2010. Gross profit margin for those time periods increased slightly to 55.3% from

55.1%, primarily as a result of increased solution services revenue and margins, as well as increased product revenue. These were partially offset by decreased customer service revenue.
Product gross profit for the nine months ended November 28, 2010 increased by 8.6% to $28.1 million from $25.9 million for the same period in fiscal 2010. Product gross profit margin for those time periods decreased from 54.3% to 53.2%. This decrease was primarily due to increased Continuum and Windows margins of $3.0 million compared to the prior year. This was partially offset by decreased V-Series margins of $1.5 million. In addition, there was a favorable foreign exchange impact of $0.8 million compared to the prior year.
Service gross profit for the nine months ended November 28, 2010 decreased by 0.8% to $57.2 million from $57.6 million for the same period in fiscal 2010. Service gross profit margin for those time periods increased from 55.5% to 56.4%. This was primarily due to decreased customer service revenue and increased royalty costs of $0.7 million. These were partially offset by increased solution services revenue, decreased non-cash stock compensation booked in the prior year of $0.6 million, decreased bad debt expense related to an EMEA customer in the prior year of $0.7 million, and decreased depreciation of $0.9 million. In addition, there was a net unfavorable foreign exchange impact of $0.1 million compared to the prior year.
Research and Development
Research and development expenses for the nine months ended November 28, 2010 decreased by 10.6% to $20.5 million from $23.0 million for the same period in fiscal 2010. Research and development expenses as a percentage of total revenue decreased in the nine months ended November 28, 2010 to 13.3% from 15.2% during the same period in fiscal 2010. This was primarily due to the fourth quarter of fiscal 2010 reduction in force resulting in lower payroll and facility costs, lower payroll as a result of the second quarter of fiscal 2010 salary reduction and the non-cash stock compensation of $0.9 million.
Sales and Marketing
Sales and marketing expenses for the nine months ended November 28, 2010 increased by 1.9% to $21.9 million from $21.4 million during the same period in fiscal 2010. Sales and marketing expenses as a percentage of total revenue increased in the nine months ended November 28, 2010 to 14.2% from 14.1% during the same period in fiscal 2010. Sales and marketing expenses were higher primarily due to increased marketing headcount and associated payroll related costs and increased commission costs of $0.9 million. These were partially offset by lower non-cash compensation of $0.6 million, decreased marketing program expenses of $0.3 million and lower bad debt expenses. In addition, there was an unfavorable foreign exchange impact of $0.2 million compared to the prior year.
General and Administrative
General and administrative expenses for the nine months ended November 28, 2010 increased by 0.6% to $14.7 million from $14.6 million during the same time period in fiscal 2010. General and administrative expenses as a percentage of total revenue decreased slightly in the nine months ended November 28, 2010 to 9.5% from 9.6% in the same time period in fiscal 2010. This increase was primarily due to charges for retention payments of $0.9 million, increased facility costs of $0.4 million, along with increased audit and consulting costs. These were partially offset by the Fiscal 2010 non-cash compensation of $1.1 million, the second quarter of fiscal 2010 salary reduction, the fourth quarter of fiscal 2010 reduction in force and lower depreciation. In addition, there was an unfavorable foreign exchange impact of $0.2 million compared to the prior year.
Amortization of Intangibles
Amortization of intangibles for the nine months ended November 28, 2010 decreased by 96.5% to $0.1 million from $1.5 million during the same time period in fiscal 2010 due to the completion of amortization for several customer related intangible assets.

Restructuring Charges
Restructuring charges for the nine months ended November 28, 2010 increased by $0.4 million to $0.1 million from ($0.3) million during the same time period in fiscal 2010. This was primarily due to the fiscal 2010 expiration of a liability originally recorded in fiscal 2006. See Note 3 of our audited financial statements.
Gain (loss) on Sale of Subsidiary
Gain on sale of business for the nine months ended November 28, 2010 increased by $3.7 million to $3.7 million from a loss on sale of business of $0.1 million during the same time period in fiscal 2010. This was due to the fiscal 2009 sale of the Emergent Networks Solution Voice over Internet Protocol (“VOIP”), Software Business and Certain Net Assets related to our Telecommunications Business (collectively, the “Emergent Business”) in January 2009 business in fiscal 2010. See Note 12 of our interim financial statements.
Management and Transaction Costs
Management and transaction fees of $0.8 million for the nine months ended November 28, 2010 and $0.5 million in the nine month period ended November 22, 2009 were included as operating expenses. These are primarily comprised of fees of $0.5 million for each nine month period for our private equity sponsors. These fees are accrued and will be paid only after fully satisfying our debt obligations. Additionally, on April 30, 2010 we entered into a four year agreement with an investment bank for advisory services and incurred expenses of $0.3 million for the nine month period ended November 28, 2010.
Profit from Operations
As a result of the above factors profit from operations for the nine months ended November 28, 2010 increased by $8.2 million to $31.0 million from $22.7 million during the same time period in fiscal 2010. Operating margin for those time periods increased from 15.0% to 20.1%, primarily as a result of the Emergent Business payment, increased product and solution services margins, continued impact of the second quarter of fiscal 2010 salary reduction and fourth quarter of fiscal 2010 reduction in force, reduced fiscal 2010 non-cash stock compensation and decreased depreciation and amortization. These were partially offset by increased payroll expenses related to new marketing hires, increased commission costs and charges for retention payments. In addition, there was a net favorable foreign exchange impact of $0.2 million compared to the prior year.
Interest Expense, Net
Interest expense, net for the nine months ended November 28, 2010 increased by $12.5 million to $32.0 million from $19.5 million during the same period in fiscal 2010. The increase is due to increased costs of borrowing along with increased amortization of debt discounts and deferred financing fees due to the first quarter of fiscal 2011 debt refinancing.
The weighted-average interest rate of the First Lien Credit Facility and Senior Secured Notes was 4.7% and 13.1%, respectively, for the nine months ended November 28, 2010. The weighted-average interest rate of the First Lien Credit Facility was 6.5% for the nine months ended November 22, 2009. The First Lien Credit Facility was fully repaid as a result of the first quarter of fiscal 2011 refinancing (see Note 6 of our interim financial statements).
The weighted-average interest rate of the pre-refinancing and post-refinancing Second Lien Credit Facility was 11.3% and 14.8%, respectively, for the nine months ended November 28, 2010. The weighted-average interest rate of the Second Lien Credit Facility was 12.2% for the nine months ended November 22, 2009. The Second Lien Credit Facility was refinanced in the first quarter fiscal 2011 (see Note 6 of our interim financial statements).
The weighted-average interest rate of the Revolving Credit Facility was 6.3% for the nine months ended November 28, 2010. The weighted-average interest rate of the Previous Revolving Credit Facility was 4.0% and 4.1% for the nine months ended November 28, 2010 and for the nine months ended November 22, 2009, respectively. The Previous Revolving Credit Facility was fully repaid and replaced with the Revolving Credit Facility as a result of the first quarter fiscal 2011 refinancing (see Note 6 of our interim financial statements).

Loss on Extinguishment of Debt
There was a loss of $3.8 million on extinguishment of debt for the First Lien Credit Facility and the Second Lien Credit Facility for the nine months ended November 28, 2010 due to the write off of deferred financing fees and debt discount as a result of the refinancing.
Other (Expense) Income, Net
Other expense, net for the nine months ended November 28, 2010 increased by $2.9 million to $1.6 million from other income, net of $1.4 million for the same period in fiscal 2010. The increase is primarily due to a $0.3 million loss related to the net change in fair value of the embedded derivatives in the Senior Secured Notes as defined in Note 2 of our interim financial statements and a net foreign exchange loss of $0.9 million in the nine months ended November 28, 2010 compared to a $0.4 million net foreign exchange gain and the release of a prior period consumption tax liability of $1.1 million for the nine month period ended November 22, 2009.
Income Taxes
Income tax expense for the nine months ended November 28, 2010 and November 22, 2009 was $0.8 million and $1.1 million, respectively. In the nine months ended November 28, 2010, the effective tax rate was significantly more than the U.S. statutory rate primarily as a result of realizing taxable income in certain foreign jurisdictions and not reflecting significant tax benefits for losses in other jurisdictions, offset by the benefit of adjustments to reserves in light of changing facts and circumstances.
The effective tax rate was 23.7% in the nine months ended November 22, 2009 which was lower than the statutory rate, primarily as a result of realizing taxable income in certain jurisdictions with tax rates lower than the statutory rate and by the benefit of adjustments to reserves in light of changing facts and circumstances.
Year Ended February 28, 2010 Compared to Year Ended February 22, 2009
Revenue
Total revenue for the year ended fiscal 2010 decreased by 15.9% to $204.4 million from $243.0 million for the same period in fiscal 2009.

	Fiscal Years Ended		Increase (Decrease)
	February 28,	February 22,
	2010	2009	FY10 vs. FY09
			$	%
Product revenue	$66,714	$92,362	$(25,648)	(27.8%)
Service revenue	137,699	150,662	(12,963)	(8.6)

Total revenue	$204,413	$243,024	$(38,611)	(15.9%)

(Dollars in thousands)
During fiscal 2010, we identified immaterial errors relating to our fiscal 2009 and 2008 financial statements. The errors relate to an overstatement of revenue of $0.4 million, of which $0.1 million relates to fiscal 2008, and $0.3 million relates to fiscal 2009. We incorrectly calculated the amount of customer service revenue to recognize for a specific customer and improperly recognized revenue for a sale that contained a right of return.
We corrected the errors in fiscal 2010, which had the effect of reducing revenue, income before tax and net income by $0.4 million. In addition, the out-of-period adjustments reduced the carrying value of accounts receivable by $0.4 million as of November 22, 2009. The correcting adjustments to revenue are reflected in the 2010 amounts in the table above.
We do not believe that these errors, individually or in the aggregate, were material to our fiscal 2009 and 2008 financial statements. In addition, we do not believe that the adjustments described above to correct the cumulative effect of the errors in the twelve months ended February 28, 2010 were material to our annual results for fiscal 2010.

Product Revenue. Product revenue for fiscal 2010 decreased by 27.8% to $66.7 million from $92.4 million for fiscal 2009. This decrease was primarily due to an expected decline in V-Series and Continuum as discussed in the product overview section, the adverse impact of the economy on Windows revenue, the sale of our Emergent Business in January 2009 and the slower than expected rollout of Avance. Included in this total is a negative $0.1 million prior period adjustment relating to improperly recognized revenue for a sale that contained a right of return. In addition, there was an unfavorable foreign exchange impact of $0.3 million compared to the prior year.
The following table shows changes in revenue from each of our product lines, during each of fiscal 2009 and 2010:

	Fiscal Years Ended		Increase (Decrease)
	February 28,	February 22,
	2010	2009	FY10 vs. FY09
			$	%
Continuum	$4,014	$7,258	(3,244)	(44.7%)
V-Series	20,799	21,761	(962)	(4.4)

Total Legacy	24,813	29,019	(4,206)	(14.5)

Windows	30,049	43,407	(13,358)	(30.8)
Linux	8,293	10,830	(2,537)	(23.4)
VMware	3,279	2,709	570	21.0
Avance	163	19	144	757.9
Emergent	117	6,378	(6,261)	(98.2)

Total ft	41,901	63,343	(21,442)	(33.9)

Total product revenue	$66,714	$92,362	$(25,648)	(27.8%)

(Dollars in thousands)
Service Revenue. Service revenue for fiscal 2010 decreased by 8.6% to $137.7 million from $150.7 million for fiscal 2009. This decrease was primarily due to lower product sales as discussed above which resulted in lower maintenance revenue. Economic pressures and service contract renegotiations as noted above have also impacted fiscal 2010 service revenue. Included in this decrease is a negative $0.3 million prior period adjustment relating to incorrectly calculating the amount of customer service revenue for a specific customer. In addition, there was a favorable foreign exchange impact of $0.4 million compared to the prior year.
Gross Profit
Gross profit for fiscal 2010 decreased by 12.2% to $112.8 million from $128.5 million for fiscal 2009. Gross profit margin increased from 52.9% in fiscal 2009 to 55.2% in fiscal 2010, primarily as a result of (i) a favorable product mix, (ii) the detailed Continuum inventory review done in fiscal 2009 due to the continued success of the V-Series product, including porting of our proprietary virtual operating system to next generation ftServer platforms which resulted in a one-time $0.8 million charge, (iii) decreased freight costs, (iv) lower amortization expenses, and (v) reduced costs relating to the 2009 Restructuring Program as described in Note 3 to our audited financial statements. These were partially offset in the second quarter of fiscal 2010 by non-cash stock based compensation expense. The non-cash stock compensation expense was related to the re-pricing of employee stock options described under “Non-Cash Stock Compensation” above. Gross profit in fiscal 2010 also reflects a negative $0.4 million prior period adjustment made in fiscal 2010 relating to the correction of internal errors in our fiscal 2009 and fiscal 2008 financial statements.
Product gross profit for fiscal 2010 decreased by 19.2% to $36.7 million from $45.4 million for the same period in fiscal 2009. Product gross profit margin for those periods increased from 49.2% to 55.0% primarily due stronger mix of high margin legacy products and more robust configurations within our Linux and VMware products as well as lower than planned freight costs. Included in this total is a negative $0.1 million prior period adjustment. In addition, there was an unfavorable foreign exchange impact of $0.3 million compared to the prior year.
Service gross profit for fiscal 2010 decreased by 8.4% to $76.1 million from $83.1 million for the same period in fiscal 2009. Service gross profit margin for those periods increased slightly from 55.2% to 55.3%. This decrease was primarily due to lower revenue and the non-cash stock compensation as discussed above. These were partially offset by reduced payroll expenses primarily due to the salary reduction during the second quarter of fiscal 2010, the elimination of 401(k) contribution matching, facility, depreciation, freight and external costs. Included in this total is a negative $0.3 million prior period adjustment as discussed above. In addition, there was a favorable foreign exchange impact of $0.5 million compared to the prior year.
Research and Development
Research and development expenses for fiscal 2010 decreased by 10.5% to $30.3 million from $33.8 million for the same period in fiscal 2009. Research and development expenses as a percentage of total revenue increased in fiscal 2010 to 14.8% from 13.9% in fiscal 2009. The decreased expenses were due to lower payroll costs as discussed above, our elimination of the 401(k) match, decreased facility and depreciation costs and completion of an outsourced engineering contract. These were offset by non-cash stock compensation as discussed above and third-party funding received as part of a joint development arrangement in fiscal 2009.
Sales and Marketing Expenses
Sales and marketing expenses for fiscal 2010 decreased by 20.1% to $28.9 million from $36.1 million in fiscal 2009. Sales and marketing expenses as a percentage of total revenue decreased in fiscal 2010 to 14.1% from 14.9% in fiscal 2009. Sales expenses were lower primarily due to decreased payroll due to lower headcount and the salary reduction, elimination of 401(k) match, commissions, outsourcing, depreciation, facility and travel costs. Additionally contributing to this decrease was the classification of certain costs totaling $0.5 million as costs of solution services instead of as a sales expense starting in the third quarter of fiscal 2009 as the marketability around certain software changed at that time. These were partially offset by the non-cash stock compensation expense as discussed above. In addition, there was a favorable foreign exchange impact of $0.4 million compared to the prior year.
General and Administrative Expenses
General and administrative expenses in fiscal 2010 decreased by 24.3% to $19.2 million from $25.4 million in fiscal 2009. General and administrative expenses as a percentage of total revenue decreased in fiscal 2010 to 9.4% from 10.4% in fiscal 2009. The decreases in expenses were primarily due to decreased variable compensation, reduced costs due to the 2009 Restructuring Program and the salary reduction, elimination of 401(k) matching, outsourcing, maintenance and depreciation. These were partially offset by the non-cash stock compensation expense as discussed above and increased facility costs. In addition, there was a favorable foreign exchange impact of $0.1 million compared to the prior year.
Amortization of intangibles
Amortization of intangibles in fiscal 2010 decreased by $0.3 million to $2.0 million from $2.2 million in fiscal 2009 due to the completion of amortization for certain intangible assets.
Restructuring charges
Restructuring charges in fiscal 2010 decreased by 82.8% to $1.5 million from $8.7 million in fiscal 2009 as a result of an effort to better align expenses with anticipated revenues, we implemented restructuring programs in fiscal 2008, 2009 and 2010. These programs were designed to realign our cost structure, centralize certain functions and enhance our sales and marketing efforts. See Note 3 of our audited financial statements.
Gain (loss) on sale of subsidiary
Gain on the sale of a subsidiary in fiscal 2010 increased by $0.9 million to $0.8 million from a loss of $0.1 million in fiscal 2009 due to the timing around the sale of our Emergent business. See Note 15 of our audited financial statements.
Management and transaction fees

Management and transaction fees of $0.7 million in fiscal 2010 and fiscal 2009 were included as operating expenses. These are comprised of fees accrued for our private equity sponsors which will be paid only after fully satisfying our debt obligations.
Profit from Operations
As a result of the above factors, profit from operations for fiscal 2010 increased by $9.6 million to $31.2 million from $21.5 million in fiscal 2009. Operating margin for those periods increased from 8.9% to 15.2%, primarily as a result of increased product margins, decreased variable compensation, the positive effects stemming from the 2009 Restructuring Program, elimination of our 401(k) match and reduced depreciation expenses resulting from decreased capital additions. These were partially offset by the non-cash stock compensation expense. In addition, there was a favorable foreign exchange impact of $0.6 million compared to the prior year.
Interest Expense, Net
Interest expense, net for fiscal 2010 decreased by $7.7 million to $24.8 million from $32.6 million in fiscal 2009. This decrease was due to lower LIBOR interest rates along with the expiration of interest rate derivatives offset by an increase in borrowings under the Previous Revolving Credit Facility year over year. The weighted-average interest rates of the Previous Revolving Credit Facility were 4.2% and 5.9% for fiscal 2010 and 2009, respectively. The weighted-average interest rates of the First Lien Credit Facility (excluding the Previous Revolving Credit Facility) were 6.1% and 8.9% for fiscal 2010 and 2009, respectively. The weighted-average interest rates of the Second Lien Credit Facility were 12.3% and 14.4% for fiscal 2010 and 2009, respectively.
Other Income, Net
Other income, net for fiscal 2010 increased by $1.0 million to $1.9 million from other income, net $0.9 million for the same period in fiscal 2009. This increase was primarily due to higher net favorable foreign exchange income, lower bank fees and higher miscellaneous income year over year.
Income Taxes
Income taxes for fiscal 2010 decreased by $0.5 million to $1.6 million from $2.1 million for fiscal 2009. The effective tax rate was 19.3% in fiscal 2010 which was lower than the statutory rate, primarily as a result of realizing taxable income in certain jurisdictions with tax rates lower than the statutory rate. In fiscal 2009, the effective tax rate was significantly more than the U.S. statutory rate primarily as a result of realizing taxable income in certain foreign jurisdictions and not reflecting significant tax benefits for the loss in other jurisdictions.
Year Ended February 22, 2009 Compared to Year Ended February 24, 2008
Revenue

	Fiscal Years Ended		Increase (Decrease)
	February 22,	February 24,
	2009	2008	FY09 vs. FY08
	(Unaudited)		$	%
Product revenue	$92,362	$106,485	$(14,123)	(13.3)%
Service revenue	150,662	152,301	(1,639)	(1.1)

Total revenue	$243,024	$258,786	$(15,762)	(6.1)%

(Dollars in thousands)
Product Revenue. Product revenue for fiscal 2009 decreased by 13.3% to $92.4 million from $106.5 million for fiscal 2008. This was primarily due to the expected decline in V-Series and Continuum revenue as predicted, as well as the adverse impact of the economy. In addition, there was a favorable foreign exchange impact of $2.8 million compared to the prior year.

The following table shows changes in revenue from each of our product lines, during each of fiscal 2008 and 2009:

	Fiscal Years Ended		Increase (Decrease)
	February 22,	February 24,
	2009	2008	FY09 vs. FY08
	(Audited)		$	%
Continuum	7,258	11,184	(3,926)	(35.1)%
V-Series	21,761	35,740	(13,979)	(39.1)

Total Legacy	29,019	46,924	(17,905)	(38.2)

Windows	43,407	45,751	(2,344)	(5.1)
Linux	10,830	9,240	1,590	17.2
VMware	2,709	595	2,114	355.3
Avance	19	—	19	0.0
Emergent	6,378	3,975	2,403	60.5

Total ftServer	63,343	59,561	3,782	6.3

Total product revenue	$92,362	$106,485	$(14,123)	(13.3)%

(Dollars in thousands)
Service Revenue. Service revenue for fiscal 2009 decreased by 1.1% to $150.7 million from $152.3 million for fiscal 2008. This decrease was due to decreased product sales and unfavorable foreign exchange rates. In addition, there was a favorable foreign exchange impact of $1.1 million compared to the prior year.
Gross Profit
Gross profit for fiscal 2009 decreased by 0.3% to $128.5 million from $128.9 million for fiscal 2008. Gross profit margin increased from 49.8% to 52.9%.
Product gross profit for fiscal 2009 decreased by 9.6% to $45.4 million from $50.3 million for fiscal 2008. Product gross profit margin for those periods increased from 47.2% to 49.2% primarily as a result of the Continuum inventory write down of $2.2 million in fiscal 2008 (See Note 2 of our audited financial statements) compared to $0.8 million in fiscal 2009. In addition, there was a favorable foreign exchange impact of $2.8 million compared to the prior year.
Service gross profit for fiscal 2009 increased by 5.6% to $83.1 million from $78.7 million for the same period in fiscal 2008. Service gross margin for those periods increased from 51.7% to 55.2% as a result of lower cost of services related to the 2009 Restructuring Program as well as decreased depreciation costs resulting from decreased capital additions. In addition, there was an unfavorable foreign exchange impact of $0.7 million compared to the prior year.
Non-cash stock-based compensation related to stock option grants was $0.4 million in fiscal 2009 compared to $0.5 million in 2008.
Research and Development
Research and development expenses for fiscal 2009 decreased by 2.9% to $33.8 million from $34.9 million in fiscal 2008. Research and development expenses as a percentage of total revenue increased in fiscal 2009 to 13.9% from 13.5% in fiscal 2008. This was primarily due to lower payroll and benefit costs as a result of the reduction in force and lower depreciation related to reduced capital spending. Research and development expenses in fiscal 2009 included $0.1 million of non-cash compensation related to stock options, a decrease from $0.2 million of non-cash compensation related to stock option grants in fiscal 2008.

Sales and Marketing Expenses
Sales and marketing expenses for fiscal 2009 decreased by 18.0% to $36.1 million from $44.1 million in fiscal 2008. Sales and marketing expenses as a percentage of total revenue decreased in fiscal 2009 to 14.9% from 17.0% in fiscal 2008. This was primarily due to a reduction in payroll, benefits, commissions, depreciation and travel expenses as a result of the 2009 Restructuring Program and decreased marketing events year over year. In addition, there was an unfavorable foreign exchange impact of $0.4 million compared to the prior year.
General and Administrative Expenses
General and administrative expenses for fiscal 2009 increased by 33.3% to $25.4 million from $19.0 million in fiscal 2008. General and administrative expenses as a percentage of total revenue increased in fiscal 2009 to 10.5% from 7.3% in fiscal 2008. The increase was primarily the result of increased variable compensation, increased facility costs and depreciation. These were partially offset by decreased payroll and benefit costs as a result of lower headcount. In addition, there was a favorable foreign exchange impact of $0.1 million compared to the prior year.
Amortization of intangibles
Amortization of intangibles for fiscal 2009 increased by 6.2% to $2.2 million from $2.1 million in fiscal 2008 due to new patent and trademark amortization.
Restructuring charges
Restructuring charges for fiscal 2009 increased by $6.8 million to $8.7 million from $1.9 million in fiscal 2008. As the result of an effort to better align expenses with anticipated revenues, we implemented restructuring programs in fiscal 2008 and 2009. These programs were designed to realign our cost structure, centralize certain functions and enhance our sales and marketing efforts. See Note 3 of our audited financial statements.
Loss on sale of subsidiary
Loss on sale for fiscal 2009 was $0.1 million due to the timing around the sale of the Emergent Business. See Note 15 of our audited financial statements.
Management and transaction fees
Management and transaction fees of $0.7 million in fiscal 2009 and $2.2 million in fiscal 2008 were included as operating expenses. These are comprised of fees accrued for our private equity sponsors which will be paid only after fully satisfying our debt obligations. Additionally, in fiscal 2008 costs totalling $1.5 million were related to the fiscal 2007 debt refinancing.
Profit from Operations
As a result of the above factors, profit from operations for fiscal 2009 decreased by $3.2 million to $21.5 million from $24.8 million for fiscal 2008. Operating margin decreased from 9.6% to 8.9%. In addition, there was a favorable foreign exchange impact of $1.7 million compared to the prior year.
Interest Expense
Interest expense, net for fiscal 2009 decreased by $3.3 million to $32.6 million from $35.9 million in fiscal 2008. The decrease was due to lower LIBOR interest rates offset by an increase in borrowings under the Previous Revolving Credit Facility year over year. The weighted-average interest rate of the First Lien Credit Facility (excluding the Previous Revolving Credit Facility) was 8.9% and 9.5% for fiscal 2009 and 2008, respectively. The weighted-average interest rate of the Second Lien Credit Facility was 14.4% and 16.4% for fiscal 2009 and 2008, respectively. The weighted-average interest rate of the Previous Revolving Credit Facility was 5.9% and 5.8% for fiscal 2009 and 2008, respectively.

Other Income, Net
Other income, net for fiscal 2009 increased by $0.8 million to $0.9 million from $0.1 million in fiscal 2008. This was primarily due to a $1.0 million release of a fiscal 2003 Japanese consumption tax reserve due to a statute of limitations expiration. In fiscal 2009, other income, net primarily consisted of a net foreign exchange gain of $0.6 million compared to $0.8 million in fiscal 2008.
Income Taxes
Income taxes for fiscal 2009 increased by $1.7 million to $2.1 million from $0.4 million for the same period in fiscal 2008. The effective tax rate for fiscal 2009 was significantly more than the U.S. statutory rate primarily as a result of realizing taxable income in certain foreign jurisdictions and not reflecting significant tax benefits for the loss in other jurisdictions. The effective tax rate for fiscal 2008 was significantly more than the U.S. statutory rate primarily as a result of realizing taxable income in certain foreign jurisdictions and not reflecting significant tax benefits for the loss in other jurisdictions offset by the benefit of adjustments to reserves in light of changing facts and circumstances.

Liquidity and Capital Resources
At November 28, 2010 our cash and cash equivalents were $17.9 million, compared to $56.8 million at February 28, 2010. This was primarily due to fees related to the Company’s refinancing efforts and payments towards the current portion of long term debt. At February 28, 2010, our cash and cash equivalents increased to $56.8 million, compared to $35.0 million at February 22, 2009, primarily as a result of increased cash provided by operating activities. We hold our cash and cash equivalents predominantly in U.S. dollars, euros, Japanese yen and British pounds sterling.
Net cash provided by operating activities in the nine months ended November 28, 2010 and November 22, 2009 was $7.9 million and $22.4 million, respectively. Net cash generated from operating activities decreased primarily due to changes in working capital along with a reduction in net income adjusted for non-cash expenses. Net cash from operating activities in fiscal 2010, 2009 and 2008 was $30.0 million, $17.6 million and $15.7 million, respectively. Net cash generated from operating activities increased in fiscal 2010 and fiscal 2009 primarily due to a reduction in expenses as a result of the cost saving actions implemented in the 2008 Restructuring Program and the 2009 Restructuring Program, the operational savings from the sale of the Emergent Business in January 2009 and aggressive accounts receivable collections.
Net cash used in investing activities in the nine months ended November 28, 2010 was $1.4 million compared to $5.0 million in the nine months ended November 22, 2009. This decrease was primarily due to net proceeds of $3.6 million related to the Emergent Business sale in fiscal 2010. Capital expenditures in the nine month period ended November 28, 2010 and the nine month period ended November 22, 2009 were $4.9 million. During the two nine-month fiscal periods, capital expenditures were primarily related to testing and computer hardware equipment used in research and development and spare parts to service our installed base. Net cash used in investing activities in fiscal 2010 was $5.0 million, compared to $4.6 million in fiscal 2009 and $14.8 million in fiscal 2008. The decline in capital expenditures to $5.8 and $6.4 million in fiscal 2010 and fiscal 2009, respectively, from $14.4 million in fiscal 2008 was primarily due to the increased spending in fiscal 2008 of $5.6 million for spare parts for our installed base, $2.3 million for our CALM platform and $1.9 million for upgrades to our accounting information system. Net cash used in fiscal 2010 and 2009 was offset by $1.0 million and $1.9 million, respectively, in proceeds from the sale of the Emergent Business in January 2009.
Net cash used in financing activities increased to $45.8 million in the nine months ended November 28, 2010 compared to $15.7 million in the nine months ended November 22, 2009. Net cash used in the nine months ended November 28, 2010 was due to a payment on long term debt of $218.0 million, net payments towards Previous Revolving Credit Facility borrowings of $22.0 million along with financing and equity issuance fees of $13.1 million offset by proceeds from issuance of long term debt and equity of $207.3 million. These transactions were related to the refinancing in first quarter of fiscal 2011 (See Note 6 in our interim financial statements). Net cash used in the nine months ended November 22, 2009 was due to interest rate swap payments of $2.7 million, a scheduled payment on long term debt of $1.0 million and net payments towards Previous Revolving Credit Facility borrowings of $12.0 million. Net cash used in financing activities increased to $5.3 million in the twelve months ended February 28, 2010 compared to net cash provided by financing activities of $8.9 million in the twelve months ended February 22, 2009. This change primarily related to net borrowings of $13.0 million in the twelve months ending February 22, 2009 under the Previous Revolving Credit Facility. In addition to the $2.0 million scheduled payments on long-term debt in fiscal 2010 and fiscal 2009, there were payments of $2.7 million related to our Rate Swap and Collar and $2.2 million in the same twelve-month period ending February 22, 2009. (See “—Significant Accounting Policies”.) In addition there was $566 of deferred financing fees paid in fiscal 2010 related to the refinancing that was completed in April 2010. Net cash provided in financing activities increased to $8.9 million in fiscal 2009, compared to net cash provided by financing activities of $5.5 million in fiscal 2008, primarily related to borrowings in fiscal 2009 of $13.0 million compared to $9.0 million in fiscal 2008 under our Previous Revolving Credit Facility. In addition to the scheduled payments on long-term debt, in fiscal 2009 there were payments of $2.2 million related to the Rate Swap and Collar and in fiscal 2008 payment on deferred financing fees of $1.0 million related to the 2007 amendment to our First Lien Credit Agreement (see Note 8 of our audited financial statements).

At November 28, 2010 we had debt obligations totaling $294.9 million and net debt of $277.0 million due to $17.9 million of cash and cash equivalents. At February 28, 2010, we had debt obligations totaling $316.9 million, partially offset by $56.8 million in cash and cash equivalents, resulting in a net debt balance of $260.1 million, compared to a net debt balance of $283.1 million at February 22, 2009.
As of November 28, 2010, in addition to the cash on hand of $17.9 million, we had $24.0 million available for borrowing under our Revolving Credit Facility which matures September 29, 2014. There were no cash borrowings outstanding at November 28, 2010 but there were $1.0 million stand-by letters of credit applied against the Revolving Credit Facility.
The Revolving Credit Facility contains an interest coverage requirement which requires us to maintain a ratio of Consolidated EBITDA (as calculated thereunder, presented as Adjusted EBITDA elsewhere in this prospectus) to cash interest expense of at least 1.15 to 1.00 through the quarter ending February 23, 2014, and at least 1.25 to 1.00 thereafter. Such interest coverage ratio is measured for the preceding twelve months on a quarterly basis, as of the last date of each fiscal quarter. For the purposes of calculating such interest coverage ratio, cash interest expense is calculated net of interest income and is deemed to exclude (i) fees payable on accounts of letters of credit, (ii) net costs associated with certain swap agreements and (iii) interest expense in respect of costs of debt issuance or customer deposits. For the nine-month period ended November 28, 2010, pursuant to the provisions of the Revolving Credit Facility, cash interest expense was deemed for the purposes of such calculation to equal actual cash interest expense multiplied by 4/3. As a result, the interest coverage ratio for such period as calculated pursuant to the Revolving Credit Facility was 1.79 to 1.00.
In addition, our debt agreements contain certain covenants that also, among other things, impose certain other financial tests when an excess cash flow payment is made under the Notes, restrict our ability to pay dividends, make investments or acquisitions, enter into transactions with affiliates, dispose assets or enter into business combinations, incur or guarantee additional indebtedness, create or permit to exist certain liens, pledge assets or engage in sale-leaseback transactions, and make capital expenditures greater than a certain maximum amount. We were in compliance with those covenants as of November 28, 2010.
For additional information concerning these provisions of our debt agreements, see “Description of Certain Indebtedness” and “Description of the New Notes.”
Pursuant to the bye-law provisions that govern the preference shares of Holdings, each holder of preference shares may require Holdings, upon written request, to redeem all, but not less than all, of its outstanding preference shares. However, no holder of preference shares is permitted to exercise its redemption rights until the later of (i) 91 days after the earlier of the stated maturity date or the first date on which no Notes are outstanding and (ii) 91 days after the earlier of the stated maturity date or the first date on which no indebtedness under the Second Lien Credit Facility is outstanding. As of November 28, 2010, the redemption value of the Series A and Series B Preference Shares totaled $99.2 million and $53.4 million, respectively. If Holdings cannot fulfill the redemption request, the holders of the preference shares have the right to appoint five additional directors to the board of Holdings and if the request is not fully redeemed within 90 days, the holders of a majority of the then issued preference shares may require Holdings to use reasonable efforts to sell itself or enter into another transaction necessary to produce sufficient proceeds to permit the payment in full of the redemption price. For additional information concerning the provisions relating to our capital shares, see “Description of Capital Shares.”
The impact of changes in world economies and especially the global server market has created a challenging environment and may reduce the demand for our servers and adversely impact our ability to service our short-term and long-term debt obligations. We believe our cash on hand, expected future operating cash inflows and borrowings available under our Revolving Credit Facility will be sufficient to fund operations, debt payment requirements and capital expenditures and to maintain compliance with the covenants under our debt agreements over the next twelve month period. Funding requirements for our debt requirements, operating leases and purchase obligations are detailed in the Tabular Disclosure of Contractual Obligations. However, there is no assurance that cash flows from operations and additional financings will be available in the future to fund such obligations in the long term.
Off-Balance Sheet Arrangements
We enter into standard sales contracts and agreements containing intellectual property infringement indemnification provisions. Pursuant to these provisions, we indemnify, hold harmless and agree to reimburse the indemnified party for, among other losses, losses suffered or incurred by the indemnified party (generally business partners or customers) in connection with certain patent, copyright or other intellectual property infringement claims in the countries in which we operate by any third party with respect to our products. The term of these indemnification provisions is generally perpetual and effective from the time of the sale of the product. The maximum potential amount of future payments that we could be required to make under these indemnification agreements is unlimited. We have never incurred costs to defend lawsuits or settle claims related to these indemnification agreements and management is not aware of any pending, threatened or unasserted claims regarding these agreements. As a result, we believe the estimated fair value of these agreements is minimal. Accordingly, no liabilities have been recorded for these agreements as of November 28, 2010, February 28, 2010 and February 22, 2009, respectively.

As permitted under Bermuda and Delaware law, we are permitted and have agreed to indemnify our officers and directors for certain events or occurrences while the officer or director is, or was, serving at our request in such capacity. The maximum potential amount of future payments we could be required to make under these indemnification agreements is unlimited; however, we have a Director and Officer insurance policy that limits our exposure and enables us to recover a portion of any future amounts paid. The aggregate limit on this insurance policy is $20.0 million. As a result of this insurance policy coverage, we believe the estimated fair value of these indemnification arrangements is minimal. All of these indemnification arrangements were grandfathered under the provisions of ASC 460 “Guarantees” as they were in effect prior to December 31, 2002. Accordingly, we have no liabilities recorded for these agreements as of February 28, 2010 and February 22, 2009, respectively.
Certain of our subsidiaries entered into an indemnity agreement with Platinum Equity, LLC (“Platinum”) as part of the purchase of Cemprus, LLC. Under the indemnity agreement, such subsidiaries agreed to indemnify Platinum against certain claims arising after the purchase of Cemprus, LLC. The indemnification obligations are limited to claims respecting certain obligations of Platinum under its Cemprus, LLC acquisition agreement with Alcatel-Lucent SA, certain related Platinum guarantees associated with that transaction and a certain letter agreement with Hewlett-Packard for certain product and license agreements between Cemprus, LLC and Hewlett-Packard. We have never incurred costs to defend lawsuits or settle claims related to these agreements. As a result, we believe the estimated fair value of these agreements is minimal. Accordingly, no liabilities have been recorded for these agreements as of February 28, 2010 and February 22, 2009.
Capital Commitments
Total capital expenditures for the nine months ended November 28, 2010 were $4.8 million, compared to $4.9 million in the nine months ended November 22, 2009. These expenditures were primarily related to purchases of computer hardware equipment of $2.9 million primarily used in research and development, and of spare parts of $1.0 million to service our installed base. Additionally, in the nine months ended November 22, 2009, we incurred capital expenditures of $0.7 million relating to the relocation of our Ireland and UK offices. Total capital expenditures for fiscal 2010, 2009 and 2008 totaled $5.8 million, $6.4 million and $14.4 million, respectively. The decline in capital expenditures to $5.8 and $6.4 million in fiscal 2010 and fiscal 2009, respectively, from $14.4 million in fiscal 2008 was primarily due to the increased spending in fiscal 2008 of $5.6 million for spare parts for our installed base, $2.3 million for our CALM platform and $1.9 million for upgrades to our accounting information system. Capital expenditures relating to testing equipment for fiscal 2010, fiscal 2009 and fiscal 2008 totaled $1.2 million, $1.5 million and $2.2 million, respectively. Capital expenditures relating to computer equipment for fiscal 2010, fiscal 2009 and fiscal 2008 totaled $2.9 million, $2.2 million and $3.7 million, respectively. Capital expenditures related to spare parts for our installed base for fiscal 2010, 2009 and 2008 totaled $0.7 million, $1.3 million and $3.3 million, respectively.
Pursuant to the terms of the indenture governing the Notes, capital expenditures are currently limited to $12.0 million per year.
Tabular Disclosure of Contractual Obligations
The following table summarizes our contractual obligations at February 28, 2010.

		Fiscal Years Ending				Beyond
		February 27,	February 26,	February	February	February 23,
	Total	2011	2012	24, 2013	23, 2014	2014
Long-term debt (1)(2)(3)	$316,906	$25,000	$215,000	$76,906	$—	$—
Operating lease obligations	34,365	6,737	5,842	5,517	5,412	10,857
Purchase obligations	6,045	6,045	—	—	—	—

Total	$357,316	$37,782	$220,842	$82,423	$5,412	$10,857

Dollars in thousands.

(1)	As presented in this table, long-term debt represents the aggregate mandatory repayments of principal, but not interest, for each period under our Previous Revolving Credit Facility, our First Lien Credit Facility and our Second Lien Credit Facility, as of February 28, 2010. See Note 8 to the audited financial statements for the year ended February 28, 2010, for additional information.

(2)	On April 8, 2010, we terminated our Previous Revolving Credit Facility and First Lien Credit Facility, entered into a new Revolving Credit Facility, amended our Second Lien Credit Facility and issued $215.0 million in Notes. (See “Prospectus Summary—Recapitalization Transactions” and Note 19 to our consolidated financial statements and Note 6 to our interim financial statements.) Subsequent to February 28, 2010, we completed the Recapitalization Transactions. As of November 28, 2010, our aggregate long-term debt obligations were approximately $5.0 million, $5.0 million, $5.0 million, and $323.6 million, respectively, for each of fiscal 2012, 2013, 2014 and 2015 and beyond, with no long-term debt obligations for fiscal 2011. The foregoing assumes that, within 95 days after the end of each fiscal year commencing with fiscal 2011, $5.0 million per year will be used by us to make Excess Cash Flow Offers (as defined in note 3 below). Assuming a LIBOR interest rate of 0.31% added to a base rate of 5.0% for our variable rate obligations and all fixed rates interest obligations, our aggregate long-term interest obligations would be approximately $22.1 million, $30.2 million, $30.1 million, $29.9 million and $42.8 million, respectively, for each of fiscal 2011, 2012, 2013, 2014 and 2015 and beyond.

(3)	Pursuant to the terms of the indenture governing the Notes, we are required, within 95 days after the end of each fiscal year commencing with fiscal 2011, to make an offer (an “Excess Cash Flow Offer”) to repurchase outstanding Notes at 120% of the principal amount thereof, plus accrued and unpaid interest, if any. The amount of each Excess Cash Flow Offer must equal the amount of Excess Cash Flow for the previous fiscal year (as calculated under the indenture governing the Notes), subject to a minimum amount of $5.0 million. The presentation of long-term debt obligations as of April 8, 2010 in note 2 above assumes a minimum Excess Cash Flow Offer of $5.0 million per year. Depending on the amount of Excess Cash Flow actually available to make Excess Cash Flow Offers in each such period, the actual amount of such payments could be significantly higher. See “Description of the Notes—Repurchase at the Option of Holders—Excess Cash Flow” for more information.

(4)	At February 28, 2010 we have gross unrecognized income tax benefits of $0.2 million. Due to immateriality this is not presented within the tabular disclosure of contractual obligations.
Upon written request, each holder of Series A Preference Shares and Series B Preference Shares of Holdings may require Holdings to redeem all of its outstanding preference shares. The redemption value of Series A Preference Shares and Series B Preference Shares totaled $99.2 million and $53.4 million, respectively, at November 28, 2010. In connection with the Recapitalization Transactions, Holdings’ bye-laws were revised to extend the redemption right to all holders of Holdings’ preference shares and provide that the holders of the preference shares may not exercise this right until the later of (i) 91 days after the earlier of the stated maturity date or the first date on which no Notes are outstanding and (ii) 91 days after the earlier of the stated maturity date or the first date on which no indebtedness under the Second Lien Credit Facility is outstanding. See Note 9 to our audited consolidated financial statements for further information regarding commitments and contingencies and leasing contracts.
There can be no assurance that our cash flow from operations, combined with additional borrowings under the Revolving Credit Facility, will be available in an amount sufficient to enable us to repay our indebtedness or fund our other liquidity needs or planned capital expenditures. We may need to refinance all or a portion of our indebtedness obligations on or before their respective maturities. There can be no assurance that we will be able to refinance any of our indebtedness obligations on commercially reasonable terms or at all.
New Accounting Guidance
In September 2009, the Financial Accounting Standards Board (“FASB”) amended the accounting standards for revenue recognition to exclude tangible products containing software components and non-software components that function together to deliver the product’s essential functionality from the scope of industry specific software revenue recognition guidance. Additionally, the FASB also amended the accounting standards for multiple deliverable revenue arrangements to provide for how the deliverables in an arrangement should be separated and how the consideration should be allocated using the relative selling price method. This guidance requires an entity to allocate revenue in an arrangement using estimated selling prices (“ESP”) of deliverables if a vendor does not have vendor-specific objective evidence of selling price (“VSOE”) or third-party evidence of selling price (“TPE”) and effectively eliminates use of the residual method in such cases.
We will adopt this accounting guidance at the beginning of our first quarter of fiscal year 2012 on a prospective basis for applicable transactions originating or materially modified after February 27, 2011. We are still in the process of analyzing the new accounting guidance for revenue recognition.
Quantitative and Qualitative Disclosure About Market Risk
Our primary financial market risk exposures are in the areas of foreign currency exchange risk and interest rate risk.
Foreign Exchange Risk
We have foreign currency exposure related to our sales and operations in foreign locations. This foreign currency exposure arises primarily from the translation or re-measurement of our foreign subsidiaries’ financial statements into U.S. dollars. For example, a substantial portion of our annual revenue and operating costs are denominated in the Japanese yen, the euro and the British pound sterling, and we have exposure related to revenue and operating costs increasing or decreasing based on changes in currency exchange rates. If the U.S. dollar increases in value against these foreign currencies, the value in U.S. dollars of the assets and liabilities originally recorded in these foreign currencies will decrease. Conversely, if the U.S. dollar decreases in value against these foreign currencies, the value in U.S. dollars of the assets and liabilities originally recorded in these foreign currencies will increase. Thus, increases and decreases in the value of the U.S. dollar relative to these foreign currencies have a direct impact on the value in U.S. dollars of our foreign currency denominated assets and liabilities, even if the value of these items has not changed in their original currency.
For fiscal 2010, 57% of consolidated revenue and $32.0 million of operating profit was in currencies other than our functional currency, the U.S. dollar. The U.S. dollar depreciated approximately 0.7% against the Japanese yen, approximately 6.4% against the euro and approximately 8.4% against the British pound sterling during this period. For the nine months ended November 28, 2010, 58% of consolidated revenue and $42.2 million of operating profit was in currencies other than our functional currency, the U.S. dollar. The U.S. dollar depreciated approximately 8.6% against the Japanese yen, approximately 0.2% against the euro and approximately 3.1% against the British pound sterling during this period.
To manage this foreign exchange risk exposure, we take advantage of any natural offsets to our foreign currency assets and liabilities and, from time to time, enter into foreign currency forward contracts. The maturities of such foreign exchange contracts generally do not exceed six months. We do not hold or issue financial instruments for trading purposes. As of November 28, 2010, no forward contracts related to these foreign currency exposures were outstanding.
Interest Rate Risk
We are subject to interest rate risk in connection with our long-term debt and credit facilities. Our exposure to floating interest debt obligations may be material in future periods in environments of higher interest rates. As of November 28, 2010, 73% of our outstanding term debt was fixed and 27% was floating. The Revolving Credit Facility also has a floating interest rate, but there were no outstanding borrowings at November 28, 2010. All of our debt is denominated in U.S. dollars.
As of November 28, 2010, a one percentage point increase in interest rates on our floating debt would increase our yearly interest expense by approximately $0.8 million. At November 28, 2010, we did not have any interest rate swap agreements in place to mitigate this risk.

BUSINESS
Overview
We are a leading global provider of a differentiated suite of continuous availability solutions for mission-critical enterprise applications for the enterprise data center and SMB. Our customer base includes some of the most recognizable companies in the world across a variety of large industries, including financial services, healthcare and life sciences, manufacturing and logistics, and government and public safety. We are a solutions provider of fault-tolerant servers and services to 99 of the top 200 Fortune Global 500 companies and we have more than 7,900 installed service systems worldwide. Our customers rely on our products and services for their critical computer-based operations that they require to be continuously or highly available for the proper functioning of their businesses. As a result, we believe that we have developed deep and highly strategic relationships with our customers, many of which have relied on us for multiple decades. Built on over 30 years of expertise and supported by a culture that strives to offer the highest level of service in the industry, we believe our solutions offer a level of depth and robustness that is unique in the industry.
Our suite of products includes servers, services and software. Our servers utilize a true, fault-tolerant systems architecture supported by a value-added services platform, which together provide industry leading continuous availability with 99.999% uptime (i.e., approximately five minutes of annual unplanned downtime). Our value-added services include maintenance services and managed services. Our maintenance services, which are comprised of remote service management, predictive fault detection, root cause analysis and uptime guarantees, are recurring in nature and represented 54% of our revenue for the nine-month period ended November 28, 2010. Managed services include long-term engagements where we manage many elements of a customer’s mission-critical server environment, as well as onsite consulting and project management.
In August 2009, we released for general availability our first software-only product designed to provide high availability (i.e., approximately 99.99% uptime, or approximately 53 minutes of annual unplanned downtime) using industry-standard servers from other vendors. The low price and operational simplicity of the software opens new opportunities for us in the SMB markets where we have not previously been competitive.
The high costs of server downtime necessitate business continuity solutions that ensure a high degree of operational reliability. While there are a number of solutions in the market to address server availability, we believe that none of them provide the levels of fault-tolerance, high availability and operational simplicity offered by our platforms and required by many mission-critical applications.
We provide our products and services through direct sales and third-party channels, including distributors, value-added resellers, independent software vendors and systems integrators around the world. Approximately 59% of our revenue in each of our last three fiscal years was generated by sales outside the U.S. As of November 28, 2010, we employed approximately 600 people globally. For the nine-month period ended November 28, 2010, we generated revenue of $154.2 million, gross profit of $85.3 million (55% gross margin) and Adjusted EBITDA of $37.1 million. For a reconciliation of Adjusted EBITDA to net income, see Note 4 to the table included in “Summary Consolidated Financial Data”.
Competitive Strengths
Market Leader with Differentiated, High-Value Solutions. We believe that our combination of optimized hardware, proprietary software and high-value services have provided our customers with the continuous and high-availability solutions they have demanded for their most critical computing applications for over 30 years. We track the availability levels delivered by our ftServer and legacy products under service contracts and are currently achieving over 99.999% uptime for all such servers, or less than five minutes of annual unplanned downtime on average. To our knowledge, our solutions provide the industry’s highest level of uptime for x86 servers. We believe this level of uptime combined with the operational simplicity of our servers provides our customers with a strong return on their investment and low total cost of ownership. We believe that we offer the industry’s only line of fault-tolerant Intel processor-based hardware servers supporting applications for Windows, Linux and VMware environments. In addition, we believe our Avance software solution is the only high-availability software solution for industry standard Intel x86 servers that provides both Windows and Linux applications with more than 99.99% uptime reliability, or less than 53 minutes of annual unplanned downtime. All of our solutions are easy to deploy, use, and maintain, and integrate easily into existing IT infrastructures.
Diversified, Highly Stable Global Customer Base. Our loyal customer base is one of our greatest assets. As of February 28, 2010, we provided mission-critical solutions and services to approximately 900 customers, including some of the most recognizable companies in the world, spanning a diverse set of global industries such as financial services, telecommunications, retail, healthcare, manufacturing and transportation, among others. Our customer base is well-diversified, with no customer accounting for more than 5% of maintenance service revenue or for more than 9% of product revenue for the nine-month period ended November 28, 2010. We have built a global services installed base that includes more than 7,900 servers under maintenance contracts as of November 28, 2010. We believe our solutions are highly strategic to our customers as we are trusted to ensure that their mission-critical applications function continuously. Our customer retention is strong, with our average legacy server service duration in excess of 10 years and our average ftServer service duration in excess of 6 years. Over the last three fiscal years, we have had a service contract retention rate of approximately 92% for our ftServer systems and 87% for our legacy systems. We attribute this high level of retention in our installed base to the high satisfaction levels of our customers, which is over 97% according to a third party survey conducted by the Omega Group on our behalf. We believe both the high retention rate for our service contracts and the low levels of attrition in our installed base are strong testaments to the loyalty of our customers and the high value of our services.
Comprehensive and Stable Recurring Services Offerings. Our business model is supported by a stable revenue base that includes high-value recurring services offerings. In each of the last three fiscal years we have had a retention rate of approximately 92% for our service contracts, which results in a consistent source of revenue. Our maintenance services move beyond traditional industry maintenance and incorporate proprietary service technology that allows us to remotely detect and resolve most problems before they cause system downtime. Our architecture combines automatic fault detection, automatic fault isolation, integrated “call home” remote support and component replacement service to enable a built-in serviceability model, which we believe is ideally matched to business-critical and mission-critical computing requirements. In addition, we believe that this proactive model helps our customers use our products with little or no need for incremental IT staff support or special training at the customer. We believe this unique, value-added approach has contributed to our high service contract attach rates and long-term customer retention. We have a long-term, managed services engagement where we manage many elements of our customers’ server environment and provide onsite, day-to-day, 24/7 management support of our systems running their mission-critical applications. We believe that our services offerings are an integral part of our value proposition.
High Gross Margin Business Model with Significant Operating Leverage. The strong added value of our solutions is reflected in our gross margins, which were 55% for the nine-month period ended November 28, 2010. We benefit from significant operating leverage and are focused on controlling costs to maximize profitability while maintaining the scalability of our business. We outsource server manufacturing to NEC under the terms of our ten-year Purchase and Distribution Agreement signed in November 2005. We believe that NEC excels in designing systems for manufacturability and volume manufacturing, and is able to achieve economies of scale and component purchasing advantages that benefit ftServer system manufacturing. We believe that outsourcing this manufacturing also affords us a high degree of scalability, in that we can quickly increase production when necessary without requiring significant additional capital investment. Furthermore, by partnering with resellers, we believe that our sales channels are also highly scalable.
Patented Technology. Every Stratus server includes Continuous Processing features that are a result of more than three decades’ experience ensuring uptime for the demanding mission-critical applications of our worldwide customers. All aspects of Continuous Processing design, consisting of hardware, software and services, aim to prevent, rather than simply recover from, unplanned downtime. Preventing downtime differentiates our systems from traditional servers and high-availability clusters, which use multiple servers to recover after one of the servers in the cluster has failed. Many of these same capabilities are engineered into Avance high-availability software. Avance has the added benefit of Split-Site deployment allowing the two x86 servers that comprise the Avance platform to be separated by up to three miles to protect operations and efficiently recover from disasters. We protect our products and technology through copyrights, trade secrets and patents, including 27 issued patents and 13 pending patents.

Highly Experienced Management Team. We have a highly-experienced, professional management team with deep domain expertise. Our President and CEO, David Laurello, leads a skilled and experienced executive team with an average of over 12 years of tenure with Stratus and more than 150 collective years of related industry experience. Our management team has been instrumental in leading us to 12 consecutive years of positive Adjusted EBITDA, developing the software-based Avance platform, expanding our leading services capabilities, and instilling a customer-centric culture throughout our organization.
Business Strategy
During the recent economic downturn, we remained intensely focused on managing costs and expenses, investing strategically for profitable growth, and exceeding our customers’ expectations for product and service quality. We believe these strategies have served us well and position us to participate in an economic recovery. These will continue to be our guiding tenets as we invest to expand the end-user value of our ftServer, Avance and VOS legacy products, broaden our addressable market for high-availability and continuous-availability products and services, expand our pool of revenue-generating channel partners, grow product revenue while maintaining high attach rates for maintenance services and protect and preserve our legacy customer base.
We intend to execute our goals through the following business strategies:
Capitalize on Favorable Market Dynamics by Maintaining a Leading Technology Platform. We believe that the market for superior availability for Windows and Linux applications is growing, and the proliferation of virtualization technology increases the need for our fault-tolerant solutions. A single hardware failure can cause multiple virtual machines to fail simultaneously, amplifying the costs of downtime. Our fault-tolerant and high-availability solutions effectively mitigate the risk of deploying multiple virtual environments. Our three decades of field-proven technology and our reputation for dependability and reliability distinguishes us in the marketplace. We continue to build on this foundation through investments in new and improved products and services to maintain our leadership and broaden our market reach. For example, we continue to invest in VOS development, allowing this highly reliable proprietary operating system to use current open-systems tools and technologies that help customers integrate VOS applications with other IT systems and applications. We believe this flexibility is important to customers who are reluctant to migrate these highly dependable, smooth-running applications to more current hardware platforms and operating systems due to uncertainty, cost and business disruption. We also continue to invest in our ftServer platform to ensure that we are incorporating the latest Intel server processor technology. In addition, we believe our investment in our high-availability software solution, Avance, provides us with a solution for the large SMB markets, which we believe are underserved with effective, affordable and uncomplicated products for availability.
Optimize and Expand Channel Partner Relationships to Drive Avance Penetration. We are increasing investment in our channel support programs in order to increase the productivity of existing channel partners, recruit new channel partners and open new opportunities for us in the SMB marketplace. For the nine-month period ended November 22, 2010, 41% of total product sales were generated through third-party market channels. Channel partners that either resell or recommend our availability products as a core component of the complete solutions they sell to customers are essential to our success. We are targeting specific applications in specific industries where we believe there is an immediate and compelling need for continuous and highly available computing. Many channel partners now selling ftServer systems have expressed interest in Avance high-availability software as well. Further, we intend to increase the number of channel partners selling both products, and we are investing in support, marketing, training and business planning to help them be successful. Avance software presents us with an opportunity to significantly increase our addressable market for high-availability solutions, due to its relatively low price, simplicity and ease of use—features which have largely been lacking in high-availability software solutions for the large SMB market. Given its relatively low purchase price, selling Avance software directly is not feasible for a large majority of sales opportunities. As a result, we are also focused on establishing a network of third-party distribution channels to sell Avance software and product support.
Maintain High Attach Rates and Retention Levels of Service Offerings and Expand Managed Services Footprint. Our service offerings are integral to the value proposition of our solutions, and we believe they heavily influence the level of customer satisfaction with us and our products. We enjoy what we believe to be one of the highest attach rates in the industry for service contracts sold with systems. Maintenance services represented 54% of our total revenues for the nine-months ended November 28, 2010. Service contracts automatically renew annually, providing us with a dependable and recurring revenue stream. As we introduce new solutions and expand into new markets, we tailor our service offerings and pricing levels to be complementary without sacrificing our commitment to provide superior levels of service relative to the competition, thereby fully leveraging our highly advanced service infrastructure to provide exceptional support. We also continually seek opportunities to upgrade customers to our managed services offerings, which are long-term engagements where we provide onsite support of our systems running mission critical applications. As legacy systems customers increasingly bid on our service offerings, we intend to continue expanding our managed services footprint through additional managed services accounts.
Preserve Our Legacy Customer Base. Legacy system customers represent a significant percentage of our high-margin product and service revenue. They continue to run their most critical business operations on proprietary Stratus software and x86 based V-Series hardware platforms because of the superior reliability and availability that our products have delivered over many years of service. We continue to invest in our V-Series hardware platform, as well as our VOS operating system so that customers may extend the useful life of their legacy system applications with the benefit of improved power, performance and flexibility in their IT infrastructures. By catering to the needs of this customer base, we benefit when these customers purchase our newer high-margin hardware, software upgrades and maintenance services. In the event that our existing legacy customers wish to migrate to a new platform, our V-Series provides such customers with an open-systems hardware platform to which they can easily migrate their critical applications written for the VOS operating system without experiencing appreciable disruptions to their operations.
Industry Overview
Computer servers are the building blocks of IT infrastructures. Servers host the operating system and application software relied upon by virtually every industry, enterprise, and organization, from small business to global corporations and government agencies. Servers provide the foundation platform in every IT infrastructure. The 2008-2009 recession caused both the worldwide and U.S. server markets to contract by 19% in factory revenue year-over-year, according to IDC. Capital IT budgets, restricted in 2009, are slowly loosening due in part to the need to upgrade aging infrastructure and to leverage prior investments in virtualization technology. In a November 2010 survey of 367 IT professionals performed by us and ITIC, 51% of respondents said that upgrading server hardware will be a top spending priority for IT organizations in 2011, second only to disaster recovery at 53%. Server virtualization was chosen by 42% of respondents as a spending priority.
IDC is forecasting the worldwide server market installed base to increase in the period from 2009 through 2013, but to remain essentially flat in the period from 2011 through 2013. Users are replacing their current server infrastructure with fewer and more efficient servers, according to IDC. We believe this is especially true in the x86 server segment, where Stratus is concentrated. Given that Stratus solutions are designed specifically to provide uptime assurance, however, we believe that several factors play to our favor as compared to commodity servers. We believe that several inter-related dynamics are increasing the adverse effects of individual server downtime and, consequently, we expect that demand will increase for business continuity, fault-tolerance and high-availability solutions for mission-critical workloads. We believe these dynamics to include rapid advances in processor technology, the proliferation of virtualization and the recent attention directed at cloud computing. We believe that rapid growth in advanced processor technologies, such as multi-core and virtualization optimization, is an important enabler of server consolidation, as multiple servers are replaced with a single server capable of significantly greater processing power. Increased processing power enables enterprises to virtualize their computing environments.
The traditional datacenter model of allocating one server per application has been challenged by virtualization technology. Virtualization allows enterprises to dramatically increase server capacity utilization through workload consolidation, enabling many applications to run on far fewer servers. The benefits of needing fewer servers include reductions in expenditures for hardware, maintenance, system management, staffing, power and cooling, and physical space in data centers. IDC forecasts that 2010 will be the crossover year, when more virtual servers will be shipped than physical servers as adoption increases and virtual machine density rises (that is, the number of virtual machines that a physical server is capable of supporting). This growth correlates with an equally significant growth in worldwide virtualization service spending. In addition, businesses are increasingly accessing applications “in the cloud” that are delivered over the internet through virtualized servers instead of being managed on in-house servers.

However, issues over security and availability, among others, continue to plague wholesale adoption of external cloud services. Gartner estimates mainstream adoption of cloud computing to be 2 to 5 years out.
While virtualization provides enterprises with significant opportunities for IT resource optimization, the consequences of individual server downtime are greatly magnified. As an increasing number of virtual servers are tied to a single physical machine, a single hardware failure can cause multiple virtual machines to fail simultaneously, amplifying the costs of downtime resulting from physical server failure. Virtualization therefore increases the adverse effects of individual server downtime and, consequently, supports additional investment in and demand for business continuity, fault-tolerance and high-availability solutions for mission-critical applications. For this reason, too, we believe that IT and business management are reluctant to virtualize their business-critical and mission-critical applications, electing instead to leave them as they are. Many believe that converting these business and mission critical applications , commonly referred to as Tier 1 applications, is one of the next significant growth areas for virtualization technology.
For mission-critical IT, service degradation, service outages and data loss pose serious consequences. An IDC study focused on the SMB market found that revenue losses per hour averaged $70,000 for the study group. On average, the costs and consequences of even an hour of downtime can be extremely high. A selected set of applications and their hourly downtime costs is provided below:
Revenue Loss, Productivity Loss, and Downtime Hours per Year by Industry

	Productivity Loss/Hour	Revenue Loss/Hour	Downtime Hours
Financial	$3.64	$9,997.50	3.57
Retail	$2.58	$397.50	7.75
Healthcare	$1.25	$157.50	21.70
Manufacturing	$3.06	$59.93	8.01
Public Sector	$0.85	$.00	9.41
Source: IDC’s Business Value Research, 2009
These high costs of server downtime necessitate business continuity solutions to ensure a high degree of operational reliability. While there are a number of solutions in the market to address server availability, we believe that many of these are prohibitively expensive, complex to deploy and maintain and/or inadequately address the demanding availability requirements of mission-critical applications.

Conventional availability technologies, including cold standby, data replication and high-availability clustering are sub-optimal for mission-critical applications. Cold standby, a method of redundancy in which the secondary (i.e., backup) system is only called upon when the primary system fails, is susceptible to data loss and long reboot cycles, and is therefore only used for non-critical applications or in cases where data is changed infrequently. Data replication technologies, when used alone, provide only 99.99% availability (i.e., approximately 53 minutes of annual unplanned downtime) due to a lack of fault tolerance and long reboot cycle associated with failures. Many of these systems also require intervention by a competent IT staff to resume operation.
While enterprises have taken advantage of declining hardware costs to employ a clustering strategy to ensure high availability, both traditional and virtualized clusters, such as VMware HA, do not provide a fault-tolerant solution and are limited to 99.99% availability (i.e., approximately 53 minutes of annual unplanned downtime). In addition, clusters are highly complex to manage. Clusters must be supported by costly, attentive configuration specialists and require ongoing administration and maintenance to achieve high levels of availability. A clustering solution may also incur additional expenses, including individual software licenses on each clustered server and increased power and cooling consumption for multiple servers.
We believe that the only solutions that have proven to be effective in providing fault-tolerant computing and continuous availability are legacy mainframe computers and a highly specialized solution that combines optimized hardware, proprietary software and high-value services to ensure over 99.999% availability and instantaneous failover (approximately five minutes of annual unplanned downtime). These fault-tolerant servers provide a turnkey solution that enables an enterprise to run mission-critical applications and virtualized environments with essentially no unplanned downtime, providing a unique value proposition when compared to other availability solutions. We believe that we are the only vendor in the industry that offers this value proposition in conjunction with the industry standard Intel processor-based, x86 server.
While x86 servers built today with current processor technology will satisfy a majority of market requirements as in the past, an increased awareness of the importance of application uptime for essential business operations, together with the escalating cost and serious consequences of downtime in organizations of all types and sizes, indicates there is likely to be market demand for solutions capable of providing superior uptime within IT infrastructures, similar to that provided by our solutions offerings.
Solutions Offerings
Our solutions are designed to prevent or minimize the downtime of business-critical and mission-critical applications, where a failure is costly in terms of lost revenue, lost productivity, regulatory compliance violations, customer relations, public reputation and/or risk to life and property. Built on over 30 years of technical expertise and real-world experience, our solutions combine fault-tolerant hardware design, failsafe software and high-value maintenance and managed services to ensure in excess of 99.999% availability for our hardware-based solutions and in excess of 99.99% availability for our software-based solutions.
Stratus Hardware
Our fault-tolerant servers are designed to eliminate the operational complexity and high costs inherent in other approaches such as clusters. These servers allow customers to avoid lost revenue, forego expenses due to unplanned downtime and reduce operational and management costs by leveraging existing skills and staff training. Our server solutions can be installed, with the application loaded and ready for operation, in less than a day and present a single-system view, resulting in a much simpler operation compared to multi-node clusters. Our servers also support virtualized environments, further reducing total cost of ownership while eliminating downtime risk inherently present in other virtualized solutions.
Our systems achieve continuous availability through three fundamental elements:
•	Lockstep Technology. Lockstep technology uses replicated, fault-tolerant hardware components that process the same instructions at the same time. In the event of a component malfunction, the partner component acts as an active spare that continues normal operation and averts system downtime. The system also detects and corrects transient hardware errors that could cause software failures if left unchecked.

•	Failsafe Software. Proprietary, failsafe software works in concert with lockstep technology to prevent many software errors from escalating into outages. Unlike typical servers or clusters, our server hardware and software handles most errors transparently, shielding the operating system, middleware, and application software. Another advantage of our approach is that it constantly protects and maintains in-memory data.
•	ActiveService Architecture and Value-Added Services. Our ActiveService capabilities enable built-in serviceability, allowing our server systems to constantly monitor their own operation. When a fault is detected, the server isolates the condition and automatically opens a call that tells our support center exactly what action to take.
Our systems allow most replacements and reconfigurations to take place while the server remains online. All of our systems are engineered around a Continuous Processing design, covering hardware, software and services, which aims to prevent, rather than simply recover from, unplanned downtime. Preventing downtime differentiates our systems from traditional servers and high-availability clusters (which use multiple servers to recover after one of the servers in the cluster has failed). Each of our systems is designed to address the primary causes of downtime and data loss, such as single points of failure, hardware failover and recovery time, faulty device drivers, human error, component and software revision incompatibilities, to keep businesses online.
We currently offer two lines of fault-tolerant servers: our legacy systems, which are targeted at specific customers within our installed base, and our ftServer systems, which are Intel processor-based computing servers. All of our servers are supported by our global value-added services platform and require no failover scripting, repeated test procedures or application modifications to ensure continuous availability and smooth integration of systems into the customer’s enterprise environment.
Legacy Server Systems
Our legacy technology represents a successful history of fault-tolerance, continuous availability and superior service spanning three decades, supporting critical applications worldwide for some of the most recognizable names in the financial services, banking, securities trading, telecommunications, credit cards, transportation and manufacturing industries.
Our legacy line of servers run our proprietary VOS operating system, which was launched in 1981. With nearly three decades of engineering enhancements, VOS was specifically developed for fault-tolerant computing to satisfy the stringent uptime requirements of customers running mission-critical applications. VOS is currently in its seventeenth revision and approximately 160 customers around the world currently run VOS applications. We continue to invest in VOS development, allowing the operating system to use current open-systems tools and technologies that help customers integrate VOS applications with other IT systems and applications. We believe this flexibility is important to customers who are reluctant to migrate these highly dependable, smooth-running applications to more current hardware platforms and operating systems due to uncertainty, cost and risk of business disruption.
Applications written for VOS operating systems run either on a Stratus proprietary server platform or on our Intel processor-based V-Series platform. We no longer manufacture a Stratus proprietary server platform but still provide maintenance, repair, and upgrades for such platform from our existing parts inventory. V-Series was developed in 2004 to provide customers a clear product upgrade path, more processing capacity and greater performance, thereby extending the useful life of their VOS applications. These legacy server systems customers frequently purchase from us new high-margin hardware, software upgrades, and maintenance services. V-Series is built upon the same hardware platform as the ftServer family for Windows, Linux and VMware. The standardization of all server product development on a single architecture enables efficient and productive use of R&D resources.
While still actively used by our customers to run highly strategic, mission-critical applications, our installed base of legacy systems decreases each year as customers migrate to Intel processor-based servers, including our own ftServer systems.

ftServer System Family
Launched in June 2001, our ftServer created a new server category: Intel processor-based fault-tolerant computing for Microsoft Windows applications. ftServer was introduced at a time when both Microsoft and Intel strongly desired to move their products off the corporate desktop and into the corporate data center. Having a server with the ability to support mission-critical business applications was of significant interest to them, as well as the marketplace. Our innovative ftServer open systems design utilizes industry standard components, reducing total cost of ownership without compromising fault-tolerant availability. Both Intel and Microsoft continue to be strong technology partners of ours.
Like our legacy solutions, we believe ftServer benefits from the inherent reliability of our fault-tolerant design coupled with our software-availability features and high-value services. We believe ftServer is strongly positioned against competitors’ solutions where purchasing criteria stresses platform reliability and operational simplicity. Unlike alternative availability products, ftServer systems can run Windows and Linux applications unmodified, integrate quickly into IT infrastructure and require little or no incremental staff support for ongoing operation, system management or servicing.
Since launching ftServer in June 2001, we have produced a constant flow of product improvements and “industry firsts” in fault-tolerant computing, such as: $100,000 Perfect Performance Uptime Guarantee (2002); fault-tolerance for VMware software (2004) and Red Hat Enterprise Linux (2005); NEBS compliant open systems telecom server (2004); sub-$10 thousand fault-tolerant server (2006); use of Intel dual-core (2006) and quad-core processor technology (2007); and continuous uptime reliability of 99.999% or better. As of November 28, 2010, the ftServer line has attracted more than 2,110 new Stratus customers, and more than 1,150 ftServer units have been sold since June 2001.
Currently, we are in the fifth-generation of ftServer technology and offer solutions for the entry-level, 2600 model; mid-range, 4500 model; and high end, 6300 model markets. Any application that can run under Windows, Linux or VMware on an industry-standard server can run on an ftServer without modification and with identical installation and administration procedures. The user will recognize no difference in functionality, except the benefit of continuous availability for their mission-critical applications. The top end 6300 model is particularly well suited to serve as a database (Windows SQL Server and Oracle) or a virtualization server due to its large memory capacity and processor technology advancements.
Avance High Availability Software
In August 2009, we released for general availability our Avance software, our first software-only product. This innovative software creates a high-availability computing platform using general-purpose servers from other vendors, such as Dell and HP. Avance was designed for the SMB and distributed enterprise markets, where available products for high levels of uptime are generally expensive, technically complex and/or resource-intensive to manage. Avance represents our first standalone software product for availability, our first product for high availability as opposed to continuous availability and our first product aimed at the SMB and distributed enterprise markets. Avance is an innovative solution that allows businesses to profit from the bottom line advantages inherent to virtualization, including fewer servers, lower energy costs and elimination of planned downtime, without the added expense of specialized hardware, storage area networks or highly trained technical teams to maintain uptime. Avance software’s low price and operational simplicity expands our addressable market by making high-availability computing affordable and accessible to a broader range of at-risk business applications.
In production, Avance automatically synchronizes two general-purpose servers in real-time to ensure data integrity. In case of a fault on one server, applications keep running on the healthy server without any manual intervention, performance degradation or business interruption. Virtualization technology is built into the solution and is transparent to the user. Virtualization enables a user to consolidate multiple business applications on a single Avance platform, rather than running each application on a separate server. Server and application consolidation can reduce a customer’s cost of operations, maintenance, staffing and utilities.
Key advantages of the Avance platform include:
•	automatic availability in excess of 99.99% and built-in virtualization for standard x86 servers;

•	prevention of downtime and data loss with automated 24/7 monitoring, error detection, isolation and fault-management features;
•	24/7 access to critical business solutions from a single management console;
•	support for multiple Windows and Linux virtual machines with integrated Avance virtualization;
•	reduction of cost and complexity of traditional and virtualized IT environments with a solution that is easy to install, use and maintain; and
•	no need for failover scripting, repeated test procedures or extra effort to make applications cluster-aware.
The current Avance version is a first-generation software solution. Engineering resources are directed at improving Avance’s features and functionality to increase market appeal based on feedback received from initial customers. We are in the process of building an indirect sales channel, primarily in the U.S. at this time, made up of distributors, value-added resellers and independent software vendors, to sell Avance software and related maintenance contracts.
Maintenance Services
Our high-value services offerings complement our fault-tolerant servers and are critical components of the Stratus solution. We offer strategic services that move beyond traditional industry maintenance services and incorporate our proprietary, technology-based ActiveService Architecture and ActiveService Network, which provide for remote monitoring, problem diagnosis and product repair. This advanced service technology is a fundamental element of the design and performance of the Stratus solution and is integral to our customer value proposition. Our architecture combines automatic fault detection and isolation, integrated “call home” remote support and component replacement service to enable a built-in serviceability model ideally matched to business-critical and mission-critical computing requirements.
Revenue generated by our services business has historically been predictable and stable due to the high services attach rates for new unit sales, high retention rates beyond the initial contract period and the evergreen nature of our service contracts. In fiscal 2010, over 99% of legacy server sales and over 78% of ftServer system sales included service contracts. In addition, service contract retention rates over the past three fiscal years have exceeded 92%. As of November 28, 2010, our 917 services customers around the world, which include our channel partner relationships, had approximately 7,900 servers under services contracts. For the nine-month period ended November 28, 2010, no single customer accounted for more than 5% of our maintenance service revenue.
Our global services organization supports the legacy and ftServer system families along with our Avance software with over 53 field-based engineers and technical account managers located in 16 major geographic centers worldwide, as of November 28, 2010. In addition, as of November 28, 2010 we had over 74 higher level hardware and software product support engineers located worldwide.
The legacy systems services offering mirrors the importance these customers place in continuous operation of their mission-critical applications. We provide a designated technical account service manager and immediate access to the nearest Stratus Customer Assistance Center (CAC), 24 hours-a-day, seven days-a-week via our high-speed Remote Service Network modem, to deliver the following:
•	proactive remote monitoring capabilities, including predictive analysis, remote system commands and the ability to pinpoint and duplicate system level problems;
•	automatic notification of any hardware problems;
•	24/7 same-day, on-site service for critical remedial service;
•	immediate access to our on-line database for call history information to expedite the resolution of problems; and
•	transmission of technical information and documentation from the Stratus CAC.
Legacy system customers may also purchase an Assured Availability Service Agreement, whereby we assume full responsibility for supporting their equipment and applications.
We offer two levels of field support for our ftServer solutions for Windows, Linux and VMware, both of which provide proactive monitoring and extensive support. Assured Availability coverage and Assured Availability Plus coverage can meet a spectrum of availability needs cost effectively. Both levels utilize our ActiveService capabilities built into every ftServer system, connecting them to a global service network for detecting, troubleshooting and resolving problems quickly and usually without the need for an onsite call. Key features, depending on coverage, include:
•	24/7 access to availability engineers, software assistance, hardware assistance and hardware monitoring;
•	problem relief focused on resuming operation, plus problem root-cause determination;
•	service engineer response to critical problems;
•	same-day onsite emergency service; and
•	premium services with Microsoft.
Avance software has a services model matched to the target market’s sensitivity to cost, and in line with the low price of the software. Considering the high-availability performance customers expect from our products, we aim to ensure that Avance’s services offering is comparatively robust to that of similar products in this segment of the software industry. Among the services features are 24/7 access to software advice and to availability engineers to address critical problems, as well as remote monitoring via a secure bi-directional Internet connection. Critical issues typically receive an engineer response within 60 minutes.
We believe we are the only server manufacturer to publicly disclose availability levels for its servers. Our ActiveService Network reports immediately if one of our servers under service contract experiences an issue that results in unplanned downtime, as well as the duration and cause of that downtime. From this real-time information, uptime reliability for the hardware and operating system is automatically calculated for all ftServer systems and all legacy systems in our installed base over the preceding six- and twelve-month periods, respectively. The Stratus Uptime Meters on our website (at www.stratus.com) report system availability levels, with information updated daily.
Managed Services
We are currently party to a major multi-year managed services contract in the U.S. Pursuant to our managed services contract, we assume responsibility for running IT operations on behalf of our customer, including network and infrastructure design, product provisioning, 24/7 operations oversight, on-going hardware, software and network management and maintenance, among other services. Provided services may also include discrete projects of limited duration for a specific purpose; these are referred to as professional services. Customers contract with us because of our expertise in delivering and maintaining high levels of uptime reliability of critical business operations. Our managed services contract includes service level agreements (SLAs) that specify detailed performance metrics, including guaranteed levels of availability that our customer expects us to achieve. Failure to comply with contractual SLAs can result in financial penalties levied on us.
Research and Development
We continue to invest in hardware development, specifically ftServer systems for Windows, Linux and VMware, as well as V-Series in support of our VOS operating system. Server hardware continues to be a significant contributor to our revenue stream, especially in light of the multi-year maintenance service contracts that accompany a high percentage of new server sales.
Over time, we have increased R&D spending on software engineering. Customers attribute higher importance to the software aspects of the solutions they purchase and higher value to the vendors supplying it. We believe that customers increasingly view hardware as an undifferentiated commodity product capable of satisfying a majority of their application requirements. Further, availability delivered in software implementations and in new generations of microprocessors that power servers continues to improve. We view our Avance product development as timely in this regard.
We are party to a ten-year Purchase and Distribution Agreement and a ten-year Collaboration and Licensing Agreement, each of which were signed with NEC in November 2005. These agreements place most of the responsibility for fault-tolerant server design and manufacturability of a common hardware platform with NEC. The specialized hardware and software intellectual property underlying the fault-tolerant architecture belongs to us and is licensed to NEC. Under the terms of the agreements, continued development of this technology is our responsibility. Our responsibility extends to operating systems (currently Windows, Red Hat Linux and VMware) to ensure that current and future operating system software products function properly in a fault-tolerant systems architecture with each new processor implementation and associated platform improvements, such as storage and communication technologies. We and NEC are competitors in the marketplace, offering products that are differentiated by performance features, supported third-party products and maintenance services.
Our in-house R&D activities take place in our facilities located in Maynard, Massachusetts. At November 28, 2010, we employed 142 people in R&D, representing approximately 24% of our total personnel.
Sales and Marketing
We use a combination of direct and indirect sales channels to sell products and services around the world. Currently, we sell or have representation in 69 countries, with more than half of our sales in the last five fiscal years occurring outside the U.S. Use of direct versus indirect channels varies by product, application, industry, customer size and geography. Outside the U.S., a large percentage of our sales channels are indirect while, domestically, sales are more evenly split between direct and indirect channels.
Avance software is sold through indirect channels almost exclusively, using a combination of distributors, value-added resellers and independent software vendors. Our Avance channel development is currently focused on the U.S., Germany, China and Japan. We expect to open further channels in additional geographies over time.
As uptime and application availability have grown in importance to businesses, we have focused on delivering availability as a total product solution to specific applications in selected markets where the need for availability is most pronounced. For example, aligning with partners that serve retail banking, public safety, manufacturing, healthcare, transportation and logistics markets has accounted for much of our success selling ftServer systems and services since 2001, as well as our proprietary platforms over the past three decades. The applications these partners develop and/or sell in these markets include, among other things, transaction processing, emergency dispatch, electronic healthcare records, warehouse and distribution management and process control. Even applications such as email have become so entrenched in organizations as to become critical to the successful functioning of their businesses. Virtualization technology’s widespread and continuing growth, as well as nascent uptake of cloud computing, also serve to accentuate a need for availability in the delivery of IT services.
We believe that our relationships with resellers, distributors and other indirect channels are essential to our revenue growth and profitability.
We are increasing investment in market-facing marketing programs, including channel partner support, field marketing and product marketing programs. We regularly solicit input from customers and partners, and apply that input to achieve more effective, customer-centric product development, product management, marketing and communications results.
Manufacturing
Our products are manufactured at three facilities. Our current line of ftServer solutions are manufactured at Flextronics in Ibaraki, Japan pursuant to our joint Purchase and Distribution Agreement with NEC. Our legacy products as well as our pre-NEC joint development ftServer product for our remarketing support service operation are manufactured out of our Maynard, Massachusetts and Dublin, Ireland facilities.
On November 25, 2005, the Bermuda Issuer and Stratus Technologies Ireland Limited, entered into a Collaboration and Licensing Agreement and a Purchase and Distribution Agreement, respectively, with NEC. These agreements place most of the responsibility for the hardware aspects of fault-tolerant server design and manufacturability of a common hardware platform with NEC. As of February 28, 2010 and February 22, 2009, we had an outstanding accounts receivable balance of $0.1 million and $0.2 million and an outstanding accounts payable balance of $1.7 million and $2.7 million, respectively, with NEC. In addition, during the fiscal years ended February 28, 2010, February 22, 2009 and February 24, 2008, we recognized revenue from transactions with NEC of $1.5 million, $2.1 million and $2.5 million, respectively. Contemporaneously with the execution of the Collaboration and Licensing Agreement and the Purchase and Distribution Agreement, Holdings entered into a Share Purchase and Shareholders Agreement with NEC.
Competition
We believe that we continue to lead the industry with products and services that deliver the highest levels of uptime reliability, operational simplicity and investment value for the broadest range of end-user requirements and IT operating environments. To our knowledge, NEC is the only other supplier of Intel processor-based fault-tolerant servers for Windows and Linux. Other Intel processor-based competitors include IBM, Hewlett Packard, Dell and Sun.
NEC follows a different distribution model than we do and its share of the U.S. fault-tolerant server market is significantly less than our share of the relevant market. Our traditional Intel processor-based competitors are, to our belief, generally limited to offering open-system high-availability solutions that rely on failure recovery technologies—most notably server clusters connected by software—to achieve uptime. Conversely, our ftServer systems employ failure-prevention technology that eliminates application failover, data loss and unplanned downtime. Applications remain up and running in the event of server problems.
Increased end user awareness of the importance of availability for essential IT-supported business operations has attracted more competitors with both hardware and software products purporting to provide high levels of availability. Like clustered servers, these products are based primarily on recovery technologies. A class of software fault-tolerant products is now available. We believe that there are technology limitations and performance issues inherent in software approaches to fault-tolerance that restrict their use and limit their effectiveness to protect applications against server-induced failures.
Among the many benefits offered by virtualization software, most notably VMware Vsphere 4, is high availability. Yet we believe the improved availability provided by virtualization software is not sufficient to support essential business applications on commodity-grade servers without high downtime. A fundamental purpose of virtualization is the ability to run many applications on virtual machines created on a single physical server, thereby reducing the number of servers needed and the costs associated with running and maintaining them. Yet the risk remains that, as a consequence of that physical server failing under such a system, many applications will go offline, causing greater disruption and lost productivity. Our industry leading servers are now enabled to run VMware 4. We believe availability provided by this virtualization software running on out product platform provides the optimal protection against downtime, for those end users seeking to virtualize more high-value, business-critical applications in their data centers.
We believe Avance high-availability software provides uptime superior to high-availability clusters at a fraction of the cost and with almost none of the operational and management complexities of clusters. Similar high-availability and fault-tolerant software products exist but in our opinion are more expensive, support fewer operating systems, lack the after-sale support and/or are sold by small companies with limited resources. Avance also competes against virtualization software. Since Avance manages the resources of two servers to deliver high-availability and hardware resiliency, hardware failure is less likely to impact applications than when relying on high availability provided by virtualization software alone.
Sales and marketing of Avance and ftServer systems must also overcome end-user assumptions that the uptime reliability they have is sufficient to protect them, that what they have is “good-enough” availability. Countering that, a recent IDC study reported that the average mid-size company can expect to have 16-20 hours of disrupted service each year, resulting in approximately $70 thousand in lost revenue per hour.

Patents, Trademarks, Copyrights and Intellectual Property Licenses
We have registered and/or applied to register certain trademarks and service marks to distinguish our products, technologies and services from those of our competitors in the U.S. and in foreign countries and jurisdictions. We also protect our products and technology through copyrights, trade secrets and patents. In addition, we have a perpetual license from Ascend Communications Inc. (which has been acquired by Alcatel-Lucent SA) to use certain patents relating to the technology of the U.S. Issuer’s predecessor, Stratus Computer. While we believe that patent protection is important, we believe that factors such as innovative skills and technological expertise are also important. Disputes over the ownership, registration and enforcement of intellectual property rights arise in the ordinary course of our business. However, we are not currently involved in any such disputes that we believe could have a material adverse effect on our results of operations, cash flows or financial position.
Property
At November 28, 2010 we did not own any real property and leased offices in fourteen countries. The following is a list of our principal properties and their use:

			Square
Company	Location	Use	Feet	Lease Expiration
Stratus Technologies, Inc.	Maynard, MA	Corporate and R&D	287,037	5/31/16
Stratus Technologies, Inc.	Phoenix, AZ	Service	20,660	12/31/16

Employees
The following table indicates the number of our employees by geography and main activity category as of the fiscal year ended November 28, 2010:

As of
November 28,
2010
U.S.	447
EMEA	59
Japan	47
Asia/Pacific	43

Total	596

Sales	80
Marketing	30
Engineering	142
Services	234
Manufacturing	16
Finance and Administration	94

Total	596

We do not have any labor, union or collective bargaining contracts covering any of our employees in any location, except where required by local law. We believe our labor-management relations are positive.
Litigation
From time to time, we may become involved in various legal proceedings arising in the ordinary course of business. As of the date of the filing of this prospectus we are involved in no legal proceedings that are expected to have a material adverse effect on our results of operations, cash flows or financial condition.

MANAGEMENT
The directors and senior management of Holdings, are as set forth in the following table. All directors hold office for a term not to exceed six years or until their successors are duly elected and qualified.

Name	Age	Title
David C. Laurello	55	Chairman of the Board of Directors; President (1)
Robert C. Laufer	52	Director; Vice President and Treasurer (2)
Frederick S. Prifty	66	Vice President and Assistant Secretary (3)
Stephen B. Baus	45	Director (4)
Lars C. Haegg	45	Director (5)
Stephen C. Kiely	64	Director (5)
Ernest Morrison	55	Director (6)
Robert Sharp	45	Director (5)

(1)	Mr. Laurello also serves as Chairman of the Board of Directors and President and Chief Executive Officer of the U.S. Issuer. Mr. Laurello does not hold a director or executive officer position with the Bermuda Issuer.

(2)	Mr. Laufer also serves as a director and Vice President of the Bermuda Issuer and as a Director and Senior Vice President, Chief Financial Officer and Treasurer of the U.S. Issuer.

(3)	Mr. Prifty also serves as a director and President of the Bermuda Issuer and as Vice President, General Counsel and Secretary of the U.S. Issuer.

(4)	Mr. Baus also serves as a director of each of the Bermuda Issuer and the U.S. Issuer. Mr. Baus is the appointee of the Second Lien Lenders holding a majority in interest of the loans outstanding under the Second Lien Credit Facility, pursuant to Subscription and Shareholders Agreement entered into on April 8, 2010.

(5)	Mr. Haegg, Mr. Sharp and Mr. Kiely also each serve as directors of each of the Bermuda Issuer and the U.S. Issuer. Mr. Haegg and Mr. Sharp are the appointees of Technology Holdings, pursuant to Subscription and Shareholders Agreement entered into on April 8, 2010.

(6)	Mr. Morrison also serves as a director of the Bermuda Issuer. Mr. Morrison does not hold a director or executive officer position with the U.S. Issuer.
David C. Laurello became a member of the board of directors of the U.S. Issuer on May 24, 2002 and the board of directors of Holdings on May 22, 2006 and has served as President and Chief Executive Officer of Stratus Technologies, Inc. since June 16, 2003. Before rejoining Stratus in January 2000, Mr. Laurello held the position of Vice President and General Manager of the CNS (Converged Network Solutions) business unit of Lucent Technologies. At Lucent, Mr. Laurello was responsible for engineering, product and business management and marketing. Prior to this role, Mr. Laurello was Vice President of Engineering of the Carrier Signaling and Management Business Unit at Ascend Communications. From 1995 to 1998, Mr. Laurello was Vice President of Hardware Engineering and Product Planning at Stratus. Mr. Laurello is a board member of the Massachusetts High Technology Council and the Massachusetts United Way of Tri-County.
Robert C. Laufer became a member of the board of directors of the U.S. Issuer on February 26, 1999, the Bermuda Issuer on February 22, 2002 and Holdings on May 22, 2006, and currently serves as Senior Vice President of Finance and Administration and CFO of the U.S. Issuer. Mr. Laufer joined the former Stratus Computer in 1989.

and held various financial management positions before being promoted to Chief Financial Officer in 1998. Before joining Stratus, Mr. Laufer was the Assistant Controller for Lasertron, Inc., from 1984 to 1986 he was Controller for Microfab, Inc. and in 1983 became a Certified Public Accountant while employed at Ernst & Young.
Frederick S. Prifty became a member of the board of directors of the Bermuda Issuer on February 22, 2002. Mr. Prifty joined the former Stratus Computer in 1984 and served as its general counsel and corporate secretary until his departure in 1995. Mr. Prifty again joined Stratus Computer in November 1998 to serve as the general counsel. From 1996 until rejoining us, Mr. Prifty maintained a private practice focusing on high technology clients. Prior to 1984, Mr. Prifty worked at Prime Computer, Inc., Digital Equipment Corporation and General Electric Company.
Stephen B. Baus became a member of the board of directors of Holdings, the U.S. Issuer and the Bermuda Issuer on July 15, 2010. Pursuant to the Subscription and Shareholders Agreement entered into on April 8, 2010, Mr. Baus was selected by the Second Lien Lenders holding a majority in interest of the loans outstanding under the Second Lien Credit Facility to represent the interests of the Second Lien Lenders. (See “Description of Capital Shares—Subscription and Shareholders Agreement.”) Mr. Baus, CEO of National Payment Network, is a private equity investor focused on business services companies. Mr. Baus most recently was the Executive Chairman of Weblistic, Inc. where he worked with the founder and management team to build management infrastructure, design and implement a marketing strategy and grow revenues. Prior to Weblistic, Mr. Baus was CEO and co-owner of Excell Services, a Directory Assistance call center outsourcing firm, and a General Partner at Platinum Equity, a middle market private equity firm from 2002-2004. Prior to Platinum Equity, Mr. Baus was Chief Financial Officer of Ebone. He currently serves on the Boards of Directors of National Payment Network, Inc. and Sconza Candy Company, and also of the Northern California Chapter of YPO.
Lars C. Haegg became a member of the board of directors of the U.S. Issuer on April 13, 2001 and the board of directors of Holdings on May 22, 2006 and is a member of the Holdings Audit Committee. Mr. Haegg has been an executive officer of Investcorp or one or more of its wholly owned subsidiaries since 1998. Prior to joining Investcorp, Mr. Haegg worked with McKinsey & Company where he was responsible for leading consulting teams for media, retail and electronics customers. He previously worked with Strategic Planning Associates (now Mercer Management Consulting) in the telecommunications and consumer goods sectors. Mr. Haegg currently serves on the Boards of Directors of US TelePacific, FleetPride and Berlin Packaging.
Stephen C. Kiely became a member of the board of directors of the U.S. Issuer on February 26, 1999 and the board of directors of Holdings on May 22, 2006. Mr. Kiely joined Stratus Computer in 1994 and served as Executive Chairman of Stratus Technologies from June 16, 2003 to June 27, 2008. Previously, Mr. Kiely had been Chairman, President and Chief Executive Officer since February 1999. He also has served as President of Stratus Computer’s Enterprise Computer division, Vice President of Engineering and Vice President of Platform Products. Prior to joining Stratus Computer, Mr. Kiely served in executive positions at IBM, Prime Computer, Bull, and two technology startups. Mr. Kiely is a member of the board of directors of Cray, Inc.
Ernest Morrison became a member of the board of directors of the Bermuda Issuer on December 23, 2004 and the board of directors of Holdings on May 22, 2006. Mr. Morrison is a partner in the Bermuda law firm Cox Hallett Wilkinson Limited (formerly known as Hallett, Whitney & Patton), having joined the firm in 1986. Mr. Morrison has been head of the Corporate Department at the firm commencing from 1998 to the present date. He advises on a broad range of corporate and commercial issues for a diverse international client base. His particular practice areas are trusts, mutual funds, insurance, shipping, aviation and telecommunications. Mr. Morrison is a member of the Honourable Society of Gray’s Inn and the Bermuda Bar Association, and is a member of the board of directors of, among other companies, each of Omega Insurance Holdings Limited and Agincourt Ltd.
Robert Sharp became a member of the board of directors of the U.S. Issuer on April 13, 2001 and the board of directors of Holdings on May 22, 2006 and is a member of the Holdings’ Audit Committee. Mr. Sharp is a

Managing Director at MidOcean Partners. Prior to his current position, Mr. Sharp was a Managing Director at DB Capital Partners. Previously Mr. Sharp was a Principal at Investcorp and held positions at BT Securities, Remsen Partners and Drexel Burnham Lambert. Mr. Sharp is also a director of Bushnell Inc., Hunter Fan Company, Sbarro, Inc. and totes>>Isotoner Corporation.
In addition to the foregoing, in connection with any proceedings of the board of directors of Holdings and pursuant to the bye-laws of Holdings, Mr. Sharp and Mr. Haegg are each entitled to exercise the additional votes to which Technology Holdings is entitled under the Subscription and Shareholders Agreement, so that the appointees of Technology Holdings effectively control a majority of the votes of the board of directors of Holdings. Also, the Northwestern Mutual Life Insurance Company, a Second Lien Lender, has the right to appoint a designee and employee of it or an affiliate as an observer to the board of directors of Holdings. As of November 28, 2010, this right has not yet been exercised.
Executive Compensation
For the fiscal year ended February 28, 2010, the executive officers of Holdings and its subsidiaries received aggregate compensation of $2.87 million. In addition to salary, such aggregate amount includes amounts received by such executive officers pursuant to a bonus program, premiums on group term life insurance policies and certain individualized retention provisions. The company did not make matching contributions to the executive officers’ 401(k) accounts during the fiscal year ending February 28, 2010. The bonus program is available to our non-sales-incentivized employees. Under this program, such employees are eligible to receive bonuses based on their position, their individual performance and Holdings’ consolidated financial performance. The company’s annual sales commission program is available to our sales-incentivized employees and provides for commissions based on the employee’s individual performance and the performance of the applicable sales region.
Share Ownership and Stock Options
As of November 28, 2010, Mr. Kiely beneficially owned 1,967,611 ordinary shares, or 2.3% of outstanding ordinary shares, of which 1,753,291 may be acquired within 60 days after November 28, 2010 by exercise of stock options. Mr. Kiely has been granted options for a total of 1,753,291 ordinary shares, all of which were originally granted to him in his capacity as an executive officer of Stratus Technologies, Inc. and were cancelled and regranted in connection with the 2009 Stock Option Exchange Program. (See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Non-Cash Stock Compensation.”) All such options were issued pursuant to the Stock Incentive Plan established on March 29, 1999. (See “—Employee Stock Option Plan” below.) The per share purchase price of the option shares is $0.60 and the expiration dates of the options range from May 1, 2019 to July 1, 2019.
As of November 28, 2010, Mr. Laurello beneficially owned 1,709,560 ordinary shares, or 2.0% of outstanding ordinary shares, of which 1,709,560 may be acquired within 60 days after November 28, 2010 by exercise of stock options. Mr. Laurello has been granted options for a total of 2,384,560 ordinary shares, 1,484,560 of which were cancelled and regranted in connection with the 2009 Stock Option Exchange Program. (See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Non-Cash Stock Compensation.”) All such options were issued to Mr. Laurello in his capacity as an executive officer of the U.S. Issuer, pursuant to the Stock Incentive Plan established on March 29, 1999. (See “—Employee Stock Option Plan” below.) The per share purchase price of the option shares is $0.60 and the expiration dates of the options range from July 1, 2019 to August 14, 2019.
As of November 28, 2010, Mr. Laufer beneficially owned 1,055,458 ordinary shares, or 1.3% of outstanding ordinary shares, of which 1,004,698 may be acquired within 60 days after November 28, 2010 by exercise of stock options. Mr. Laufer has been granted options for a total of 1,454,698 ordinary shares, 854,698 of which were cancelled and regranted in connection with the 2009 Stock Option Exchange Program. (See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Non-Cash Stock Compensation.”) All such options were issued to Mr. Laufer in his capacity as an executive officer of the U.S. Issuer, pursuant to the Stock Incentive Plan established on March 29, 1999. (See “—Employee Stock Option Plan” below.) The per share purchase price of the option shares is $0.60 and the expiration dates of the options range from May 1, 2019 to August 14, 2019.

As of November 28, 2010, Mr. Prifty beneficially owned or had options for less than 1% of the shares of Holdings. The foregoing calculation of beneficial ownership includes shares that may be acquired within 60 days after November 28, 2010 by exercise of stock options. All such options were issued to Mr. Prifty in his capacity as an executive officer of the U.S. Issuer, pursuant to the Stock Incentive Plan established on March 29, 1999. (See “—Employee Stock Option Plan” below.) The individual share ownership of Mr. Prifty has not been disclosed to shareholders or otherwise made public.
Other than the foregoing individuals, none of our directors or executive officers (named under the heading “Management” above) beneficially owns any shares of Holdings. Mr. Sharp is a Managing Director at MidOcean Partners. Mr. Haegg is a Managing Director of Investcorp and certain of its subsidiaries. Mr. Sharp and Mr. Haegg disclaim beneficial ownership of any shares of Technology Holdings owned by MidOcean and the Investcorp Group, respectively. For further information about the ownership of Technology Holdings, see “Equity Ownership.”
Employee Stock Option Plan
Holdings and its subsidiary Stratus Technologies, Inc. established a Stock Incentive Plan on March 29, 1999, to facilitate the issuance of shares of Holdings’ ordinary stock to employees, members of management, officers, directors and consultants of Holdings and its subsidiaries. The plan allows for the grant of incentive stock options, non-qualified stock options, stock appreciation rights and shares of restricted stock. Options granted under the plan have a time-based vesting schedule, generally 4 years. With the exception of one restricted stock grant in 1999, all of the options granted under the plan to date have been non-qualified stock options. Option grants have terms of 10 years.
The Stock Incentive Plan, as well as the stock option agreements issued pursuant to the Stock Incentive Plan, provides that any of the options issued pursuant thereto, and any ordinary shares issuable upon exercise thereof, are subject to certain restrictions on transfer and certain drag-along and tag-along rights triggered upon the occurrence of certain specified sales events, including changes in beneficial ownership exceeding 50%.
Bonus Plans
The U.S. Issuer has in place certain bonus plans which are designed to compensate employees for their contributions to our success. These include a sale bonus plan (the “Sale Bonus Plan”) and a corporate bonus plan (the “Corporate Bonus Plan”). The Sale Bonus Plan is open to certain senior managers as specified therein, as well as to certain additional employees at the discretion of the board of directors. It provides for cash bonuses in the event of approved sales. Currently, the board of directors has not selected any additional employees to participate in the Sale Bonus Plan. No amounts are payable to the senior managers specified under the Sale Bonus Plan in connection with the Transactions. The Corporate Bonus Plans are funded annually on the basis of the achievement of certain targets, selected at the beginning of each fiscal year (e.g. EBITDA or revenue). Individual payouts under the Corporate Bonus Plan are based on a combination of whether the annual target has been achieved, the position level of the employee and individual evaluations of such employee’s performance.
Compensation of Directors
Directors of Holdings and Stratus Technologies, Inc. received no salary or other compensation during fiscal 2010 for their services as members of the respective boards of directors and board committees.
Audit Committee
Holdings and Stratus Technologies, Inc. have each established an audit committee. As of November 28, 2010, the members of the audit committee of Holdings and Stratus Technologies, Inc. were Messrs. Haegg, Baus and Sharp.

Compensation Committee
Holdings and Stratus Technologies, Inc. have established compensation committees. As of November 28, 2010, the members of Holdings’ and Stratus Inc.’s compensation committees were Messrs. Haegg, Baus and Sharp.

EQUITY OWNERSHIP
Holdings owns 100% of the issued and outstanding voting shares of the Bermuda Issuer, which in turn directly or indirectly owns 100% of the issued and outstanding shares of the U.S. Issuer and of each other Guarantor of the Notes underlying the Units (except for one share of Stratus Technologies Ireland Limited owned by a third party to comply with the minimum requirements of local law). Set forth below is certain information concerning the beneficial ownership of the ordinary share capital and preference share capital, by each person known to us to be a beneficial owner of more than 5% of any class of capital stock of Holdings. As provided below, percentage of ownership is based on 10,093,146.62 preference shares and 44,320,789.38 ordinary shares. For information regarding the share ownership of our executive officers and directors, see “Management—Share Ownership and Stock Options.”

	Holdings		Holdings
	Ordinary		Preference
	Shares(a)		Shares(b)
	Number	Percent	Number	Percent
	of	of	of	of
Name	Shares	Class	Shares	Class
Technology Holdings Ltd. (c)	37,679,352.00	56.9%	6,561,242.00	65.0%
Northwestern Mutual Life Insurance Co. (d)	3,559,743.91	5.4%	542,564.24	5.4%

(a)	Includes 10,093,146.62 preference shares that are convertible into ordinary shares at any time at the option of the holder.

(b)	Preference shares vote and are convertible into ordinary shares on a 2.17:1 basis.

(c)	As described under the captions “Principal Stockholders” and “Our Structure” beginning on pages 3 and 4 of this prospectus, respectively, a majority of our outstanding share capital is owned of record by Technology Holdings, which is a Bermuda exempted company. The shareholders of Technology Holdings are in turn the Investcorp Group, MidOcean and Intel Atlantic.

Investcorp Stratus Limited Partnership, a Cayman Islands exempted limited partnership, and Stratus Holdings Limited, a Cayman Islands exempt company (which we refer to collectively in this prospectus as the “Investcorp Group”), own securities representing approximately 56.5% of the voting power of Technology Holdings. Investcorp Bank B.S.C., a Bahraini public joint stock company (which we refer to in this prospectus as “Investcorp”), may be deemed to share beneficial ownership of the shares of voting stock of Technology Holdings held by the Investcorp Group because the holders of the voting stock of the Investcorp Group, or such entities’ stockholders or principals, have entered into revocable management services or similar agreements with an affiliate of Investcorp pursuant to which each of the entities owning the voting stock issued by the entities in the Investcorp Group, or such entities’ stockholders, has granted such affiliate the authority to direct the voting and disposition of the voting shares issued by such entity, which permits Investcorp to control the voting and disposition of the voting stock of Technology Holdings owned by each member of the Investcorp Group for so long as such agreements are in effect. Investcorp may also be deemed to share beneficial ownership of the shares of voting stock of Technology Holdings held by Investcorp Stratus Limited Partnership because the general partner of such partnership is an indirect subsidiary of Investcorp. The address for Investcorp Bank B.S.C. is P.O. Box 5340, Manama, Bahrain. The address for each of Investcorp Stratus Limited Partnership and Stratus Holdings Limited is c/o Paget-Brown Trust Company Ltd., P.O. Box 1111, Boundary Hall, Cricket Square, Grand Cayman, Cayman Islands.

MidOcean Capital Partners Europe, L.P., a Cayman Islands exempted limited partnership (which we refer to in this prospectus as “MidOcean”), owns securities representing approximately 30.8% of the voting power of Technology Holdings. As a result of their direct or indirect control relationship with MidOcean, Ultramar Capital, Ltd., a Cayman Islands exempt company, Existing Fund GP, Ltd., a Cayman Islands exempt company, MidOcean Partners, LP a Cayman Islands exempted limited partnership, and MidOcean Associates, SPC, a Cayman Islands exempt company registered as a segregated portfolio company, may all be deemed to be beneficial owners of the stock of Technology Holdings owned by MidOcean. Existing Fund GP, Ltd. is the general partner of MidOcean, MidOcean Partners, LP is the sole owner of Existing Fund GP, Ltd. and MidOcean Associates, SPC is the general partner of MidOcean Partners, LP. J. Edward Virtue may be deemed the beneficial owner of the shares of voting stock of Technology Holdings held by such entities because he indirectly controls the voting or disposition of such securities, but he disclaims beneficial ownership except to the extent of his pecuniary interest therein. The address for MidOcean Capital Partners Europe, L.P. is P.O. Box 26 GT, Grand Cayman, Cayman Islands. The address for each of Existing Fund GP, Ltd., MidOcean Partners, LP, MidOcean Associates, SPC and Ultramar Capital, Ltd. is c/o Maples Corporate Services Limited, P.O. Box 309, Ugland House, South Church Street, Grand Cayman, Cayman Islands.

Intel Atlantic, Inc., a Delaware corporation (which we refer to in this prospectus as “Intel Atlantic”), owns securities representing approximately 12.7% of the voting power of Technology Holdings. The address for Intel Atlantic, Inc. is Corporation Trust Company, 1209 Orange St., Wilmington, Delaware, 19801.

(d)	The Northwestern Mutual Life Insurance Company is a Second Lien Lender. The address for the Northwestern Mutual Life Insurance Company is 720 East Wisconsin Avenue, Milwaukee, Wisconsin, 53202.
As of November 28, 2010, there were approximately 350 holders of record of ordinary shares, including 126 holders of Series B Ordinary Shares, and 127 holders of record of preference shares, including 126 holders of Series B Preference Shares. Of the approximately 350 holders of record of ordinary shares and 127 holders of preference shares, only Technology Holdings (representing 53% of the ordinary share capital outstanding and 65% of the preference share capital outstanding), held such shares in Bermuda.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS
Management Advisory Agreements
On October 1, 2005, the U.S. Issuer entered into management advisory agreements with each of Investcorp and MidOcean US Advisor, LP, an affiliate of MidOcean, for management, advisory, strategic planning and consulting services. The agreements each have a term of one year, which automatically renews for successive one-year periods unless earlier terminated by either party, for any reason, upon at least 30 days’ prior written notice. In consideration of the services provided under such agreements, the U.S. Issuer pays annual fees to Investcorp and MidOcean US Advisor, LP, respectively, in addition to reimbursement of actual out-of-pocket expenses incurred in connection therewith. In connection with the Recapitalization Transactions, on April 8, 2010, we entered into amendments to these agreements to provide that the annual fees payable to Investcorp and MidOcean US Advisor, LP will be $250,000 and $450,000, respectively. However, the payment of the annual fee is restricted by financial performance covenants contained in our debt instruments. Accrued expenses related to this annual fee totaled $1.7 million and $1.0 million for the years ended February 28, 2010 and February 22, 2009, respectively.
Shareholders’ Agreement
On February 1, 2001, Stratus Technologies Group, S.A. (“Stratus S.A.”), and affiliates of Investcorp, MidOcean Partners and Intel Corporation entered into a shareholders agreement, which was subsequently amended and restated in its entirety on May 23, 2002 (as amended, the “Shareholders Agreement”). In August, 2006, in connection with a corporate restructuring of Stratus S.A. and its subsidiaries, Holdings assumed the obligations of Stratus S.A. pursuant to the terms of an assignment agreement, and Technology Holdings assumed the obligations of all other parties to the Shareholders Agreement except the management stockholders. The Shareholders Agreement was further amended on April 8, 2010 by the terms of the Subscription and Shareholders Agreement, entered into in connection with the Recapitalization Transactions (see “—Subscription and Shareholders Agreement” below).
Because Technology Holdings currently holds the rights and obligations of all parties to the Shareholders Agreement other than Holdings and the management stockholders, only certain provisions have practical effect. The following description is qualified in its entirety by reference to the text of the Shareholders Agreement, which has been filed previously as an exhibit to the registration statement of which this prospectus forms a part. The Shareholders Agreement contains the following arrangements relating to Holdings’ shares:
Co-Sale Rights: If any of the management stockholders party to the Shareholders Agreement proposes to sell, transfer, assign, exchange or otherwise convey or dispose of any shares of Holdings’ capital stock, then Technology Holdings shall have the right to include its shares of Holdings’ capital stock in such proposed transaction on a pro rata basis. The co-sale rights terminate upon the closing of certain qualified initial public offerings.
Registration Rights: Technology Holdings has certain demand and piggyback registration rights, which allow it to require Holdings to register all or a portion of its shares. The registration rights are subject to certain limitations, including Holdings’ right to temporarily suspend the registration of shares.

Election of Directors: The provisions contained in the Shareholders Agreement with respect to the election of directors were amended by the terms of the Subscription and Shareholders Agreement. This amendment notwithstanding, Technology Holdings has the right at any time prior to the consummation of the Third Closing (under the Subscription and Shareholders Agreement, see below) and as long as it continues to hold a majority of the outstanding Ordinary Class Shares, calculated on an as-if converted basis, to appoint at least a majority of the directors of the Managing Entities. See “Description of Capital Shares—Subscription and Shareholders Agreement.”
Non-Management Shareholders Agreements
In connection with investments in Holdings, non-management shareholders of Holdings are subject to individual share purchase and shareholders agreements (the “Non-Management Shareholders Agreements”) which govern the terms of their investments in Holdings. Among other provisions, such Non-Management Shareholders Agreements subject the securities issued pursuant thereto to certain drag-along and tag-along rights triggered, as specified therein, upon the occurrence of certain sales events including changes in beneficial ownership exceeding 50%. Such Non-Management Shareholders Agreements also contain “piggy-back” registration rights and certain restrictions on transfer.
Management Shareholders Agreements and Management Put Options
In connection with certain closing arrangements, Holdings has historically issued ordinary shares to certain members of management pursuant to individual share purchase and shareholders agreements with such managers (the “Management Shareholders Agreements”). Among other provisions, such Management Shareholders Agreements contain certain restrictions on transfer and subject the securities issued pursuant thereto to drag-along and tag-along rights triggered, as specified therein, upon the occurrence of certain sales events, including changes in beneficial ownership of the company exceeding 50%, among other events. Such Management Shareholders Agreements also contain certain restrictions on transfer.
In addition, certain managers are party to put option agreements (the “Management Put Options”) pursuant to which such managers have the right to sell to Holdings all (but not less than all) of the ordinary shares held by them, at the price at which they purchased such shares, upon the occurrence of certain triggering events, including liquidations, dissolutions or other winding up, or mergers, acquisitions, changes of control or similar events.
Subscription and Shareholders Agreement
In connection with the closing of the Recapitalization Transactions, on April 8, 2010, we entered into the Subscription and Shareholders Agreement with the Second Lien Lenders and with the purchasers of the Original Units, pursuant to which Holdings issued (i) to the Second Lien Lenders, in the aggregate, 11,080,455.38 of its ordinary shares and 2,523,554.62 of its preference shares, equivalent to approximately 25% of its issued share capital for each such class of securities, and (ii) to the purchasers of the Original Units, 4,431,150.00 its Series B ordinary shares and 1,008,350.00 of its Series B preference shares, representing approximately 10% of the issued share capital of each class of securities. For a description of the material terms of the Subscription and Shareholders Agreement, see “Description of Capital Shares—Subscription and Shareholders Agreement.”

DESCRIPTION OF CERTAIN INDEBTEDNESS
Revolving Credit Facility
General. In connection with the Recapitalization Transactions, we entered into a Revolving Credit Agreement (the “Revolving Credit Facility”), dated as of April 8, 2010, among the U.S. Issuer, the Bermuda Issuer, Holdings, the lenders party thereto from time to time, and Jefferies Finance LLC as arranger, syndication agent and a lender and as administrative agent and collateral agent for any other lenders. The Revolving Credit Facility has a term of approximately four-and-one-half-years and provides for revolving credit loans in an aggregate principal amount of up to $25 million, including letters of credit in an aggregate principal amount of up to $6 million. Amounts repaid under the Revolving Credit Facility can be re-borrowed until termination of the facility or until such earlier time as may be provided for in the Revolving Credit Facility. Our obligations under the Revolving Credit Facility are unconditionally and irrevocably guaranteed, jointly and severally, by the Bermuda Issuer, Holdings and the other Guarantors.
Interest. Interest accrues on loans under the Revolving Credit Facility with reference to an alternate base rate plus an applicable interest margin of 3.75% per annum. We can also elect that all or a portion of certain of the loans bear interest at a Eurodollar rate plus an applicable interest margin of 4.75% per annum. The applicable interest margins are subject to a 2.00% increase in the event of certain defaults, and a commitment fee of 0.75% per annum is applicable to the unused portion of the Revolving Credit Facility.
Guarantees and Security. The obligations of the Guarantors under the Revolving Credit Facility are secured by a first priority security interest in the same collateral securing the U.S. Issuer’s obligations (and the obligations of the Guarantors in respect thereof) under the Notes and the Second Lien Credit Facility.
Optional Prepayments. The Revolving Credit Facility permits us to make, from time to time, optional prepayments of loans thereunder, in whole or in part, without premium or penalty, subject to minimum prepayments and reimbursement of the lenders’ breakage costs in the case of prepayment of Eurodollar rate loans. The Revolving Credit Facility also contains provisions relating to certain commitment reductions, including commitment reductions in connection with certain repurchases of the Notes in the case of asset sales and excess cash flow.
Covenants. The Revolving Credit Facility contains affirmative covenants and requirements of us which provide for, among other things, mandatory reporting of financial and other information to the lenders and notice to the lenders upon the occurrence of certain events. The Revolving Credit Facility also contains negative covenants and restrictions on us including, without limitation, restrictions on indebtedness, liens, guarantee obligations, mergers, investments, loans and advances, dividends and other distributions on account of equity, transactions with affiliates, changes in fiscal year, lines of business and certain prepayments of junior indebtedness and compliance with certain financial covenants. The Revolving Credit Facility contains provisions limiting our ability to repurchase the Notes in the case of certain asset sales to $20 million and in the case of excess cash flow to $75 million, in each case subject to certain additional restrictions. Any such repurchase of the Notes by us in contravention of those provisions constitutes an event of default under the New Revolving Credit Agreement and permits the lenders to accelerate the indebtedness outstanding thereunder and to exercise contractual and legal remedies against the collateral securing the obligations under the New Revolving Credit Facility. These security interests are contractually senior to those securing the obligations under the Notes, and such actions, if taken by the lenders under our Revolving Credit Facility, would limit our ability to raise cash to purchase the Notes. The right of such lenders to take such actions thus reduces the practical benefit to the holders of the Notes of the offer to purchase provisions of the indenture governing the Notes.
The Revolving Credit Facility contains an interest coverage requirement which requires us to maintain a ratio of Consolidated EBITDA (as calculated thereunder, presented as Adjusted EBITDA elsewhere in this prospectus) to cash interest expense of at least 1.15 to 1.00 through the quarter ending February 23, 2014, and at least 1.25 to 1.00 thereafter. Such interest coverage ratio is measured for the preceding twelve months on a quarterly basis, as of the last date of each fiscal quarter. For the purposes of calculating such interest coverage ratio, cash interest expense is calculated net of interest income and is deemed to exclude (i) fees payable on accounts of letters of credit, (ii) net costs associated with certain swap agreements and (iii) interest expense in respect of costs of debt issuance or customer deposits. For the twelve-month period ended November 28, 2010, pursuant to the provisions of the Revolving Credit Facility, cash interest expense for the three quarters ended November 28, 2010 was deemed for the purposes of such calculation to equal actual cash interest expense multiplied by 4/3. As a result, the interest coverage ratio for such period as calculated pursuant to the Revolving Credit Facility was 1.79 to 1.00.
Events of Default. The Revolving Credit Facility is provides for certain events of default including, without limitation, non-payment of principal, interest or other amounts, inaccuracy of representations and warranties, violation of covenants, cross-default to certain other indebtedness and agreements, bankruptcy and insolvency events, ERISA events, material judgments, invalidity of certain documents related to the credit agreement, change of control and invalidity of the Intercreditor Agreement.
Second Lien Credit Facility
General. On March 29, 2006, the U.S. Issuer and the Bermuda Issuer entered into a Second Lien Credit Facility with Goldman Sachs Credit Partners L.P. and Deutsche Bank Securities, Inc., as joint lead arrangers and joint bookrunners, Goldman Sachs Credit Partners L.P., as syndication agent and Deutsche Bank Trust Company Americas, as administrative agent. The Second Lien Credit Facility was amended and restated in its entirety as of August 28, 2006, was further amended as of June 5, 2007, and was further amended in connection with the closing of the Recapitalization Transactions. As amended pursuant to the Recapitalization Transactions, the outstanding principal amount under the Second Lien Credit Facility is $79.9 million, approximately 48.3% of which is owed by the Bermuda Issuer and approximately 51.7% of which is owed by the U.S. Issuer; and the maturity date of the Second Lien Credit Facility is June 30, 2015. The syndicate of investors in the Second Lien Credit Facility may vary over the life of the borrowings. On July 30, 2010, Deutsche Bank Trust Company Americas resigned as administrative agent and Wilmington Trust Company was appointed as successor agent.
Interest. Borrowings under the Second Lien Credit Facility bear paid-in-kind interest at a rate of 9.00% per annum, accruing in the form of an increase to the accreted principal amount of such borrowings (“PIK Interest”). Such borrowings also bear additional interest payable in cash at a variable rate per annum equal, at the election of the Issuers, to either (i) 5.00% plus the Eurodollar Rate (as defined in the Second Lien Credit Facility) or (ii) 4.00% plus the greater of either (a) 0.50% plus the Federal Funds Effective Rate or (b) the Prime Rate (“Cash Interest”). In the event of certain defaults, we may be required to pay additional interest at a specified default rate.
Guarantees and Security. The Issuers and the Guarantors guarantee borrowings under the Second Lien Credit Facility, and such borrowings are secured by a security interest on the assets that secure the U.S. Issuer’s obligations under the Notes, which security interest is junior in priority to the security interest in such assets of (i) the lenders under the Revolving Credit Facility and (ii) the holders of the Units.
Covenants. The Second Lien Credit Facility contains certain covenants that, among other things and subject in each case to certain specified exceptions, limit the ability of each of the Issuers and each of their subsidiaries to: (i) incur additional indebtedness; (ii) create liens or other encumbrances on assets; (iii) incur contingent obligations; (iv) merge or consolidate with, or sell any of its property, business or assets to, a third party; (v) wind up, liquidate or dissolve; (vi) make loans, investments and acquisitions; (vii) enter into any swap agreements or similar derivative transactions; (viii) declare any dividends or distributions on capital stock; (ix) enter into transactions with affiliates; (x) change its fiscal year; and (xi) engage in any business other than the businesses engaged in by Issuers at the time of entry into the Second Lien Credit Facility or related thereto. As amended pursuant to the Recapitalization Transactions, the Second Lien Credit Facility does not require the Issuers to comply with any financial maintenance covenants.
Events of Default. Events of default under the Second Lien Credit Facility include: (i) nonpayment of principal or interest; (ii) failure to comply with certain covenants under the Second Lien Credit Facility, or material inaccuracy of representations or warranties made under the Second Lien Credit Facility; (iii) failure by Holdings or any of its subsidiaries to comply with covenants in the Revolving Credit Facility and the indenture governing the Notes, as well as any document related to the Second Lien Credit Facility, the Revolving Credit Facility, the Units or the Notes underlying the Units, subject to applicable grace periods; (iv) payment defaults or cross acceleration defaults by Holdings or any of its subsidiaries on other indebtedness in excess of $10.0 million; (v) certain events of bankruptcy, insolvency or reorganization; (vi) any credit document related to the Second Lien Credit Facility ceasing to be valid, binding and enforceable, subject to applicable grace periods; (vii) certain ERISA events; (viii) certain undischarged judgments or decrees for the payment of money in excess of specified thresholds; and (ix) certain change of control events. If an event of default occurs and is continuing, amounts outstanding under the Second Lien Credit Facility may be accelerated upon notice. If an event of default relates to certain events of bankruptcy, insolvency or reorganization of Holdings or any of its subsidiaries (including the Issuers) under the Second Lien Credit Facility, the payment obligations of the Issuers thereunder will become automatically due and payable without any further action required.
See “Description of Capital Shares—Subscription and Shareholders Agreement” for additional information regarding our other arrangements with the Second Lien Lenders.

DESCRIPTION OF THE NEW UNITS
We are offering to exchange 215,000 of our outstanding Units (the “Outstanding Units”), each consisting of $480 principal amount of the outstanding 12% Senior Secured Notes due 2015 (the “Outstanding Bermuda Notes”) of Stratus Technologies Bermuda Ltd. (the “Bermuda Issuer”) and $520 principal amount of the outstanding 12% Senior Secured Notes due 2015 (the “Outstanding U.S. Notes”) of Stratus Technologies, Inc. (the “U.S. Issuer” and, together with the Bermuda Issuer, the “Issuers”) for a like amount of Units registered under the Securities Act (“New Units”), each consisting of $480 principal amount of registered 12% Senior Secured Notes due 2015 of the Bermuda Issuer (the “New Bermuda Notes”) and $520 principal amount of registered 12% Senior Secured Notes due 2015 of the U.S. Issuer (the “New U.S. Notes”). The terms of the New Units and the underlying New Notes (collectively, the “New Securities”) will be identical in all material respects to the terms of the Outstanding Units and underlying Outstanding Notes (collectively, the “Outstanding Securities”), except that the New Securities will not contain transfer restrictions, holders of the New Securities will no longer have any registration rights, and we will not be obligated to pay additional interest on the New Securities as described in the Registration Rights Agreement.
We refer to the Outstanding Bermuda Notes and the Outstanding U.S. Notes, collectively, as the “Outstanding Notes.” We refer to the New Bermuda Notes and the New U.S. Notes, collectively, as the “New Notes.” We refer to the Outstanding Bermuda Notes and the New Bermuda Notes, collectively, as the “Bermuda Notes.” We refer to the Outstanding U.S. Notes and the New U.S. Notes, collectively, as the “U.S. Notes.” We refer to the Bermuda Notes and the U.S. Notes (or to the Outstanding Notes and the New Notes), collectively, as the “Notes.”
We refer to the Outstanding Units and the New Units, collectively, as the “Units.” We refer to the Outstanding Units and the Outstanding Notes, collectively, as the “Outstanding Securities.” We refer to the New Units and the New Notes, collectively, as the “New Securities.” We refer to the Units and the Notes (or to the Outstanding Securities and the New Securities), collectively, as the “Securities.”
The New Notes of each Issuer that are included in the New Units will not trade separately unless (i) all principal of all of such New Notes shall have become due and payable, whether at maturity, acceleration or otherwise, (ii) a tax redemption of such New Notes issued by the Bermuda Issuer related to certain changes affecting withholding taxes has occurred or (iii) there has been a Change of Control (as defined in “Description of the New Notes—Certain Definitions”) under clause (5) or (6) of the definition thereof (each such event, a “Notes Separation Event”).

DESCRIPTION OF THE NEW NOTES
The Outstanding Notes were issued, and the New Notes will be issued, under an indenture (the “Indenture”) among the Issuers, the Guarantors and The Bank of New York Mellon Trust Company, N.A., as trustee (in such capacity, the “Trustee”) and collateral agent (in such capacity, the “Collateral Agent”). The terms of the Notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939, as amended.
The terms of the New Notes will be identical in all material respects to the terms of the Outstanding Notes, except that the New Notes will not contain transfer restrictions, holders of the New Securities will no longer have any registration rights and we will not be obligated to pay additional interest on the New Securities as described in the Registration Rights Agreement.
The following description, under the caption “—Description of the New Notes,” is a summary of the material provisions of the Indenture, the Collateral Documents and the Intercreditor Agreement, that are applicable to both the New Notes and the Outstanding Notes. The following description is qualified in its entirety by reference to such agreements, copies of which are filed as exhibits to the registration statement of which this prospectus forms a part. This prospectus does not restate those agreements in their entirety, and we urge you to read them because they, not this description, define your rights as holders of the New Units and the underlying Notes.
Certain defined terms used in this description are defined under the caption “—Description of the New Notes—Certain Definitions.”
General
The Notes of each Issuer:
•	are senior secured obligations of such Issuer;

•	rank equal in right of payment with all existing and future senior Indebtedness of such Issuer, including its obligations under the Revolving Credit Facility and the Second Lien Credit Facility;

•	rank senior in right of payment to all existing and future subordinated Indebtedness of such Issuer;

•	are secured on a first priority basis by Liens on substantially all of such Issuer’s assets, other than the Excluded Assets, subject to Permitted Prior Liens;

•	are effectively junior to such Issuer’s obligations secured by Permitted Prior Liens, including such Issuer’s obligations under the Revolving Credit Facility pursuant to the Intercreditor Agreement, to the extent of the value of the collateral securing such obligations;

•	are effectively senior to such Issuer’s obligations under the Second Lien Credit Facility pursuant to the Intercreditor Agreement, to the extent of the value of the Collateral securing the Notes; and

•	are unconditionally Guaranteed, jointly and severally, on a senior secured basis, by all of the Initial Guarantors, all of the future Domestic Restricted Subsidiaries of Stratus Technologies Bermuda Holdings Ltd., an exempted limited liability company and the direct parent of the Bermuda Issuer (“Holdings”), and, if applicable, certain of Holdings’ future Foreign Restricted Subsidiaries, as set forth below.
The Notes are Guaranteed, jointly and severally, on a senior secured basis by all of the Initial Guarantors. If Holdings creates or acquires any other Domestic Restricted Subsidiaries in the future, the Notes will be Guaranteed by such Domestic Restricted Subsidiaries. Each Guarantee of the Notes (a “Note Guarantee”) is:
•	a senior secured obligation of the Guarantor;

•	ranks equal in right of payment with all existing and future senior Indebtedness of such Guarantor, including such Guarantor’s obligations under the Revolving Credit Facility and the Second Lien Credit Facility;

•	ranks senior in right of payment to all existing and future subordinated Indebtedness of such Guarantor;

•	is secured on a first priority basis by Liens on substantially all of the Guarantor’s assets, other than the Excluded Assets, subject to Permitted Prior Liens;

•	is effectively junior to such Guarantor’s obligations secured by Permitted Prior Liens, including such Guarantor’s obligations under the Revolving Credit Facility pursuant to the Intercreditor Agreement, to the extent of the value of the collateral securing such obligations; and

•	is effectively senior to such Guarantor’s obligations under the Second Lien Credit Facility pursuant to the Intercreditor Agreement, to the extent of the value of the Collateral securing the Notes.
Not all Subsidiaries guarantee each Issuer’s obligations under the Notes issued by such Issuer. Therefore, the Notes are effectively subordinated to the existing and future liabilities of the non-guarantor Subsidiaries, including trade creditors, secured creditors and other creditors holding debt and Guarantees issued by such non-guarantor Subsidiaries, as well as claims of preferred and minority stockholders (if any) of such non-guarantor Subsidiaries. Certain of the Foreign Restricted Subsidiaries and all of the Unrestricted Subsidiaries do not guarantee the Notes. See “Risk Factors—Risks Related to the Units and the Notes—Your right to receive payments on the Notes could be adversely affected if any of the non-guarantor affiliates declare bankruptcy, liquidate or reorganize.”
Holdings is a holding company with no independent operations which holds 1% of our consolidated assets and generates no revenue. The Issuers and our subsidiary Guarantors generated $111.3 million and $154.2 million of our consolidated revenue for the nine-month period ended November 28, 2010 and fiscal 2010, respectively, and represented 73% of our consolidated assets as of November 28, 2010. The non-Guarantor affiliates generated 28% of our consolidated revenue for the nine-month period ended November 28, 2010 and held 29% of our consolidated assets as of November 28, 2010. These amounts exclude intercompany revenue, intercompany receivables, long term intercompany receivables and investment in subsidiaries amounts.
The Indenture permits Holdings and its Subsidiaries to incur additional Indebtedness, including secured Indebtedness, in the future, subject to certain limitations.
Principal, Maturity and Interest
The Outstanding U.S. Notes were originally limited in aggregate principal amount to $111.8 million and the Outstanding Bermuda Notes were originally limited in aggregate principal amount to $103.2 million. In addition to the New Notes offered hereby, the Issuers may issue additional notes (“Additional Notes”), as additional Units, under the Indenture from time to time after this offering. Any issuance of Additional Notes is subject to all of the covenants in the Indenture, including the covenants described below under the caption “—Certain Covenants—Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock” and “—Certain Covenants—Liens.” The Notes and any Additional Notes subsequently issued under the Indenture are substantially identical other than the issuance dates, the dates from which the interest will accrue and the initial interest payment dates and will be treated as a single class for all purposes under the Indenture, including, without limitation, waivers, amendments, redemptions and offers to purchase. However, if any Additional Notes subsequently issued under the Indenture are not fungible with the Notes for U.S. federal or Bermuda income tax purposes, they will have different CUSIP numbers and be represented by a different Global Note or Notes and the additional Units comprised of Additional Notes will have a different CUSIP number or numbers and be represented by a different Global Unit or Units. Additional Notes will be secured equally and ratably with the Notes and as a result, the issuance of Additional Notes will have the effect of diluting the security interests in the Collateral for the then outstanding Notes.
The Notes will mature on March 29, 2015.
The Notes must be issued in minimum denominations of $2,000 and integral multiples of $10 in excess thereof.

The Notes bear interest at the rate of 12.00% per annum from the most recent date to which interest has been paid or duly provided for or. Each Issuer must pay interest on the Notes issued by such Issuer semi-annually, in arrears, every April 15 and October 15 to holders of record as of the close of business on the immediately preceding April 1 and October 1 (whether or not a business day). Interest on the Notes is computed on the basis of a 360-day year comprised of twelve 30-day months. Registered holders of New Units as of the first record date following the consummation of the Exchange Offer will receive, on the corresponding interest payment date, interest accruing on the New Notes underlying such New Units from the preceding interest payment date. The New Notes will not accrue any Additional Interest, and, pursuant to the Registration Rights Agreement, once the Exchange Offer has been completed, any Outstanding Notes which remain outstanding will no longer be entitled to accrue Additional Interest either.
Each Issuer must pay principal of, premium, if any, and interest on the Notes issued by such Issuer:
•	at the office or agency maintained for that purpose;

•	at its option, by check mailed to the holders of the Notes at their respective addresses set forth in the register of holders of the Notes; or

•	with respect to Notes represented by Global Notes the holders of which have provided the Issuers with wire transfer instructions, by wire transfer of immediately available funds to the account or accounts specified.
Until the Issuers designate another office or agency, its office or agency for the payment of principal of, premium, if any, and interest on the Notes is the corporate trust office of the Trustee in Pittsburgh, Pennsylvania.
Guarantees
The Notes are fully and unconditionally Guaranteed on a joint and several basis by the Guarantors. The Indenture limits Indebtedness and other Guarantees that may be Incurred by the Guarantors.
The obligations of each Guarantor under its Note Guarantee are limited in a manner intended to prevent such Guarantee from constituting a fraudulent conveyance or fraudulent transfer under applicable law. See “Risk Factors— Risks Related to the Units and the Notes—Fraudulent conveyance laws could void our obligations under the Notes and our obligations and those of Holdings and certain of our other affiliates under their guarantees of the Notes.”
The Note Guarantee of a Guarantor and its obligations under the Indenture Documents will be released:
     (1) in connection with any sale or other disposition of all of the Capital Stock of a Guarantor (including by way of merger or consolidation) other than to an Issuer or a Guarantor;
     (2) in connection with any sale or disposition of all or substantially all of the assets of a Guarantor or the sale of Capital Stock of a Guarantor such that such entity ceases to constitute a Subsidiary of an Issuer;
     (3) if the Issuers designate any Restricted Subsidiary that is a Guarantor to be an Unrestricted Subsidiary in accordance with the applicable provisions of the Indenture; or
     (4) upon legal defeasance, covenant defeasance or satisfaction and discharge of the Indenture as provided below under the captions “—Defeasance” and “—Satisfaction and Discharge.”
Security
Collateral Documents. Pursuant to one or more Collateral Documents entered into by the Issuers and the Guarantors in favor of the Collateral Agent for the benefit of itself, the Trustee and the holders of Notes (collectively, the “Notes Secured Parties”), the Notes, the Note Guarantees and all other Indenture Obligations are secured by a Lien on substantially all of the existing and future property and assets of the Issuers and the Guarantors, except as described below.
Among other things, the Collateral does not include:
     (1) the voting Capital Stock of any CFC in excess of 65% of all of the outstanding Voting Stock of such CFC solely to the extent such voting Capital Stock secures the Indenture Obligations of the U.S. Issuer or a Guarantor that is a Domestic Restricted Subsidiary (and for the avoidance of doubt, all of the voting Capital Stock of each CFC may secure the Indenture Obligations of the Bermuda Issuer and any Guarantor that is a Foreign Restricted Subsidiary);
     (2) all cars, trucks, trailers and other vehicles covered by certificates of title or ownership;
     (3) interests in real property other than owned real property subject to any mortgage securing the Super Priority Claims or the Second Priority Claims;
     (4) any property to the extent that a grant of a security interest in such property is prohibited by any requirements of law of a governmental authority, requires a consent not obtained of any governmental authority pursuant to such requirement of law or is prohibited by, or constitutes a breach or default under or results in the termination of or requires any consent not obtained under, any contract, license, agreement, instrument or other document evidencing or giving rise to such property or, if applicable, any applicable shareholder or similar agreement, except to the extent that such requirement of law or the term in such contract, license, agreement, instrument or other document or shareholder or similar agreement providing for such prohibition, breach, default or termination or requiring such consent is ineffective under applicable law including, without limitation, Sections 9-406, 9-407, 9-408 or 9-409 of the Uniform Commercial Code of any relevant jurisdiction or any other applicable law or principles of equity), but only for so long as such prohibition exists and is effective and valid;
     (5) property and assets owned by either Issuer or any Guarantor that are the subject of Permitted Liens described in clause (7) of the definition thereof for so long as such Permitted Liens are in effect and the Indebtedness secured thereby otherwise prohibits any other Liens thereon;
     (6) deposit accounts of either Issuer or any Guarantor exclusively used for payroll, payroll taxes and other employee wage and benefit payments;
     (7) interests in “50/50” or minority owned joint ventures to the extent and for so long as the documents governing such joint venture interests prohibit the granting of a security interest therein; and
     (8) any Capital Stock of any Subsidiary of Holdings to the extent necessary for such Subsidiary not to be subject to any requirement pursuant to Rule 3-16 of Regulation S-X under the Exchange Act, due to the fact that such Subsidiary’s Capital Stock secures the Notes or Note Guarantee, to file separate financial statements with the SEC (or any other governmental agency) but only for so long as such requirement is in existence; provided that neither Holdings nor any Subsidiary shall take any action in the form of a reorganization, merger or other restructuring a principal purpose of which is to provide for the release of the Lien on any securities pursuant to this clause.
(such excluded assets collectively referred to in the prospectus as the “Excluded Assets”).
The Super Priority Claims, including Obligations under the Revolving Credit Facility, are also secured by a Lien on substantially all assets of the Issuers and the Guarantors, other than the Excluded Assets, which security interest is contractually senior to the security interest thereon that secures the Notes and the Note Guarantees pursuant to the Intercreditor Agreement. As a result, the Notes are effectively subordinated to the Super Priority Claims to the extent of the value of the collateral that secures the Super Priority Claims.

The Second Priority Claims are also secured by a Lien on substantially all assets of the Issuers and the Guarantors, other than the Excluded Assets, which security interest is contractually subordinated to the security interest thereon that secures the Notes and the Note Guarantees pursuant to the Intercreditor Agreement. As a result, the Notes are effectively senior to the Second Priority Claims to the extent of the value of the Collateral that secures the Notes.
No appraisals of any Collateral have been prepared in connection with the offering of the Notes. The value of the Collateral at any time will depend on market and other economic conditions, including the availability of suitable buyers for the Collateral. In the event of a foreclosure, liquidation, bankruptcy or similar proceeding, no assurance can be given that the proceeds from any sale or liquidation of the Collateral will be sufficient to pay any of the Issuers’ Obligations under the Notes or any of the Note Guarantees, in full or at all, after first satisfying the Issuers’ Obligations in full of the Super Priority Claims.
The right of the Collateral Agent to repossess and dispose or otherwise exercise remedies in respect of the Collateral upon the occurrence of an Event of Default is likely to be significantly impaired by applicable bankruptcy law if a bankruptcy proceeding were to be commenced by or against either Issuer or any Guarantor prior to the Collateral Agent having repossessed and disposed of the Collateral or otherwise completed the exercise of its remedies with respect to the Collateral. Under the Bankruptcy Code, a secured creditor such as the Collateral Agent is prohibited from repossessing its security from a debtor in a bankruptcy case, or from disposing of security repossessed from such debtor, without bankruptcy court approval. Moreover, the Bankruptcy Code permits the debtor to continue to retain and to use collateral even though the debtor is in default under the applicable debt instruments; provided that, under the Bankruptcy Code, the secured creditor is given “adequate protection.” The meaning of the term “adequate protection” may vary according to circumstances, but it is intended in general to protect the value of the secured creditor’s interest in the collateral securing the obligations owed to it and may include cash payments or the granting of additional security, if and at such times as the bankruptcy court in its discretion determines, for any diminution in the value of such collateral as a result of the stay of repossession or disposition or any use of the collateral by the debtor during the pendency of the bankruptcy case. In view of the lack of a precise definition of the term “adequate protection” and the broad discretionary powers of a bankruptcy court, it is impossible to predict how long payments under the Notes or the Note Guarantees could be delayed following commencement of a bankruptcy case, whether or when the Collateral Agent could repossess or dispose of the Collateral or whether or to what extent holders of Notes would be compensated for any delay in payment or loss of value of the Collateral through the requirement of “adequate protection.”
Moreover, the Collateral Agent may need to evaluate the impact of the potential liabilities before determining to foreclose on Collateral consisting of real property because a secured creditor that holds a lien on real property may be held liable under environmental laws for the costs of remediating or preventing release or threatened releases of hazardous substances at such real property. Consequently, the Collateral Agent may decline to foreclose on such Collateral or exercise remedies available if it does not receive indemnification to its satisfaction from the holders of Notes.
In addition, because a portion of the Collateral consists of pledges of a portion of the Capital Stock of certain of Holdings’ Foreign Subsidiaries (and neither the Issuers nor the Guarantors are required to follow any local law requirements to ensure the perfection of any such pledge (other than any such pledge of the Capital Stock of any Foreign Restricted Subsidiary that is the Bermuda Issuer, an Initial Guarantor or any other Subsidiary of Holdings with respect to which local law requirements are followed in order to perfect a pledge of the Capital Stock of such Subsidiary to secure any Super Priority Claims or Second Priority Claims) but rather, are only required to take such steps as may be necessary under New York law to perfect any such pledge (other than with respect to any such pledge of the Capital Stock of any Foreign Restricted Subsidiary that is the Bermuda Issuer, an Initial Guarantor or any other Subsidiary of Holdings with respect to which local law requirements are followed in order to perfect a pledge of the Capital Stock of such Subsidiary to secure any Super Priority Claims or Second Priority Claims)), the validity of those pledges under applicable foreign law, and the ability of the holders to realize upon that Collateral under applicable foreign law, to the extent applicable, may be limited or not recognized by such law, which limitations or non-recognition may or may not affect such Liens.
The Collateral Agent’s ability to foreclose on the Collateral may be subject to lack of perfection, the consent of third parties, prior liens and practical problems associated with the realization of the Collateral Agent’s Lien on the Collateral.

Intercreditor Agreement
The Issuers, the Super Priority Agent, on behalf of the Super Priority Claimholders, the Collateral Agent and the Trustee, on behalf of the Indenture Claimholders, and the Second Priority Agent, on behalf of the Second Lien Claimholders, will enter into the Intercreditor Agreement, which will, among other things, provide for the following:
Super Priority Claims and Second Priority Claims; Indenture Claims Effectively Subordinated to Super Priority Claims and Effectively Senior to Second Priority Claims. The Obligations under the Revolving Credit Facility are secured by a Lien on the collateral, which Lien is contractually senior to the Lien thereon that secures Indenture Claims pursuant to the Intercreditor Agreement. Such Obligations are subject to a cap and defined below as “Super Priority Claims”. The Obligations under the Second Lien Credit Facility are secured by a Lien on the collateral, which Lien is contractually subordinated to the Lien on the collateral that secures the Super Priority Claims and to the Lien on the collateral that secures the Indenture Claims pursuant to the Intercreditor Agreement. Such Obligations are defined below as “Second Priority Claims”. The Obligations under the Indenture are subject to a cap and defined below as the “Indenture Claims”. By their acceptance of the Notes, the Indenture Claimholders were deemed to have authorized the Collateral Agent and the Trustee to enter into the Intercreditor Agreement with the Super Priority Agent and the Second Priority Agent. As a result, the Indenture Claims are effectively subordinated to the Super Priority Claims to the extent of the value of the Super Priority Collateral and the Indenture Claims are effectively senior to the Second Priority Claims to the extent of the value of the Collateral, if any, that remains following the Discharge of Super Priority Claims.
Relative Priorities. The Intercreditor Agreement provides that notwithstanding the date, time, method, manner or order of grant, attachment or perfection of any Liens securing the Indenture Claims (an “Indenture Lien”), any Liens securing the Second Priority Claims (a “Second Priority Lien”) or any Liens securing the Super Priority Claims (a “Super Priority Lien”), and notwithstanding any provision of the Uniform Commercial Code of any applicable jurisdiction or any other applicable law or the provisions of any Indenture Document, Super Priority Loan Document, Second Lien Loan Document or any other circumstance whatsoever, each Agent (i.e., the Super Priority Agent, the Second Priority Agent and the Collateral Agent), for itself and on behalf of the holders of the Super Priority Claims and the Super Priority Agent (collectively, the “Super Priority Claimholders”), the holders of the Indenture Claims, the Trustee and the Collateral Agent (collectively, the “Indenture Claimholders”) and the holders of the Second Priority Claims and the Second Priority Agent (collectively, the “Second Lien Claimholders”) on whose behalf it acts in such capacity therefor, agree that, so long as (1) the Discharge of Super Priority Claims has not occurred, (a) any Super Priority Lien then or thereafter held by or for the benefit of any Super Priority Claimholder will be senior in right, priority, operation, effect and all other respects to any and all Indenture Liens and Second Priority Liens and (b) any Indenture Lien or Second Priority Lien then or thereafter held by or for the benefit of any Indenture Claimholder or Second Lien Claimholder will be junior and subordinate in right, priority, operation, effect and all other respects to any and all Super Priority Liens, and the Super Priority Liens will be and remain senior in right, priority, operation, effect and all other respects to any Indenture Liens or Second Priority Liens for all purposes, whether or not any Super Priority Liens are subordinated in any respect to any other Lien securing any other obligation of an Issuer, any Guarantor or any other person and (2) the Discharge of Indenture Claims has not occurred, (a) any Indenture Lien then or thereafter held by or for the benefit of any Indenture Claimholder will be senior in right, priority, operation, effect and all other respects to any and all Second Priority Liens and (b) any Second Priority Lien then or thereafter held by or for the benefit of any Second Lien Claimholder will be junior and subordinate in right, priority, operation, effect and all other respects to any and all Indenture Liens, and the Indenture Liens will be and remain senior in right, priority, operation, effect and all other respects to any Second Priority Liens for all purposes, whether or not any Indenture Liens are subordinated in any respect to any other Lien securing any other obligation of an Issuer, any Guarantor or any other person.
Prohibition on Contesting Liens; Additional Collateral. The Intercreditor Agreement also provides that (a) each Agent, for itself and on behalf of the other parties on whose behalf it acts in such capacity therefor, agrees that it will not, and will waive any right to, contest or support any other person in contesting, in any proceeding (including any insolvency or liquidation proceeding), (i) the validity or enforceability of any Super Priority Collateral Document, Collateral Document or Second Lien Collateral Document or any obligation thereunder, (ii) the perfection, priority, validity or enforceability of any Second Priority Lien, any Indenture Lien or any Super Priority Lien, as the case may be, or the provisions of the Intercreditor Agreement or (iii) the relative rights and duties of the holders of Super Priority Claims, Indenture Claims or Second Priority Claims granted and/or established pursuant to the Intercreditor

Agreement, any Super Priority Collateral Document, any Collateral Document or any Second Lien Collateral Document; provided, that nothing in the Intercreditor Agreement will be construed to prevent or impair the rights of the Super Priority Agent or any Super Priority Claimholder or, after the Discharge of Super Priority Claims has occurred, the Collateral Agent or any Indenture Claimholder, to enforce the Intercreditor Agreement to the extent provided thereby and (b) if an Issuer or any Guarantor creates any additional Liens upon any property to secure (i) any Super Priority Claims, it must concurrently grant a Lien upon such property as security for the Indenture Claims and the Second Priority Claims, (ii) the Indenture Claims, it must concurrently grant a Lien upon such property as security for the Super Priority Claims and the Second Priority Claims and (iii) any Second Priority Claims, it must concurrently grant a Lien upon such property as security for the Super Priority Claims and the Indenture Claims. The documents and agreements creating or evidencing the Super Priority Collateral, the Indenture Collateral and the Second Lien Collateral and guarantees for the Super Priority Claims, the Indenture Claims and the Second Priority Claims are, and the parties to the Intercreditor Agreement have agreed that any such documents entered into in the future will be, in all material respects the same forms of documents other than with respect to the different lien priorities of the obligations thereunder.
Exercise of Rights and Remedies Relating to the Collateral; Standstill. In addition, the Intercreditor Agreement provides that (x) the Super Priority Agent and the other holders of Super Priority Claims, at all times prior to the Discharge of Super Priority Claims, have the exclusive right to enforce rights and exercise remedies (including any right of setoff) with respect to the Collateral (including making determinations regarding the release, disposition or restrictions with respect to the Collateral) without any consultation with or the consent of the Collateral Agent, the Second Priority Agent or any other Indenture Claimholder or Second Lien Claimholder and no Indenture Claimholder or Second Lien Claimholder has any such right; provided, that the Indenture Liens and the Second Priority Liens shall remain on the proceeds of collateral so released or disposed of, subject to the priorities provided for in the Intercreditor Agreement and (y) the Collateral Agent and Indenture Claimholders and the Second Priority Agent and Second Lien Claimholders will not contest, protest or object to any foreclosure proceeding or action brought by the Super Priority Agent or any Super Priority Claimholder or any other exercise by the Super Priority Agent or any Super Priority Claimholder of any rights and remedies relating to the Collateral under the Super Priority Loan Documents or otherwise; provided, however, that (i) the Indenture Claimholders and the Second Lien Claimholders are entitled to take certain actions to preserve and protect their claims with respect to the Collateral and actions to which unsecured creditors are entitled to take (which in any event cannot be in contravention to the limitations imposed on the Indenture Claimholders and the Second Lien Claimholders in the Intercreditor Agreement), in each case, to the extent set forth in the Intercreditor Agreement, (ii) after a period of 90 days has elapsed since the date on which the Collateral Agent has delivered to the Super Priority Agent notice of any event of default under the Indenture Documents (the “Indenture Standstill Period”), the Collateral Agent may enforce or exercise any rights or remedies with respect to any Collateral subject to the following proviso; provided further, however, that notwithstanding the expiration of the Indenture Standstill Period or anything in the Intercreditor Agreement to the contrary, in no event may the Collateral Agent or any other Indenture Claimholder enforce or exercise any rights or remedies with respect to any Collateral if the Super Priority Agent or any other Super Priority Claimholder shall have commenced, and shall be pursuing in a commercially reasonably manner, the exercise of any rights or remedies with respect to all or any material portion of the Collateral (prompt notice thereof to be given to the Collateral Agent and the Second Priority Agent by the Super Priority Agent); and (iii) after a period of 90 days has elapsed following the termination of the Indenture Standstill Period, and the period, if any, during which neither the Collateral Agent nor any other Indenture Claimholder may exercise any rights or remedies with respect to the Collateral due to the proviso in clause (ii) above (the “Second Lien Standstill Period”) the Second Lien Claimholders may enforce or exercise any rights or remedies with respect to any Collateral subject to the following proviso; provided further, however, that notwithstanding anything in the Intercreditor Agreement to the contrary, in no event may the Second Priority Agent or any other Second Lien Claimholder enforce or exercise any rights or remedies with respect to any Collateral if, notwithstanding the expiration of the Second Lien Standstill Period, the Super Priority Agent, any other Super Priority Claimholder, the Collateral Agent or any other Indenture Claimholder has commenced, and is pursuing in a commercially reasonable manner, the exercise of any rights or remedies with respect to all or any material portion of the Collateral.
After the Discharge of Super Priority Claims has occurred and until the Discharge of Indenture Claims, the Collateral Agent and the other Indenture Claimholders have the exclusive right to enforce rights and exercise remedies (including any right of setoff) with respect to the Collateral (including making determinations regarding the release, disposition or restrictions with respect to the Collateral) without any consultation with or the consent of the Second Priority Agent or any other Second Lien Claimholder and no Second Lien Claimholder has any such right; provided, that the Second Priority Liens shall remain on the proceeds of collateral so released or disposed of, subject to the priorities provided for in the Intercreditor Agreement; provided, however, that (i) the Second Lien Claimholders are entitled to take certain actions to preserve and protect their claims with respect to the Collateral and actions to which unsecured creditors are entitled to take (which in any event cannot be in contravention of the limitations imposed on the Second Lien Claimholders in the Intercreditor Agreement), to the extent set forth in the Intercreditor Agreement, (ii) after the Second Lien Standstill Period, or, in the event there has been no Indenture Standstill Period, a period of 180 days has elapsed since the date on which the Collateral Agent has delivered to the Second Priority Agent written notice of any event of default under the Indenture Documents, the Second Lien Claimholders may enforce or exercise any rights or remedies with respect to any Collateral subject to the following proviso; provided further, however, that notwithstanding the expiration of the Second Lien Standstill Period or anything in the Intercreditor Agreement to the contrary, in no event may the Second Priority Agent or any other Second Lien Claimholder enforce or exercise any rights or remedies with respect to any Collateral if the Collateral Agent or any other Indenture Claimholder has commenced, and is pursuing in a commercially reasonable manner, the exercise of any rights or remedies with respect to all or any material portion of the Collateral (prompt notice of such exercise to be given to the Second Priority Agent by the Collateral Agent).
Automatic Release of Indenture Liens and Second Priority Liens in Relation to Collateral. The Intercreditor Agreement also provides that, if in connection with the exercise of the Super Priority Agent’s remedies in respect of the collateral provided for in the Intercreditor Agreement, the Super Priority Agent, for itself or on behalf of any of the Super Priority Claimholders, releases any Super Priority Lien or releases any Guarantor from its obligations under its guaranty of the Super Priority Claims in connection with the sale of the stock, or substantially all the assets, of such Guarantor, then the Indenture Liens and the Second Priority Liens on such collateral, and the obligations of such Guarantor under its guaranty of the Indenture Claims and the Second Priority Claims, shall be automatically, unconditionally and simultaneously released. The Collateral Agent, for itself or on behalf of any such Indenture Claimholders, and the Second Priority Agent, for itself or on behalf of any such Second Lien Claimholders, promptly shall execute and deliver to the Super Priority Agent or such Guarantor, without recourse or warranty, such termination statements, releases and other documents as the Super Priority Agent or such Guarantor may reasonably request to effectively confirm such release. If in connection with a sale, lease, exchange, transfer or other disposition of any collateral permitted under the terms of all of the Super Priority Loan Documents, the Indenture Documents and the Second Lien Loan Documents (other than in connection with the exercise of the Super Priority Agent’s remedies in respect of the collateral provided for in the Intercreditor Agreement), the Super Priority Agent, for itself or on behalf of any of the Super Priority Claimholders, releases any Super Priority Lien, or releases any Guarantor from its obligations under its guaranty of the Super Priority Claims in connection with the sale of the stock, or substantially all the assets, of such Guarantor, in each case other than (A) in connection with the Discharge of Super Priority Claims, (B) after the occurrence and during the continuance of any “Event of Default” under the Indenture and (C) after the occurrence and during the continuance of any “Event of Default” under the Second Lien Credit Facility, then the Indenture Liens and the Second Priority Liens on such collateral, and the obligations of such Guarantor under its guaranty of the Indenture Claims and the Second Priority Claims, shall be automatically, unconditionally and simultaneously released. The Collateral Agent, for itself or on behalf of any such Indenture Claimholders, and the Second Priority Agent, for itself or on behalf of any such Second Lien Claimholders, promptly shall execute and deliver to the Super Priority Agent or such Guarantor, without recourse or warranty, such termination statements, releases and other documents as the Super Priority Agent or such Guarantor may reasonably request to effectively confirm such release.
Automatic Release of Second Priority Liens in Relation to Collateral. The Intercreditor Agreement also provides that, if in connection with the exercise of the Collateral Agent’s remedies in respect of the Collateral provided for in the Intercreditor Agreement, the Collateral Agent, for itself or on behalf of any of the Indenture Claimholders, releases any Indenture Lien or releases any Guarantor from its obligations under its guaranty of the Indenture Claims in connection with the sale of the stock, or substantially all the assets, of such Guarantor, then the Second Priority Liens on such Collateral, and the obligations of such Guarantor under its guaranty of the Second Priority Claims, shall be automatically, unconditionally and simultaneously released. The Second Priority Agent, for itself or on behalf of any such Second Lien Claimholders, promptly shall execute and deliver to the Collateral Agent or such Guarantor such termination statements, releases and other documents as the Collateral Agent or such Guarantor may request to effectively confirm such release. After the Discharge of Super Priority Claims and prior to the Discharge of Indenture Claims, if in connection with a sale, lease, exchange, transfer or other disposition of Collateral permitted under the terms of both the Indenture Documents and the Second Lien Loan Documents (other than in connection with the exercise of the Collateral Agent’s remedies in respect of the Collateral provided for in the Intercreditor Agreement), the Collateral Agent, for itself or on behalf of any of the Indenture Claimholders, releases any Indenture Lien, or the Trustee releases any Guarantor from its obligations under its guaranty of the Indenture Claims in connection with the sale of the stock, or substantially all the assets, of such Guarantor, in each case other than (A) in connection with the Discharge of Indenture Claims and (B) after the occurrence and during the continuance of any “Event of Default” under the Second Lien Credit Facility, then the Second Priority Liens on such Collateral, and the obligations of such Guarantor under its guaranty of the Second Priority Claims, shall be automatically, unconditionally and simultaneously released. The Second Priority Agent, for itself or on behalf of any such Second Lien Claimholders, promptly shall execute and deliver to such Guarantor such termination statements, releases and other documents as such Guarantor may request to effectively confirm such release. In the event that the sum of (x) the principal amount of the funded Super Priority Claims (plus unfunded commitments and the aggregate face amount of letters of credit, if any, issued under the Revolving Credit Facility and not reimbursed) at any date of determination plus (y) the principal amount of the Indenture Claims at any date of determination no longer constitutes at least 15% of the sum of the principal amounts of (I) the funded Super Priority Claims (plus unfunded commitments and the aggregate face amount of letters of credit, if any, issued under the Revolving Credit Facility and not reimbursed) plus (II) the Indenture Claims plus (III) the funded Second Priority Claims (plus unfunded commitments), then any release by the Collateral Agent (except for releases given in connection with a disposition permitted under the Indenture Documents and the Second Lien Loan Documents) shall require the consent of the Super Priority Claimholders, the Indenture Claimholders and the Second Lien Claimholders representing in the aggregate more than 50% of the sum of the principal amounts of (A) the funded Super Priority Claims (plus unfunded commitments and the aggregate face amount of letters of credit, if any, issued under the Revolving Credit Facility), (B) the Indenture Claims and (C) the funded Second Priority Claims (plus unfunded commitments).
Application of Proceeds. The Intercreditor Agreement also provides that any collateral or proceeds thereof received by any of the Super Priority Agent, any Super Priority Claimholder, the Collateral Agent, any Indenture Claimholder, the Second Priority Agent or any Second Lien Claimholder in connection with any disposition of, or collection on, such collateral upon the enforcement or exercise of any right or remedy (including any right of setoff) shall be applied as follows:
first, as specified in the relevant Super Priority Loan Documents;

second, after the Discharge of Super Priority Claims, as specified in the relevant Indenture Documents; and

third, after the Discharge of Indenture Claims, as specified in the Second Lien Loan Documents.
Payments Over. The Intercreditor Agreement also provides that so long as (a) the Discharge of Super Priority Claims has not occurred, any collateral or any proceeds thereof received by the Collateral Agent, the Second Priority Agent or any other Indenture Claimholder or Second Lien Claimholder in connection with the exercise of any right or remedy (including any right of setoff) relating to the collateral will be segregated and held in trust and forthwith transferred or paid over to the Super Priority Agent for the benefit of the Super Priority Claimholders in the same form as received, together with any necessary endorsements, or as a court of competent jurisdiction may otherwise direct, and (b) the Discharge of Super Priority Claims has occurred and until the Discharge of Indenture Claims, any collateral or any proceeds thereof received by the Second Priority Agent or any other Second Lien Claimholder in connection with the exercise of any right or remedy (including any right of setoff) relating to the collateral shall be segregated and held in trust and forthwith transferred or paid over to the Collateral Agent for the benefit of the Indenture Claimholders in the same form as received, together with any necessary endorsements, or as a court of competent jurisdiction may otherwise direct. The Super Priority Agent is authorized to make any endorsements as agent for the Collateral Agent or any Indenture Claimholders and for the Second Priority Agent or any Second Lien Claimholders. The Collateral Agent is authorized to make any endorsements as agent for the Second Priority Agent or any Second Lien Claimholders.
Insolvency or Liquidation Proceedings. The Intercreditor Agreement also provides that:

Finance and Sale Matters. Until the Discharge of Super Priority Claims has occurred, if the Super Priority Agent shall desire to permit the use of Cash Collateral (as defined below) or permit the U.S. Issuer or any Guarantor to obtain DIP Financing (as defined below), the Collateral Agent, for itself and on behalf of the other Indenture Claimholders, and the Second Priority Agent, for itself and on behalf of the other Second Lien Claimholders, agree that, in the event of any insolvency or liquidation proceeding:
     (x) it will raise no objection to the use of any collateral constituting cash collateral under Section 363 of the Bankruptcy Code (“Cash Collateral”) or post-petition financing, whether provided by the Super Priority Claimholders or any other person under Section 364 of the Bankruptcy Code, or any comparable provision of any other bankruptcy law (“DIP Financing”), so long as (i) such Cash Collateral use or DIP Financing is on commercially reasonable terms; (ii) the Collateral Agent and the Indenture Claimholders and the Second Priority Agent and the Second Lien Claimholders retain the right to object to any ancillary agreements or arrangements regarding the Cash Collateral use or the DIP Financing that are materially prejudicial to their interests; and (iii) (A) the DIP Financing does not compel the U.S. Issuer or any Guarantor to seek confirmation of a specific plan of reorganization for which all or substantially all of the material terms are set forth in the DIP Financing documentation or a related document or (B) the DIP Financing documentation or Cash Collateral order does not expressly require the liquidation of the collateral prior to a default under the DIP Financing documentation or Cash Collateral order; and
     (y) it will not request adequate protection or any other relief in connection therewith except as expressly agreed by the Super Priority Agent or to the extent permitted under the Intercreditor Agreement.
To the extent the Liens securing the Super Priority Claims are subordinated to or pari passu with such DIP Financing that meets the requirements in clause (x) above, each of the Collateral Agent and the Second Priority Agent will be deemed to have subordinated its Liens in the Collateral to the Liens securing such DIP Financing (and all Obligations relating thereto).
After the Discharge of Super Priority Claims has occurred and until the Discharge of Indenture Claims, if the Collateral Agent shall desire to permit the use of Cash Collateral or permit the Issuers or any Guarantor to obtain DIP Financing, the Second Priority Agent, for itself and on behalf of the other Second Lien Claimholders, agree that, in the event of any insolvency or liquidation proceeding:
     (x) it will raise no objection to the use of Cash Collateral or DIP Financing, so long as such (i) Cash Collateral use or DIP Financing is on commercially reasonable terms; (ii) the Second Priority Agent and the Second Lien Claimholders retain the right to object to any ancillary agreements or arrangements regarding the Cash Collateral use or the DIP Financing that are materially prejudicial to their interests; and (iii) (A) the DIP Financing does not compel the Issuers or any Guarantor to seek confirmation of a specific plan of reorganization for which all or substantially all of the material terms are set forth in the DIP Financing documentation or a related document or (B) the DIP Financing documentation or Cash Collateral order does not expressly require the liquidation of the collateral prior to a default under the DIP Financing documentation or Cash Collateral order; and
     (y) it will not request adequate protection or any other relief in connection therewith except as expressly agreed by the Collateral Agent or to the extent permitted under the Intercreditor Agreement.
To the extent the Liens securing the Indenture Claims are subordinated to or pari passu with such DIP Financing that meets the requirements in clause (x) above, the Second Priority Agent will be deemed to have subordinated its Liens in the collateral to the Liens securing such DIP Financing (and all Obligations relating thereto).
Relief from the Automatic Stay. The Collateral Agent, for itself and on behalf of the other Indenture Claimholders, and the Second Priority Agent, for itself and on behalf of the other Second Lien Claimholders, each agree that, so long as the Discharge of Super Priority Claims has not occurred, none of them will, without the prior written consent of the Super Priority Agent, seek (or support any other person seeking) relief from the automatic stay or any other stay in any insolvency or liquidation proceeding in respect of the Collateral, unless a motion for adequate protection permitted under the Intercreditor Agreement has been denied by the bankruptcy court. If the Discharge of Super

Priority Claims has occurred, the Second Priority Agent, for itself and on behalf of the other Second Lien Claimholders, agree that, until the Discharge of Indenture Claims, none of them will, without the prior written consent of the Collateral Agent, seek (or support any other person seeking) relief from the automatic stay or any other stay in any insolvency or liquidation proceeding in respect of the Collateral, unless a motion for adequate protection permitted under the Intercreditor Agreement has been denied by the bankruptcy court.
Adequate Protection. The Collateral Agent, for itself and on behalf of the other Indenture Claimholders, and the Second Priority Agent, for itself and on behalf of the other Second Lien Claimholders, agree that none of them may contest, or support any other person in contesting (i) any request by the Super Priority Agent or any other Super Priority Claimholder for adequate protection or (ii) any objection by the Super Priority Agent or any other Super Priority Claimholder to any motion, relief, action or proceeding based on the Super Priority Agent or the Super Priority Claimholders claiming a lack of adequate protection. The Second Priority Agent, for itself and on behalf of the other Second Lien Claimholders, agree that none of them may contest, or support any other person in contesting (i) any request by the Collateral Agent or any other Indenture Claimholder for adequate protection or (ii) any objection by the Collateral Agent or any other Indenture Claimholder to any motion, relief, action or proceeding based on the Collateral Agent or the Indenture Claimholders claiming a lack of adequate protection. Notwithstanding the preceding sentences, if, in any insolvency or liquidation proceeding, (A) the Super Priority Claimholders (or any subset thereof) are granted adequate protection in the form of additional collateral in connection with any Cash Collateral use or DIP Financing, then each of the Collateral Agent, on behalf of itself or any of the Indenture Claimholders, and the Second Priority Agent, on behalf of itself or any of the Second Lien Claimholders, may seek or request adequate protection in the form of a Lien on such additional collateral, which Lien will be subordinated to the Super Priority Liens on the same basis as the other Liens securing the Indenture Claims and the Second Priority Claims are so subordinated to the Super Priority Claims under the Intercreditor Agreement; (B) in the event the Collateral Agent, on behalf of itself or any of the Indenture Claimholders, seeks or requests adequate protection in respect of Indenture Claims and such adequate protection is granted in the form of additional collateral, then the Collateral Agent, on behalf of itself or any of the Indenture Claimholders, agrees that until the Discharge of Super Priority Claims has occurred, the Super Priority Agent shall also be granted a senior Lien on such additional collateral as security for the Super Priority Claims and for any Cash Collateral use or DIP Financing provided by the Super Priority Claimholders and that any Lien on such additional collateral securing the Indenture Claims shall be subordinated to the Super Priority Liens on the same basis as the other Liens securing the Indenture Claims are so subordinated to such Super Priority Claims under the Intercreditor Agreement; (C) if the Indenture Claimholders (or any subset thereof) are granted adequate protection in the form of additional collateral in connection with any Cash Collateral use or DIP Financing, then the Second Priority Agent, on behalf of itself or any of the Second Lien Claimholders, may seek or request adequate protection in the form of a Lien on such additional collateral, which Lien will be subordinated to the Super Priority Liens and to the Liens securing the Indenture Claims on the same basis as the other Liens securing the Second Priority Claims are so subordinated to the Super Priority Claims and the Indenture Claims under the Intercreditor Agreement; and (D) in the event the Second Priority Agent, on behalf of itself or any of the Second Lien Claimholders, seeks or requests adequate protection in respect of Second Priority Claims, and such adequate protection is granted in the form of additional collateral, then the Second Priority Agent, on behalf of itself or any of the Second Lien Claimholders, agrees that the Super Priority Agent and the Collateral Agent shall also be granted a senior Lien on such additional collateral as security for the Super Priority Claims and the Indenture Claims and for any Cash Collateral use or DIP Financing provided by the Super Priority Claimholders and the Indenture Claimholders and that any Lien on such additional collateral securing the Second Priority Claims shall be subordinated to the Super Priority Liens and to the Indenture Liens on the same basis as the other Liens securing the Second Priority Claims are so subordinated to such Super Priority Claims and the Indenture Claims under the Intercreditor Agreement. Except as otherwise expressly set forth in the Intercreditor Agreement or in connection with the exercise of remedies with respect to the Collateral, (x) nothing in subsection (B) above limits the rights of the Collateral Agent or the Indenture Claimholders from seeking adequate protection with respect to their rights in the Collateral in any insolvency or liquidation proceeding (including adequate protection in the form of a cash payment, periodic cash payments or otherwise) and (y) nothing in subsection (D) limits the rights of the Second Priority Agent or the Second Lien Claimholders from seeking adequate protection with respect to their rights in the Collateral in any insolvency or liquidation proceeding (including adequate protection in the form of a cash payment, periodic cash payments or otherwise).
No Waiver. Nothing in the Intercreditor Agreement prohibits or in any way limit the Super Priority Agent or any Super Priority Claimholder from objecting in any insolvency or liquidation proceeding or otherwise to any action taken by the Collateral Agent or any of the Indenture Claimholders or the Second Priority Agent or any of the Second Lien Claimholders, including (a) the seeking by the Collateral Agent or any Indenture Claimholders of adequate protection (except as provided in the preceding paragraph) or the asserting by the Collateral Agent or any Indenture Claimholders of any of its rights and remedies under the Indenture Documents or otherwise or (b) the seeking by the Second Priority Agent or any Second Lien Claimholders of adequate protection (except as provided in the preceding paragraph) or the asserting by the Second Priority Agent or any Second Lien Claimholder of any of its rights and remedies under the Second Lien Loan Documents or otherwise. Nothing in the Intercreditor Agreement shall prohibit or in any way limit the Collateral Agent or any Indenture Claimholders from objecting in any insolvency or liquidation proceeding or otherwise to any action taken by the Second Priority Agent or any of the Second Lien Claimholders, including the seeking by the Second Priority Agent or any Second Lien Claimholders of adequate protection (except as provided in the preceding paragraph) or the asserting by the Second Priority Agent or any Second Lien Claimholder of any of its rights and remedies under the Second Lien Loan Documents or otherwise.
Avoidance Issues. If any Super Priority Claimholder is required in any insolvency or liquidation proceeding or otherwise to turn over or otherwise pay to the estate of the U.S. Issuer or the Guarantors any amount paid in respect of Super Priority Claims, then such Super Priority Claimholders shall be entitled to a reinstatement of Super Priority Claims with respect to all such recovered amounts. If any Indenture Claimholder is required in any insolvency or liquidation proceeding or otherwise to turn over or otherwise pay to the estate of the Issuers or the Guarantors any amount paid in respect of Indenture Claims, then such Indenture Claimholders shall be entitled to a reinstatement of Indenture Claims with respect to all such recovered amounts. If the Intercreditor Agreement shall have been terminated prior to such recovery, the Intercreditor Agreement shall be reinstated in full force and effect, and such prior termination shall not diminish, release, discharge, impair or otherwise affect the obligations of the parties to the Intercreditor Agreement from such date of reinstatement.
Reorganization Securities. If, in any insolvency or liquidation proceeding, debt obligations of the reorganized debtor secured by Liens upon any property of the reorganized debtor are distributed, pursuant to a plan of reorganization or similar dispositive restructuring plan, on account of the Super Priority Claims, the Indenture Claims and the Second Priority Claims, then, to the extent the debt obligations distributed on account of the Super Priority Claims, on account of the Indenture Claims and on account of the Second Priority Claims are secured by Liens upon the same property, the provisions of the Intercreditor Agreement will survive the distribution of such debt obligations pursuant to such plan and will apply with like effect to the Liens securing such debt obligations.
Post-Petition Interest. None of the Collateral Agent, any Indenture Claimholder, the Second Priority Agent or any Second Lien Claimholder may oppose or seek to challenge any claim by the Super Priority Agent or any other Super Priority Claimholder for allowance in any insolvency or liquidation proceeding of Super Priority Claims consisting of post-petition interest, fees or expenses to the extent of the value of the Super Priority Lien (it being understood and agreed that such value will be determined without regard to the existence of the Indenture Liens or the Second Priority Liens on the collateral). None of the Super Priority Agent, any Super Priority Claimholder, the Second Priority Agent or any Second Lien Claimholder may oppose or seek to challenge any claim by the Collateral Agent or any other Indenture Claimholder for allowance in any insolvency or liquidation proceeding of Indenture Claims consisting of post-petition interest, fees or expenses to the extent of the value of the Indenture Lien (after taking into account the existence of Super Priority Liens on the collateral). None of the Super Priority Agent, any Super Priority Claimholder, the Collateral Agent or any Indenture Claimholder, may oppose or seek to challenge any claim by the Second Priority Agent or any other Second Lien Claimholder for allowance in any insolvency or liquidation proceeding of Second Priority Claims consisting of post-petition interest, fees or expenses to the extent of the value of the Second Priority Lien (after taking into account the existence of Super Priority Liens and Indenture Liens on the collateral).
Certain Waivers by the Indenture Claimholders and the Second Lien Claimholders. Each of the Collateral Agent, for itself and on behalf of the other Indenture Claimholders, and the Second Priority Agent, for itself and on behalf of the other Second Lien Claimholders, waives any claim it may have against any Super Priority Claimholder arising out of (a) the election by any Super Priority Claimholder of the application of Section 1111(b)(2) of the Bankruptcy Code, and/or (b) any use of cash collateral or financing arrangement, or any grant of a security interest in the collateral, in any insolvency or liquidation proceeding. The Second Priority Agent, for itself and on behalf of the other Second Lien Claimholders, waives any claim it may have against any Indenture Claimholder arising out of (a) the election by any Indenture Claimholder of the application of Section 1111(b)(2) of the Bankruptcy Code, and/or (b) any use of cash collateral or financing arrangement, or any grant of a security interest in the Collateral, in any insolvency or liquidation proceeding.
Separate Classification. The Second Priority Agent, for itself and on behalf of the Second Lien Claimholders, the Collateral Agent, for itself and on behalf of the Indenture Claimholders, and the Super Priority Agent, for itself and on behalf of the Super Priority Claimholders agree that: (a) the grants of Liens pursuant to the Super Priority Collateral Documents, the Collateral Documents and the Second Lien Collateral Documents constitute three separate and distinct grants of Liens; and (b) because of, among other things, their differing rights in the Common Collateral, the Second Priority Claims, the Indenture Claims and the Super Priority Claims are fundamentally different from each other and must be separately classified in any plan of reorganization proposed or adopted in an insolvency or liquidation proceeding. To further effectuate the intent of the parties, if it is held that (i) the claims of any two or three of the class of Super Priority Claimholders, the class of Indenture Claimholders and the class of Second Lien Claimholders in respect of the Common Collateral constitute only one secured claim (rather than separate classes of senior, junior and subordinated secured claims), then such parties agree that, subject to the lien priorities and release sections of the Intercreditor Agreement, all distributions shall be made as if there were separate classes of senior, junior and subordinated secured claims against the U.S. Issuer or both Issuers, as the case may be, and Guarantors in respect of the Common Collateral (with the effect being that, to the extent that the aggregate value of the Common Collateral is sufficient (for this purpose (x) ignoring all claims held by the Indenture Claimholders and the Second Lien Claimholders with respect to payments to the Super Priority Claimholders and (y) ignoring all claims held by the Second Lien Claimholders with respect to payments to the Indenture Claimholders), (A) the Super Priority Claimholders shall be entitled to receive, in addition to amounts otherwise distributed to them in respect of principal, pre-petition interest and other claims, all amounts owing in respect of post-petition interest, including any additional interest payable pursuant to the Revolving Credit Facility, arising from or related to a default, which is disallowed as a claim in any insolvency or liquidation proceeding, before any distribution is made in respect of the claims held by the Indenture Claimholders or the Second Lien Claimholders with respect to the Common Collateral, and (B) after such payments to the Super Priority Claimholders, the Indenture Claimholders shall be entitled to receive, in addition to amounts otherwise distributed to them in respect of principal, pre-petition interest and other claims, all amounts owing in respect of post-petition interest, including any additional interest payable pursuant to the Indenture, arising from or related to a default, which is disallowed as a claim in any insolvency or liquidation proceeding before any distribution is made in respect of the claims held by the Second Lien Claimholders with respect to the Collateral, with each of the Collateral Agent, for itself and on behalf of the Indenture Claimholders, and the Second Priority Agent, for itself and on behalf of the Second Lien Claimholders, agreeing to turn over to the Super Priority Agent, for itself and on behalf of the Super Priority Claimholders, amounts otherwise received or receivable by them to the extent necessary to effectuate the intent of this sentence (with respect to the payment of post-petition interest), even if such turnover has the effect of reducing the claim or recovery of the Indenture Claimholders or the Second Lien Claimholders, as applicable); or (ii) after the Discharge of Super Priority Claims, the claims of the Indenture Claimholders and the Second Lien Claimholders in respect of the Common Collateral constitute only one secured claim (rather than separate classes of senior and junior secured claims), then the Indenture Claimholders and the Second Lien Claimholders agree that, subject to the lien priorities and release sections of the Intercreditor Agreement, all distributions shall be made as if there were separate classes of senior and junior secured claims against the Issuers and Guarantors in respect of the Common Collateral (with the effect being that, to the extent that the aggregate value of the Common Collateral is sufficient (for this purpose ignoring all claims held by the Second Lien Claimholders), the Indenture Claimholders shall be entitled to receive, in addition to amounts otherwise distributed to them in respect of principal, pre-petition interest and other claims, all amounts owing in respect of post-petition interest, including any additional interest payable pursuant to the Indenture, arising from or related to a default, which is disallowed as a claim in any insolvency or liquidation proceeding before any distribution is made in respect of the claims held by the Second Lien Claimholders with respect to the Common Collateral, with the Second Priority Agent, for itself and on behalf of the Second Lien Claimholders, agreeing to turn over to the Collateral Agent, for itself and on behalf of the Indenture Claimholders, amounts otherwise received or receivable by them to the extent necessary to effectuate the intent of this sentence (with respect to the payment of post-petition interest), even if such turnover has the effect of reducing the claim or recovery of the Second Lien Claimholders).
Postponement of Subrogation. The Intercreditor Agreement also provides that with respect to (a) the value of any payments or distributions in cash, property or other assets that any of the Indenture Claimholders, the Collateral

Agent, the Second Lien Claimholders or the Second Priority Agent pays over to the Super Priority Agent or the Super Priority Claimholders, each of the Collateral Agent, on behalf of itself and the Indenture Claimholders, and the Second Priority Agent, on behalf of itself and the Second Lien Claimholders, shall be subrogated to the rights of the Super Priority Agent and the Super Priority Claimholders; provided, that each of such payors agrees not to assert or enforce all such rights of subrogation it may acquire as a result of any payment under the Intercreditor Agreement until the Discharge of Super Priority Claims has occurred and (b) the value of any payments or distributions in cash, property or other assets that any of the Second Lien Claimholders or the Second Priority Agent pays over to the Collateral Agent or the Indenture Claimholders, the Second Lien Claimholders and the Second Priority Agent shall be subrogated to the rights of the Collateral Agent and the Indenture Claimholders; provided, that the Second Priority Agent, on behalf of itself and the Second Lien Claimholders, agrees not to assert or enforce all such rights of subrogation it may acquire as a result of any payment under the Intercreditor Agreement until the Discharge of Indenture Claims. The Issuers acknowledge and agree that the value of any payments or distributions in cash, property or other assets received by the Collateral Agent or the Indenture Claimholders or by the Second Priority Agent or the Second Lien Claimholders that are paid over to the Super Priority Agent or the Super Priority Claimholders or the Collateral Agent or the Indenture Claimholders, as applicable, pursuant to the Intercreditor Agreement shall not reduce any of the Indenture Claims or the Second Priority Claims, as applicable.
Purchase Option. (a) Without prejudice to the enforcement of any remedy of the Super Priority Claimholders, upon the occurrence and continuation of (i) the acceleration prior to maturity of all or any portion of the Super Priority Claims, (ii) the exercise of any remedy with respect to Liens on the Collateral by the Super Priority Agent, (iii) a default in any payment under any of the Super Priority Loan Documents, the Indenture Documents or the Second Lien Loan Documents which remains uncured or unwaived for a period of 30 days in the aggregate, or (iv) the commencement of an insolvency or liquidation proceeding with respect to any Issuer or any Guarantor, any Noteholder may, at its sole expense and effort, upon written notice (which notice shall be irrevocable) to the Issuers, the Trustee, the Collateral Agent and the Super Priority Agent, require the Super Priority Claimholders to transfer and assign to such Noteholders, without warranty or representation or recourse, all (but not less than all) of the Super Priority Claims; provided, that (x) such assignment shall not conflict with any law, rule or regulation or order of any court or other governmental authority having jurisdiction, and (y) such Noteholders shall have paid to the Super Priority Agent, for the account of the Super Priority Claimholders, in immediately available funds, an amount (the “Super Priority Purchase Price”) equal to 100% of the Super Priority Claims plus all accrued and unpaid interest thereon plus all accrued and unpaid fees (other than any prepayment penalties or premiums (the “Super Priority Termination Fees”)) plus all other Super Priority Claims and Indenture Claims then outstanding plus all the other Super Priority Claims then outstanding (which will include, with respect to (i) the aggregate face amount of the letters of credit outstanding under the Revolving Credit Facility, an amount in cash equal to 105% thereof, (ii) each Swap Agreement, 100% of the aggregate amount of such Super Priority Claims, after giving effect to any netting arrangements, that an Issuer or the applicable Guarantor as the case may be, would be required to pay if such Swap Agreement were terminated at such time and (iii) each agreement that evidences any Super Priority Cash Management Obligations, 100% of the aggregate of amount of such Super Priority Claims). If this purchase option is exercised, (1) the parties shall endeavor to close promptly thereafter but in any event within twenty business days of the notice (or the Super Priority Claimholders shall no longer be required to transfer any such Super Priority Claims), (2) such purchase of the Super Priority Claims shall be exercised pursuant to documentation mutually acceptable to each of the Super Priority Agent and such Noteholder, and (3) such Super Priority Claims shall be purchased pro rata among the Noteholders giving notice to the Trustee of their intent to exercise the purchase option hereunder according to such Noteholders’ portion of the Indenture Claims outstanding on the date of purchase. In order to effectuate the foregoing, the Super Priority Agent will calculate, upon the written request of the Trustee (acting at the direction of one or more Noteholders) from time to time, the amount in cash that would be necessary so to purchase the Super Priority Claims. Notwithstanding anything to the contrary in the Intercreditor Agreement, (A) if one or more Second Lien Lenders elect to exercise their purchase option under clause (b) below and give the notice provided for therein, each Noteholder that exercised its purchase right hereunder shall be relieved of all of its obligations under this clause (a) and (B) if at any time following the consummation of such transfer and assignment and the occurrence of the Discharge of Super Priority Claims and the Discharge of Indenture Claims (other than, for the avoidance of doubt, the payment of any fees that become due as a result of the prepayment or termination of the Indenture Claims), the Noteholders recover any Super Priority Termination Fees prior to the first anniversary of the date that such transfer and assignment is consummated they must pay such fees to the Super Priority Claimholders in the form and to the extent received.

(b) Without prejudice to the enforcement of any remedy of the Super Priority Claimholders or the Indenture Claimholders, upon the occurrence and continuation of the acceleration prior to maturity of the Super Priority Claims and the Indenture Claims, any Second Lien Claimholder may, at its sole expense and effort, upon written notice (which notice shall be irrevocable) to the Issuers, the Super Priority Agent, the Collateral Agent, the Trustee and the Second Priority Agent, require the Super Priority Claimholders and the Indenture Claimholders to transfer and assign to such Second Lien Claimholders, without warranty or representation or recourse, all (but not less than all) of the Super Priority Claims and the Indenture Claims; provided, that (x) such assignment shall not conflict with any law, rule or regulation or order of any court or other governmental authority having jurisdiction, and (y) such Second Lien Claimholders shall have paid the Super Priority Purchase Price to the Super Priority Agent, for the account of the Super Priority Claimholders and shall have paid to the Trustee for the account of the Indenture Claimholders, in immediately available funds, an amount equal to 100% of the Indenture Claims plus all accrued and unpaid interest thereon plus all accrued and unpaid fees (other than any prepayment penalties or premiums (the “Indenture Termination Fees”)). If this purchase option is exercised, (1) the parties shall endeavor to close promptly thereafter but in any event within ten business days of the notice from the Second Priority Agent (or the Super Priority Claimholders and the Indenture Claimholders shall no longer be required to transfer any such Obligations), (2) such purchase shall be exercised pursuant to documentation mutually acceptable to each of the Super Priority Agent, such Second Lien Claimholders, the Trustee (solely with respect to the Indenture Obligations owing to it) and a purchase agent appointed by the Noteholders, and (3) such Super Priority Claims and Indenture Claims shall be purchased pro rata among the Second Lien Lenders giving notice of their intent to exercise the purchase option hereunder according to such Second Lien Lenders’ portion of the Second Priority Claims outstanding on the date of purchase. In order to effectuate the foregoing, the Super Priority Agent and the Trustee will each calculate, upon the written request of the Second Priority Agent from time to time, the amount in cash that would be necessary so to purchase the Super Priority Claims and/or the Indenture Claims, as the case may be. Notwithstanding anything to the contrary in the Intercreditor Agreement, if at any time following the consummation of such transfer and assignment and the occurrence of the Discharge of Super Priority Claims, the Discharge of Indenture Claims and the payment in full in cash of the Second Priority Claims (other than, for the avoidance of doubt, the payment of any fees that become due as a result of the prepayment or termination of the Second Priority Claims), the Second Lien Claimholders recover any Super Priority Termination Fees or Indenture Termination Fees prior to the first anniversary of the date that such transfer and assignment is consummated they must pay such fees to the Super Priority Claimholders and the Indenture Claimholders, as applicable, in the form and to the extent received.
Amendments to Super Priority Loan Documents, Indenture Documents and Second Lien Loan Documents. The Intercreditor Agreement provides that the Super Priority Loan Documents may be amended, supplemented or otherwise modified in accordance with their terms and the Revolving Credit Facility may be Refinanced, in each case, without notice to, or the consent of the Collateral Agent, the Trustee or the Indenture Claimholders or the Second Priority Agent or the Second Lien Claimholders, all without affecting the lien subordination of the Intercreditor Agreement; provided, however, that the holders of such Refinancing debt bind themselves in a writing addressed to the Collateral Agent and the Indenture Claimholders and the Second Priority Agent and the Second Lien Claimholders to the terms of the Intercreditor Agreement and any such amendment, supplement, modification or Refinancing shall not, without the consent of the Collateral Agent and the Second Priority Agent: (1) increase the sum of (without duplication) (A) the then outstanding aggregate principal amount of the Revolving Credit Facility and (B) the aggregate amount of revolving commitments under the Revolving Credit Facility and (C) the aggregate face amount of any letters of credit issued under the Revolving Credit Facility and not reimbursed, in excess of the Maximum RCF Amount; or (2) increase the “Applicable Margin” or similar component of the interest rate or yield provisions applicable to the Super Priority Obligations by more than 2% per annum (excluding increases (A) resulting from application of the pricing grid set forth in the Revolving Credit Facility as in effect on the date of the Intercreditor Agreement or (B) resulting from the accrual of interest at the default rate). The Intercreditor Agreement also provides that the Indenture Documents may be amended, supplemented or otherwise modified in accordance with their terms; provided, that, without the prior written consent of the Second Priority Agent and, so long as the Discharge of Super Priority Claims has not occurred, the Super Priority Agent, no Indenture Document may be Refinanced, amended, supplemented or otherwise modified or entered into to the extent such Refinancing, amendment, supplement or modification, or the terms of any new Indenture Document would (i) increase the principal amount of the Notes in excess of $215 million; (ii) increase the interest rate or yield provisions applicable to the Indenture Claims by more than 2% per annum (excluding increases resulting from the accrual of interest at the default rate); (iii) change any default or event of default thereunder in a manner adverse to any Issuer or Guarantor (other than to eliminate any such event of default or increase any grace period related thereto or otherwise make such event of default or condition less restrictive or burdensome on the borrowers or issuers thereunder); (iv) change (to earlier dates) any dates upon which payments of principal or interest are due thereon; (v) change the prepayment provisions thereof; (vi) increase materially the obligations of the obligor thereunder or to confer any additional material rights on the Indenture Claimholders which would be adverse to any borrower or issuer thereunder or any Super Priority Lender; or (vii) contravene the provisions of the Intercreditor Agreement. The Indenture may be Refinanced (i) without the consent of the Super Priority Agent and the Super Priority Claimholders, to the extent the terms and conditions of such Refinancing debt meet the requirements of the previous sentence, the average life to maturity thereof is greater than or equal to that of the Indenture and the holders of such Refinancing debt bind themselves to the terms of the Intercreditor Agreement in a writing addressed to the Super Priority Claimholders, and (ii) without notice to or the consent of the Second Priority Agent and the Second Priority Claimholders, to the extent the terms and conditions of such Refinancing debt meet the requirements of the previous sentence and the holders of such Refinancing debt bind themselves to the terms of the Intercreditor Agreement in a writing addressed to the Second Priority Agent and the Second Priority Claimholders. The Intercreditor Agreement also provides that, without the prior written consent of the Collateral Agent and, so long as the Discharge of Super Priority Claims has not occurred, the Super Priority Agent, no Second Lien Loan Document may be Refinanced, amended, supplemented or otherwise modified or entered into to the extent such Refinancing, amendment, supplement or modification, or the terms of any new Second Lien Loan Document, would (i) increase the principal amount of the Second Lien Credit Facility in excess of the amount permitted under the Revolving Credit Facility and the Indenture as of their date; (ii) increase the “Applicable Margin” or similar component of the interest rate or yield provisions applicable to the Second Priority Claims by more than 2% per annum (excluding increases resulting from the accrual of interest at the default rate); (iii) change any default or event of default thereunder in a manner adverse to the borrower or issuer parties thereunder (other than to eliminate any such event of default or increase any grace period related thereto or otherwise make such event of default or condition less restrictive or burdensome on the borrowers or issuers thereunder); (iv) change (to earlier dates) any dates upon which payments of principal or interest are due thereon; (v) change the mandatory prepayment provisions such that such provisions are more restrictive or burdensome on the borrowers or issuers thereunder; (vi) increase materially the obligations of the obligor thereunder or to confer any additional material rights on the Second Lien Lenders which would be adverse to any borrower or issuer thereunder, any Super Priority Lender or any Indenture Claimholder; or (vii) contravene the provisions of the Intercreditor Agreement. The Second Lien Credit Facility may be Refinanced to the extent the terms and conditions of such Refinancing debt meet the requirements of the previous sentence, the average life to maturity thereof is greater than or equal to that of the Second Lien Credit Facility and the holders of such Refinancing debt bind themselves to the terms of the Intercreditor Agreement in a writing addressed to the Collateral Agent and the Indenture Claimholders and, so long as the Discharge of Super Priority Claims has not occurred, the Super Priority Agent and the Super Priority Claimholders.
In the event the Super Priority Agent or the Super Priority Claimholders and the U.S. Issuer or Guarantor enter into any amendment, waiver or consent in respect of any of the Super Priority Collateral Documents for the purpose of adding to, or deleting from, or waiving or consenting to any departures from any provisions of, any Super Priority Collateral Document or changing in any manner the rights of the Super Priority Agent, such Super Priority Claimholders, the U.S. Issuer or any other Guarantor thereunder, then such amendment, waiver or consent shall apply automatically to any comparable provision of the comparable Collateral Document and the comparable Second Lien Collateral Document without the consent of the Collateral Agent, the Indenture Claimholders, the Second Priority Agent or the Second Lien Claimholders, as applicable, and without any action by the Collateral Agent, the Second Priority Agent, the Issuers or any other Guarantor; provided, that (i) no such amendment, waiver or consent shall have the effect of (a) removing or releasing assets subject to the Lien of the Collateral Documents or the Second Lien Collateral Documents, except to the extent that a release of such Lien is permitted or required by the Intercreditor Agreement and provided, that there is a corresponding release of the Liens securing the Super Priority Claims; (b) imposing duties on the Collateral Agent or the Second Priority Agent without its consent; (c) permitting other Liens on the Collateral not permitted under the terms of the Indenture Documents, the Second Lien Loan Documents or the Intercreditor Agreement; or (d) being prejudicial to the interests of the Indenture Claimholders or the Second Lien Claimholders to a greater extent than the Super Priority Claimholders; and (ii) notice of such amendment, waiver or consent shall have been given to the Collateral Agent and the Second Priority Agent within ten (10) business days after the effective date of such amendment, waiver or consent.
In the event the Collateral Agent or the Indenture Claimholders and the relevant Issuer or Guarantor enter into any amendment, waiver or consent in respect of any of the Collateral Documents for the purpose of adding to, or deleting from, or waiving or consenting to any departures from any provisions of, any Collateral Document or changing in any manner the rights of the Collateral Agent, such Indenture Claimholders, the Issuers or any other Guarantor thereunder, then such amendment, waiver or consent shall apply automatically to any comparable provision of the comparable Second Lien Collateral Document without the consent of the Second Priority Agent or the Second Lien Claimholders and without any action by the Collateral Agent, the Issuers or any other Guarantor, provided, that (i) no such amendment, waiver or consent shall have the effect of (A) removing or releasing assets subject to the Lien of the Second Lien Collateral Documents, except to the extent that a release of such Lien is permitted or required by the Intercreditor Agreement and provided, that there is a corresponding release of the Liens securing the Indenture Claims; (B) imposing duties on the Second Priority Agent without its consent; (C) permitting other Liens on the Collateral not permitted under the terms of the Second Lien Loan Documents or the Intercreditor Agreement; or (D) being prejudicial to the interests of the Second Lien Claimholders to a greater extent than the Indenture Claimholders; and (ii) notice of such amendment, waiver or consent shall have been given to the Second Priority Agent within ten (10) business days after the effective date of such amendment, waiver or consent.
When Discharge of Super Priority Claims is Deemed to not have Occurred. If concurrently with the Discharge of Super Priority Claims, the U.S. Issuer or any Guarantor thereafter enters into any Refinancing of any Super Priority Loan Document evidencing a Super Priority Claim which Refinancing is permitted by the Intercreditor Agreement, then such Discharge of Super Priority Claims shall automatically be deemed not to have occurred for all purposes of the Intercreditor Agreement (other than with respect to any actions taken as a result of the occurrence of such Discharge of Super Priority Claims), and, from and after the date on which the notice is delivered to the Collateral Agent and the Second Priority Agent in accordance with the next sentence, the obligations under such Refinancing of the Super Priority Loan Document shall automatically be treated as Super Priority Claims for all purposes of the Intercreditor Agreement, including for purposes of the Lien priorities and rights in respect of collateral set forth herein, and the Super Priority Agent under such Super Priority Loan Documents shall be the Super Priority Agent for all purposes of the Intercreditor Agreement. Upon receipt of a notice stating that the U.S. Issuer or any Guarantor has entered into a new Super Priority Loan Document (which notice shall include the identity of the new Super Priority Agent), each of the Collateral Agent and the Second Priority Agent shall promptly (a) enter into such documents and agreements (including amendments or supplements to the Intercreditor Agreement) as the U.S. Issuer or such Guarantor or such new Super Priority Agent shall reasonably request in order to provide to the new Super Priority Agent the rights contemplated by the Intercreditor Agreement, in each case consistent in all material respects with the terms of the Intercreditor Agreement and (b) deliver to the new Super Priority Agent any pledged collateral held by it together with any necessary endorsements (or otherwise allow the new Super Priority Agent to obtain control of such pledged collateral). The new Super Priority Agent shall agree in a writing addressed to the Collateral Agent and the Indenture Claimholders and the Second Priority Agent and the Second Lien Claimholders to be bound by the terms of the Intercreditor Agreement. If the new Super Priority Claims under the new Super Priority Loan Documents are secured by assets of the U.S. Issuer or Guarantors constituting collateral that do not also secure the Indenture Claims and the Second Priority Claims, then the Indenture Claims shall be secured at such time by a second priority Lien on such assets to the same extent provided in the Collateral Documents and the Intercreditor Agreement, and the Second Priority Claims shall be secured by a third priority Lien on such assets to the same extent provided in the Second Lien Collateral Document and the Intercreditor Agreement.
Release of Liens
The Issuers and the Guarantors are entitled to releases of assets included in the Collateral from the Liens securing Indenture Obligations under any one or more of the following circumstances, and such Liens on such assets shall automatically, without the need for any further action by any Person, be released, terminated and discharged:
     (1) in connection with asset dispositions permitted or not prohibited under the covenant described below under “—Repurchase at the Option of Holders—Asset Sales;”
     (2) if any Guarantor is released from its Guarantee in accordance with the terms of the Indenture (including by virtue of such Guarantor ceasing to be a Restricted Subsidiary), that Guarantor’s assets will also be released from the Liens securing its Guarantee and the other Indenture Obligations;

     (3) if required in accordance with the terms of the Intercreditor Agreement or any Collateral Document;
     (4) as to all or any portion of property subject to such Liens that are taken by eminent domain, condemnation or other similar circumstances but not the proceeds, if any, thereof; or
     (5) with the consent of the holders of the Notes in compliance with the amendment and waiver provisions of the Indenture as described under “—Amendment, Supplement and Waiver” below.
The Liens on the Collateral that secures the Indenture Obligations also shall automatically, without the need for any further action by any Person, be released, terminated and discharged:
     (1) if the Issuers exercise their legal defeasance option or covenant defeasance option as described below under “—Defeasance;”
     (2) upon satisfaction and discharge of the Indenture as described below under “—Satisfaction and Discharge;” or
     (3) with the consent of the holders of the Notes in compliance with the amendment and waiver provisions of the Indenture as described under “—Amendment, Supplement and Waiver” below.
Additional Amounts
All payments made by the Bermuda Issuer and any Guarantor under or with respect to the Notes will be made free and clear of and without withholding or deduction for, or on account of, any present or future tax, duty, levy, impost, assessment or other governmental charge of whatever nature, including, penalties and interest related thereto (“Taxes”) unless the withholding or deduction of such Taxes is then required by law. If any deduction or withholding for, or on account of, any Taxes imposed or levied by or on behalf of any jurisdiction in which the Bermuda Issuer or a Guarantor, as the case may be, is then incorporated, engaged in business or resident for tax purposes or any political subdivision thereof or therein or any jurisdiction by or through which payment is made (each, a “Tax Jurisdiction”), will at any time be required to be made from, or such Taxes are imposed directly on any holder of the Notes or beneficial owner of the Notes on, any payments made by the Bermuda Issuer or any Guarantor, as the case may be, under or with respect to the Notes including payments of principal, redemption price, purchase price, interest or premium, the Bermuda Issuer or applicable Guarantor, as the case may be, will pay such additional amounts (the “Additional Amounts”) as may be necessary in order that the net amounts received and retained in respect of such payments by each holder of the Notes (including Additional Amounts) after such withholding, deduction or imposition will equal the respective amounts which would have been received and retained in respect of such payments in the absence of such withholding, deduction or imposition; provided, however, that no Additional Amounts will be payable with respect to:
     (1) any Taxes which would not have been imposed but for the existence of any present or former connection between the holder of the Notes or beneficial owner of the Note (or between a fiduciary, settlor, beneficiary, member or shareholder of such holder of the Notes, if such holder of the Notes is an estate, a trust, a partnership, or a corporation) and the relevant Tax Jurisdiction, including, without limitation, such holder of the Notes (or such fiduciary, settlor, beneficiary, member or shareholder) being or having been a citizen or resident thereof or being or having been engaged in a trade or business or present therein or having, or having had, a permanent establishment therein, other than by the mere holding of such Note or enforcement of rights thereunder or the receipt of payments in respect thereof;
     (2) any Taxes that are imposed or withheld as a result of the failure of the holder of the Notes or beneficial owner of the Notes to comply with any written request, made to that holder of the Notes or beneficial owner in writing at least 90 days before any such withholding or deduction would be payable, by the Bermuda Issuer to provide timely or accurate information concerning the nationality, residence or identity of such holder of the Notes or beneficial owner or to make any valid or timely declaration or similar claim or satisfy any certification information or other reporting requirement, (A) which is required or imposed by a statute, treaty, regulation or administrative practice of the relevant Tax Jurisdiction as a precondition to exemption from all or part of such Taxes and (B) with respect to which such holder is legally entitled to comply;
     (3) any Note presented for payment (where presentation is required) more than 30 days after the relevant payment is first made available for payment to the holder of the Notes (except to the extent that the holder of the Notes would have been entitled to Additional Amounts had the Note been presented on the last day of such 30 day period);
     (4) any estate, inheritance, gift, sale, transfer capital gains, excise, personal property or similar tax or assessment;
     (5) any Taxes withheld, deducted or imposed on a payment to an individual and which are required to be made pursuant to European Council Directive 2003/48/EC or any other directive implementing the conclusions of the ECOFIN Council meeting of 26 and 27 November 2000 on the taxation of savings income or any law implementing or complying with or introduced in order to conform to, such Directive;
     (6) any Note presented for payment by or on behalf of a holder of Notes who would have been able to avoid such withholding or deduction by presenting the relevant Note to another Paying Agent in a member state of the European Union;
     (7) any Taxes imposed by the United States, or any taxing authority thereof or therein; or
     (8) any combination of items (1) through (7) above.
In addition to the foregoing, the Bermuda Issuer will also pay and indemnify the holder of the Notes for any present or future stamp, issue, registration, transfer, court or documentary taxes, or any other excise or property taxes, charges or similar levies or taxes which are levied by any Tax Jurisdiction on the execution, delivery, registration or enforcement of any of the Notes, the Indenture, or any other document or instrument referred to therein, or the receipt of any payments with respect to the Notes.
If the Bermuda Issuer or a Guarantor becomes aware that it will be obligated to pay Additional Amounts with respect to any payment under or with respect to the Notes or a Guarantee, the Bermuda Issuer or such Guarantor, as the case may be, will deliver to the Trustee on a date which is at least 30 days prior to the date of that payment (unless the obligation to pay Additional Amounts arises after the 30th day prior to that payment date, in which case the Bermuda Issuer or such Guarantor shall notify the Trustee promptly thereafter) an Officers’ Certificate stating the fact that Additional Amounts will be payable and the amount estimated to be so payable. The Officers’ Certificate must also set forth any other information reasonably necessary to enable the Paying Agents to pay Additional Amounts to holders of the Notes on the relevant payment date. The Trustee shall be entitled to rely solely on the Officers’ Certificate as conclusive proof that such payments are necessary. The Bermuda Issuer or applicable Guarantor, as the case may be, will provide the Trustee with documentation reasonably satisfactory to the Trustee evidencing the requirement to pay Additional Amounts.
The Bermuda Issuer or applicable Guarantor, as the case may be, will make all withholdings and deductions required by law and will remit the full amount deducted or withheld to the relevant Tax Jurisdiction in accordance with applicable law. The Bermuda Issuer or applicable Guarantor, as the case may be, will furnish to the Trustee and the holders of the Notes, within 60 days after the date the payment of any Taxes so deducted or withheld is made, certified copies of Tax receipts evidencing payment by the Bermuda Issuer or such Guarantor, as the case may be, or if, notwithstanding such entity’s efforts to obtain receipts, receipts are not obtained, other evidence of payments by such entity reasonably satisfactory to the Trustee.
Whenever in the Indenture or in this “Description of the New Notes” there is mentioned, in any context, the payment of amounts based upon the principal amount of the Notes or of principal, premium, if any, interest or of any other amount payable under, or with respect to, any of the Notes, such mention shall be deemed to include mention of the payment of Additional Amounts to the extent that, in such context, Additional Amounts are, were or would be payable in respect thereof.
Redemption for Change in Taxes
The Bermuda Issuer may redeem the Bermuda Notes, in whole, but not in part, at its discretion at any time upon giving not less than 30 nor more than 60 days’ prior notice to the holders of the Notes (which notice will be irrevocable and given in accordance with the procedures described in “—Selection and Notice”), at a redemption price equal to the principal amount thereof, together with accrued and unpaid interest, if any, to the date fixed by the Bermuda Issuer for redemption (a “Tax Redemption Date”) and all Additional Amounts (if any) then due and which will become due on the Tax Redemption Date as a result of the redemption or otherwise (subject to the right of holders of the Notes on the relevant record date to receive interest due on an interest payment date falling on or prior to the redemption date and Additional Amounts (if any) in respect thereof), if on the next date on which any amount would be payable in respect of the Bermuda Notes, the Bermuda Issuer or Guarantor has or would be required to pay Additional Amounts, and the Bermuda Issuer or Guarantor cannot avoid any such payment obligation by taking reasonable measures available, as a result of:
     (1) any change in, or amendment to, the laws or treaties (or any regulations, or rulings promulgated thereunder) of the relevant Tax Jurisdiction affecting taxation which change or amendment becomes effective on or after the date of the Indenture (or, if the relevant Tax Jurisdiction has changed since the date of the Indenture, the date on which the then current Tax Jurisdiction became the applicable Tax Jurisdiction under the Indenture); or
     (2) any change in, or amendment to, the existing official position or the introduction of an official position regarding the application, administration or interpretation of such laws, treaties, regulations or rulings (including a holding, judgment or order by a court of competent jurisdiction or a change in published practice), which change, amendment, application or interpretation becomes effective on or after the date of the Indenture (or, if the relevant Tax Jurisdiction has changed since the date of the Indenture, the date on which the then current Tax Jurisdiction became the applicable Tax Jurisdiction under the Indenture).
The Bermuda Issuer will not give any such notice of redemption earlier than 90 days prior to the earliest date on which the Bermuda Issuer or Guarantor, as the case may be, would be obligated to make such payment or withholding if a payment in respect of the Notes were then due. Prior to the publication or, where relevant, mailing of any notice of redemption of the Notes pursuant to the foregoing, the Bermuda Issuer will deliver to the Trustee an Officers’ Certificate and the opinion of an internationally recognized law firm experienced in such matters, who is reasonably acceptable to the Trustee, to the effect that there has been such change or amendment which would entitle the Bermuda Issuer to redeem such Notes hereunder and an Officers’ Certificate to the effect that the Bermuda Issuer cannot avoid any obligation to pay Additional Amounts by taking reasonable measures available. The Trustee will accept such Officers’ Certificate and opinion as sufficient evidence of the existence and satisfaction of the conditions precedent as described above, in which event it will be conclusive and binding on the holders of the Notes. For the avoidance of doubt, the implementation of European Council Directive 2003/48/EC or any other directive implementing the conclusions of the ECOFIN Council meeting of 26 and 27 November 2000 on the taxation of savings income or any law implementing or complying with or introduced in order to conform to, such directive will not be a change or amendment for such purposes.
Optional Redemption
Except as set forth below and as set forth under the caption “—Redemption for Change in Taxes,” the Issuers are not entitled to redeem the Notes as Units at their option prior to April 15, 2013.
Optional Redemption on or after April 15, 2013. On and after April 15, 2013, the Issuers may redeem the Notes as Units, in whole or in part, upon not less than 30 nor more than 60 days’ prior written notice, at the redemption prices (expressed as percentages of principal amount) set forth below, plus accrued and unpaid interest, if any, to the redemption date (subject to the rights of holders of the Notes on the relevant record date to receive interest due on an interest payment date falling on or prior to the redemption date), if redeemed during the periods set forth below:

For the period below	Percentage
On or after April 15, 2013 but prior to January 15, 2015	112.000%
On or after January 15, 2015	100.000%

Optional Redemption with Proceeds of Certain Equity Offerings. Prior to April 15, 2013, the Issuers may redeem as Units up to 35% of the aggregate principal amount of the Notes (including Additional Notes) originally issued under the Indenture at a redemption price of 112% of the principal amount of the Notes redeemed, plus accrued and unpaid interest, if any, to the redemption date if:
•	such redemption is made with the net cash proceeds of one or more Equity Offerings;

•	at least 65% of the aggregate principal amount of the Notes (including Additional Notes) originally issued under the Indenture remain outstanding immediately after the occurrence of such redemption (excluding Notes held by Holdings or any of its Subsidiaries); and

•	the redemption occurs within 90 days of such Equity Offering.
Optional Redemption prior to April 15, 2013. At any time prior to April 15, 2013, the Issuers may redeem a portion of the Notes as Units upon not less than 30 nor more than 60 days’ notice at a redemption price of 103% of the principal amount thereof, plus accrued and unpaid interest to the redemption date, subject to the rights of holders of Notes on the relevant record date to receive interest on an interest payment date falling on or prior to the redemption date; provided, that the maximum aggregate principal amount of the Notes that may be redeemed during any period consisting of 12 consecutive months ending on the day immediately preceding the first, second or third anniversary of the date of the Indenture, shall not exceed 10% of the aggregate principal amount of Notes originally issued under the Indenture.
Optional Redemption at Make-Whole Price. Prior to April 15, 2013, the Issuers are entitled at their option to redeem some or all of the Notes as Units at a redemption price equal to 100% of the principal amount of the Notes plus the Applicable Premium as of, and accrued and unpaid interest to, the redemption date (subject to the right of holders of the Notes on the relevant record date to receive interest due on an interest payment date falling on or prior to the redemption date). Notice of such redemption must be mailed by first-class mail to each holder’s registered address, not less than 30 nor more than 60 days prior to the redemption date.
“Applicable Premium” means with respect to a Note at any redemption date, the greater of (i) 1.00% of the principal amount of such Note and (ii) the excess of (A) the present value at such redemption date of (1) the redemption price of such Note on April 15, 2013 (such redemption price being described in the second paragraph in this “—Optional Redemption” section exclusive of any accrued interest) plus (2) all required remaining scheduled interest payments due on such Note through April 15, 2013 (but excluding accrued and unpaid interest to the redemption date), computed using a discount rate equal to the Treasury Rate plus 0.50%, over (B) the principal amount of such Note on such redemption date.
“Treasury Rate” means, at any redemption date, as obtained by the Issuers, the yield to maturity as of such redemption date of constant maturity United States Treasury securities (as compiled and published in the most recent Federal Reserve Statistical Release H. 15 (519) that has become publicly available at least two business days prior to such redemption date (or, if such statistical release is no longer published, any publicly available source of similar market data)) most nearly equal to the period from such redemption date to April 15, 2013; provided, however, that if no published maturity exactly corresponds with such date, then the Treasury Rate shall be interpolated or extrapolated on a straight-line basis from the arithmetic mean of the yields for the next shortest and next longest published maturities; provided further, however, that if the period from such redemption date to April

15, 2013, is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year will be used.
Each of the optional redemptions of the Notes set forth under “—Optional Redemption on or after April 15, 2013,” “—Optional Redemption with Proceeds of Certain Equity Offerings,” “—Optional Redemption prior to April 15, 2013” and “—Optional Redemption at Make-Whole Price” above shall include U.S. Notes and Bermuda Notes on a pro rata basis based on the aggregate principal amount of the Notes outstanding at the time of redemption.
Mandatory Redemption; Offers to Purchase; Open Market Purchases
Except as described below under the captions “—Repurchase at the Option of Holders—Change of Control,” “—Asset Sales” and “—Excess Cash Flow,” neither Issuer is required to make mandatory redemption or sinking fund payments or offers to purchase with respect to the Notes issued by it. Holdings or any Subsidiary of Holdings may at any time and from time to time purchase Notes in the open market or otherwise.
Selection and Notice
If less than all of the Notes are to be redeemed at any time, the Trustee will select the Notes for redemption (as Units, except in the case of a redemption for change in taxes) by such method as the Trustee shall deem fair and appropriate.
No Notes of $2,000 or less will be redeemed in part. Notices of redemption will be mailed by first class mail at least 30 but not more than 60 days before the redemption date to each holder of Notes to be redeemed at its registered address. Notices of redemption may not be conditional.
If any Note is to be redeemed in part only, the notice of redemption that relates to such Note shall state the portion of the principal amount of that Note to be redeemed. A new Note in principal amount equal to the unredeemed portion of the original Note will be issued in the name of the holder thereof upon cancellation of the original Note. On and after the redemption date, unless the Issuers default in the payment of the redemption price, interest will cease to accrue on the principal amount of the Notes or portions of Notes called for redemption and for which funds have been set aside for payment.
Repurchase at the Option of Holders
Change of Control
Upon the occurrence of a Change of Control, unless the Issuers have previously or concurrently mailed a redemption notice to the holders thereof with respect to all of the outstanding Notes as described under “—Optional Redemption,” each holder of Notes has the right to require the Issuers to repurchase all or any part (equal to $1,000 or an integral multiple of $10 in excess thereof) of such holder’s Notes as Units pursuant to the offer described below at a purchase price in cash equal to 112% of the aggregate principal amount thereof, plus accrued and unpaid interest, if any, to the date of purchase (the “Change of Control Payment”). Any such repurchase of the Notes as Units shall include U.S. Notes and Bermuda Notes on a pro rata basis based upon the aggregate principal amount of the Notes outstanding at the time of such repurchase. Within 30 days following any Change of Control, unless the Issuers have previously or concurrently mailed a redemption notice with respect to all of the outstanding Notes to the holders thereof as described under “—Optional Redemption,” the Issuers will mail a notice to each holder with a copy to the Trustee (the “Change of Control Offer”) stating:
•	that a Change of Control has occurred and that such holder has the right to require the Issuers to purchase such holder’s Notes at a purchase price in cash equal to 112% of the principal amount thereof on the date of purchase, plus accrued and unpaid interest, if any, to the date of purchase (subject to the right of holders of record on the relevant record date to receive interest on an interest payment date falling on or prior to the Change of Control Payment Date);

•	the circumstances and relevant facts regarding such Change of Control;

•	the purchase date (which shall be no earlier than 30 days nor later than 60 days from the date such notice is mailed); and

•	the instructions, as determined by the Issuers, consistent with the covenant described hereunder, that a holder must follow in order to have its Notes purchased.
The Issuers are not required to make a Change of Control Offer upon a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the Indenture applicable to a Change of Control Offer made by the Issuers and purchases all Notes validly tendered and not withdrawn under such Change of Control Offer.
A Change of Control Offer may be made in advance of a Change of Control, and conditioned upon such Change of Control, if a definitive agreement is in place for the Change of Control at the time of making the Change of Control Offer.
On a date that is at least 30 but no more than 60 days from the date on which the Issuers mail notice of the Change of Control (the “Change of Control Payment Date”), the Issuers will, to the extent lawful:
•	accept for payment all Notes or portions thereof properly tendered pursuant to the Change of Control Offer;

•	deposit with the paying agent an amount equal to the Change of Control Payment in respect of all Notes or portions thereof so tendered; and

•	deliver or cause to be delivered to the Trustee the Notes so accepted together with an Officers’ Certificate stating the aggregate principal amount of Notes or portions thereof being purchased by the Issuers.
The paying agent will promptly mail to each holder of Notes so tendered the Change of Control Payment for such Notes, and the Trustee will promptly authenticate and mail (or cause to be transferred by book-entry) to each holder new Notes equal in principal amount to any unpurchased portion of the Notes surrendered, if any; provided that each such new Note will be in a principal amount of $2,000 or an integral multiple of $10 in excess thereof and comprise new Units. The Issuers will publicly announce the results of the Change of Control Offer on or as soon as practicable after the Change of Control Payment Date.
The Change of Control purchase feature of the Notes may in certain circumstances make more difficult or discourage a sale or takeover of Holdings or Issuers and thus the removal of incumbent management. Neither Holdings nor the Issuers have any present intention to engage in a transaction involving a Change of Control, although it is possible that Holdings or the Issuers could decide to do so in the future. Subject to the limitations discussed below, Holdings or the Issuers could, in the future, enter into certain transactions, including acquisitions, refinancings or other recapitalizations, that would not constitute a Change of Control under the Indenture, but that could increase the amount of Indebtedness outstanding at such time or otherwise affect its capital structure or credit ratings. Restrictions on the Issuers’ ability to Incur additional Indebtedness are contained in the covenants described below under the captions “—Certain Covenants—Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock,” “—Liens” and “—Sale and Leaseback Transactions.” Such restrictions can only be waived with the consent of the holders of at least a majority in aggregate principal amount of the Notes then outstanding. Except for the limitations contained in such covenants, however, the Indenture will not contain any covenants or provisions that may afford holders of the Notes protection in the event of a highly leveraged transaction.
The definition of “Change of Control” includes a phrase relating to the sale, conveyance, transfer, lease or other disposition of “all or substantially all” of the assets of Holdings and its Restricted Subsidiaries, taken as a whole. Although there is a limited body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a holder of Notes to require the Issuers to repurchase such Notes as a result of a sale, conveyance, transfer, lease or other disposition of less than all of the assets of Holdings and its Restricted Subsidiaries, taken as a whole, to another Person may be uncertain.

Asset Sales
Holdings shall not, and shall not permit any of its Restricted Subsidiaries to, make any Asset Sale (except with respect to an Event of Loss) unless:
(i)	Holdings (or the Restricted Subsidiary, as the case may be) receives consideration at the time of such Asset Sale at least equal to the Fair Market Value of the assets or Equity Interests issued or sold or otherwise disposed of; and
(ii)	at least 75% of the consideration therefor received by Holdings or such Restricted Subsidiary is in the form of cash or Cash Equivalents;
provided that the amount of:
(A)	any liabilities (as shown on Holdings’ or such Restricted Subsidiary’s most recent balance sheet) of Holdings or any Restricted Subsidiary (other than contingent liabilities and liabilities that are by their terms subordinated to the Notes or any Guarantee thereof) that are assumed by the transferee of any such assets pursuant to a customary novation agreement releasing Holdings or such Restricted Subsidiary from further liability; and
(B)	any securities, notes or other obligations received by Holdings or any such Restricted Subsidiary from such transferee that are converted by Holdings or such Restricted Subsidiary into cash or Cash Equivalents within 120 days of their receipt (to the extent of the cash or Cash Equivalents received in that conversion), will be deemed to be cash for purposes of this provision.
Within 365 days after the receipt of any Net Proceeds from an Asset Sale by Holdings or a Restricted Subsidiary, Holdings or such Restricted Subsidiary may apply (or in the case of clause (1) below, be deemed to use) such Net Proceeds at its option:
(1)	to permanently reduce commitments under the Revolving Credit Facility (and, if applicable, to correspondingly prepay Indebtedness thereunder to the extent such Indebtedness exceeded the amount of the commitments thereunder as so reduced with respect thereto);
(2)	with respect to Asset Sales of assets of a Restricted Subsidiary that is not a Guarantor, to permanently reduce Indebtedness of a Restricted Subsidiary that is not a Guarantor (and to correspondingly reduce commitments with respect thereto), other than Indebtedness owed to Holdings or another Subsidiary;
(3)	to the making of a Capital Expenditure or the acquisition of a controlling interest in another business or other assets, in each case, that are used or useful in a Similar Business or that replace the assets that are the subject of such Asset Sale; or
(4)	any combination of the foregoing.
Pending the final application of any such Net Proceeds, Holdings or such Restricted Subsidiary may temporarily reduce Indebtedness under the Revolving Credit Facility or otherwise invest such Net Proceeds in any manner that is not prohibited by the Indenture.
Any Net Proceeds from Asset Sales that are not applied or invested (by election or as a result of the passage of time) as provided in the first sentence of the preceding paragraph will be deemed to constitute “Excess Proceeds.” When the aggregate amount of Excess Proceeds exceeds $5.0 million, within 30 days thereof, the Issuers will be required to make an offer (an “Asset Sale Offer”) to all holders of Notes to purchase the maximum principal amount of Notes as Units that may be purchased out of the Excess Proceeds. Any such purchase of the Notes shall include U.S. Notes and Bermuda Notes on a pro rata basis based upon the aggregate principal amount of the Notes outstanding at the time of such repurchase. The offer price for such Asset Sale Offer shall be an amount in cash equal to 100% of the principal amount thereof, plus accrued and unpaid interest, if any, to the date of purchase, in accordance with the procedures set forth in the Indenture. To the extent that the aggregate amount of Notes tendered pursuant to an Asset Sale Offer is less than the Excess Proceeds, Holdings and its Restricted Subsidiaries may use any remaining Excess Proceeds for any purpose not otherwise prohibited by the Indenture. If the aggregate principal amount of Notes surrendered by holders thereof exceeds the amount of the Excess Proceeds, the Trustee shall select the Units to be purchased on a pro rata basis based upon principal balance; provided, that in connection with any such proration, the Trustee may make such adjustments upward or downward and not exceeding $10 principal amount such that the unpurchased portion of any Note shall equal $2,000 principal amount or an integral multiple of $10 in excess thereof. Upon completion of such offer to purchase, the amount of Excess Proceeds shall be reset at zero. Notwithstanding the foregoing, the Issuers may commence an Asset Sale Offer prior to the expiration of 365 days after the receipt of any Net Proceeds from an Asset Sale by Holdings or a Restricted Subsidiary and without regard to whether the aggregate amount of such Excess Proceeds exceeds $5 million. Upon the completion of such offer to purchase, the amount of Excess Proceeds shall be reduced by the amount of such Asset Sale Offer.
Excess Cash Flow
Within 95 days after the end of each fiscal year, commencing with the fiscal year ending February 27, 2011 the Issuers are be required to make an offer (an “Excess Cash Flow Offer”) to all holders of Notes to purchase the maximum principal amount of Notes as Units that may be purchased with 100% of such Excess Cash Flow for such fiscal year (the “Excess Cash Flow Offer Amount”); provided, however that if the Excess Cash Flow Offer Amount as computed for any such fiscal year is less than $5.0 million, the Excess Cash Flow Offer Amount for such fiscal year shall be deemed to be $5.0 million. The offer price for such Excess Cash Flow Offer shall be an amount in cash equal to 120% of the principal amount thereof, plus accrued and unpaid interest, if any, to the date of purchase, in accordance with the procedures set forth in the Indenture. Any such purchase of the Notes shall include U.S. Notes and Bermuda Notes on a pro rata basis based upon the aggregate principal amount of the Notes outstanding at the time of such repurchase. To the extent that the aggregate amount of Notes tendered pursuant to an Excess Cash Flow Offer is less than the Excess Cash Flow Offer Amount, Holdings and its Restricted Subsidiaries may use any remaining Excess Cash Flow Offer Amount for any purpose not otherwise prohibited by the Indenture. If the aggregate principal amount of Notes surrendered by holders thereof exceeds the Excess Cash Flow Offer Amount, the Trustee shall select the Notes to be purchased on a pro rata basis based upon principal balance; provided, that in connection with any such proration, the Trustee may make such adjustments upward or downward and not exceeding $10 principal amount such that the unpurchased portion of any Note shall equal $2,000 principal amount or an integral multiple of $10 in excess thereof.
Upon completion of each Excess Cash Flow Offer, the Excess Cash Flow Offer Amount will be reset at zero.
General
Notwithstanding anything to the contrary in “—Optional Redemption” and “—Repurchase at the Option of Holders,” any references to redemptions, repurchases or tenders of Notes being redeemed, repurchased or tendered as Units shall be disregarded on or after a Separation Event (as defined in “Description of the New Units”) and shall instead refer to redemptions, repurchases or tenders of Notes.
The Issuers must comply, to the extent applicable, with the requirements of Section 14(e) of, and Rule 14e-l under, the Exchange Act and any other securities laws and regulations thereunder in connection with the repurchase of the Notes as a result of a Change of Control, Asset Sale or Excess Cash Flow. To the extent that the provisions of any securities laws or regulations conflict with the provisions of the Indenture, the Issuers must comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations under the Indenture by virtue of its compliance with such securities laws or regulations.
Notes (or portions thereof) purchased pursuant to a Change of Control Offer, an Asset Sale Offer or Excess Cash Flow Offer will be cancelled and cannot be reissued.

If a Change of Control Offer or Excess Cash Flow Offer is required to be made, there can be no assurance that the Issuers will have available funds sufficient to pay the Change of Control Offer or Excess Cash Flow Offer purchase price for all the Notes that might be delivered by holders of the Notes seeking to accept the Change of Control Offer or Excess Cash Flow Offer. It is also possible that the events that constitute a Change of Control may also be events of default under the Revolving Credit Facility or the Second Lien Credit Facility. These events may permit the lenders thereunder to accelerate the Indebtedness outstanding thereunder. If the Issuers are required to repurchase the Notes pursuant to a Change of Control Offer and repay certain amounts outstanding under the Revolving Credit Facility or the Second Lien Credit Facility if such Indebtedness is accelerated, the Issuers would probably require third-party financing. The Issuers cannot be sure that they would be able to obtain third-party financing on acceptable terms, or at all. If the Indebtedness under the Revolving Credit Facility is not paid, the RCF Lenders may seek to enforce security interests in the collateral securing such indebtedness, thereby limiting the Issuers’ ability to raise cash to purchase the Notes, and reducing the practical benefit of the offer to purchase provisions to the holders of the Notes.
Certain Covenants
Restricted Payments
Holdings shall not, and shall not permit any of its Restricted Subsidiaries to, directly or indirectly,
     (1) declare or pay any dividend on, or make any other payment or distribution in respect of, its Equity Interests (including any dividend or distribution payable in connection with any merger or consolidation involving Holdings or any Restricted Subsidiary) or similar payment to the direct or indirect holders thereof in their capacity as such (other than any dividends or distributions payable solely in its Equity Interests (other than Disqualified Stock) and dividends or distributions payable to Holdings or any Restricted Subsidiary (and, if such Restricted Subsidiary has stockholders other than Holdings or other Restricted Subsidiaries, to its other stockholders on no more than a pro rata basis));
     (2) purchase, redeem or otherwise acquire or retire for value any Equity Interests of Holdings held by any Person or any Equity Interests of any Restricted Subsidiary held by any Affiliate of Holdings (in each case other than held by Holdings or a Restricted Subsidiary), including in connection with any merger amalgamation or consolidation and including the exercise of any option to exchange any Equity Interests (other than into Equity Interests of Holdings that are not Disqualified Stock);
     (3) make any purchase, repurchase, redemption, defeasance or other acquisition or retirement for value, prior to the scheduled maturity, scheduled repayment or scheduled sinking fund payment of any Indebtedness (other than Indebtedness owed to an Issuer or Guarantor) that is (i) contractually subordinated in right of payment to the Notes or any Guarantee thereof or (ii) outstanding under the Second Lien Credit Facility or any Permitted Refinancing Debt that refinances any Second Lien Credit Facility or any such Permitted Refinancing Debt; or
     (4) make any Restricted Investment (all such payments and other actions set forth in clauses (1) through (4) above being collectively referred to as “Restricted Payments”), unless, at the time of and after giving effect to such Restricted Payment:
     (a) no Default or Event of Default shall have occurred and be continuing or would occur as a consequence thereof; and
     (b) Holdings would, at the time of such Restricted Payment and after giving pro forma effect thereto as if such Restricted Payment had been made at the beginning of the applicable four-quarter period, have been permitted to Incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in paragraph (a) under the caption “—Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock;” and

     (c) such Restricted Payment, together with the aggregate of all other Restricted Payments made by Holdings and its Restricted Subsidiaries after the date of the Indenture (excluding Restricted Payments permitted by clauses (2) through (12) of the next succeeding paragraph), is, at the time of determination, less than the sum of:
     (A) 50% of the Consolidated Net Income of Holdings for the period (taken as one accounting period) beginning on the first day of the first fiscal quarter occurring after the date of the Indenture to the end of Holdings’ most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment (or, if such Consolidated Net Income for such period is a deficit, less 100% of such deficit), plus
     (B) 100% of the aggregate net cash proceeds received by Holdings from the issuance or sale of its Equity Interests (other than Disqualified Stock) subsequent to the date of the Indenture (other than an issuance or sale to a Subsidiary of Holdings) and 100% of any cash capital contribution received by Holdings from its shareholders subsequent to the date of the Indenture, plus
     (C) the amount by which the principal amount of any Indebtedness of Holdings or a Restricted Subsidiary is reduced upon the conversion or exchange (other than by a Restricted Subsidiary) subsequent to the date of the Indenture of any Indebtedness of Holdings or a Restricted Subsidiary convertible or exchangeable for Equity Interests (other than Disqualified Stock) of Holdings (less the amount of any cash, or the fair value of any other property, distributed by Holdings or a Restricted Subsidiary upon such conversion or exchange); plus
     (D) the amount equal to the sum of (x) the net reduction in the Restricted Investments made by Holdings or any Restricted Subsidiary in any Person resulting from repurchases, repayments or redemptions of such Investments by such Person, proceeds realized on the sale or other disposition of such Investment and proceeds representing the return of capital (excluding dividends and distributions to the extent included in clause (A) above in respect of Consolidated Net Income), in each case realized by Holdings or any Restricted Subsidiary, and (y) in the event that any Unrestricted Subsidiary is redesignated as a Restricted Subsidiary, the portion (proportionate to Holdings’ equity interest in such Subsidiary) of the Fair Market Value of the net assets of such Unrestricted Subsidiary at the time such Unrestricted Subsidiary is designated a Restricted Subsidiary; provided, however, that the foregoing sum will not exceed, in the case of any such Person, the amount of Restricted Investments previously made (and treated as a Restricted Payment) by Holdings or any Restricted Subsidiary in such Person or Unrestricted Subsidiary.
The foregoing provisions shall not prohibit:
(1) the payment of any dividend within 60 days after the date of declaration thereof, if at said date of declaration such payment would have complied with the provisions of the Indenture;
(2) any Restricted Payment made in exchange for, or with the net cash proceeds from, the substantially concurrent sale of Equity Interests of Holdings (other than any Disqualified Stock and other than Equity Interests issued or sold to a Subsidiary of Holdings) or a substantially concurrent cash capital contribution received by Holdings from its shareholders; provided that the net cash proceeds from such sale or such cash capital contribution (to the extent so used for such Restricted Payment) shall be excluded from clause (4) (c) (B) of the preceding paragraph;
(3) the defeasance, redemption, repurchase, retirement or other acquisition of Indebtedness of either Issuer or any Guarantor that is (a) contractually subordinated in right of payment to the Notes or to any Note Guarantee or (b) outstanding under the Second Lien Credit Facility or any Permitted Refinancing Debt that refinances any Second Lien Credit Facility, in either case, in exchange for, or with the net cash proceeds from, an Incurrence of Permitted Refinancing Debt;

(4) so long as no Default or Event of Default has occurred and is continuing or would be caused thereby, the redemption, repurchase, retirement or other acquisition for value of any Equity Interests of Holdings or any Restricted Subsidiary of Holdings held by employees, former employees, directors, former directors, consultants or former consultants of Holdings (or any of its Restricted Subsidiaries); provided that the aggregate amount of such redemptions, repurchases, retirements and other acquisitions (excluding amounts representing cancellation of Indebtedness but including, for the avoidance of doubt, the aggregate principal amount of all Permitted Debt described in clause (16) of the definition thereof issued as consideration for any such redemptions, repurchases, retirements or other acquisitions) pursuant to this clause (4) shall not exceed $3.0 million in any fiscal year and an amount equal to $7.0 million in the aggregate since the date of the Indenture (provided, however, that any unused amounts in any fiscal year may be carried forward to one or more future periods) (in each case plus the amount of net cash and proceeds received by Holdings and its Restricted Subsidiaries (a) in respect of “key-man” life insurance and (b) from the issuance of Equity Interests by Holdings to members of management of Holdings and its Restricted Subsidiaries, to the extent that those amounts did not provide the basis for any previous Restricted Payment);
(5) payments of dividends on Disqualified Stock issued pursuant to the covenant described below under the caption “—Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock;”
(6) repurchases of Capital Stock deemed to occur upon exercise of stock options if such Capital Stock represents a portion of the exercise price of such options;
(7) cash payments in lieu of the issuance of fractional shares in connection with the exercise of warrants, options or other securities convertible into or exchangeable for Capital Stock of Holdings; provided, however, that any such cash payment shall not be for the purpose of evading the limitation of the covenant described under this caption (as determined in good faith by the Board of Directors);
(8) so long as no Default or Event of Default has occurred and is continuing or would be caused thereby, payments of intercompany subordinated Indebtedness, the Incurrence of which was permitted under clause (5) of paragraph (b) of the covenant described below under the caption “—Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock;”
(9) the repurchase, redemption or other acquisition or retirement for value of any Indebtedness of either Issuer or any Guarantor that is contractually subordinated in right of payment to the Notes or to any Note Guarantee pursuant to provisions similar to those described under the caption “—Repurchase at the Option of Holders—Change of Control,” “—Asset Sales” or “—Redemption for Change in Taxes;” provided that the price of any such repurchase, redemption or other acquisition or retirement for value shall not exceed (i) 101%, if made pursuant to provisions of the agreements, instruments or documents governing or evidencing such Indebtedness similar to that described under “—Repurchase at the Option of Holders— Change of Control” or (ii) 100%, if made pursuant to provisions of the agreements, instruments or documents governing or evidencing such Indebtedness similar to those described under “—Repurchase at the Option of Holders—Asset Sales” or “—Redemption for Change in Taxes;” provided further, that all Notes tendered by holders in connection with a Change of Control Offer or Asset Sale Offer, as applicable, or all of the Bermuda Notes have been redeemed pursuant to the redemption described under “—Redemption for Change in Taxes,” as the case may be, shall have first been repurchased, redeemed or acquired for value;
(10) [Reserved];
(11) Restricted Payments in an amount which, when taken together with all Restricted Payments previously made pursuant to this clause (11) and then outstanding, does not exceed $2.0 million; or

(12) the repurchase, redemption or other acquisition or retirement for value of any Indebtedness of either Issuer or any Guarantor that is outstanding under the Second Lien Credit Facility to the extent required pursuant to provisions thereunder (as in effect on the date of the Indenture) as a result of the events or circumstances that gave rise to the obligations of the Issuers to make a Change of Control Offer, an Asset Sale Offer, an Excess Cash Flow Offer or a redemption as described under “Redemption for Change in Taxes,” as applicable, for the Notes; provided that the price of any such repurchase, redemption or other acquisition or retirement for value shall not exceed (i) 101% of the principal amount thereof, if made pursuant to a provision of the Second Lien Credit Facility triggered by the events or circumstances that gave rise to the obligation of the Issuers to make a Change of Control Offer or (ii) 100% of the principal amount thereof, if made pursuant to provisions of the Second Lien Credit Facility triggered by the events or circumstances that gave rise to the obligations of the Issuers to make an Asset Sale Offer, Excess Cash Flow Offer or redemption as described under “Redemption for Change in Taxes,” as applicable; provided further, that all Notes tendered by holders in connection with a Change of Control Offer, Asset Sale Offer or Excess Cash Flow Offer, as applicable, or all of the Bermuda Notes have been redeemed pursuant to the redemption described under “Redemption for Change in Taxes,” as the case may be, shall have first been repurchased or redeemed, as the case may be.
The amount of all Restricted Payments (other than cash) shall be the Fair Market Value (evidenced by a resolution of the Board of Directors of Holdings set forth in an Officers’ Certificate delivered to the Trustee) on the date of the Restricted Payment of the assets proposed to be transferred by Holdings or such Restricted Subsidiary, as the case may be, pursuant to the Restricted Payment.
As of the date of the Indenture, all of the Subsidiaries of Holdings were Restricted Subsidiaries. For purposes of designating any Restricted Subsidiary as an Unrestricted Subsidiary, all outstanding Investments by Holdings and the Restricted Subsidiaries (except to the extent repaid) in the Subsidiary so designated shall be deemed to be Restricted Payments in an amount determined as set forth in the last sentence of the definition of “Investments.” Such designation shall be permitted only if a Restricted Payment in such amount would be permitted at such time pursuant to the covenant described under “—Restricted Payments” or pursuant to the definition of “Permitted Investments,” and if such Subsidiary otherwise meets the definition of an Unrestricted Subsidiary. The Indenture also provides that notwithstanding anything to the contrary therein, Holdings shall not redesignate either Issuer or any Restricted Subsidiary that is liable (whether directly, contingently or otherwise) for any Super Priority Claims or Second Priority Claims, in each case, as an Unrestricted Subsidiary.
If Holdings or a Restricted Subsidiary transfers, conveys, sells, leases or otherwise disposes of an Investment in accordance with the “—Repurchase at the Option of Holders—Asset Sales” covenant, which Investment was originally included in the aggregate amount expended or declared for all Restricted Payments pursuant to clause (c) of the first paragraph under this “Restricted Payments” covenant, the aggregate amount expended or declared for all Restricted Payments shall be reduced by the lesser of (i) the Net Cash Proceeds from the transfer, conveyance, sale, lease or other disposition of such Investment or (ii) the amount of the original Investment, in each case, to the extent originally included in the aggregate amount expended or declared for all Restricted Payments pursuant to clause (c) of the first paragraph under this “Restricted Payments” covenant.
For purposes of the covenant described above, if any Investment or Restricted Payment would be permitted pursuant to one or more provisions described above and/or one or more of the exceptions contained in the definition of “Permitted Investments,” Holdings may classify such Investment or Restricted Payment in any manner that complies with this covenant and may later reclassify any such Investment or Restricted Payment so long as the Investment or Restricted Payment (as so reclassified) would be permitted to be made in reliance on the applicable exception as of the date of such reclassification.
For the avoidance of doubt, it is expressly agreed that no payment or other transaction permitted by clause (h) or (j) of the second paragraph of the covenant described below under the caption “—Transactions with Affiliates” (solely to the extent that such payment is not made in the form a dividend declared on the Equity Interests of Holdings) shall be considered a Restricted Payment for purposes of, or otherwise restricted, except to the extent provided in such clause (h) or (j), respectively, by, the Indenture.

Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock
     (a) Holdings shall not, and shall not permit any of its Restricted Subsidiaries to, directly or indirectly, Incur any Indebtedness (including Acquired Debt) and Holdings shall not issue any Disqualified Stock and will not permit any of its Restricted Subsidiaries (including the Issuers) to issue any shares of Preferred Stock; provided, however, that either Issuer and any Guarantor may Incur Subordinated Indebtedness (including Acquired Debt) and Holdings may issue shares of Disqualified Stock, if the Fixed Charge Coverage Ratio for Holdings’ most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such additional Subordinated Indebtedness is Incurred or such Disqualified Stock is issued would have been at least 2.0 to 1.0, determined on a pro forma basis (including a pro forma application of the net cash proceeds therefrom, including the effect of acquisitions or repayments or redemptions of Indebtedness to be funded by such proceeds), as if the additional Subordinated Indebtedness had been Incurred, or the Disqualified Stock had been issued, as the case may be, at the beginning of such four-quarter period; provided further, however, that notwithstanding anything to the contrary in the immediately preceding proviso, the Issuers may Incur Indebtedness evidenced by Additional Notes comprising additional Units, if (i) the Fixed Charge Coverage Ratio for Holdings’ most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such Additional Notes are Incurred would have been at least 2.0 to 1.0 and (ii) the Consolidated Leverage Ratio of Holdings for such four fiscal quarter period would not have exceeded 3.0 to 1.0, in each case, determined on a pro forma basis (including a pro forma application of the net cash proceeds therefrom, including the effect of acquisitions or repayments or redemptions of Indebtedness to be funded by such proceeds), as if the Indebtedness evidenced by such Additional Notes had been Incurred at the beginning of such four-quarter period.
     (b) The foregoing provisions will not prohibit the Incurrence of any of the following items of Indebtedness (collectively, “Permitted Debt”):
     (1) the Incurrence by the Issuers and the Guarantors (including any Guarantees thereof) of Indebtedness pursuant to the Revolving Credit Facility in an aggregate principal amount not to exceed as of any date of Incurrence the sum of (A) $25.0 million plus (B) in the event of any refinancing of any such Indebtedness, the aggregate amount of fees, premiums and other costs and expenses incurred in connection with such refinancing, less the sum of (i) the aggregate amount of all Net Proceeds of Asset Sales elected to be applied to permanently reduce such Indebtedness under the Revolving Credit Facility pursuant to clause (1) of “—Repurchase at the Option of Holders—Asset Sales’’ and (ii) the aggregate amount of all commitment reductions elected by the Issuers to be included in clause (ii) (F) of the definition of the term “Excess Cash Flow;”
     (2) the Incurrence by the Issuers and the Guarantors of Indebtedness represented by the Notes (excluding any Additional Notes) and the related Guarantees;
     (3) the Incurrence by either Issuer, Holdings or any of its Restricted Subsidiaries of Indebtedness (including Capital Lease Obligations, mortgage financings or purchase money obligations) Incurred for the purpose of financing (or refinancing) all or any part of the purchase price or cost of construction or improvement of property (real or personal), plant or equipment used in the business of Holdings or such Restricted Subsidiary that, added to all other Indebtedness Incurred pursuant to this clause (3) and then outstanding, will not exceed $5.0 million;
     (4) the Incurrence by either Issuer, Holdings or any of its Restricted Subsidiaries of Permitted Refinancing Debt in exchange for, or the net cash proceeds of which are used to extend, refinance, renew, replace, defease or refund, Indebtedness that was Incurred pursuant to paragraph (a) or pursuant to clause (2), (6) or (8) of this paragraph (b) or this clause (4);
     (5) the Incurrence of intercompany Indebtedness owed to or held by Holdings or any of its Restricted Subsidiaries; provided that if such Indebtedness is owed by Holdings or any of its Restricted Subsidiaries to a Restricted Subsidiary that is not a Guarantor, such Indebtedness shall be unsecured;
     (6) the Incurrence by the Issuers and the Guarantors (including any Guarantees thereof) of Indebtedness pursuant to Second Lien Credit Facility in an aggregate principal amount not to exceed as of any date of Incurrence $77.1 million less the aggregate principal amount of all prepayments thereof made after the date of the Indenture;
     (7) the Incurrence by Holdings or any of its Restricted Subsidiaries of Hedging Obligations that are Incurred for the purpose of fixing or hedging (A) interest rate risk with respect to any floating rate Indebtedness that is permitted by the terms of the Indenture to be outstanding or (B) currency exchange risk in connection with then existing financial obligations in the ordinary course of business and not for purposes of speculation;
     (8) the Incurrence of Existing Indebtedness (other than Indebtedness described in clause (1), (2), (5) or (6) of this covenant);
     (9) the Incurrence of obligations in respect of (a) workers’ compensation claims, self-insurance obligations, letters of credit, bank guarantees, performance, bid and surety bonds and similar bonds and completion guarantees provided by Holdings or any of its Restricted Subsidiaries in the ordinary course of business, and (b) deferred compensation to employees of the Issuers or their Restricted Subsidiaries in the ordinary course of business;
     (10) the Incurrence by Holdings or any of its Restricted Subsidiaries of Cash Management Obligations;
     (11) Indebtedness of Foreign Restricted Subsidiaries, which Indebtedness, when added together with any other Indebtedness incurred under this clause (11) and then outstanding, will not exceed $5.0 million;
     (12) Indebtedness of Holdings or any Restricted Subsidiary consisting of the financing of insurance premiums in the ordinary course of business;
     (13) the Incurrence by Holdings or any of its Restricted Subsidiaries of Indebtedness (including Additional Notes), or issuance of Disqualified Stock by Holdings (in addition to Indebtedness or Disqualified Stock permitted by any other clause of this paragraph) in an aggregate principal amount (or accreted value, as applicable) that, when added to all other Indebtedness Incurred pursuant to this clause (13) and then outstanding, will not exceed $5.0 million;
     (14) Guarantees by Holdings or any of its Restricted Subsidiaries of Indebtedness of Holdings or any Restricted Subsidiary to the extent that the guaranteed Indebtedness was permitted to be Incurred by another provision of this covenant; provided that if the Indebtedness being guaranteed (x) is subordinated to the Notes or a Note Guarantee, then the Guarantee must be subordinated to the same extent as the Indebtedness being guaranteed or (y) is owed by any Restricted Subsidiary that is not a Guarantor, such Guarantee shall be subordinated to the prior payment in full of the Notes in the case of an Issuer or the Note Guarantees in the case of a Guarantor;
     (15) Indebtedness arising from agreements of either Issuer or a Restricted Subsidiary providing for indemnification, contribution, amount, adjustment of purchase price or similar obligations, in each case, incurred or assumed in connection with the acquisition or disposition of any business, assets or Equity Interests of a Restricted Subsidiary; and

     (16) Indebtedness of Holdings or any of its Restricted Subsidiaries evidenced by promissory notes issued to employees, former employees, directors or former directors of either Issuer or any of its Subsidiaries in lieu of any cash payment permitted to be made under clause (4) of the second paragraph of the set forth above under “—Restricted Payments”; provided, that all such Indebtedness must be unsecured and expressly subordinated to the prior payment in full in cash of all obligations with respect to the Notes and the Note Guarantees.
     (c) For purposes of determining compliance with this covenant, (x) the outstanding principal amount of any Debt shall be counted only once such that (without limitation) any obligation arising under any Guarantees or obligations with respect to letters of credit supporting Debt otherwise included in the determination of such particular amount shall not be included and (y) in the event that an item of Indebtedness meets the criteria of more than one of the categories of Indebtedness described in clauses (1) through (16) of the immediately preceding paragraph or under paragraph (a) of this covenant, the Issuers shall, in their sole discretion, divide and classify such item of Indebtedness in any manner that complies with this covenant and will only be required to include the amount and type of such Indebtedness in one of such clauses or pursuant to paragraph (a) of this covenant, and may re-classify any such item of Indebtedness from time to time among such clauses or the first paragraph of this covenant, so long as such item meets the applicable criteria for such category. For avoidance of doubt, Indebtedness may be classified as Incurred in part pursuant to one of the clauses (1) through (16) above, and in part under one or more other clauses or under paragraph (a) of this covenant. Indebtedness outstanding on the date of the Indenture under (i) the Revolving Credit Facility shall be treated as Incurred pursuant to clause (1) above and (ii) the Second Lien Credit Facility shall be treated as Incurred pursuant to clause (6) above.
For purposes of determining compliance with any U.S. dollar-denominated restriction on the incurrence of Indebtedness, the U.S. dollar-equivalent principal amount of Indebtedness denominated in a foreign currency shall be calculated based on the relevant currency exchange rate in effect on the date such Indebtedness was incurred, in the case of term debt, or first committed, in the case of revolving credit debt; provided that if such Indebtedness is incurred to refinance other Indebtedness denominated in a foreign currency, and such refinancing would cause the applicable U.S. dollar-denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such refinancing, such U.S. dollar-denominated restriction shall be deemed not to have been exceeded so long as the principal amount of such refinancing Indebtedness does not exceed the principal amount of such Indebtedness being refinanced.
The principal amount of any Indebtedness incurred to refinance other Indebtedness, if incurred in a different currency from the Indebtedness being refinanced, shall be calculated based on the currency exchange rate applicable to the currencies in which such respective Indebtedness is denominated that is in effect on the date of such refinancing.
Accrual of interest and dividends, accretion of accreted value, issuance of securities paid-in-kind, amortization of original issue discount, changes to amounts outstanding in respect of Hedging Obligations solely as a result of fluctuations in foreign currency exchange rates or interest rates or by reason of fees, indemnities and compensation payable thereunder shall not be deemed to be an Incurrence of Indebtedness for purposes of this covenant.
Liens
Holdings shall not, and shall not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, assume or suffer to exist any Lien of any kind on any asset now owned or hereafter acquired, except Permitted Liens.
Dividend and Other Payment Restrictions Affecting Subsidiaries
     Holdings shall not, and shall not permit any of its Restricted Subsidiaries to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any consensual encumbrance or consensual restriction on the ability of any Restricted Subsidiary to:

     (1) pay dividends or make any other distributions to Holdings or any of its Restricted Subsidiaries with respect to its Capital Stock or any other interest or participation in, or measured by, its profits;
     (2) pay any Indebtedness owed to Holdings or any of its Restricted Subsidiaries;
     (3) make any loans or advances to Holdings or any of its Restricted Subsidiaries; or
     (4) sell, lease or transfer any of its properties or assets to Holdings or any of its Restricted Subsidiaries.
However, the foregoing restrictions shall not apply to encumbrances or restrictions existing under or by reason of:
     (1) any agreements in effect or entered into on the date of the Indenture, including agreements governing existing Indebtedness (including the Second Lien Credit Facility) as in effect on the date of the Indenture, and any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings thereof; provided that such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings are not materially more restrictive, taken as a whole, with respect to such dividend and other payment restrictions than those contained in the agreements governing such Indebtedness as in effect on the date of the Indenture (as determined in good faith by the Issuers);
     (2) the Revolving Credit Facility as in effect as of the date of the Indenture, and any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings thereof; provided that such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements, refinancings or additional facilities are not materially more restrictive, taken as a whole, with respect to such dividend and other payment restrictions than those contained in the Revolving Credit Facility as in effect on the date of the Indenture (as determined in good faith by the Issuers);
     (3) the Indenture Documents;
     (4) applicable law and any applicable rule, regulation or order;
     (5) customary non-assignment provisions in leases, licenses, agreements to transfer or other agreements, or with respect to any option or similar right, in each case entered into in the ordinary course of business;
     (6) purchase money obligations that impose restrictions of the nature described in clause (4) of the preceding sentence on the property so acquired;
     (7) any agreement for the sale or other disposition of all or substantially all of the Capital Stock or assets of a Restricted Subsidiary that restricts distributions by that Restricted Subsidiary pending its sale or other disposition thereof;
     (8) any agreement or other instrument of a Person acquired by Holdings or any Restricted Subsidiary, or that becomes a Restricted Subsidiary, in existence at the time of such acquisition or designation (but not created in contemplation thereof), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person and its Subsidiaries, or the property or assets of the Person and its Subsidiaries, so acquired or designated;
     (9) Liens that limit the right of Holdings or any of its Subsidiaries to dispose of the asset or assets subject to such Lien;

     (10) customary provisions limiting the disposition or distribution of assets or property in partnership, joint venture, asset sale agreements, stock sale agreements and other similar agreements entered into in the ordinary course of business, which limitation is applicable only to the assets that are the subject of such agreements;
     (11) any such encumbrance or restriction (i) if the encumbrances and restrictions contained in any such agreement or instrument taken as a whole are not materially more restrictive to the holders of the Notes than the encumbrances and restrictions contained in the agreements described in clauses (1) and (2) above (as determined in good faith by the Issuers), or (ii) if such encumbrance or restriction is not materially more restrictive to the holders of the Notes than is customary in comparable financings (as determined in good faith by the Issuers) and either (x) the Issuers determine in good faith that such encumbrance or restriction will not materially affect the Issuers’ ability to make the principal or interest payments on the Notes or (y) such encumbrance or restriction applies only if a default occurs in respect of a payment or financial covenant relating to such Indebtedness;
     (12) restrictions on cash or other deposits or net worth imposed under leases or by customers under contracts entered into in the ordinary course of business;
     (13) customary restrictions on the transfer of copyrighted or patented material; and
     (14) any agreement that restricts the ability of an Issuer to pay dividends or make any other distributions, pay any Indebtedness owed, make any loans or advances or sell, lease or transfer any of its properties or assets to Holdings.
Limitation on Capital Expenditures
Holdings shall not, and shall not permit any of its Restricted Subsidiaries to, make Capital Expenditures during any fiscal year in an aggregate amount exceeding $10.0 million (excluding expenditures made with insurance or condemnation proceeds or the proceeds of Asset Sales or other dispositions) (the “Base Amount”). In the event that the Base Amount is greater than the amount of Capital Expenditures actually made by Holdings and its Restricted Subsidiaries during such fiscal year, up to $5.0 million of the excess (the “Carry-Forward Amount”) may be carried forward and utilized to make Capital Expenditures in the immediately succeeding (but not in any subsequent) fiscal year. In determining compliance with this “Limitation on Capital Expenditures” covenant, any Capital Expenditure made by Holdings or its Restricted Subsidiaries in any fiscal year will be deemed to first apply towards the reduction of the amount of Capital Expenditures that may be made in respect of the Base Amount for such fiscal year prior to the reduction of the amount of Capital Expenditures that may be made in respect of the Carry-Forward Amount, if any.
Merger, Consolidation, Amalgamation or Sale of Assets
     (a) Holdings. Holdings shall not, in any transaction or series of related transactions amalgamate, consolidate with or merge with or into (whether or not Holdings survives), or sell, assign, convey, transfer, lease or otherwise dispose of (or cause or permit any Restricted Subsidiary of Holdings to sell, assign, transfer, lease, convey or otherwise dispose of) all or substantially all of its and its Restricted Subsidiaries, property and assets, taken as a whole, whether as an entirety or substantially as an entirety, to any Person, unless:
(1) either:
     (A) if the transaction or series of transactions is a consolidation of Holdings with or an amalgamation or merger of Holdings with or into any other Person, Holdings shall be the surviving Person of such amalgamation, merger or consolidation; or
     (B) the Person formed by any amalgamation, consolidation or merger with or into Holdings, or to which its properties and assets, as the case may be, are sold, assigned, conveyed, transferred, leased or otherwise disposed of as an entirety or substantially as an entirety shall be a corporation, partnership, limited liability company, trust or similar entity organized and existing under the laws of Bermuda, the United States, any state thereof, the District of Columbia or any country that is a member state of the Pre-Expansion European Union on the date of the Indenture (but excluding any jurisdictions where withholding or deduction on account of taxes on any payments made by the Issuers on the Notes would be required), and such Person shall expressly assume by (i) a supplemental indenture executed and delivered to the Trustee, in form satisfactory to the Trustee, all of the obligations of Holdings, under its Note Guarantee and the Indenture and, in each case, the Indenture, as so supplemented, shall remain in full force and effect and (ii) by amendment, supplement or other instrument (in form satisfactory to the Trustee and the Collateral Agent), executed and delivered to the Trustee, all obligations of Holdings under the Collateral Documents, and in connection therewith shall cause such instruments to be filed and recorded in such jurisdictions and take such other actions as may be required by applicable law to perfect or continue the perfection of the Lien (to the extent such collateral agreements require such Liens to be perfected) created under the Collateral Documents on the Collateral owned by or transferred to the surviving entity; and
     (2) immediately before and after giving effect to such transaction or series of transactions on a pro forma basis (including any Indebtedness Incurred or anticipated to be Incurred in connection with or in respect of such transaction or series of transactions), no Default or Event of Default shall have occurred and be continuing; and
     (3) at the time of such transaction and after giving pro forma effect thereto as if such transaction had occurred at the beginning of the applicable period (but without giving effect to the costs and expenses of such transaction), either
     (A) Holdings or the successor entity to Holdings would be permitted to Incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in paragraph (a) of the covenant described above under the caption “—Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock” or
     (B) the Fixed Charge Coverage Ratio for Holdings or the successor entity to Holdings would be greater than such ratio for Holdings immediately prior to such transaction.
The foregoing requirements shall not apply to any transaction or series of transactions involving the sale, assignment, conveyance, transfer, lease or other disposition of any properties or assets by any Restricted Subsidiary of Holdings (other than an Issuer) to any Guarantor or either Issuer, or the amalgamation, consolidation or merger of any Restricted Subsidiary with or into any other Guarantor or either Issuer, or solely with respect to such requirements that are contained in clauses (2) and (3) above, an amalgamation or merger between Holdings and an Affiliate newly incorporated solely for the purpose of converting or reforming Holdings in another jurisdiction.
In connection with any consolidation, amalgamation, merger, sale, assignment, conveyance, transfer, lease or other disposition contemplated by the foregoing provisions, Holdings shall deliver, or cause to be delivered, to the Trustee, in form satisfactory to the Trustee, an Officers’ Certificate stating that such consolidation, amalgamation, merger, sale, assignment, conveyance, transfer, lease or other disposition and the supplemental indenture, amendment, supplement or other instrument in respect thereof comply with the requirements of the Indenture and an Opinion of Counsel.
The successor entity shall succeed to, and be substituted for, and may exercise every right and power of the predecessor company under the Indenture, the Note Guarantee of Holdings and the other Indenture Documents, and the predecessor company shall (except in the case of a lease) be released from all its obligations and covenants under the Indenture, the Note Guarantee of Holdings and the other Indenture Documents.

     (b) The Issuers. Neither Issuer may, in any transaction or series of related transactions consolidate with or amalgamate or merge with or into (whether or not such Issuer survives), or sell, assign, convey, transfer, lease or otherwise dispose of all or substantially all of its and its Subsidiaries, property and assets, taken as a whole, whether as an entirety or substantially as an entirety, to any Person, unless:
(1) either:
     (A) if the transaction or series of transactions is a consolidation of such Issuer with or a merger or amalgamation of such Issuer with or into any other Person, such Issuer shall be the surviving Person of such merger, amalgamation or consolidation; or
     (B) the Person formed by any consolidation or merger with or into such Issuer, or to which its properties and assets, as the case may be, are sold, assigned, conveyed, transferred, leased or otherwise disposed of as an entirety or substantially as an entirety shall be a corporation, partnership, limited liability company, trust or similar entity organized and existing under the laws of the United States, any state thereof or the District of Columbia or in the case of the Bermuda Issuer, Bermuda or any country that is a member state of the Pre-Expansion European Union on the date of the Indenture (but excluding any jurisdictions where withholding or deduction on account of taxes on any payments made by the Issuers on the Notes would be required), and such Person shall expressly assume by (i) a supplemental indenture executed and delivered to the Trustee, in form satisfactory to the Trustee, all of the obligations of such Issuer, under the Notes and the Indenture and, in each case, the Indenture, as so supplemented, shall remain in full force and effect and (ii) by amendment, supplement or other instrument (in form satisfactory to the Trustee and the Collateral Agent), executed and delivered to the Trustee, all obligations of such Issuer under the Collateral Documents, and in connection therewith shall cause such instruments to be filed and recorded in such jurisdictions and take such other actions as may be required by applicable law to perfect or continue the perfection of the Lien (to the extent such collateral agreements require such Liens to be perfected) created under the Collateral Documents on the Collateral owned by or transferred to the surviving entity; and
     (2) immediately before and after giving effect to such transaction or series of transactions on a pro forma basis (including any Indebtedness Incurred or anticipated to be Incurred in connection with or in respect of such transaction or series of transactions), no Default or Event of Default shall have occurred and be continuing; and
     (3) at the time of such transaction and after giving pro forma effect thereto as if such transaction had occurred at the beginning of the applicable period (but without giving effect to the costs and expenses of such transaction), either
     (A) such Issuer or the successor entity to such Issuer would be permitted to Incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in paragraph (a) of the covenant described above under the caption “—Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock” or
     (B) the Fixed Charge Coverage Ratio for Holdings would be greater than such ratio for Holdings immediately prior to such transaction.
The foregoing requirements shall not apply to any transaction or series of transactions involving the sale, assignment, conveyance, transfer, lease or other disposition of any properties or assets by any Restricted Subsidiary of either Issuer to either Issuer or any Guarantor, or the consolidation or merger or amalgamation, of any such Restricted Subsidiary with or into either Issuer, or solely with respect to such requirements that are contained in clauses (2) and (3) above, an amalgamation or merger between an Issuer and an Affiliate newly incorporated solely for the purpose of converting or reforming such Issuer in another jurisdiction.
In connection with any consolidation, amalgamation, merger, sale, assignment, conveyance, transfer, lease or other disposition contemplated by the foregoing provisions, the applicable Issuer shall deliver, or cause to be delivered, to the Trustee, in form satisfactory to the Trustee, an Officers’ Certificate stating that such consolidation, merger, amalgamation, sale, assignment, conveyance, transfer, lease or other disposition and the supplemental indenture, amendment, supplement or other instrument in respect thereof comply with the requirements of the Indenture and an Opinion of Counsel.
The successor entity shall succeed to, and be substituted for, and may exercise every right and power of the predecessor company under the Indenture, the Notes issued by such Issuer and the other Indenture Documents, and the predecessor company shall (except in the case of a lease) be released from all its obligations and covenants under the Indenture, the Notes issued by such Issuer and the other Indenture Documents.
     (c) The Guarantors. Subject to certain limitations in the Indenture governing the release of a Guarantor that is a Restricted Subsidiary but not an Issuer upon the sale or disposition of such Guarantor, each Guarantor that is a Restricted Subsidiary but not an Issuer will not, in any transaction or series of related transactions merge, amalgamate or consolidate with or into (whether or not such Guarantor survives), or sell, assign, convey, transfer, lease or otherwise dispose of all or substantially all of its properties and assets to, any Person (other than an Issuer or another Guarantor), unless either:
(1) either:
     (A) if the transaction or series of transactions is a consolidation of such Guarantor with or a merger or amalgamation of such Guarantor with or into any other Person, such Guarantor shall be the surviving Person of such consolidation or merger or amalgamation; or
     (B) the Person formed by any consolidation or merger or amalgamation with or into such Guarantor, or to which all or substantially all of the properties and assets of such Guarantor and its Restricted Subsidiaries, taken as a whole, as the case may be, are sold, assigned, conveyed, transferred, leased or otherwise disposed of shall expressly assume by (i) a supplemental indenture executed and delivered to the Trustee, in form satisfactory to the Trustee, all of the obligations of such Guarantor under its Note Guarantee and the Indenture and, in each case, the Indenture, as so supplemented, shall remain in full force and effect and (ii) by amendment, supplement or other instrument (in form satisfactory to the Trustee and the Collateral Agent), executed and delivered to the Trustee, all obligations of such Guarantor under the Collateral Documents, and in connection therewith shall cause such instruments to be filed and recorded in such jurisdictions and take such other actions as may be required by applicable law to perfect or continue the perfection of the Lien (to the extent such collateral agreements require such Liens to be perfected) created under the Collateral Documents on the Collateral owned by or transferred to the surviving entity; or
     (2) the transaction is made in compliance with the covenant described under “—Repurchase at the Option of Holders—Asset Sales.”
The foregoing requirements shall not apply to any transaction or series of transactions involving the sale, assignment, conveyance, transfer, lease or other disposition of any properties or assets by any Restricted Subsidiary to any Guarantor or either Issuer, or the consolidation or merger or amalgamation of any Restricted Subsidiary with or into any Guarantor or either Issuer.
In connection with any consolidation, merger, amalgamation, sale, assignment, conveyance, transfer, lease or other disposition contemplated by clause (1) of the foregoing provisions, such Guarantor shall deliver, or cause to be delivered, to the Trustee, in form satisfactory to the Trustee, an Officers’ Certificate stating that such consolidation, merger, amalgamation, sale, assignment, conveyance, transfer, lease or other disposition and the supplemental indenture, amendment, supplement or other instrument in respect thereof comply with the requirements of the Indenture and an Opinion of Counsel.
The successor entity shall succeed to, and be substituted for, and may exercise every right and power of the predecessor company under the Indenture, the Note Guarantee and the other Indenture Documents, and the predecessor company shall (except in the case of a lease) be released from all its obligations and covenants under the Indenture, the Note Guarantee and the other Indenture Documents.
Transactions with Affiliates
Holdings shall not, and shall not permit any of its Restricted Subsidiaries to, directly or indirectly, make any payment to, or sell, lease, exchange, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any contract, agreement, understanding, loan, advance or Guarantee with, or for the benefit of, any Affiliate (each of the foregoing, an “Affiliate Transaction”), unless:
     (1) such Affiliate Transaction is on terms that are no less favorable to Holdings or the relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction at the time in an arm’s-length transaction with a person who was not an Affiliate; and
     (2) if such Affiliate Transaction involves an amount in excess of $5.0 million, the terms of the Affiliate Transaction are set forth in writing and a majority of the directors of Holdings disinterested with respect to such Affiliate Transaction have determined in good faith that the criteria set forth in clause (1) are satisfied and have approved the relevant Affiliate Transaction as evidenced by a resolution of the Board of Directors of Holdings set forth in an Officers’ Certificate; and
     (3) if such Affiliate Transaction or series of related Affiliate Transactions involves an amount in excess of $10.0 million, Holdings obtains an opinion issued by an accounting, appraisal or investment banking firm of national standing as to the fairness to the holders of such Affiliate Transaction from a financial point of view or that such Affiliate Transaction is no more restrictive to Holdings and its Restricted Subsidiaries than could reasonably be expected to be obtained at the time in an arm’s-length transaction with a person who was not an Affiliate.
The foregoing provisions shall not apply to the following:
     (a) any employment agreement, consulting agreement, noncompetition agreement, stock purchase or option agreement, bonus payment, collective bargaining agreement, employee benefit plan or arrangement (including, without limitation, vacation plans, health and life insurance plans, deferred compensation plans, and retirement or savings plans and similar plans), related trust agreements or other compensation plan or similar arrangements, in each case in respect of employees, officers, directors or consultants and entered into by Holdings or any of its Restricted Subsidiaries in the ordinary course of business of Holdings or such Restricted Subsidiary, and any payments or other transactions contemplated by any of the foregoing;
     (b) transactions exclusively between or among Holdings and/or its Restricted Subsidiaries; provided that such transactions are not otherwise prohibited by the Indenture;
     (c) any agreement existing on the date of the Indenture, as in effect on the date of the Indenture, and any modification, amendment or amendment and restatement thereto so long as such modification, amendment or amendment and restatement is not more disadvantageous, taken as a whole, to the holders of the Notes in any material respect;
     (d) reasonable compensation of, and indemnity arrangements in favor of, directors of Holdings and its Restricted Subsidiaries;

     (e) the issuance or sale of any Equity Interests (other than Disqualified Stock) of, or any contribution to the capital to, Holdings;
     (f) Restricted Payments that are permitted by the provisions of the Indenture described above under the caption “—Restricted Payments” and Permitted Investments of the type described in clause (8), (9) or (14) of the definition thereof;
     (g) transactions between or among Holdings, the Issuers and/or their Restricted Subsidiaries;
     (h) transactions with customers, clients, suppliers, or purchasers or sellers of goods or services (including original equipment manufacturer agreements or similar production agreements), in each case (i) in the ordinary course of business, (ii) consistent with past practice, (iii) otherwise in compliance with the terms of this Indenture and (iv) on terms that are no less favorable to Holdings or the relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction by Holdings or such Restricted Subsidiary with an unrelated Person, in each case, in the reasonable determination of the Board of Directors of Holdings or the senior management thereof;
     (i) any transaction on arm’s length terms with non-affiliates that become Affiliates as a result of such transaction;
     (j) so long as no Default or Event of Default has occurred and is continuing or would be caused thereby, cash payments to Investcorp International, Inc., MidOcean US Advisor, LP, MidOcean Capital Partners or any of their respective Affiliates (whether or not such Persons are Affiliates of Holdings) for any management, advisory, strategic planning and consulting services and related expenses not to exceed $100,000 in any fiscal year (provided, however, that any unused amounts in any fiscal year may be carried forward to one or more future periods) and $500,000 in the aggregate since the date of the Indenture and non-cash accruals related to such services and expenses;
     (k) the issuance to any Affiliate of Indebtedness permitted by clause (13) of the definition of “Permitted Debt,” so long as the terms of such Indebtedness are set forth in writing and a majority of the directors of Holdings disinterested with respect to the issuance of such Indebtedness have determined in good faith that the criteria set forth in clause (1) above are satisfied and have approved such Indebtedness; and
     (l) any Affiliate Transaction that, when taken together with all other related Affiliate Transactions, does not involve an amount exceeding $1.0 million.
Business Activities
Holdings shall not, and shall not permit any of its Restricted Subsidiaries to, engage in any business other than Similar Businesses, except to such extent as would not be material to Holdings and its Restricted Subsidiaries taken as a whole.
Payments for Consent
Holdings shall not, and shall not permit any of its Restricted Subsidiaries to, directly or indirectly, pay or cause to be paid any consideration to or for the benefit of any holder of Notes for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of the Notes or any other Indenture Document unless such consideration is offered to be paid and is paid to all holders of the Notes that consent, waive or agree to amend in the time frame set forth in the solicitation documents relating to such consent, waiver or agreement.
Sale and Leaseback Transactions
Holdings shall not, and shall not permit any of its Restricted Subsidiaries to, enter into any Sale and Leaseback Transaction with respect to any property unless:

     (1) Holdings or such Restricted Subsidiary would be entitled to (A) Incur Indebtedness in an amount equal to the Attributable Debt relating to such Sale and Leaseback Transaction pursuant to the covenant described above under the caption “—Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock” and (B) Incur a Lien on such property securing such Attributable Debt pursuant to the covenant described above under the caption “—Liens;”
     (2) the net proceeds of such Sale and Leaseback Transaction are at least equal to the Fair Market Value (as determined in good faith by the Board of Directors or as set forth in an Officers’ Certificate delivered to the Trustee) of the property that is the subject of such Sale and Leaseback Transaction; and
     (3) the transfer of assets in such Sale and Leaseback Transaction is permitted by, and Holdings or such Restricted Subsidiary, as the case may be, applies (or the Issuers apply) the Net Proceeds of such transaction in compliance with, the covenant described above under the caption “—Repurchase at the Option of Holders—Asset Sales.”
The foregoing provisions shall not apply to transactions among either Issuer, Holdings and any of the other Guarantors, between the Issuers, among the Guarantors or among Restricted Subsidiaries of Holdings that are not Guarantors.
Additional Subsidiary Guarantees
If (i) Holdings or any of its Restricted Subsidiaries shall acquire or create another Domestic Restricted Subsidiary after the date of the Indenture or (ii) any Foreign Restricted Subsidiary that is not then already a Guarantor Guarantees (or otherwise becomes liable for) Indebtedness of either Issuer or a Guarantor, then Holdings shall cause such Subsidiary to become a Guarantor and:
     (1) execute a joinder to the Note Guarantee, in accordance with the terms of the Indenture, pursuant to which such Subsidiary shall unconditionally guarantee, on a senior secured basis, all of each Issuer’s Obligations under the Indenture Documents on the terms set forth in the Indenture; provided, however, that if such Restricted Subsidiary is a CFC, it shall not be obligated to guarantee such Obligations of the U.S. Issuer unless such Indebtedness Guaranteed by such CFC is of the U.S. Issuer or a Domestic Restricted Subsidiary of Holdings;
     (2) execute and deliver to the Collateral Agent such amendments or supplements to the Collateral Documents necessary in order to grant to the Collateral Agent, for the benefit of the holders of the Notes, a perfected (to the extent such collateral agreements require such Liens to be perfected) first priority security interest in the Equity Interests of such Subsidiary, subject to Permitted Liens and the Intercreditor Agreement, which are owned by either Issuer or a Guarantor and are required to be pledged pursuant to the collateral agreements;
     (3) take such actions as are necessary to grant to the Collateral Agent for the benefit of the holders of the Notes a perfected (to the extent such collateral agreements require such Liens to be perfected) first priority security interest, subject to the Intercreditor Agreement, in the assets of such Subsidiary, other than Excluded Assets and subject to Permitted Prior Liens, including the filing of Uniform Commercial Code financing statements in such jurisdictions as may be required by the collateral agreements or by law or as may be reasonably requested by the Collateral Agent;
     (4) take such further action and execute and deliver such other documents specified in the Indenture Documents or otherwise reasonably requested by the Trustee or Collateral Agent to give effect to the foregoing; and
     (5) deliver to the Trustee an Opinion of Counsel that such joinder and any other documents required to be delivered have been duly authorized, executed and delivered by such Subsidiary and constitutes a legal, valid, binding and enforceable obligation of such Subsidiary and such other opinions regarding perfection of Liens on the assets of such Restricted Subsidiary as provided for in the Indenture.

The obligations of each additional Guarantor under its Note Guarantee are limited in a manner intended to prevent such Guarantee from constituting a fraudulent conveyance or fraudulent transfer under applicable law. See “Risk Factors—Risks Relating to the Units and the Notes—Fraudulent conveyance laws could void our obligations under the Notes and our obligations and those of Holdings and certain of our other affiliates under their guarantees of the Notes.”
Further Assurances
The Issuers and Holdings shall, and shall cause each other Guarantor to, at their sole cost and expense, (i) execute and deliver all such agreements and instruments as the Collateral Agent shall reasonably request to more fully or accurately describe the property intended to be Collateral or the obligations intended to be secured by the collateral agreements and (ii) file any such notice filings or other agreements or instruments as may be reasonably necessary under applicable law to perfect (and maintain the perfection and priority) the Liens created by the collateral agreements to the extent such collateral agreements require such Liens to be perfected, subject to Permitted Liens, at such times and at such places as may be required by law or as the Collateral Agent may reasonably request, in each case subject to the terms of the Collateral Documents.
Mortgages
Subject to the terms of the Intercreditor Agreement, and to the extent a Mortgage (as defined below) is required to secure any Super Priority Claims or the Second Priority Claims, Holdings shall, and shall cause its Restricted Subsidiaries to, promptly grant to the Collateral Agent, within 120 days of such requirement but, in any event, substantially concurrent with the time that Holdings or any of its Restricted Subsidiaries, as applicable, have granted such Mortgage to secure any Super Priority Claims or the Second Priority Claims, security interests, mortgages, deeds of trust or similar instruments (each, a “Mortgage”) in such owned real property of Holdings or any of its Restricted Subsidiaries as is owned as of the date of the Indenture or acquired thereafter by Holdings or any of its Restricted Subsidiaries, as additional security for the Indenture Obligations of the Issuers and the Guarantors; provided that any such Mortgage in property of a Foreign Restricted Subsidiary that is a CFC shall not secure the Indenture Obligations of the U.S. Issuer. Such Mortgages shall be granted pursuant to documentation substantially in the form of the documentation used with respect to Mortgages provided under the Second Lien Credit Facility and shall constitute valid and enforceable perfected Liens subject only to Permitted Liens; provided that in the case of Mortgages securing the Indenture Obligations, such Mortgages shall be administratively acceptable to the Collateral Agent and such Mortgages shall provide such exculpations and indemnities as shall be acceptable to the Collateral Agent. The Mortgages or instruments related thereto shall be duly recorded or filed in such manner and in such places as are required by law to establish, perfect, preserve and protect the Liens granted in favor of the Collateral Agent pursuant to the Mortgages and all taxes, fees and other charges payable in connection therewith shall be paid in full. If provided with respect to the Revolving Credit Facility or the Second Lien Credit Facility (or Permitted Refinancing Debt that refinanced any Second Lien Credit Facility), the Issuers shall provide the Collateral Agent with (a) a title policy with respect to each such Mortgage paid for by the Issuers, issued by a nationally recognized title insurance company, together with such endorsements, coinsurance and reinsurance as are provided with respect to the Revolving Credit Facility or the Second Lien Credit Facility (or Permitted Refinancing Debt that refinanced any Second Lien Credit Facility), insuring each Mortgage as a first lien on the relevant real property and subject only to Permitted Liens and (b) any surveys, certificates, opinions and other deliverables.
Reports
So long as any Notes are outstanding, Holdings will furnish to the holders of the Notes and the Trustee:
     (1) not later than (x) 120 days following the end of the fiscal year of Holdings ended February 28, 2010 and (y) 95 days following the end of each fiscal year of Holdings thereafter, an audited consolidated balance sheet, a statement of operations and comprehensive income, a statement of shareholders’ equity and a statement of cash flows (including notes thereto and consistent in form with the financial statements contained in this prospectus) of Holdings for such fiscal year, a “Management’s Discussion and Analysis of Financial Condition and Results of Operations” that describes the financial condition and results of operations of Holdings and its consolidated Subsidiaries (including, if applicable, either on the face of the financial statements or in the footnotes thereto or in Management’s Discussion and

Analysis of Financial Condition and Results of Operations, summary or capsule income statement and balance sheet information for and as of the end of the most recently completed fiscal year for any Unrestricted Subsidiaries of Holdings (on a consolidated basis), if any) and a report thereon by Holdings’ certified independent accountants;
     (2) not later than 50 days following the end of each of the first three fiscal quarters of Holdings, a consolidated balance sheet, a statement of operations and comprehensive income, a statement of shareholders’ equity and a statement of cash flows (including notes thereto and consistent in form with the financial statements contained in this prospectus) of Holdings for such fiscal quarter, and a “Management’s Discussion and Analysis of Financial Condition and Results of Operations” that describes the financial condition and results of operations of Holdings and its consolidated Subsidiaries (including, if applicable, either on the face of the financial statements or in the footnotes thereto or in Management’s Discussion and Analysis of Financial Condition and Results of Operations, summary or capsule income statement and balance sheet information for and as of the end of the most recently completed fiscal quarter for any Unrestricted Subsidiaries of Holdings (on a consolidated basis), if any); and
     (3) promptly from time to time after the occurrence of an event required to be therein reported pursuant to Items 1.01 (other than any agreement described in the second or third sentence of instruction 1 thereto), 1.02, 1.03, 2.01, 2.03, 2.04, 2.06, 3.03, 4.01, 4.02, 5.01 and 5.02 (other than pursuant to Item 5.02(c)(3), 5.02(d)(5) or 5.02(e)), the information that would be required to be filed with the SEC on Form 8-K if Holdings were required to file such reports, provided, however, that reports provided pursuant to clauses (1) and (2) above shall not be required to comply with (a) sections 302, 906 and 404 of the Sarbanes-Oxley Act of 2002 and Items 307, 308 and 402 of Regulation S-K, (b) Regulation G under the Exchange Act or Item 10(e) of Regulation S-K with respect to any “non-GAAP” financial information contained therein or (c) Rule 3-10 (except to the extent required under either such clause (1) or (2)) or 3-16 of Regulation S-X.
From and after the effective date of the exchange offer registration statement contemplated by the Registration Rights Agreement, notwithstanding that the Issuers may not be subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act, the Issuers will file with the SEC (to the extent the SEC will accept such filings) such annual reports and such information, documents and other reports as are specified in Sections 13 and 15(d) of the Exchange Act and as are or would be applicable to the Issuers, such information, documents and other reports to be so filed at the times specified for the filings of such information, documents and reports under such Sections and the availability of the same on the SEC’s EDGAR service (or its successor) shall be deemed to satisfy the Issuers’ obligations in the preceding paragraph.
Holdings will (a) distribute such information and such reports (as well as the details regarding the conference call described below) electronically to the Trustee, and (b) make them available, upon request, to any holder and to any beneficial owner of the Notes by posting such information and reports on IntraLinks or a comparable password protected online data system, which will require a confidentiality acknowledgement, and will make such information and reports readily available to any prospective investor, any securities analyst or any market maker in the Notes who (i) agrees to treat such information as confidential or (ii) accesses such information on IntraLinks or such comparable password protected online data system, which will require a confidentiality acknowledgment; provided that if such information is to be provided by means of IntraLinks or a comparable password protected online data system, then Holdings shall post such information thereon and make readily available any password or other login information to any such prospective investor, securities analyst or market maker. The availability of any of the foregoing information and reports on the SEC’s EDGAR filing system (or other successor electronic filing system) shall be deemed to satisfy Holdings’ delivery obligations with respect thereto.
Holdings will, for so long as any Notes remain outstanding, hold and participate in quarterly conference calls with the holders of the Notes, beneficial owners of the Notes and securities analysts who have provided the confidentiality acknowledgement referred to in the preceding paragraph, to discuss such financial information no later than ten business days after (a) distribution of such financial information or (b) if filed on the SEC’s EDGAR filing system (or other successor electronic system), the date such financial information is so filed. Neither the Trustee nor the Collateral Agent shall be required to participate in any such conference calls.

Holdings will also, for so long as any Notes remain outstanding, furnish or cause to be furnished to the holders of the Notes, beneficial owners of the Notes, securities analysts and prospective investors upon request the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.
Agent for Service of Process
The U.S. Issuer and each Guarantor that is a Domestic Restricted Subsidiary have irrevocably submitted to the non-exclusive jurisdiction of any United States Federal or New York State court located in the Borough of Manhattan, The City of New York in connection with any suit, action or proceeding arising out of, or relating to the Notes, the Note Guarantees, the Indenture, the other Indenture Documents or any transaction contemplated thereby. The Bermuda Issuer, Holdings and each other Guarantor that is a Foreign Restricted Subsidiary have irrevocably (1) submitted to the non-exclusive jurisdiction of any United States Federal or New York State court located in the Borough of Manhattan, The City of New York in connection with any suit, action or proceeding arising out of, or relating to the Notes, the Note Guarantees, the Indenture, the other Indenture Documents or any transaction contemplated thereby and (2) designated and appointed National Registered Agents, Inc., 440 Ninth Avenue, New York, New York 10001, as its authorized agent for receipt of service of process in any such suit, action or proceeding.
Events of Default and Remedies
An Event of Default occurs under the Indenture if any of the following events occurs:
     (1) default for 30 days in the payment when due of interest on the Notes;
     (2) default in payment when due of the principal, or premium, if any, of any Note when due at maturity, upon optional redemption, upon required offer to purchase (including a default in payment resulting from the failure to make a required offer to purchase), upon acceleration or otherwise;
     (3) failure to perform any other covenant or agreement of either Issuer, Holdings or any of its other Restricted Subsidiaries under the Indenture Documents for 60 days after written notice to the Issuers by the Trustee or to the Issuers and the Trustee by the holders of at least 25% in aggregate principal amount of the Notes then outstanding;
     (4) default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by Holdings or any of its Restricted Subsidiaries (or the payment of which is Guaranteed by Holdings or any of its Restricted Subsidiaries) whether such Indebtedness or Guarantee now exists, or is created after the date of the Indenture, which default (A) is caused by a failure to pay principal of or premium, if any, or interest on such Indebtedness on or prior to the expiration of the grace period provided in such Indebtedness on the date of such default (a “Payment Default”) or (B) results in the acceleration of such Indebtedness prior to its express maturity and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a Payment Default or the maturity of which has been so accelerated, aggregates in excess of $10.0 million (or its foreign currency equivalent);
     (5) failure by either Issuer, Holdings or any of its other Restricted Subsidiaries to pay final judgments which are non-appealable aggregating in excess of $10.0 million (or its foreign currency equivalent), which judgments are not paid, discharged or stayed for a period of 60 days following such judgment becoming final, and in the event such judgment is covered by insurance, any enforcement proceeding has been commenced by any creditor upon such judgment or decree which is not promptly stayed;
     (6) any Collateral Document at any time for any reason shall cease to be in full force and effect in all material respects, or ceases to give the Collateral Agent the Liens, rights, powers and privileges purported to be created thereby, superior to and prior to the rights of all third Persons other than the holders of Permitted Prior Liens; provided that in each case, such cessation, individually or in the aggregate, results in Collateral having a Fair Market Value in excess of $5.0 million not being subject to a valid, perfected (to the extent such collateral agreements require such Liens to be perfected) security interest in favor of the Collateral Agent prior to the rights of all third Persons other than the holders of Permitted Prior Liens;
     (7) except as expressly permitted by the Indenture, any Indenture Document shall be held in any judicial proceeding to be unenforceable or invalid or shall cease for any reason to be in full force and effect or either Issuer or any Guarantor, or any Person acting on behalf of either Issuer or any Guarantor, shall deny or disaffirm its obligations under any Indenture Document;
     (8) certain events of bankruptcy or insolvency with respect to either Issuer, Holdings, any of its Significant Subsidiaries or any group of Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary; and
     (9) the aggregate principal amount of all outstanding loans and unreimbursed reimbursement obligations, if any, under the Revolving Credit Facility shall exceed $15.0 million immediately following the consummation of any Excess Cash Flow Offer.
If any Event of Default occurs and is continuing, the Trustee or the holders of at least 25% in aggregate principal amount of the then outstanding Notes may declare all the Notes to be due and payable immediately. Notwithstanding the foregoing, in the case of an Event of Default arising from certain events of bankruptcy or insolvency with respect to either Issuer, Holdings, any Significant Subsidiary or any group of Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary, all outstanding Notes will become due and payable without further action or notice. Holders of the Notes may not enforce the Indenture or the Notes except as provided in the Indenture. Subject to certain limitations, holders of at least a majority in aggregate principal amount of the then outstanding Notes may direct the Trustee in its exercise of any trust or power. The Trustee may withhold from holders of the Notes notice of any continuing Default or Event of Default (except a Default or Event of Default relating to the payment of principal, premium, if any, or interest) if it determines that withholding notice is in their interest.
The holders of at least a majority in aggregate principal amount of the Notes then outstanding by notice to the Trustee may on behalf of the holders of all of the Notes waive any existing Default or Event of Default and its consequences under the Indenture except a continuing Default or Event of Default in the payment of principal, premium, if any, or interest on the Notes (except a rescission of acceleration of the Notes by the holders of at least a majority in aggregate principal amount of the then outstanding Notes and a waiver of the payment default that resulted from such acceleration).
The Issuers are required to deliver to the Trustee annually a statement regarding compliance with the Indenture and the other Indenture Documents and the Issuers are required, upon becoming aware of any Default or Event of Default, to deliver to the Trustee a statement specifying such Default or Event of Default.
No Personal Liability of Directors, Officers, Employees and Stockholders
No past, present or future director, officer, employee, member, incorporator or stockholder of Holdings, either Issuer or any other Guarantor, as such, shall have any liability for any obligations of Holdings, such Issuer or such Guarantor, as the case may be, under the Indenture Documents, or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each holder of Notes by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for the issuance of the Notes. Such waiver may not be effective to waive liabilities under the U.S. federal securities laws or other corporate laws, and it is the view of the SEC that such a waiver is against public policy.
English Language
The Indenture and all other Indenture Documents shall be in the English language, except as required by applicable Law (in which event certified English translations thereof shall be provided by the Issuers to the Trustee and the

Collateral Agent). All documents, certificates, reports or notices to be delivered or communications to be given or made by any party thereto pursuant to the terms of the Indenture or any other Indenture Document shall be in the English language or, if originally written in another language, shall be accompanied by an accurate English translation upon which the parties thereto shall have the right to rely for all purposes of the Indenture and the other Indenture Documents.
Governing Law
The Indenture Documents are governed by, and construed in accordance with, the laws of the State of New York without regard to the conflict of laws principles thereof.
Satisfaction and Discharge
The Indenture shall be discharged and shall cease to be of further effect (except as to surviving rights and immunities of the Trustee and rights of registration and transfer, exchange or replacement of Notes, as expressly provided for in the Indenture) as to all outstanding Notes if:
     (a) (1) the Issuers will have paid or caused to be paid the principal of, premium, if any, and interest as and when the same will have become due and payable, (2) all outstanding Notes (except lost, stolen or destroyed Notes which have been replaced or paid) have been delivered to the Trustee for cancellation or (3) an irrevocable notice of redemption has been delivered in accordance with the terms of the Indenture with respect to all outstanding Notes and the Issuers have made an irrevocable deposit with the Trustee, in trust of cash in U.S. dollars, non-callable U.S. Government Obligations, the scheduled payments of principal of and interest thereon which will be sufficient, or a combination thereof, in such amounts as will be sufficient (and, if any U.S. Government Obligations are so deposited, sufficient in the opinion of a nationally recognized investment bank, appraisal firm or firm of independent certified public accountants) to pay the principal or premium, if any, and interest on the outstanding Notes on the applicable redemption date;
     (b) the Issuers and the Guarantors have paid all other sums payable by them under the Indenture and the other Indenture Documents; and
     (c) the Issuers have delivered an Officers’ Certificate and an Opinion of Counsel stating that all conditions have been met.
Defeasance
At the Issuers’ option:
     (1) if applicable, the Issuers’ will be discharged from any and all obligations in respect of the outstanding Notes; or
     (2) if applicable, the Issuers’, Holdings and its other Restricted Subsidiaries may omit to comply with certain restrictive covenants, and that such omission shall not be deemed to be a Default or an Event of Default under the Notes, the Indenture and the other Indenture Documents;
in either case (1) or (2) upon irrevocable deposit with the Trustee, in trust, of cash in U.S. dollars, non-callable U.S. Government Obligations, the scheduled payments of principal of and interest thereon which will be sufficient, or a combination thereof, in such amounts as will be sufficient, in the opinion of a nationally recognized investment bank, appraisal firm or firm of independent certified public accountants, to pay the principal of, premium, if any, and interest on the outstanding Notes on the Stated Maturity or on the applicable redemption date, as the case may be, and the Issuers’ must specify whether the Notes are being defeased to Stated Maturity or to a particular redemption date. With respect to clause (2), the obligations under the Indenture (other than with respect to such covenants) and the Events of Default (other than the Events of Default relating to such covenants) shall remain in full force and effect.

Such trust may only be established if, among other things:
     (a) with respect to clause (1), the Issuers shall have delivered to the Trustee an Opinion of Counsel confirming that (A) the Issuers have received from, or there has been published by, the Internal Revenue Service a ruling or (B) since the date of the Indenture, there has been a change in the applicable United States federal income tax law, in either case to the effect that, and based thereon such Opinion of Counsel shall confirm that, the holders of the outstanding Notes will not recognize income, gain or loss for federal income tax purposes as a result of such deposit, defeasance and discharge and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such deposit, defeasance and discharge had not occurred; or, with respect to clause (2), the Issuers shall have delivered to the Trustee an Opinion of Counsel in the United States reasonably acceptable to the Trustee confirming that the holders of the outstanding Notes will not recognize income, gain or loss for United States federal income tax purposes as a result of such deposit and defeasance and will be subject to United States federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such deposit and defeasance had not occurred;
     (b) no Default or Event of Default shall have occurred and be continuing on the date of such deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit or the granting of any Liens in respect thereof) or insofar as Events of Default from bankruptcy or insolvency events are concerned, at any time in the period ending on the 91st day after the date of deposit;
     (c) such deposit, defeasance and discharge or deposit and defeasance will not result in a breach or violation of, or constitute a default under, any material agreement or instrument (other than the Indenture) to which either Issuer, Holdings or any of its Restricted Subsidiaries is a party or by which either Issuer, Holdings or any of its Restricted Subsidiaries is bound;
     (d) the Issuers must have delivered to the Trustee an Opinion of Counsel to the effect that after the 91st day following the deposit, the trust funds will not be avoidable as a preferential transfer under any applicable bankruptcy, insolvency, reorganization or similar laws affecting creditors’ rights generally;
     (e) the Issuers must have delivered to the Trustee an Officers’ Certificate stating that the deposit was not made by either Issuer with the intent of preferring the holders of the Notes over the other creditors of such Issuer or with the intent of defeating, hindering, delaying or defrauding creditors of such Issuer or others; and
     (f) the Issuers must have delivered to the Trustee an Officers’ Certificate and an Opinion of Counsel, each stating that all conditions precedent provided for in the Indenture relating to the deposit, defeasance and discharge or the deposit and defeasance have been complied with.
Transfer and Exchange
A holder may transfer or exchange Notes in accordance with the Indenture. Upon any transfer or exchange, the registrar of the Notes and the Trustee may require a holder, among other things, to furnish appropriate endorsements and transfer documents and the Issuers may require a holder to pay any taxes and fees required by law or permitted by the Indenture. Neither Issuer is required to transfer or exchange any Note selected for redemption. Also, neither Issuer is required to transfer or exchange any Note for a period of 15 days before a selection of Notes to be redeemed. The registered holder of a Note will be treated as the owner of it for all purposes (subject to the record date provisions of the Notes).
Amendment, Supplement and Waiver
Except as provided below, the Indenture Documents may be amended or supplemented with the consent of the holders of at least a majority in aggregate principal amount of the Notes then outstanding (including consents obtained in connection with a purchase of, or tender offer or exchange offer for, the Notes), and any existing default or compliance with any provision of the Indenture Documents may be waived with the consent of the holders of at least a majority in aggregate principal amount of the then outstanding Notes (including consents obtained in connection with purchase of, or tender offer or exchange offer for, the Notes).
Without the consent of each holder affected, an amendment or waiver may not (with respect to any Notes held by a non-consenting holder):
     (1) reduce the principal amount of Notes whose holders must consent to an amendment, supplement or waiver;
     (2) reduce the principal of, premium, if any, or change the fixed maturity of any Note or alter the provisions with respect to the redemption of the Notes (other than provisions relating to the covenants described above under the caption “—Repurchase at the Option of Holders” prior to the time at which an obligation to make such an offer has arisen);
     (3) reduce the rate of or change the time for payment of interest on any Note;
     (4) waive a Default in the payment of principal of, premium, if any, or interest on the Notes (except a rescission of acceleration of the Notes by the holders of at least a majority in aggregate principal amount of the then outstanding Notes and a waiver of the payment default that resulted from such acceleration);
     (5) make any Note payable in money other than that stated in the Notes;
     (6) make any change in the provisions of the Indenture relating to waivers of past Defaults or the rights of holders of Notes to receive payments of principal of, premium, if any, or interest on the Notes;
     (7) release any Guarantor (other than either Issuer) that is a Significant Subsidiary or any group of Guarantors (other than a group including either Issuer) that, taken together, would constitute a Significant Subsidiary from any of its or their obligations under its or their Note Guarantee(s) or the Indenture, except in accordance with the terms of the Indenture;
     (8) make any change in the provisions described under “—Additional Amounts” that adversely affects the rights of any holder of a Note or beneficial owner thereof or amend the terms of any Note or the Indenture in a way that would result in the loss of an exemption from any of the Taxes described thereunder; or
     (9) make any change in the foregoing or succeeding amendment and waiver provisions.
In addition, any amendment to, or waiver of, the provisions of the Indenture Documents that has the effect of releasing all or substantially all of the Collateral from the Liens securing the Notes will require the consent of the holders of at least 66 2/3% in aggregate principal amount of the Notes then outstanding.
Notwithstanding the foregoing, without the consent of any holder of Notes, the Issuers and the Trustee may amend or supplement the Indenture Documents to:
     (1) cure any ambiguity, defect or inconsistency or to make a modification of a formal, minor or technical nature or to correct a manifest error;
     (2) provide for uncertificated Notes in addition to or in place of certificated Notes;
     (3) comply with the covenant relating to mergers, amalgamations, consolidations and sales of assets;

     (4) provide for the assumption of either Issuer’s or any Guarantor’s obligations to holders of Notes in the case of a merger, amalgamation or consolidation or sale of all or substantially all of the assets of such Person;
     (5) add Guarantees with respect to the Notes or to secure the Notes;
     (6) add to the covenants of either Issuer or any Guarantor for the benefit of the holders of the Notes or surrender any right or power conferred upon either Issuer or any Guarantor;
     (7) make any change that would provide any additional rights or benefits to the holders of Notes or that does not adversely affect the legal rights under the Indenture Documents of any such holder;
     (8) comply with requirements of the SEC in order to effect or maintain the qualification of the Indenture under the Trust Indenture Act of 1939, as amended;
     (9) (i) enter into additional or supplemental Collateral Documents or (ii) release Collateral in accordance with the terms of the Indenture and the Collateral Documents;
     (10) evidence and provide for the acceptance and appointment under the Indenture of a successor trustee pursuant to the requirements thereof;
     (11) make any amendment to the provisions of the Indenture relating to the transfer and legending of Notes as permitted by the Indenture, including to facilitate the issuance and administration of the Notes; provided, however, that (i) compliance with the Indenture as so amended would not result in Notes being transferred in violation of the Securities Act or any applicable securities law and (ii) such amendment does not materially and adversely affect the rights of holders to transfer Notes;
     (12) to provide for or confirm the issuance of Additional Notes in accordance with the terms of the Indenture;
     (13) to conform the text of the Indenture or any of the other Indenture Documents to any provision of this “Description of the New Notes” to the extent that such provision in this “Description of the New Notes” was intended to be a recitation of a provision of the Indenture or any of the other Indenture Documents, as evidenced by an Officers’ Certificate; or
     (14) release a Guarantor and/or Collateral in accordance with the Indenture.
The consent of holders is not necessary under the Indenture to approve the particular form of any proposed amendment. It is sufficient if such consent approves the substance of the proposed amendment.
After an amendment under the Indenture becomes effective, the Issuers are required to mail to holders of the Notes a notice briefly describing such amendment. However, the failure to give such notice to all holders of the Notes, or any defect therein, will not impair or affect the validity of the amendment.
Concerning the Trustee
The Bank of New York Mellon Trust Company, N.A., the Trustee under the Indenture, is the exchange agent and registrar for the New Notes and the Collateral Agent under the Security Agreement. The Indenture contains certain limitations on the rights of the Trustee, should it become a creditor of either Issuer, to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The Trustee is permitted to engage in other transactions; provided, however, that if it acquires any conflicting interest it must eliminate such conflict within 90 days or resign.
The holders of at least a majority in aggregate principal amount of the then outstanding Notes have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee, subject to certain exceptions. If an Event of Default shall occur (which shall not be cured), the Trustee is required, in the exercise of its power, to use the degree of care of a prudent man in the conduct of his own affairs. Subject to such provisions, the Trustee is under no obligation to exercise any of its rights or powers under the Indenture at the request or direction of any holder of the Notes, unless such holder shall have offered to the Trustee security and indemnity satisfactory to it against any loss, liability or expense and then only to the extent required by the terms of the Indenture.
Book-Entry, Delivery and Form
The New Notes will be issued in registered, global form in minimum denominations of $2,000 and integral multiples of $10 in excess thereof. The New Units will be issued at the closing of this Exchange Offer only in exchange for and against delivery of Outstanding Units.
The New U.S. Notes and the New Bermuda Notes comprising each New Unit will not be separable and will be transferable only as a Unit, except as described above in “Description of the New Units.” Upon the occurrence of a Notes Separation Event, the New Notes underlying the New Units will be separately traded. As used herein, “Security” means a Unit or a Note, and “New Security” means a New Unit or a New Note, each as the context may require.
Except as set forth below, the New Units will be issued in registered, global form in minimum denominations of five Units. The New Units will initially be represented by one or more Units in registered, global form without interest coupons (the “Global Units”). The New Units will be deposited upon issuance with the Trustee as custodian for The Depository Trust Company (“DTC”) and registered in the name of DTC or its nominee, in each case, for credit to an account of a direct or indirect participant in DTC as described below.
Upon the occurrence of a separation of the Global Units, the New Notes will be represented by one or more Notes in registered, global form without interest coupons (the “Global Notes”). The Global Notes will be deposited upon issuance with the Trustee as custodian for DTC and registered in the name of DTC or its nominee, in each case, for credit to an account of a direct or indirect participant in DTC as described below. As used herein, “Global Security” means a Global Unit or a Global Note.
Except as set forth below, the Global Securities may be transferred, in whole and not in part, only to DTC or another nominee of DTC or to a successor of DTC or its nominee. Beneficial interests in the Global Securities may not be exchanged for Securities in certificated form except in the limited circumstances described below. See “—Exchange of Global Securities for Certificated Securities.” Except in the limited circumstances described below, owners of beneficial interests in the Global Securities will not be entitled to receive physical delivery of Securities in certificated form.
Transfers of beneficial interests in the Global Securities will be subject to the applicable rules and procedures of DTC and its direct and indirect participants (including, if applicable, those of Euroclear and Clearstream), which may change from time to time.
Depository Procedures
The following description of the operations and procedures of DTC, Euroclear and Clearstream are provided solely as a matter of convenience. These operations and procedures are solely within the control of the respective settlement systems and are subject to change by them. The Issuers, the Guarantors and the Trustee take no responsibility for these operations and procedures and urges investors to contact the system or their participants directly to discuss these matters.
DTC has advised the Issuers that DTC is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code and a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act. DTC was created to hold securities for its participating organizations and to facilitate the clearance and settlement of transactions in those securities between such participants through electronic book-entry changes in accounts of its participants. The participants include securities brokers and dealers (including the initial purchaser), banks, trust companies, clearing corporations and certain other organizations. Access to DTC’s system is also available to other entities such as banks, brokers and dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly. Persons who are not participants may beneficially own securities held by or on behalf of DTC only through participants or indirect participants of DTC. The ownership interests in, and transfers of ownership interests in, each security held by or on behalf of DTC are recorded on the records of its participants and indirect participants.
DTC has also advised the Issuers that, pursuant to procedures established by it:
     (1) upon deposit of the Global Units, DTC will credit the accounts of the participants designated by the initial purchaser with portions of the principal amount of the Global Units; and
     (2) ownership of interests in the Global Securities will be shown on, and the transfer of ownership of these interests will be effected only through, records maintained by DTC (with respect to participants) or by participants and indirect participants (with respect to other owners of beneficial interest in the Global Securities).
All interests in Global Securities, including those held through Euroclear or Clearstream, may be subject to the procedures and requirements of DTC. Those interests held through Euroclear or Clearstream may also be subject to the procedures and requirements of such systems. The laws of some states require that certain persons take physical delivery in definitive form of securities that they own. Consequently, the ability to transfer beneficial interests in Global Securities to such persons will be limited to that extent. Because DTC can act only on behalf of participants, which in turn act on behalf of indirect participants, the ability of a person holding a beneficial interest in a Global Security to pledge such interest to persons that do not participate in the DTC system, or otherwise take actions in respect of such interest, may be affected by the lack of a physical certificate evidencing such interest.
Except as described below, owners of interests in the Global Securities will not have New Units or New Notes registered in their names, will not receive physical delivery of Units or Notes in certificated form and will not be considered the registered owners or holders thereof under the Indenture for any purpose.
Payments in respect of the principal of, premium, if any, and interest on a Global Security registered in the name of DTC or its nominee will be payable to DTC in its capacity as the registered holder thereof. Under the terms of the Indenture, the Issuers and the Trustee will treat the persons in whose names the Securities, including the Global Securities, are registered as the owners of the such Securities for the purpose of receiving payments and for all other purposes. Consequently, neither the Issuers, the Trustee nor any agent of the Issuers or the Trustee has or will have any responsibility or liability for:
(1)	any aspect of DTC’s records or any participant’s or indirect participant’s records relating to or payments made on account of beneficial ownership interest in the Global Securities or for maintaining, supervising or reviewing any of DTC’s records or any participant’s or indirect participant’s records relating to beneficial ownership interests in the Global Securities; or

(2)	any other matter relating to the actions and practices of DTC or any of its participants or indirect participants.
DTC has advised the Issuers that its current practice, upon receipt of any payment in respect of securities such as the Securities (including principal and interest), is to credit the accounts of the relevant participants with the payment on the payment date unless DTC has reason to believe it will not receive payment on such payment date. Each relevant participant is credited with an amount proportionate to its beneficial ownership of an interest in the principal amount of the relevant security as shown on the records of DTC. Payments by participants and indirect participants to beneficial owners of Securities will be governed by standing instructions and customary practices and will be the responsibility of such participants or indirect participants and will not be the responsibility of DTC, the Issuers, the

Guarantors or the Trustee. Neither the Issuers nor the Guarantors nor the Trustee will be liable for any delay by DTC or any participants or indirect participants in identifying the beneficial owners of the Securities, and the Issuers, the Guarantors and the Trustee may conclusively rely on and will be protected in relying on instructions from DTC or its nominee for all purposes.
Subject to the transfer restrictions set forth under “Notice to Investors,” transfers between participants will be effected in accordance with DTC’s procedures, and will be settled in same-day funds, and transfers between participants in Euroclear and Clearstream will be effected in accordance with their respective rules and operating procedures.
Subject to compliance with the transfer restrictions applicable to the Securities described herein, cross-market transfers between participants of DTC, on the one hand, and participants of Euroclear or Clearstream, on the other hand, will be effected through DTC in accordance with DTC’s rules on behalf of Euroclear or Clearstream, as the case may be, by their respective depositaries; however, such cross-market transactions will require delivery of instructions to Euroclear or Clearstream, as the case may be, by the counterparty in such system in accordance with the rules and procedures and within the established deadlines of such system. Euroclear or Clearstream, as the case may be, will, if the transaction meets its settlement requirements, deliver instructions to its respective depositary to take action to effect final settlement on its behalf by delivering or receiving interests in the relevant Global Security in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Euroclear participants and Clearstream participants may not deliver instructions directly to the depositaries for Euroclear or Clearstream.
DTC has advised the Issuers that it will take any action permitted to be taken by a holder of Securities only at the direction of one or more participants to whose account DTC has credited the interests in the Global Securities and only in respect of such portion of the aggregate principal amount of the Securities as to which such participant or participants has or have given such direction. However, if there is an Event of Default under the Notes, DTC reserves the right to exchange the Global Securities for Securities in certificated form, and to distribute such Securities to its participants.
Exchange of Global Securities for Certificated Securities
A Global Unit is exchangeable for definitive New Units in registered certificated form (“Certificated Units”) and a Global Note is exchangeable for definitive New Notes in registered certificated form (“Certificated Notes” and, together with the Certificated Units, the “Certificated Securities”) if:
     (1) DTC (a) notifies the Issuers that it is unwilling or unable to continue as depositary for the Global Security or (b) has ceased to be a clearing agency registered under the Exchange Act and, in either case, the Issuers fail to appoint a successor depositary within 90 days thereafter;
     (2) the Issuers, at their option and subject to DTC’s procedures, notify the Trustee in writing that it elects to cause the issuance of Certificated Securities; provided that in no event shall a Regulation S Temporary Global Security be exchanged for Certificated Securities prior to (a) the expiration of the Restricted Period and (b) the receipt of any certificates required under the provisions of Regulation S; or
     (3) there has occurred and is continuing a Default or Event of Default with respect to the Notes.
In all cases, Certificated Securities delivered in exchange for any Global Security or beneficial interests in Global Securities will be registered in the names, and issued in any approved denominations, requested by or on behalf of DTC (in accordance with its customary procedures) and will bear the applicable restrictive legend referred to in “Notice to Investors,” unless that legend is not required by applicable law.

Exchange of Certificated Securities for Global Securities
Certificated Securities may not be exchanged for beneficial interests in any Global Security unless the transferor first delivers to the Trustee a written certificate (in the form provided in the Indenture) to the effect that such transfer will comply with the appropriate transfer restrictions applicable to such Securities. See “Notice to Investors.”
Same Day Settlement and Payment
The Issuers will make payments in respect of any Securities represented by a Global Security (including principal, premium, if any, and interest) by wire transfer of immediately available funds to the account or accounts specified by DTC or its nominee as the registered holder of such Global Security. The Issuers will make all payments of principal, premium, if any, and interest with respect to the Certificated Securities in accordance with the terms of the Indenture or, if no such account is specified, by mailing a check to each such holder’s registered address. The New Securities represented by the Global Securities are expected to be eligible to trade in DTC’s Same-Day Funds Settlement System, and any permitted secondary market trading activity in such New Securities will, therefore, be required by DTC to be settled in immediately available funds.
Because of time zone differences, the securities account of a Euroclear or Clearstream participant purchasing an interest in a Global Security from a participant of DTC will be credited, and any crediting will be reported to the relevant Euroclear or Clearstream participant, during the securities settlement processing day (which must be a business day for Euroclear and Clearstream) immediately following the settlement date of DTC. DTC has advised the Issuers that cash received in Euroclear or Clearstream as a result of sales of interests in a Global Security by or through a Euroclear or Clearstream participant to a participant of DTC will be received with value on the settlement date of DTC but will be available in the relevant Euroclear or Clearstream cash account only as of the business day for Euroclear or Clearstream following DTC’s settlement date.
Certain Definitions
Set forth below are certain defined terms used in the Indenture. Reference is made to the Indenture for a full disclosure of all such terms, as well as any other capitalized terms used herein for which no definition is provided.
“Acquired Debt” means with respect to any specified Person:
     (1) Indebtedness of any other Person existing at the time such other Person was merged with or into or became a Subsidiary of such specified Person, including Indebtedness Incurred in connection with, or in contemplation of, such other Person merging with or into or becoming a Subsidiary of such specified Person; and
     (2) Indebtedness secured by a Lien encumbering any asset acquired by such specified Person at the time such asset is acquired by such specified Person.
“Additional Interest” means all additional interest then owing pursuant to the Registration Rights Agreement.
“Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise.
“Asset Sale” means:
     (1) the sale, lease (other than operating leases in the ordinary course of business), transfer, conveyance or other disposition by Holdings or any of its Restricted Subsidiaries of any assets (including by way of a Sale and Leaseback Transaction); provided that the sale, lease, transfer, conveyance or other disposition of all or substantially all of the assets of Holdings and its Restricted Subsidiaries taken as a whole will be governed by the provisions of the Indenture described above under the caption “—Repurchase at the Option of Holders— Change of Control” and/or the provisions described under the caption “—Certain Covenants—Merger, Consolidation, Amalgamatíon or Sale of Assets” and not by the provisions described under the caption “—Repurchase at the Option of Holders—Asset Sales;”
     (2) the issue or sale by Holdings or any of its Restricted Subsidiaries of Equity Interests of any of Holdings’ Restricted Subsidiaries; and
     (3) an Event of Loss, to the extent such Event of Loss would also trigger a prepayment of Indebtedness outstanding under the Second Lien Credit Facility or any Permitted Refinancing Debt that refinances any Second Lien Credit Facility or any such Permitted Refinancing Debt.
In the case of either clause (1), (2) or (3), whether in a single transaction or a series of related transactions:
     (A) that have a Fair Market Value in excess of $2.0 million; or
     (B) for Net Proceeds in excess of $2.0 million.
Notwithstanding the foregoing, none of the following will be deemed to be an Asset Sale:
     (1) a transfer of assets (a) to either Issuer or any Guarantor or (b) by a Foreign Restricted Subsidiary that is not a Guarantor to another Foreign Restricted Subsidiary;
     (2) an issuance of Equity Interests by a Restricted Subsidiary to Holdings or to a Restricted Subsidiary of Holdings;
     (3) For purposes of the covenant described above under the caption “—Repurchase at the Option of Holders—Asset Sales” only, a Restricted Payment that is permitted by the covenant described above under the caption “—Certain Covenants—Restricted Payments” or a Permitted Investment;
     (4) the Incurrence of Permitted Liens and the disposition of assets subject to such Liens by or on behalf of the Person holding such Liens;
     (5) the sale, transfer or other disposition of overdue and delinquent accounts in the ordinary course of business consistent with past practice;
     (6) any disposition of cash or Cash Equivalents;
     (7) the lease, assignment or sub-lease of any property in the ordinary course of business;
     (8) any surrender or waiver of contract rights or the settlement, release or surrender of contract rights or other litigation claims in the ordinary course of business;
     (9) sales of assets that have become worn out, obsolete or damaged or otherwise unsuitable or uneconomic for use in connection with the business of Holdings or any of its Restricted Subsidiaries;
     (10) the license of patents, trademarks, copyrights and know-how to third Persons in the ordinary course of business; and
     (11) sales of interests in Unrestricted Subsidiaries.
“Attributable Debt” in respect of a Sale and Leaseback Transaction means, at the time of determination, the present value (discounted at the rate of interest implicit in such transaction, determined in accordance with GAAP) of the total obligations of the lessee for net rental payments during the remaining term of the lease included in such Sale and Leaseback Transaction (including any period for which such lease has been extended or may, at the option of the lessor, be extended; provided, however, if such sale and leaseback transaction results in a Capital Lease Obligation, the amount of Indebtedness represented thereby will be determined in accordance with the definition of Capital Lease Obligation).
“Bankruptcy Code” means Title 11 of the United States Code entitled “Bankruptcy,” as now and hereafter in effect, or any successor statute.
“Capital Expenditures” means, for any period, the sum of:
     (1) the aggregate amount of all expenditures of Holdings and its Restricted Subsidiaries for fixed or capital assets made during such period which, in accordance with GAAP, would be classified as capital expenditures; and
     (2) the aggregate amount of all Capital Lease Obligations of Holdings and its Restricted Subsidiaries payable during such period.
“Capital Lease Obligation” of any Person means the obligations of such Person to pay rent or other amounts under a lease of (or other Indebtedness arrangements conveying the right to use) real or personal property which are required to be classified and accounted for as a capital lease or a liability on the face of a balance sheet of such Person determined in accordance with GAAP and the amount of such obligations shall be the capitalized amount thereof in accordance with GAAP and the stated maturity thereof shall be the date of the last payment of rent or any other amount due under such lease or other arrangement prior to the first date upon which such lease or other arrangement may be terminated by the lessee without payment of a penalty.
“Capital Stock” means:
     (1) in the case of a corporation, corporate stock or shares;
     (2) in the case of an association or business entity other than a corporation, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;
     (3) in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited); and
     (4) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of the issuing Person.
“Cash Equivalents” means:
     (1) U.S. dollars, pounds sterling, euros, the national currency of any participating members state of the Pre-Expansion European Union or, in the case of any Foreign Restricted Subsidiary, such local currencies held by it from time to time in the ordinary course of business;
     (2) marketable direct obligations issued by, or unconditionally Guaranteed by, the United States or issued by any agency thereof and backed by the full faith and credit of the United States, in each case maturing within one year from the date of acquisition;
     (3) certificates of deposit, time deposits, eurodollar time deposits, overnight bank deposits or banker’s acceptances having maturities of one year or less from the date of acquisition issued to Holdings or any of its Restricted Subsidiaries by any RCF Lender or any Affiliate thereof or by any commercial bank organized under the laws of the United States or any state thereof having combined capital and surplus of not less than $500,000,000;

     (4) commercial paper of an issuer rated at least A-1 by S&P or P-1 by Moody’s, or carrying an equivalent rating by a nationally recognized rating agency, if both of the two named rating agencies cease publishing ratings of commercial paper issuers generally, and maturing within one year from the date of acquisition;
     (5) repurchase obligations of any financial institution satisfying the requirements of clause (2) of this definition, having a term of not more than 30 days, with respect to underlying securities of the types described in clauses (3) and (4) above;
     (6) securities with maturities of one year or less from the date of acquisition issued or fully Guaranteed by any state, commonwealth or territory of the United States, by any political subdivision or taxing authority of any such state, commonwealth or territory or by any foreign government, the securities of which state, commonwealth, territory, political subdivision, taxing authority or foreign government (as the case may be) have one of the two highest ratings obtainable from either Standard & Poor’s Ratings Group or Moody’s Investors Service, Inc.;
     (7) money market funds at least 95% of the assets of which constitute Cash Equivalents of the kinds described in clauses (1) through (6) of this definition; and
     (8) investments made by Holdings and any of its Foreign Restricted Subsidiaries in local currencies in instruments issued by or with entities in such jurisdictions having correlative and comparable attributes to the foregoing.
“Cash Management Obligations” means, with respect to any Person, all obligations of such Person in respect of overdrafts and liabilities owed to any other Person that arise from treasury, depositary or cash management services, including in connection with any automated clearing house transfers of funds, or any similar transactions.
“CFC” means a controlled foreign corporation within the meaning of Section 957(a) of the Internal Revenue Code of 1986, as amended, and any entity that wholly-owns the stock of a CFC and which is disregarded for United States federal income tax purposes as an entity that is separate from its owner.
“Change of Control” means the occurrence of any of the following:
     (1) the direct or indirect sale, conveyance, transfer, lease or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the assets of Holdings and its Restricted Subsidiaries, taken as a whole, to any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) other than one or more Permitted Holders;
     (2) the adoption of a plan relating to the liquidation or dissolution of Holdings or either Issuer;
     (3) Holdings becomes aware of (by way of a report or any other filing pursuant to Section 13(d) of the Exchange Act, proxy, vote, written notice or otherwise) the consummation of any transaction (including any merger or consolidation) the result of which is that any “person” (as defined above) other than one or more Permitted Holders, becomes the “beneficial owner” (as such term is defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that for purposes of this clause (3) such person shall be deemed to have “beneficial ownership” of all shares that such person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than 50% of the voting stock or shares of Holdings; provided that if such person is a group which group includes one or more Permitted Holders, the shares of voting stock of such person beneficially owned by the Permitted Holders that are part of such group shall not be counted for purposes of determining whether this clause (3) is triggered;
     (4) the first day on which a majority of the members of the Board of Directors of Holdings are not Continuing Directors;

     (5) Holdings shall cease to own all of the outstanding Capital Stock of the Bermuda Issuer;
     (6) the Bermuda Issuer shall cease to own all of the outstanding Capital Stock of the U.S. Issuer; or
     (7) any “change of control” or similar event shall occur under the Second Lien Credit Facility or Permitted Refinancing Debt that refinanced any Second Lien Credit Facility.
Notwithstanding anything to the contrary in clause (3) above, any Specified Capital Stock held by a Second Lien Lender or an Affiliate thereof shall not be counted for purposes of determining whether the circumstances described in such clause (3) shall have occurred.
“Collateral” means the collateral securing the Indenture Obligations.
“Collateral Agent” means The Bank of New York Mellon Trust Company, N.A., in its capacity as Collateral Agent under the Collateral Documents, together with its successors in such capacity.
“Collateral Documents” means the Security Agreement, the Mortgages and any other agreement, document or instrument pursuant to which a Lien is granted by either Issuer or a Guarantor to secure any Indenture Obligations or under which rights or remedies with respect to any such Lien are governed.
“Common Collateral” means all of the assets and property of the Issuers and Guarantors, whether real, personal or mixed, constituting Super Priority Collateral, Indenture Collateral and Second Lien Collateral.
“Consolidated Cash Flow” means, with respect to any Person for any period, the Consolidated Net Income of such Person and its Restricted Subsidiaries for such period plus, in each case, to the extent deducted in computing Consolidated Net Income and without duplication:
     (1) an amount equal to any extraordinary or non-recurring loss; plus
     (2) an amount equal to any net loss realized in connection with an Asset Sale, the disposition of any securities by such Person or any of its Restricted Subsidiaries or the extinguishment of any Indebtedness by such Person or its Restricted Subsidiaries; plus
     (3) provision for taxes based on income or profits and franchise taxes of such Person and its Restricted Subsidiaries for such period; plus
     (4) Consolidated Interest Expense of such Person and its Restricted Subsidiaries for such period and debt discount, debt issuance, warrant and other equity issuance costs and commissions, discounts, redemption premium and other fees and charges associated with the Notes, the Revolving Credit Facility, and the Second Lien Credit Facility (or Permitted Refinancing Debt that refinanced any Second Lien Credit Facility) or the acquisition or repayment of any debt securities of Holdings and its Subsidiaries permitted hereunder, and net costs associated with Hedging Obligations to which any of Holdings or any of its Subsidiaries is a party in respect of the obligations under the Notes, the Revolving Credit Facility, and the Second Lien Credit Facility (or Permitted Refinancing Debt that refinanced any Second Lien Credit Facility) (including commitment fees and other periodic bank charges); plus
     (5) depreciation, amortization (including amortization of goodwill and other intangibles but excluding amortization of prepaid cash expenses that were paid in a prior period); plus
     (6) write offs, write downs or impairment of goodwill or other intangible assets, unrealized mark-to-market losses, and other non-cash charges (excluding any such other non-cash charge to the extent that it represents an accrual of or reserve for cash charges in any future period or amortization of a prepaid cash expense that was paid in a prior period) of such Person and its Restricted Subsidiaries for such period; plus

     (7) non-cash compensation expense incurred during such period with any employee benefit plan or post-employment benefit plans, issuance of equity interests to an employee of such Person or any Restricted Subsidiary or similar rights, stock options or other rights to officers, directors and employees of such Person; plus
     (8) any increase during such period in amortization or depreciation or any one-time non-cash charge (such as purchased in-process research and development or capitalized manufacturing profit in inventory) resulting from purchase accounting in connection with any acquisition that is consummated after the Issue Date; plus
     (9) any non-cash after-tax loss for such period from discontinued operations; plus
     (10) any severance or relocation costs or expenses for such period; plus
     (11) any non-cash accrual of management fees for such period; plus
     (12) research and development expenses for such period related to co-development projects solely to the extent funded in cash in advance by third parties and scheduled in reasonable detail; minus
     (13) all non-cash items to the extent that such non-cash items increased Consolidated Net Income for such period (excluding the recognition of deferred revenue or any items which represent the reversal of any accrual of, or cash reserve for, anticipated cash charges in any prior period).
Notwithstanding the foregoing, the provision for taxes based on income or profits of, and the depreciation and amortization and other non-cash charges of, a Restricted Subsidiary of a Person shall be added to Consolidated Net Income to compute Consolidated Cash Flow only to the extent (and in the same proportion) that the Net Income of such Restricted Subsidiary was included in calculating the Consolidated Net Income of such Person.
“Consolidated Current Assets” means at a particular date, all amounts which would, in conformity with GAAP, be included under “total current assets” (or any like caption) on a consolidated balance sheet of Holdings and its Restricted Subsidiaries as at such date.
“Consolidated Current Liabilities” means at a particular date, all amounts which would, in conformity with GAAP, be included under “total current liabilities” (or any like caption) on a consolidated balance sheet of the Holdings and its Restricted Subsidiaries as at such date, excluding the current portion of long term debt and the outstanding principal amount of revolving credit loans under the Revolving Credit Agreement to the extent the proceeds thereof were used for working capital purposes.
“Consolidated Interest Expense” means, with respect to any Person for any period, the sum of, without duplication:
     (1) the consolidated interest expense of such Person and its Restricted Subsidiaries for such period, whether paid or accrued (including amortization of original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, imputed interest with respect to Attributable Debt, commissions, discounts and other fees and charges Incurred in respect of letter of credit or bankers’ acceptance financings, and net payments and receipts (if any) pursuant to interest rate Hedging Obligations); plus
     (2) the consolidated interest expense of such Person and its Restricted Subsidiaries that was capitalized during such period; plus
     (3) any interest expense on Indebtedness of another Person to the extent that such Indebtedness is Guaranteed by such Person or one of its Restricted Subsidiaries or secured by a Lien on the assets of such Person or one of its Restricted Subsidiaries (whether or not such Guarantee or Lien is called upon).

“Consolidated Leverage Ratio” means, with respect to any Person for any period, as of any date (the “Transaction Date”), the ratio of (x) Consolidated Total Debt of such Person as of the Transaction Date to (y) Consolidated Cash Flow of such Person for such period. In addition, for purposes of calculating the Consolidated Leverage Ratio:
     (1) acquisitions that have been made by Holdings or any of its Restricted Subsidiaries, including through mergers or consolidations and including any related financing transactions, during such period or subsequent to such period and on or prior to the Transaction Date shall be deemed to have occurred on the first day of such period and Consolidated Cash Flow for such period shall be calculated to include the Consolidated Cash Flow of the acquired entities (adjusted to exclude (A) the cost of any compensation, remuneration or other benefit paid or provided to any employee, consultant, Affiliate or equity owner of the acquired entities to the extent such costs are eliminated and not replaced and (B) the amount of any reduction in general, administrative or overhead costs of the acquired entities, in each case, as determined in good faith by the chief financial officer of Holdings);
     (2) the Consolidated Cash Flow attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses disposed of prior to the Transaction Date, shall be excluded;
     (3) any Person that is a Restricted Subsidiary on the Transaction Date will be deemed to have been a Restricted Subsidiary at all times during such period; and
     (4) any Person that is not a Restricted Subsidiary on the Transaction Date will be deemed not to have been a Restricted Subsidiary at any time during such period.
“Consolidated Net Income” means, with respect to any Person for any period, the aggregate of the Net Income of such Person and its Restricted Subsidiaries for such period; provided that:
     (1) the Net Income of any Person that is not a Restricted Subsidiary of such Person, or that is accounted for by the equity method of accounting shall be included, but only to the extent of the amount of dividends or distributions that have been distributed in cash (or to the extent converted into cash) to the referent Person or a Restricted Subsidiary thereof in respect of such period;
     (2) the Net Income of any Restricted Subsidiary (other than a Restricted Subsidiary that is an Issuer or a Guarantor) shall be excluded to the extent that the declaration or payment of dividends or similar distributions by that Restricted Subsidiary of that Net Income is not at the date of determination permitted without any prior governmental approval (that has not been obtained) or, directly or indirectly, by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Subsidiary or its stockholders, unless such restriction has been legally waived; and
     (3) the cumulative effect of a change in accounting principles shall be excluded.
“Consolidated Total Debt” means, with respect to any Person, as of any date, the consolidated Indebtedness of such Person and its Restricted Subsidiaries of the nature referred to in clauses (1), (2), (3), (4) and (5) of the definition of the term “Indebtedness.”
“Continuing Directors” means, as of any date of determination, any member of the Board of Directors of Holdings who (1) was a member of such Board of Directors on the date of the Indenture, (2) was appointed, nominated for election or elected to such Board of Directors with the approval, recommendation or endorsement of a majority of the directors who were members of such Board of Directors on the date of the Indenture or whose nomination or election to the Board of Directors was previously so approved, recommended or endorsed or (3) was appointed by one or more Second Lien Lenders or their respective affiliates pursuant to their rights (a) under (i) the Second Lien Credit Facility (as in effect on the date of the Indenture) or any Permitted Refinancing Debt that refinances any Second Lien Credit Facility or any Permitted Refinancing Debt thereof or (ii) the bye-laws of Holdings or (b) with respect to the Specified Capital Stock held by them.

“Default” means any event that is or with the passage of time or the giving of notice or both would be an Event of Default.
“Discharge of Indenture Claims” means, except to the extent otherwise expressly provided in connection with a Refinancing:
     (a) payment in full in cash (or the defeasance or satisfaction and discharge in accordance with the Indenture) of the principal of and interest (including interest accruing on or after the commencement of any insolvency or liquidation proceeding, whether or not such interest would be allowed in such insolvency or liquidation proceeding), on all Indebtedness outstanding under the Indenture Documents and constituting Indenture Claims; and
     (b) payment in full in cash (or the defeasance or satisfaction and discharge in accordance with the Indenture) of all other Indenture Claims that are due and payable or otherwise accrued and owing at or prior to the time such principal and interest are paid.
“Discharge of Super Priority Claims” means, except to the extent otherwise expressly provided in connection with a Refinancing:
     (a) payment in full in cash of the principal of and interest (including interest accruing on or after the commencement of any insolvency or liquidation proceeding, whether or not such interest would be allowed in such insolvency or liquidation proceeding), on all Indebtedness outstanding under the Super Priority Loan Documents and constituting Super Priority Claims;
     (b) payment in full in cash of all other Super Priority Claims that are due and payable or otherwise accrued and owing at or prior to the time such principal and interest are paid;
     (c) termination or expiration of all commitments, if any, to extend credit that would constitute Super Priority Claims; and
     (d) termination or cash collateralization (in an amount and manner reasonably satisfactory to the Super Priority Agent, but in no event greater than 105% of the aggregate undrawn face amount) of all Swap Agreements with lender counterparties issued or entered into, as the case may be, under the Super Priority Loan Documents and constituting Super Priority Claims.
“Disqualified Stock” means, with respect to any Person, any Capital Stock which by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable at the option of the holder) or upon the happening of any event:
     (1) matures (excluding any maturity as a result of an optional redemption by the issuer thereof) or is mandatorily redeemable (other than redeemable only for Capital Stock of such Person which is not itself Disqualified Stock) pursuant to a sinking fund obligation or otherwise;
     (2) is mandatorily convertible or exchangeable, or is convertible or exchangeable at the option of the holder thereof, for Indebtedness or Disqualified Stock (excluding Capital Stock convertible or exchangeable solely at the option of Holdings or a Restricted Subsidiary; provided that any such conversion or exchange will be deemed an Incurrence of Indebtedness or Disqualified Stock, as applicable); or
     (3) is redeemable at the option of the holder thereof, in whole or in part, in the case of each of clauses (1), (2) and (3), on or prior to the 91st day after the Stated Maturity of the Notes (or the 91st day after no Notes remain outstanding); provided that any Capital Stock that would not constitute Disqualified Stock but for provisions thereof giving holders thereof the right to require such Person to repurchase or redeem such Capital Stock upon the occurrence of an “asset sale” or “change of control” occurring on or prior to the 91st day after the Stated Maturity of the Notes will not constitute Disqualified Stock if the “asset sale” or “change of control”

provisions applicable to such Capital Stock are not more favorable to the holders of such Capital Stock than the provisions of the covenants described under the caption “—Repurchase at the Option of Holders—Change of Control” and “—Asset Sales” are to the holders.
“Domestic Restricted Subsidiary” means any Restricted Subsidiary of Holdings other than a Foreign Restricted Subsidiary.
“Equity Interests” means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for Capital Stock).
“Equity Offering” means a sale of either (1) common equity securities or units including or representing common equity securities of Holdings (other than to a Subsidiary of Holdings) or (2) common equity securities or units including or representing common equity securities of a direct or indirect parent entity of Holdings (other than to Holdings or a Subsidiary of Holdings) to the extent that an amount of the net cash proceeds therefrom at least equal to the amount required to redeem any Notes pursuant to an optional redemption described under “—Optional Redemption—Optional Redemption with Proceeds of Certain Equity Offerings” are contributed to the common equity capital of Holdings.
“Event of Loss” means, with respect to any property or asset, any (i) loss or destruction of, or damage to, such property or asset or (ii) any condemnation, seizure or taking, by exercise of the power of eminent domain or otherwise, of such property or asset, or confiscation or requisition of the use of such property or asset.
“Excess Cash Flow” means, for any period, the excess of (i) Consolidated Cash Flow for such period over (ii) the sum (without duplication) of (A) the aggregate amount of Capital Expenditures made in cash by Holdings and its Restricted Subsidiaries during such period (other than any such Capital Expenditures made with Asset Sale (without giving effect to the threshold set forth in the definition thereof ), insurance or condemnation proceeds, (B) the cash portion of Consolidated Interest Expense paid or accrued by Holdings and its Restricted Subsidiaries during such period, (C) the aggregate amount (without duplication) of all income and franchise taxes paid in cash by Holdings and its Restricted Subsidiaries during such period, (D) the aggregate repurchase price of any Notes theretofore repurchased during such period by the Issuers in cash in the open market or pursuant to one or more tender offers (other than tender offers made in connection with any Asset Sale Offer or solely to the extent that the aggregate repurchase price of any such Notes repurchased in connection with an Excess Cash Flow Offer made during such period does not exceed the amount that the Excess Cash Flow Offer Amount would have been for such Excess Cash Flow Offer without giving effect to the proviso to the first sentence of the first paragraph under “—Repurchase at the Option of Holders—Excess Cash Flow,” any such Excess Cash Flow Offer (and by means of example and not in limitation of the foregoing, if (1) a prior Excess Cash Flow Offer would have been made during such period of $1.5 million (without giving effect to such proviso) but instead was made during such period in the amount of $5.0 million as a result of such proviso and (2) the maximum aggregate principal amount of Notes that could have been repurchased with $5.0 million was tendered and repurchased during such period, then “Excess Cash Flow” for such period is reduced by $3.5 million in connection with such repurchased Notes)) and, in each such case, cancelled, plus in each case and without duplication, the premium paid during such period with respect to all Excess Cash Flow Offers, (E) the aggregate redemption price of any Notes redeemed in cash during such period pursuant to one or more optional redemptions described above under “—Optional Redemption” (other than optional redemptions made pursuant to “—Optional Redemption—Optional Redemption with Proceeds of Certain Equity Offerings”), (F) to the extent elected by the Issuers, the amount of all permanent commitment reductions under the Revolving Credit Facility made during such period or within the 95 days following such period (provided that if any such reductions are made during such 95-day period, then such reductions shall not be deducted in calculating Excess Cash Flow for any subsequent period with respect to the “Excess Cash Flow” is to be calculated that includes such 95-day period), (G) increases in working capital (excluding any customer deposits) (calculated as the excess of (x) Consolidated Current Assets at the end of such fiscal year (excluding cash and Cash Equivalents) over (y) the Consolidated Current Liabilities as at the end of such fiscal year) of Holdings and its Subsidiaries for such fiscal year, (H) management fees accrued or actually paid in cash (other than cash payments of management fees accrued in any period occurring on or after February 23, 2010) during such period to the extent such cash payments are permitted by clause (j) of the second paragraph of the covenant described above under the caption “—Certain Covenants—Transactions with Affiliates,” (I) the amount of cash actually paid by Holdings or its Restricted Subsidiaries during such period in connection with clauses (1), (2), (4) (without duplication), (6), (9), (10) and (12) of the definition of

Consolidated Cash Flow, in each case, without duplication of any reductions to Excess Cash Flow made pursuant to clause (J) below for such period or any prior period, and (J) original issue discount during such period associated with the Notes and upfront fees paid during such period associated with the Revolving Credit Facility, in each case, without duplication of any reductions to Excess Cash Flow made pursuant to clause (I) above for such period or any prior period.
“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended.
“Existing Indebtedness” means any Indebtedness of Holdings or any of its Restricted Subsidiaries outstanding on the date of the Indenture until such Indebtedness is repaid.
“Fair Market Value” means the value that would be paid by a willing buyer to an unaffiliated willing seller in a transaction not involving distress or necessity of either party, determined in good faith by the Board of Directors of Holdings.
“Fixed Charge Coverage Ratio” means with respect to any Person for any period, the ratio of the Consolidated Cash Flow of such Person for such period to the Fixed Charges of such Person for such period. In the event that Holdings or any of its Restricted Subsidiaries Incurs or redeems any Indebtedness (other than revolving credit borrowings) or issues or redeems Preferred Stock subsequent to the commencement of the period for which the Fixed Charge Coverage Ratio is being calculated but prior to the date on which the event for which the calculation of the Fixed Charge Coverage Ratio is made (the “Calculation Date”), the Fixed Charge Coverage Ratio shall be calculated giving pro forma effect to such Incurrence or redemption of Indebtedness, or such issuance or redemption of Preferred Stock (including the application of any proceeds therefrom), as if the same had occurred at the beginning of the applicable four-quarter reference period. In addition, for purposes of making the computation referred to above:
     (1) acquisitions that have been made by Holdings or any of its Restricted Subsidiaries, including through mergers, amalgamations or consolidations and including any related financing transactions, during the four-quarter reference period or subsequent to such reference period and on or prior to the Calculation Date shall be deemed to have occurred on the first day of the four-quarter reference period and Consolidated Cash Flow for such reference period shall be calculated to include the Consolidated Cash Flow of the acquired entities (adjusted to exclude (A) the cost of any compensation, remuneration or other benefit paid or provided to any employee, consultant, Affiliate or equity owner of the acquired entities to the extent such costs are eliminated and not replaced and (B) the amount of any reduction in general, administrative or overhead costs of the acquired entities, in each case, as determined in good faith by the chief financial officer of Holdings);
     (2) the Consolidated Cash Flow attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses disposed of prior to the Calculation Date, shall be excluded;
     (3) the Fixed Charges attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses disposed of prior to the Calculation Date, shall be excluded, but only to the extent that the obligations giving rise to such Fixed Charges will not be obligations of the referent Person or any of its Restricted Subsidiaries following the Calculation Date;
     (4) any Person that is a Restricted Subsidiary on the Calculation Date will be deemed to have been a Restricted Subsidiary at all times during such four-quarter period;
     (5) any Person that is not a Restricted Subsidiary on the Calculation Date will be deemed not to have been a Restricted Subsidiary at any time during such four-quarter period; and
     (6) if any Indebtedness bears a floating rate of interest, the interest expense on such Indebtedness will be calculated as if the rate in effect on the Calculation Date had been the applicable rate for the entire period (taking into account any Hedging Obligation applicable to such Indebtedness if such Hedging Obligation has a remaining term as at the Calculation Date in excess of 12 months).
“Fixed Charges” means, with respect to any Person for any period, the sum of, without duplication:
     (1) the Consolidated Interest Expense of such Person and its Restricted Subsidiaries for such period; plus
     (2) the product of (A) all cash dividend payments (and non-cash dividend payments paid in Disqualified Stock in the case of a Person that is a Restricted Subsidiary) on any series of Preferred Stock of such Person, times (B) a fraction, the numerator of which is one and the denominator of which is one minus the then current combined federal, state and local statutory tax rate of such Person, expressed as a decimal, in each case, on a consolidated basis and in accordance with GAAP.
“Foreign Subsidiary” means any Subsidiary of Holdings incorporated or organized in a jurisdiction other than the United States or any state thereof or the District of Columbia.
“Foreign Restricted Subsidiary” means any Restricted Subsidiary of Holdings that is a Foreign Subsidiary.
“GAAP” means generally accepted accounting principles in the United States of America as in effect on the date of the Indenture, including those set forth in:
     (1) the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants;
     (2) the statements and pronouncements of the Financial Accounting Standards Board;
     (3) such other statements by such other entity as have been approved by a significant segment of the accounting profession; and
     (4) the rules and regulations of the SEC governing the inclusion of financial statements (including pro forma financial statements) in periodic reports required to be filed pursuant to Section 13 of the Exchange Act, including opinions and pronouncements in staff accounting bulletins and similar written statements from the accounting staff of the SEC.
“Guarantee” by any Person means any obligation, contingent or otherwise, of such Person guaranteeing any Indebtedness or other obligation of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person to:
     (1) purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or to purchase (or to advance or supply funds for the purchase of) any security for the payment of such Indebtedness;
     (2) purchase property, securities or services for the purposes of assuring the holder of such Indebtedness of the payment of such Indebtedness; or
     (3) maintain working capital, equity capital or other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness;
provided, however, that the Guarantee by any Person shall not include endorsements by such Person for collection or deposit, in either case, in the ordinary course of business. The term “Guarantee” used as a verb has a corresponding meaning.

“Guarantors” means (i) the Initial Guarantors and (ii) each Domestic Restricted Subsidiary and any other Restricted Subsidiary that executes a Note Guarantee after the date of the Indenture in accordance with the provisions of the Indenture.
“Holdings” means Stratus Technologies Bermuda Holdings Ltd., an exempted limited liability company under the laws of Bermuda and the direct parent of the Bermuda Issuer.
“Incur” means, with respect to any Indebtedness or other obligation of any Person, to create, issue, incur (by conversion, exchange or otherwise), assume (pursuant to a merger, consolidation, acquisition or other transaction), Guarantee or otherwise become liable in respect of such Indebtedness or other obligation or the recording, as required pursuant to GAAP or otherwise, of any such Indebtedness or other obligation on the balance sheet of such Person (and “Incurrence” and “Incurred” shall have meanings correlative to the foregoing); provided, however, that a change in GAAP that results in an obligation of such Person that exists at such time becoming Indebtedness shall not be deemed an Incurrence of such Indebtedness; provided further, that the accretion of original issue discount on Indebtedness shall not be deemed to be an Incurrence of Indebtedness. Indebtedness otherwise Incurred by a Person before it becomes a Restricted Subsidiary of Holdings shall be deemed to have been Incurred at the time it becomes such a Restricted Subsidiary.
“Indebtedness” means (without duplication), with respect to any Person, whether recourse is to all or a portion of the assets of such Person and whether or not contingent:
     (1) every obligation of such Person for money borrowed, including in each case, premium and interest (including interest accruing subsequent to the filing of, or which would have accrued but for the filing of, a petition for bankruptcy, whether or not such interest is an allowable claim in such bankruptcy proceeding);
     (2) every obligation of such Person evidenced by bonds, debentures, notes or other similar instruments;
     (3) every reimbursement obligation of such Person with respect to letters of credit, banker’s acceptances or similar facilities issued for the account of such Person, other than obligations with respect to letters of credit securing obligations, other than obligations referred to in clauses (1), (2) and (5), entered into in the ordinary course of business of such Person to the extent such letters of credit are not drawn upon or, if and to the extent drawn upon, such drawing is reimbursed no later than the 10th business day following payment on the letter of credit;
     (4) every obligation of such Person issued or assumed as the deferred purchase price of property or services (but excluding trade payables, credit on open account, deposits or advances by customers, provisional credit, accrued liabilities or similar terms arising in the ordinary course of business which are not overdue or which are being contested in good faith and any obligation to pay a deferred purchase price represented by earn outs consistent with such Person’s past practice);
     (5) every Capital Lease Obligation of such Person;
     (6) the maximum fixed redemption or repurchase price of Disqualified Stock of such Person at the time of determination plus accrued but unpaid dividends;
     (7) every net payment obligation of such Person under Swap Agreements of such Person (collectively, “Hedging Obligations”); and
     (8) every obligation of the type referred to in clauses (1) through (7) of another Person the payment of which, in either case, such Person has Guaranteed or is liable, directly or indirectly, as obligor, guarantor or otherwise, to the extent of such Guarantee or other liability.

“Indenture Claims” means all Indenture Obligations; provided, that if the principal amount of the Notes outstanding under the Indenture is in excess $215,000,000 in the aggregate (the “Maximum Indenture Indebtedness Amount”), then only that portion of the principal amount of the Notes equal to the Maximum Indenture Indebtedness Amount shall be included in the Indenture Claims and interest shall only be included in the Indenture Claims to the extent related to such portion of the principal included in the Indenture Claims.
“Indenture Collateral” means all of the assets and property of the Issuers and Guarantors, whether real, personal or mixed, with respect to which a Lien is granted as security for any Indenture Claims.
“Indenture Documents” means the Notes, the Indenture, the Note Guarantees, the Collateral Documents and the Intercreditor Agreement.
“Indenture Obligations” means all Obligations in respect of the Notes or arising under the Indenture Documents. Indenture Obligations shall include (i) all interest accrued (or which would, absent the commencement of an insolvency or liquidation proceeding, accrue) after the commencement of an insolvency or liquidation proceeding in accordance with and at the rate specified in the relevant Indenture Document whether or not the claim for such interest is allowed as a claim in such insolvency or liquidation proceeding and (ii) all amounts owed to the Trustee and the Collateral Agent under the Indenture Documents.
“Initial Guarantors” means Holdings, SRA Technologies Cyprus Limited, a private company incorporated with limited liability under the laws of Cyprus, Stratus Technologies Ireland Limited, a limited liability company incorporated under the laws of Ireland, Cemprus Technologies, Inc., a Delaware corporation, Cemprus, LLC, Delaware limited liability company and solely with respect to the Obligations of (i) the Bermuda Issuer under the Bermuda Notes, the Indenture and the other Indenture Documents, the U.S. Issuer and (ii) the U.S. Issuer under the U.S. Notes, the Indenture and the other Indenture Documents, the Bermuda Issuer.
“Intercreditor Agreement” means the Intercreditor Agreement, entered into on the date of the Indenture, among the Issuers, the Second Priority Agent, the Collateral Agent, the Trustee and the Super Priority Agent, as may be amended, restated, supplemented or otherwise modified from time to time.
“Investments” means, with respect to any Person, all investments by such Person in other Persons (including Affiliates) in the form of direct or indirect loans (including Guarantees of Indebtedness or other obligations), advances or capital contributions (excluding commissions, travel and similar advances to officers and employees made in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities, together with all items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP; provided that an acquisition of assets, Equity Interests or other securities by Holdings for consideration consisting of Equity Interests of Holdings shall not be deemed to be an Investment. If Holdings or any Restricted Subsidiary of Holdings sells or otherwise disposes of any Equity Interests of any direct or indirect Restricted Subsidiary of Holdings such that after giving effect to any such sale or disposition, such Person is no longer a direct or indirect Restricted Subsidiary of Holdings, Holdings shall be deemed to have made an Investment on the date of any such sale or disposition equal to the Fair Market Value of the Equity Interests of such Restricted Subsidiary not sold or disposed of. For purposes of the definition of “Unrestricted Subsidiary” and the covenant described under “—Certain Covenants—Restricted Payments:”
     (1) Investments shall include the portion (proportionate to Holdings’ equity interest in such Subsidiary) of the Fair Market Value of the net assets of a Subsidiary of Holdings at the time that such Subsidiary is designated an Unrestricted Subsidiary; provided, that upon a redesignation of such Subsidiary as a Restricted Subsidiary, Holdings shall be deemed to continue to have a permanent “Investment” in an Unrestricted Subsidiary in an amount (if positive) equal to:
     (a) Holdings’ “Investment” in such Subsidiary at the time of such redesignation; less
     (b) the portion (proportionate to Holdings’ equity interest in such Subsidiary) of the Fair Market Value of the net assets of such Subsidiary at the time of such redesignation; and

     (2) any property transferred to or from an Unrestricted Subsidiary shall be valued at its Fair Market Value at the time of such transfer.
The amount of any Investment outstanding at any time shall be the original cost of such Investment, reduced by any dividend, distribution, interest payment, return of capital, repayment or other amount received in cash by Holdings or a Restricted Subsidiary in respect of such Investment.
“Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest, encumbrance or hypothecation of any kind in respect of that asset, whether or not filed, recorded or otherwise perfected under applicable law (including any conditional sale or other title retention agreement, any lease in the nature thereof, any other agreement to give a security interest in and any filing of any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction).
“Mortgages” means a collective reference to each mortgage, deed of trust, deed to secure debt and any other document or instrument under which any Lien on real property owned by either Issuer or any Guarantor is granted to secure any Indenture Obligations or under which rights or remedies with respect to any such Liens are governed.
“Net Income” means, with respect to any Person, the net income (loss) of such Person, determined in accordance with GAAP and before any reduction in respect of Preferred Stock dividends, excluding, however, (1) any gain (but not loss), together with any related provision for taxes on such gain (but not loss), realized in connection with (A) any Asset Sale (without giving effect to clause (A) or (B) of the second sentence of the definition thereof) (including dispositions pursuant to Sale and Leaseback Transactions) or (B) the disposition of any securities by such Person or any of its Restricted Subsidiaries or the extinguishment of any Indebtedness of such Person or any of its Subsidiaries and (2) any extraordinary or nonrecurring gain (but not loss), together with any related provision for taxes on such extraordinary or nonrecurring gain (but not loss).
“Net Proceeds” means the aggregate cash proceeds received by Holdings or any of its Restricted Subsidiaries in respect of any Asset Sale (including any cash received upon the sale or other disposition of any non-cash consideration received in any Asset Sale), net of the direct costs relating to such Asset Sale (including legal, accounting and investment banking fees and sales commissions) and any relocation expenses Incurred as a result thereof, taxes paid or payable as a result thereof (after taking into account any available tax credits or deductions and any tax sharing arrangements), contractually required distributions and other payments made to minority interest holders in Restricted Subsidiaries as a result of such transaction, amounts required to be applied to the repayment of Indebtedness secured by a Lien on the asset or assets that were the subject of such Asset Sale and any reserve for adjustment in respect of the sale price of such asset or assets established in accordance with GAAP; provided, however, that in the event that any consideration for an Asset Sale (which would otherwise constitute Net Proceeds) is required by (a) contract to be held in escrow pending determination of whether a purchase price adjustment will be made or (b) GAAP to be reserved against other liabilities in connection with such Asset Sale, such consideration (or any portion thereof) shall become Net Proceeds only at such time as it is released to from escrow or otherwise.
“Non-Recourse Debt” means Indebtedness:
     (1) as to which neither Holdings nor any of its Restricted Subsidiaries (a) provides credit support of any kind (including any undertaking, agreement or instrument that would constitute Indebtedness) or (b) is directly or indirectly liable as a guarantor or otherwise; and
     (2) no default with respect to which (including any rights that the holders of the Indebtedness may have to take enforcement action against an Unrestricted Subsidiary) would permit upon notice, lapse of time or both any holder of any other Indebtedness of Holdings or any of its Restricted Subsidiaries to declare a default on such other Indebtedness or cause the payment of the Indebtedness to be accelerated or payable prior to its Stated Maturity.
“Obligations” means any principal, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities payable under the documentation governing any Indebtedness.

“Officers’ Certificate” means a certificate signed by the Chairman of the Board, the Chief Executive Officer, the President, a Vice President or the Chief Financial Officer, and by the Treasurer or the Secretary of Holdings or the Issuers, as applicable, and delivered to the Trustee.
“Opinion of Counsel” means a written opinion from legal counsel. The counsel may be an employee of or counsel to Holdings, either Issuer or the Trustee.
“Permitted Holders” mean (i) Investcorp S.A., (ii) MidOcean Partners, LP and (ii) their respective Affiliates (other than Holdings or any of its Subsidiaries).
“Permitted Investments” means:
     (1) any Investment in either Issuer or a Guarantor;
     (2) any Investment in cash or Cash Equivalents or the Notes;
     (3) any Investment by Holdings or any Restricted Subsidiary of Holdings in a Person, if as a result of such Investment (A) such Person becomes a Guarantor or (B) such Person is merged or consolidated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, either Issuer or a Guarantor;
     (4) any Investment existing on the date of the Indenture or made pursuant to binding commitments in effect on the date of the Indenture or an Investment consisting of any extension, modification or renewal of any Investment existing on the date of the Indenture; provided that the amount of any such Investment may be increased (x) as required by the terms of such Investment as in existence on the date of the Indenture or (y) as otherwise permitted under the Indenture;
     (5) any Restricted Investment made as a result of the receipt of non-cash consideration from an Asset Sale that was made pursuant to and in compliance with the covenant described above under the caption “—Repurchase at the Option of Holders—Asset Sales;”
     (6) Hedging Obligations that are Incurred by Holdings or any of its Restricted Subsidiaries for the purpose of fixing or hedging (A) interest rate risk with respect to any floating rate Indebtedness that is permitted by the terms of the Indenture to be outstanding or (B) currency exchange risk in connection with existing financial obligations and not for purposes of speculation;
     (7) Investments in prepaid expenses, negotiable instruments held for collection and lease, utility and workers’ compensation, performance and other similar deposits;
     (8) loans and advances to employees of Holdings and its Restricted Subsidiaries in the ordinary course of business not to exceed $2.0 million in the aggregate at any one time outstanding;
     (9) any Investment consisting of a Guarantee permitted by the covenant described above under the caption “—Certain Covenants—Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock;”
     (10) Investments consisting of non-cash consideration received in the form of securities, notes or similar obligations in connection with dispositions of obsolete or worn out assets permitted pursuant to the Indenture;
     (11) Investments received in settlement of bona fide disputes or as distributions in bankruptcy, insolvency or similar proceedings;
     (12) Investments in Foreign Restricted Subsidiaries that are not Guarantors not to exceed $10.0 million in the aggregate at any one time outstanding;

     (13) Investments in connection with transactions with customers, clients, suppliers, or purchasers or sellers of goods or services to the extent permitted by clause (h) of the second paragraph of the covenant described above under the caption “—Certain Covenants—Transactions with Affiliates;” and
     (14) other Investments in any Person having an aggregate Fair Market Value (measured on the date each such Investment was made and without giving effect to subsequent changes in value), when taken together with all other Investments made pursuant to this clause (14) that are at the time outstanding, not to exceed $10.0 million; provided, however, that from and after any date on which the Consolidated Leverage Ratio of Holdings for the four full fiscal quarters for which internal financial statements are available immediately preceding such date does not exceed 4.0 to 1.0, then such $10.0 million limitation shall be increased to $25.0 million.
“Permitted Liens” means:
     (1) Liens securing (a) Super Priority Obligations and (b) Second Priority Claims; provided that such Liens are subject to the terms of the Intercreditor Agreement;
     (2) Liens in favor of either Issuer or a Guarantor;
     (3) Liens on property of a Person existing at the time such Person is merged into or consolidated with Holdings or a Restricted Subsidiary, provided that such Liens were not created in connection with, or in contemplation of, such merger or consolidation and do not extend to any assets other than those of the Person merged into or consolidated with Holdings or a Restricted Subsidiary;
     (4) Liens on property existing at the time of acquisition thereof by Holdings or any Restricted Subsidiary of Holdings, provided that such Liens were not created in connection with, or in contemplation of, such acquisition;
     (5) Liens, pledges or deposits to secure the performance of statutory obligations, surety or appeal bonds, performance bonds, workmen’s compensation or unemployment obligations or other obligations of a like nature, or to secure letters of credit issued with respect to such obligations, Incurred in the ordinary course of business;
     (6) Liens consisting of deposits in connection with leases or other similar obligation, or securing letters of credit issued in lieu of such deposits, incurred in the ordinary course of business;
     (7) Liens securing Indebtedness (including Capital Lease Obligations) permitted by clause (3) of paragraph (b) of the covenant described above under the caption “—Certain Covenants—Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock” covering only the assets acquired with such Indebtedness and directly related assets such as proceeds (including insurance proceeds), products, replacements, substitutions and accessions thereto;
     (8) Liens existing on the date of the Indenture (other than Liens in respect of the Second Priority Claims) and replacement Liens that do not encumber additional assets, unless such encumbrance is otherwise permitted;
     (9) Liens for taxes, assessments or governmental charges or claims that are not yet delinquent for more than 30 days or that are being contested in good faith by appropriate proceedings promptly instituted and diligently conducted, provided that any reserve or other appropriate provision as shall be required in conformity with GAAP shall have been made therefor;
     (10) Liens securing Permitted Refinancing Debt, provided that Holdings or the applicable Restricted Subsidiary was permitted to Incur such Liens with respect to the Indebtedness so refinanced under the Indenture and:

     (a) the new Lien is limited to all or part of the same property and assets that secured or, under the written agreements pursuant to which the original Lien arose, could secure the original Lien (plus improvements and accessions to, such property or proceeds or distributions thereof);
     (b) the Indebtedness secured by the new Lien is not increased to any amount greater than the sum of (x) the outstanding principal amount, or, if greater, committed amount, of the Indebtedness renewed, refunded, refinanced replaced, defeased or discharged with such Permitted Refinancing Debt; and (y) an amount necessary to pay any accrued interest, fees and expenses, including premiums, related to such renewal, refunding, refinancing, replacement, defeasance or discharge; and
     (c) if the original Lien is subject to the terms of the Intercreditor Agreement, the new Lien shall be subject to the terms of the Intercreditor Agreement;
     (11) statutory and common law Liens of carriers, warehousemen, mechanics, suppliers, materialmen, repairmen or other similar Liens arising in the ordinary course of business with respect to amounts that are not yet delinquent for more than 30 days or that are being contested in good faith by appropriate proceedings promptly instituted and diligently conducted, provided that any reserve or other appropriate provision as shall be required in conformity with GAAP shall have been made therefor;
     (12) Liens arising out of judgments or awards against such Person with respect to which such Person shall then be proceeding with an appeal or other proceedings for review, provided that any reserve or other appropriate provision as shall be required in conformity with GAAP shall have been made therefor;
     (13) Liens arising from filings of Uniform Commercial Code financing statements or similar documents regarding leases or otherwise for precautionary purposes relating to arrangements not constituting Indebtedness;
     (14) Liens that are contractual rights of set-off (i) relating to the establishment of depository relations with banks not given in connection with the issuance of Indebtedness, (ii) relating to pooled deposit or sweep accounts of Holdings or any of the Restricted Subsidiaries to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business of Holdings and the Restricted Subsidiaries or (iii) relating to purchase orders and other agreements entered into with customers of Holdings or any of the Restricted Subsidiaries in the ordinary course of business;
     (15) Liens securing Indenture Obligations including, for the avoidance of doubt, any Additional Notes;
     (16) Liens Incurred in the ordinary course of business of Holdings or any Restricted Subsidiary of Holdings with respect to obligations in an aggregate principal amount that does not exceed $2.5 million at any one time outstanding and that (A) are not Incurred in connection with the borrowing of money or the obtaining of advances or credit (other than trade credit in the ordinary course of business) and (B) do not in the aggregate materially detract from the value of the property or materially impair the use thereof in the operation of business by Holdings or such Restricted Subsidiary;
     (17) Liens securing Indebtedness of Foreign Restricted Subsidiaries that are not Guarantors; provided, however, that no asset of either Issuer or any Guarantor shall be subject to any such Lien;
     (18) any extension, renewal, refinancing, replacement or refunding (or successive extensions, renewals, refinancings, replacements or refundings), in whole or in part, of any Lien described in the foregoing clauses so long as the Lien is limited to the same property and assets that secured the original Lien (and any proceeds thereof and additions and accessions thereto) and such extension, renewal, refinancing, replacement or refunding complies with the provisions of the Indenture and the Collateral Documents;
     (19) easements, rights-of-way, zoning restrictions, covenants, conditions, restrictions, minor imperfections in title and other charges or encumbrances in respect of real property not interfering in any material respect with the ordinary conduct of the business of Holdings or any of its Restricted Subsidiaries;
     (20) Liens securing reimbursement obligations with respect to commercial letters of credit which encumber documents and other property related to such letters of credit and products and proceeds thereof;
     (21) leases, subleases, licenses or sublicenses granted to others in the ordinary course of business;
     (22) Liens upon specific items of inventory or other goods and proceeds of the Issuers or their Restricted Subsidiaries securing such Person’s obligations in respect of bankers’ acceptances issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or goods;
     (23) Liens of a bank, broker or securities intermediary on whose records a deposit account or securities account is maintained securing the payment of customary fees and commissions to the bank, broker or securities intermediary or, with respect to a deposit account, items deposited but returned unpaid; and
     (24) licenses of intellectual property granted in the ordinary course.
For purposes of this definition, the term “Indebtedness” shall be deemed to include interest in connection with or in respect of any referenced Indebtedness.
“Permitted Prior Liens” means:
     (1) Permitted Liens described in clauses (1)(a), (3), (4), (7) and (8) of the definition thereof;
     (2) Liens described in clause (10) of the definition of “Permitted Liens,” but only to the extent the original Lien referenced in such clause is a Permitted Prior Lien; and
     (3) Permitted Liens that arise by operation of law and are not voluntarily granted, to the extent entitled by law to priority over the Liens created by the Super Priority Collateral Documents and the Collateral Documents.
“Permitted Refinancing Debt” means any Indebtedness of Holdings or any of its Restricted Subsidiaries issued in exchange for, or the net cash proceeds of which are used to extend, refinance, renew, replace, defease or refund other Indebtedness of Holdings or such Restricted Subsidiary, as the case may be; provided that:
     (1) the principal amount (or accreted value, if applicable) of such Permitted Refinancing Debt does not exceed the principal amount and premium, if any, plus accrued interest (or accreted value or interest paid in kind, if applicable) of the Indebtedness so extended, refinanced, renewed, replaced, defeased or refunded (plus the amount of any fees and expenses Incurred in connection therewith);
     (2) such Permitted Refinancing Debt has a final scheduled maturity date that is the same as or later than the final scheduled maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded;

     (3) if the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded is subordinated in right of payment to the Notes, such Permitted Refinancing Debt is subordinated in right of payment to, the Notes on terms at least as favorable to the holders of Notes as those contained in the documentation governing the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded; and
     (4) (i) if an Issuer or a Guarantor is the obligor of the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded, then such Permitted Refinancing Debt shall only be Incurred by an Issuer or a Guarantor (and not any Restricted Subsidiaries that is not an Issuer or a Guarantor) and (ii) if a Restricted Subsidiary that is not an Issuer or a Guarantor is the obligor of the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded, then such Permitted Refinancing Debt shall only be Incurred by such Restricted Subsidiary or any other Restricted Subsidiary that is not an Issuer or a Guarantor.
“Person” means any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock corporation, trust, unincorporated organization or government or agency or political subdivision thereof or any other entity.
“Pre-Expansion European Union” means the European Union as of January 1, 2004, including the countries of Austria, Belgium, Denmark, Finland, France, Germany, Greece, Ireland, Italy, Luxembourg, the Netherlands, Portugal, Spain, Sweden and the United Kingdom, but not including any country which became or becomes a member of the European Union after January 1, 2004.
“Preferred Stock” as applied to the Capital Stock of any Person, means Capital Stock of any class or classes (however designated) which is preferred as to the payment of dividends or distributions, or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such Person, over shares of Capital Stock of any other class of such Person.
“Refinance” means, in respect of any Indebtedness, to refinance, extend, renew, refund, repay, prepay, purchase, redeem, defease or retire, or to issue other Indebtedness in exchange or replacement for, such Indebtedness. “Refinanced” and “refinancing” shall have correlative meanings.
“Registration Rights Agreement” means the Registration Rights Agreement, to be dated as of the date of the Indenture, among the Issuers, the Guarantors and the initial purchaser, as such agreement may be amended, modified or supplemented from time to time.
“Restricted Investment” means an Investment other than a Permitted Investment.
“Restricted Subsidiary” means any Subsidiary of Holdings that is not an Unrestricted Subsidiary.
“Revolving Credit Facility” means that certain Revolving Credit Agreement, dated as of the date of the Indenture, among the U.S. Issuer, as borrower, the Bermuda Issuer, Holdings, the several lenders from time to time party thereto (the “RCF Lenders”), and Jefferies Finance LLC, as administrative agent (the “RCF Administrative Agent”) for the RCF Lenders, including any related notes, guarantees, collateral documents, instruments and agreements executed in connection therewith, and in each case, as amended, restated, modified, renewed, refunded, increased, replaced (whether upon or after termination or otherwise) or refinanced in whole or in part from time to time; provided that the aggregate principal amount of all Indebtedness evidenced thereby is permitted under clause (1) of the definition of the term “Permitted Debt;” provided that each such amendment, restatement, modification, renewal, refunding, increase, replacement or refinancing shall only be permitted with respect to a revolving credit facility (which may include letters of credit and swing-line loan subfacilities), but for the avoidance of doubt shall not include any term loan or debt securities facility, subfacility, financing or refinancing.
“Sale and Leaseback Transaction” means an arrangement relating to property owned by Holdings or one of its Restricted Subsidiaries on the date of the Indenture or thereafter acquired by Holdings or one of its Restricted

Subsidiaries whereby Holdings or such Restricted Subsidiary transfers such property to a Person (other than Holdings or any of its Restricted Subsidiaries) and Holdings or any Restricted Subsidiary leases it from such Person.
“SEC” means the Securities and Exchange Commission, or any successor agency thereto.
“Second Lien Collateral” means all of the assets and property of the Issuers and Guarantors, whether real, personal or mixed, with respect to which a Lien is granted as security for any Second Priority Claims.
“Second Lien Collateral Documents” means the Security Documents (as defined in the Second Lien Credit Facility) and any other agreement, document or instrument pursuant to which a Lien is granted securing any Second Priority Claims or under which rights or remedies with respect to such Liens are governed.
“Second Lien Credit Facility” means that certain First Amended And Restated Second Lien Credit Agreement, dated as of August 28, 2006 (as amended by that certain First Amendment to First Amended and Restated Second Lien Credit Agreement, dated as of June 5, 2007, and as proposed to be amended by that certain Second Amendment to First Amended and Restated Second Lien Credit Agreement, dated as of March 22, 2010), among, inter alios, the Issuers, the several lenders from time to time parties thereto (the “Second Lien Lenders”), and Deutsche Bank Trust Company Americas, as administrative agent (in such capacity, the “Second Lien Administrative Agent”) for the Second Lien Lenders, including any related notes, Guarantees, collateral documents, instruments and agreements executed in connection therewith, as the same may be amended from time to time.
“Second Lien Loan Documents” means the Second Lien Credit Facility and the Credit Documents (as defined in the Second Lien Credit Facility) and each of the other agreements, documents and instruments providing for or evidencing any other Second Priority Claim, and any other document or instrument executed or delivered at any time in connection with any Second Priority Claims, including any intercreditor or joinder agreement among holders of Second Priority Claims, to the extent such are effective at the relevant time, as each may be amended, restated, supplemented, modified, renewed or extended from time to time in accordance with the provisions of the Intercreditor Agreement.
“Second Priority Agent” means the agent designated as such under the Intercreditor Agreement and shall initially be the Second Lien Administrative Agent, together with its successors and permitted assigns in such capacity.
“Second Priority Claims” means (a) Permitted Debt described in clause (6) of the definition thereof and (b) all other Obligations of the Issuers and the Guarantors under the documents relating to Indebtedness described in clause (a) above.
“Second Priority Collateral Documents” has the meaning set forth in the Intercreditor Agreement. “Securities Act” means the U.S. Securities Act of 1933, as amended.
“Security Agreement” means the Security Agreement, to be dated as of the date of the Indenture, among the Issuers and the Guarantors in favor of the Collateral Agent, as amended or supplemented from time to time in accordance with its terms.
“Significant Subsidiary” means any Subsidiary that would be a “significant subsidiary” as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Securities Act, as such regulation is in effect on the date of the Indenture.
“Similar Business” means any business conducted or proposed to be conducted by Holdings and the Restricted Subsidiaries on the date of the Indenture or any business that is similar, reasonably related, incidental or ancillary thereto.
“Specified Capital Stock” means Capital Stock of Holdings that was issued to a Second Lien Lender pursuant to the Second Lien Credit Facility as contemplated by Sections 6 and 7 of Article 2 of the Second Amendment (as in effect on the date of the Indenture and as defined in the Second Lien Credit Facility) so long as such Capital Stock is held by such Second Lien Lender or any of its Affiliates or any other Second Lien Lender or an Affiliate thereof which purchased such Capital Stock from such Second Lien Lender and, if applicable, its Affiliate.
“Stated Maturity” when used with respect to any security or any installment of interest thereon, means the date specified in such security as the fixed date on which the principal of such security or such installment of interest is due and payable.
“Subordinated Indebtedness” means Indebtedness that:
     (a) provides that no payment of any obligations (other than regularly scheduled payments of interest) with respect to such Indebtedness will be required to be made prior to the date that is one year and one day after the final Stated Maturity of the Notes; and
     (b) is expressly subordinated in right of payment to the prior payment in full in cash of all Indenture Obligations.
“Subsidiary” means, with respect to any Person, (1) any corporation, association or other business entity of which more than 50% of the total voting power of shares of Capital Stock entitled to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more Subsidiaries of such Person (or a combination thereof) and (2) any partnership (A) the sole general partner or the managing general partner of which is such Person or a Subsidiary of such Person or (B) the only general partners of which are such Person or one or more Subsidiaries of such Person (or any combination thereof).
“Super Priority Agent” means the agent designated as such under the Intercreditor Agreement and shall initially be the RCF Administrative Agent, together with its successors and permitted assigns in such capacity.
“Super Priority Cash Management Obligations” means any Cash Management Obligations secured by any collateral under the Super Priority Collateral Documents.
“Super Priority Claims” means (a) all loans and reimbursement obligations in respect of letters of credit (regardless of whether drawn or undrawn), in each case, outstanding under the Revolving Credit Facility (provided that if the aggregate principal amount of such loans and reimbursement obligations outstanding thereunder exceeds (i) $25.0 million during the period from the date of the Intercreditor Agreement until the date occurring six months after such date, and (ii) $30.0 million thereafter (the “Maximum RCF Amount”), then only that portion of the principal amount of such Indebtedness equal to the Maximum RCF Amount shall be included as Super Priority Claims and interest shall only be included as Super Priority Claims to the extent related to such portion of the principal included as Super Priority Claims), (b) Super Priority Cash Management Obligations to the extent not exceeding $1.5 million in the aggregate at any time outstanding, (c) Super Priority Hedging Obligations and (d) all other Obligations of the Issuers and the Guarantors under the documents relating to Indebtedness described in clauses (a), (b) and (c) above.
“Super Priority Collateral” means all of the assets and property of the U.S. Issuer and Guarantors, whether real, personal or mixed, with respect to which a Lien is granted as security for any Super Priority Claims.
“Super Priority Collateral Documents” has the meaning set forth in the Intercreditor Agreement.
“Super Priority Hedging Obligations” means any Hedging Obligations that are permitted to be incurred under clause (7) of the definition of the term “Permitted Debt” and that are secured by any collateral under the Super Priority Collateral Documents.
“Super Priority Lenders” means the lenders under the Super Priority Loan Documents.
“Super Priority Loan Documents” means the Revolving Credit Facility and the Credit Documents (as defined in the Revolving Credit Facility), including Swap Agreements entered into with a lender counterparty, and each of the other agreements, documents and instruments providing for or evidencing any other Super Priority Claim, and any other document or instrument executed or delivered at any time in connection with any Super Priority Claims, including any intercreditor or joinder agreement among holders of Super Priority Claims, to the extent such are effective at the relevant time, as each may be amended, restated, supplemented, modified, renewed or extended from time to time in accordance with the provisions of the Intercreditor Agreement.
“Super Priority Obligations” means (a) Permitted Debt described in clause (1) of the definition thereof, (b) Super Priority Cash Management Obligations and Super Priority Hedging Obligations, and (c) all other Obligations of the Issuers and the Guarantors under the documents relating to Indebtedness described in clauses (a) and (b) above.
“Swap Agreement” means any agreement with respect to any swap, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions; provided, that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of Holdings or any of its Subsidiaries shall be a “Swap Agreement”.
“Unrestricted Subsidiary” means any Subsidiary of an Unrestricted Subsidiary or any Subsidiary of Holdings that is designated by the Board of Directors of Holdings as an Unrestricted Subsidiary pursuant to a resolution of the Board of Directors, but only to the extent that such Subsidiary:
     (1) has no Indebtedness other than Non-Recourse Debt;
     (2) except as permitted by the covenant described above under the caption “—Certain Covenants— Transactions with Affiliates,” is not party to any agreement, contract, arrangement or understanding with Holdings or any Restricted Subsidiary of Holdings unless the terms of any such agreement, contract, arrangement or understanding are no less favorable to Holdings or such Restricted Subsidiary than those that might be obtained at the time from Persons who are not Affiliates of Holdings;
     (3) is a Person with respect to which neither Holdings nor any of its Restricted Subsidiaries has any direct or indirect obligation (a) to subscribe for additional Equity Interests or (b) to maintain or preserve such Person’s financial condition or to cause such Person to achieve any specified levels of operating results; and
     (4) has not guaranteed or otherwise directly provided credit support for any Indebtedness of Holdings or any of its Restricted Subsidiaries.
“U.S. Government Obligation” means:
     (1) any security which is: a direct obligation of the United States of America the payment of which the full faith and credit of the United States of America is pledged or an obligation of a Person controlled or supervised by and acting as an agency or instrumentality of the United States of America the payment of which is unconditionally Guaranteed as a full faith and credit obligation of the United States of America, which, in either case, is not callable or redeemable at the option of the issuer thereof; and
     (2) any depository receipt issued by a bank (as defined in the Securities Act) as custodian with respect to any U.S. Government Obligation and held by such bank for the account of the holder of such depository receipt, or with respect to any specific payment of principal of or interest on any U.S. Government Obligation which is so specified and held, provided that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depository receipt from any amount received by the custodian in respect of the U.S. Government Obligation or the specific payment of principal or interest evidenced by such depository receipt.
“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing:

     (1) the sum of the products obtained by multiplying (A) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (B) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment, by
     (2) the then outstanding principal amount of such Indebtedness.

DESCRIPTION OF CAPITAL SHARES
All of the share capital of the Bermuda Issuer is owned directly by Holdings. The share capital of Holdings consists of series A preference shares of par value $1.50 each (the “Series A Preference Shares”), series B1 preference shares of par value $1.50 each, which are voting shares (the “Series B1 Preference Shares”), series B2 preference shares of par value $1.50 each, which are non-voting shares (the “Series B2 Preference Shares” and, together with the Series A Preference Shares and the Series B1 Preference Shares, the “preference shares”), ordinary shares of par value $0.5801 each (the “Ordinary Shares”), series A ordinary shares of par value $0.5801 each (the “Series A Ordinary Shares”), series B1 ordinary shares of par value $0.5801 each, which are voting shares (the “Series B1 Ordinary Shares”), and series B2 ordinary shares of par value $0.5801 each, which are non-voting shares (the “Series B2 Ordinary Shares” and, together with the Ordinary Shares, the Series A Ordinary Shares and the Series B1 Ordinary Shares, the “ordinary shares”). The Series B1 Preference Shares and the Series B2 Preference Shares are collectively referred to herein as the “Series B Preference Shares” and the Series B1 Ordinary Shares and the Series B2 Ordinary Shares are collectively referred to herein as the “Series B Ordinary Shares.”
The Series A Preference Shares are held by Technology Holdings. The Series A Preference Shares are convertible at the option of the holder into Series A Ordinary Shares at any time. There are currently 6,561,242 Series A Preference Shares issued and outstanding, and no Series A Ordinary Shares.
Prior to the Recapitalization Transactions on April 8, 2010, the only outstanding classes of capital shares of Holdings were the Series A Preference Shares and the Ordinary Shares. The Ordinary Shares were held by all investors, other than the equity sponsors that held their investment through Technology Holdings as described above. No Series B Preference Shares or Series B Ordinary Shares were authorized, issued or outstanding.
In connection with the consummation of the Refinancing Transactions, on April 8, 2010, the Series B Preference Shares and Series B Ordinary Shares were authorized, and Holdings issued 3,531,904.62 Series B Preference Shares and 15,511,605.38 Series B Ordinary Shares, in the aggregate, to the Second Lien Lenders and purchasers of Original Units. Each such investor who was issued Series B Preference Shares and Series B Ordinary Shares was able to elect whether to receive (i) in the case of the Series B Preference Shares, either Series B1 Preference Shares, which are voting shares, or Series B2 Preference Shares, which are non-voting shares, or a combination thereof and (ii) in the case of the Series B Ordinary Shares, either Series B1 Ordinary Shares, which are voting shares, or Series B2 Ordinary Shares, which are non-voting shares, or a combination thereof. The Series B1 Preference Shares are convertible at the option of the holder into Series B2 Preference Shares (and vice versa), and the Series B1 Ordinary Shares are convertible at the option of the holder into Series B2 Ordinary Shares (and vice versa), at any time. In addition, the Series B Preference Shares are currently convertible at the option of the holder into Series B Ordinary Shares.
There are currently 28,809,184 Ordinary Shares, 13,517,123.43 Series B1 Ordinary Shares and 1,994,481.95 Series B2 Ordinary Shares issued and outstanding, as well as 3,077,664.80 Series B1 Preference Shares and 454,239.82 Series B2 Preference shares issued and outstanding.
For a more detailed description of most significant terms of Holdings’ capital stock as provided in the bye-laws, see “—Bye-Law Provisions” below. For a description of certain additional shareholder agreements and other agreements relating to our capital shares, beyond the Subscription and Shareholders Agreement described below, see “Certain Relationships and Related Party Transactions.”
Subscription and Shareholders Agreement
On April 8, 2010, in connection with the Recapitalization Transactions, Holdings entered into the Subscription and Shareholders Agreement with the Second Lien Lenders and with the purchasers of the Original Units, pursuant to which Holdings issued (i) to the Second Lien Lenders, in the aggregate, 11,080,455.38 Series B Ordinary Shares and 2,523,554.62 Series B Preference Shares, representing upon issuance approximately 25% of the issued share capital of each such class of securities, and (ii) to the purchasers of the Original Units, 4,431,150.00 Series B

Ordinary Shares and 1,008,350.00 Series B Preference Shares, representing upon issuance approximately 10% of the issued share capital of each such class of securities.
The most significant terms of such Subscription and Shareholders Agreement are as follows:
Additional Equity Issuances: The Subscription and Shareholders Agreement provides for additional equity issuances if the obligations of the Issuers under the Second Lien Credit Facility are not repaid in full (the “Second Lien Discharge”) by April 30, 2013 or April 30, 2014. In the event that the obligations of the Issuers under the Second Lien Credit Facility are not repaid in full by April 30, 2013, Holdings would agree to issue a number of Series B Ordinary Shares and Series B Preference Shares to the Second Lien Lenders equal to 7.50% of the total issued ordinary share capital and 7.50% of total issued preference share capital, in each case as in issue immediately after the closing of the Recapitalization Transactions. Additionally, in the event that the obligations of the Issuers under the Second Lien Credit Facility are not repaid in full by April 30, 2014, Holdings would agree to issue a number of Series B Ordinary Shares and Series B Preference Shares to the Second Lien Lenders equal to 52.50% of the total issued ordinary share capital and 52.50% of the total issued preference share capital, in each case as in issue immediately after the closing of the Recapitalization Transactions (such issuance, the “Third Issuance”). In the event that additional equity is issued to the Second Lien Lenders on either of those dates, Holdings will issue additional equity to the holders of Unit Equity Capital on a pro-rata basis with the Second Lien Lenders, such that the holders of the Unit Equity Capital will not be diluted by the issuances to the Second Lien Lenders on either of those dates. The shares issued to the Second Lien Lenders would be subject to certain transfer restrictions.
Election of Directors: Pursuant to the Subscription and Shareholders Agreement, prior to consummation of Third Issuance, as long as it continues to hold a majority of the outstanding ordinary shares (calculated on an as-converted basis) Technology Holdings has the right to appoint at least a majority of the directors of Holdings, and the Second Lien Lenders holding a majority interest of the loans under the Second Lien Credit Facility, excluding any Second Lien Lender that also holds Series B2 Ordinary Shares or Series B2 Preference Shares, has the right, as a group, to appoint one director to the board of directors of Holdings. Following the consummation of the Third Issuance, the Second Lien Lenders holding a majority interest of the loans under the Second Lien Credit Facility will have the right, as a group, to appoint a majority of the directors to the board of directors of Holdings, provided, that Technology Holdings will be entitled to appoint at least three directors to the board of directors of Holdings. At all times, Intel has the right to appoint one observer to the board of directors. The Northwestern Mutual Life Insurance Company, a Second Lien Lender, also has the right to appoint a designee and employee of it or an affiliate as an observer to the board of directors of Holdings. See “Management” for further information regarding the membership of the board of directors of Holdings upon the closing of the transactions.
Preemptive Rights: If Holdings proposes to issue any equity securities to Technology Holdings, each Second Lien Lender and holders of the Unit Equity Capital have preemptive rights with respect to such issuance, subject to certain exceptions.
Co-Sale Rights: If any shareholder or group of shareholders (a “Selling Shareholder”), in one or a series of related transactions, proposes to sell all or a portion of its shares of Holdings and such shares represent a majority of the outstanding ordinary shares at such time (calculated on an as-converted basis), each other shareholder has the right to include their shares of Holdings’ capital stock in such proposed transaction on a pro rata basis. This co-sale right terminates with respect to the Second Lien Lenders and the holders of the Unit Equity Capital upon the closing of a firmly underwritten public offering of ordinary shares resulting in gross proceeds to Holdings in excess of $75,000,000.
Registration Rights: After 180 days following a qualified public offering, the Second Lien Lenders and holders of the Unit Equity Capital shall have “piggy-back” registration rights, which will allow them to require Holdings to register all or a portion of their shares on any registration statement filed by Holdings, subject to certain conditions in the case of underwritten offerings by Holdings.
Transfer Restrictions: Any transfer of shares held by the Second Lien Lenders or holders of Unit Equity Capital (collectively, the “Equity Shares”) is subject to the following trading restrictions:

•	holders must give two days’ notice to Holdings before any transfers;

•	any transfer by a holder of Equity Shares must not increase the total number of Second Lien Lenders holding preference shares or ordinary shares in Holdings and holders of Unit Equity Capital offered thereby, together with their permitted transferees, successors and assignees, beyond 200;

•	the transferee must not be a competitor of Holdings;

•	the transferee must sign a joinder to the Subscription and Shareholders Agreement;

•	such transfer must not cause a violation of securities laws or cause Holdings to become an SEC reporting company; and

•	the transferor must provide additional information reasonably requested for Holdings to determine compliance with the foregoing restrictions.
In addition, Holdings has the right to reject any transfer, in its sole discretion, if a proposed transfer would reasonably be expected to violate one of the above restrictions.
Bye-Law Provisions
The most significant terms of the Holdings’ capital stock as provided in the bye-laws are described below. Holdings has entered into various shareholders agreements with certain of its shareholders which may provide such shareholders with rights that are in addition to those provided in the bye-laws. Please see “Certain Relationships and Related Party Transactions” for additional information on these shareholders agreements.
Conversion. Each Series A Preference Share, Series B1 Preference Share and Series B2 Preference Share is convertible, at the option of the holder, into Series A Ordinary Shares, Series B1 Ordinary Shares and Series B2 Ordinary Shares, respectively. The current conversion rate for the preference shares is approximately 2.17-to-1. At the option of the holder (i) each Series B1 Preference Share is convertible into one Series B2 Preference Share, (ii) each Series B2 Preference Share is convertible into one Series B1 Preference Share, (iii) each Series B1 Ordinary Share is convertible into one Series B2 Ordinary Share, (iv) each Series B2 Ordinary Share is convertible into one Series B1 Ordinary Share and (v) each Series A Ordinary Share, Series B1 Ordinary Share and Series B2 Ordinary Share is convertible into one Ordinary Share. The preference shares will automatically be converted at their conversion rate into Ordinary Shares upon the closing of a firmly underwritten public offering of ordinary shares resulting in gross proceeds to Holdings in excess of $75,000,000 or the vote of 85% of the then outstanding preference shares voting separately as one class on an as-converted basis.
Dividends. The holders of preference shares are entitled to dividends at an annual rate of 8% of the initial conversion price (as adjusted for any subdivisions, combinations, consolidations or distributions or dividends), on a non-cumulative basis, when and if declared, as determined by Holdings’ board of directors. No dividends have been declared or paid through November 28, 2010.
Redemption. Each holder of preference shares may require Holdings, upon written request, to redeem all, but not less than all, of its outstanding preference shares. No holder of preference shares is permitted to exercise its redemption rights until the later of (i) 91 days after the earlier of the stated maturity date or the first date on which no Notes are outstanding and (ii) 91 days after the earlier of the stated maturity date or the first date on which no indebtedness under the Second Lien Credit Facility is outstanding. The redemption price payable by Holdings is subject to proportional adjustment for stock splits, reverse splits, stock dividends, stock distributions or similar events related to the capitalization of Holdings. As of November 28, 2010, the redemption value of the Series A and Series B Preference Shares totaled $99.2 million and $53.4 million, respectively. If Holdings cannot fulfill the redemption request, the holders of the preference shares have the right to appoint five additional directors to the board of Holdings and if the request is not fully redeemed within 90 days, the holders of a majority of the then issued preference shares may require Holdings to use reasonable efforts to sell itself or enter into another transaction necessary to produce sufficient proceeds to permit the payment in full of the redemption price.

Liquidation Preference. In the event a liquidation, dissolution, winding-up, change in control or sale of all or substantially all of the assets of Holdings, holders of preference shares receive, in preference to any distribution to holders of any other class or series of shares, the initial conversion price, subject to anti-dilution adjustments, plus an annual compounding rate of return of 8%. As of November 28, 2010, the liquidation preference of Series A and Series B Preference Shares totaled $99.2 million and $53.4 million, respectively.
Voting Rights. Each holder of Series A Preference Shares is entitled to such number of votes as is equal to the number of whole Series A Ordinary Shares into which the Series A Preference Shares of such holder are convertible. Each holder of Series B1 Preference Shares is entitled to such number of votes as is equal to the product of (i) the number of Series B1 Ordinary Shares into which the Series B1 Preference Shares of such holder are convertible and (ii) the number equal to the quotient obtained by dividing (x) the number of issued and outstanding Series B1 Preference Shares and Series B2 Preference Shares by (y) the number of issued and outstanding Series B1 Preference Shares. Each holder of Ordinary Shares or Series A Ordinary Shares has one vote per share. Each holder of the Series B1 Ordinary Shares is entitled to such number of votes as is equal to the product of (i) the number of Series B1 Ordinary Shares held by such holder and (ii) the number equal to the quotient obtained by dividing (x) the number of issued and outstanding Series B1 Ordinary Shares less the number of Series B1 Ordinary Shares and Series B2 Ordinary Shares converted into Ordinary Shares as at such date by (y) the number of issued and outstanding Series B1 Ordinary Shares. The Series B2 Preference Shares and the Series B2 Ordinary Shares do not have any voting rights.
As long as at least 4,056,978 preference shares are outstanding, Holdings cannot take the following actions, among others, without the consent of the holders of a majority of the then issued and outstanding preference shares, voting separately as a class:
•	any creation or issuance of shares having preference over any series of preference shares;

•	any amalgamation, consolidation, acquisition or similar transaction of Holdings in which the shareholders of Holdings prior to such transaction, or series of related transactions, would hold shares representing less than a majority of the voting power after such transaction or series of transactions;

•	the sale of all or substantially all of Holdings’ assets;

•	the liquidation, dissolution or winding up of Holdings; and

•	the incurrence of certain indebtedness.
Indemnification of Directors and Officers
Section 98 of the Bermuda Companies Act 1981 (the “Companies Act”) provides generally that a Bermuda company may indemnify its directors, officers and auditors against any liability which by virtue of any rule of law would otherwise be imposed on them in respect of any negligence, default, breach of duty or breach of trust, except in cases where such liability arises from fraud or dishonesty of which such director, officer or auditor may be guilty in relation to the company. Section 98 further provides that a Bermuda company may indemnify its directors, officers and auditors against any liability incurred by them in defending any proceedings, whether civil or criminal, in which judgment is awarded in their favor or in which they are acquitted or granted relief by the Supreme Court of Bermuda pursuant to section 281 of the Companies Act.
We have adopted provisions in our bye-laws that provide that we shall indemnify our officers and directors in respect of their actions and omissions, except in respect of their fraud or dishonesty. We also have entered into directors’ service agreements with our directors, pursuant to which we have agreed to indemnify them against any liability brought against them by reason of their service as directors, except in cases where such liability arises from fraud or dishonesty. Our bye-laws provide that the shareholders waive all claims or rights of action that they might have, individually or in right of the company, against any of the company’s directors or officers for any act or failure to act in the performance of such director’s or officer’s duties, except in respect of any fraud or dishonesty of such director or officer. Section 98A of the Companies Act permits us to purchase and maintain insurance for the benefit of any officer or director in respect of any loss or liability attaching to him in respect of any negligence, default, breach of duty or breach of trust, whether or not we may otherwise indemnify such officer or director. We have purchased and maintain a directors’ and officers’ liability policy for such a purpose.

CERTAIN UNITED STATES FEDERAL
INCOME TAX CONSIDERATIONS
The following summary describes certain material United States federal income and estate tax considerations of the acquisition, ownership and disposition of the Notes. The summary is based on the United States Internal Revenue Code of 1986, as amended, or the “Code,” and regulations, rulings and judicial decisions as of the date hereof, all of which may be repealed, revoked or modified with possible retroactive effect.
This summary applies to you only if you:
•	acquired the Outstanding Notes for cash in this offering at the initial offering price; and
•	hold the Notes as capital assets within the meaning of Section 1221 of the Code.
This summary is for general information only and does not address all aspects of United States federal income and estate taxation that may be important to you in light of your particular circumstances, and it does not address any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction. Further, this summary does not deal with holders that may be subject to special tax rules (including, but not limited to, insurance companies, tax-exempt organizations, financial institutions, dealers in securities or currencies, United States Holders (as defined below) who own 10% or more of our common stock or whose functional currency is not the United States dollar, certain United States expatriates or holders who will hold the Notes as a hedge against currency risks or as part of a straddle, synthetic security, conversion transaction, other integrated investment comprised of the Notes and one or more other investments, or other risk-reduction transaction for federal income tax purposes). You should consult your own tax advisor as to the particular tax consequences to you of acquiring, holding or disposing of the Notes.
As used in this section, the term “United States Holder” means a beneficial owner of a Note that, for U.S. federal income tax purposes, is:
•	an individual citizen or resident of the United States;

•	a corporation or partnership created or organized under the laws of the United States, any state thereof or the District of Columbia;

•	an estate the income of which is subject to United States federal income tax without regard to its source; or

•	a trust if:

a court within the United States is able to exercise primary supervision over the administration of the trust and one or more United States persons (within the meaning of the Code) have the authority to control all substantial decisions of the trust; or

the trust has a valid election in effect under applicable United States Treasury regulations to be treated as a United States person.
If you are a partner in a partnership (or other entity or arrangement treated as a partnership for United States federal income tax purposes) that holds Notes, your treatment under United States federal income tax laws will generally depend on your status and the activities of the partnership. If you are a partnership that holds Notes or a partner in such a partnership, you should consult your own tax advisor as to the particular United States federal income tax consequences applicable to you.
A “Non-United States Holder” is any beneficial holder of a Note that is not a United States Holder.

TO ENSURE COMPLIANCE WITH INTERNAL REVENUE SERVICE (“IRS”) CIRCULAR 230, WE HEREBY INFORM YOU THAT: (A) ANY DISCUSSION OF UNITED STATES FEDERAL TAX ISSUES IN THIS OFFERING MEMORANDUM IS NOT INTENDED OR WRITTEN TO BE RELIED UPON, AND CANNOT BE RELIED UPON, BY ANY TAXPAYER FOR THE PURPOSE OF AVOIDING PENALTIES THAT MAY BE IMPOSED ON THE TAXPAYER UNDER THE CODE; (B) SUCH DISCUSSION WAS WRITTEN IN CONNECTION WITH THE PROMOTION OR MARKETING (WITHIN THE MEANING OF CIRCULAR 230) OF THE NOTES; AND (C) TAXPAYERS SHOULD SEEK ADVICE BASED ON THEIR PARTICULAR CIRCUMSTANCES FROM AN INDEPENDENT TAX ADVISOR.
Tax Treatment of the Exchange Offer
If you are a beneficial owner of an Outstanding Note, you will not recognize any taxable gain or loss on the exchange of an Outstanding Note for a New Note pursuant to the Exchange Offer, and your adjusted tax basis and holding period in the New Note will be the same as in the Outstanding Note.
United States Holders
Taxation of Interest on the Notes
We intend to take the position that the Treasury Regulations applicable to “contingent payment debt instruments” apply to the Notes. Under the contingent payment debt rules, you will be required to (i) use the accrual method of tax accounting with respect to the Notes, regardless of your usual method of tax accounting and (ii) accrue original issue discount (“OID”) in income each year based on the “comparable yield” of the Notes, which will generally be the rate at which we could issue a fixed rate debt instrument with no contingent payments but which provides for terms and conditions otherwise similar to the Notes. We are required to provide the comparable yield to you and, solely for tax purposes, are also required to provide a projected payment schedule that estimates the amount and timing of the contingent payments on the Notes as of the issue date. The comparable yield and projected payment schedule may be obtained by contacting us at 111 Powdermill Road, Maynard, Massachusetts 01754, Attention: Chief Financial Officer. You are required to use the comparable yield determined by us and the projected payments set forth in the projected payment schedule prepared by us in determining your interest accruals, and the adjustments thereto (discussed below), in respect of the Notes unless you timely disclose and justify on your federal income tax return the use of a different comparable yield and projected payment schedule. The comparable yield and the projected payment schedule are not provided for any purpose other than the determination of your interest accruals and adjustments thereto in respect of the Notes for United States federal income tax purposes and do not constitute a representation regarding the actual amount of any payment on a Note.
The amount of OID on a Note for each accrual period (generally, each six-month period during which the Notes are outstanding) is determined by multiplying the comparable yield of the Note, adjusted for the length of the accrual period, by the Note’s adjusted issue price (as defined below) at the beginning of the accrual period. The amount of OID so determined is then allocated on a ratable basis to each day in the accrual period that you held the Note. In general, for these purposes, a Note’s “adjusted issue price” will equal the Note’s issue price, increased by the OID previously accrued on the Note.
If an actual contingent payment made on the Notes differs from the projected contingent payment, an adjustment will be made for the difference. A positive adjustment is equal to the amount by which an actual contingent payment exceeds the projected contingent payment. A negative adjustment is equal to the amount by which a projected contingent payment exceeds an actual contingent payment. Positive and negative adjustments for a taxable year with respect to the Notes are netted. Any net positive adjustment is treated as additional interest income for the taxable year. Any net negative adjustment will (a) reduce the amount of OID required to be accrued in the taxable year in which the payment is made; and (b) to the extent of any excess after the application of (a), give rise to an ordinary loss to the extent of your total prior OID inclusions with respect to the Note and, thereafter, a capital loss.
Interest received or accrued by a United States Holder will be U.S. source income to the extent paid or accrued with respect to the U.S. Notes and foreign source income to the extent paid or accrued with respect to the Bermuda Notes.

For taxable years beginning after December 31, 2012, if you are a United States Holders that is an individual, estate or trust, you may be subject to a 3.8% Medicare tax on any interest and capital gain you recognize.
Taxation of Dispositions of the Notes
If you are a United States Holder, upon the sale, exchange, redemption, retirement or other taxable disposition of a Note, you will generally recognize gain or loss equal to the difference, if any, between:
•	the amount you realize upon the sale, exchange, redemption, retirement or other taxable disposition; and

•	your adjusted tax basis in the Note. Your adjusted tax basis in a Note will, in general, be your cost for the Note, increased by any OID previously accrued by you (determined without regard to any positive or negative adjustments to interest accruals described above), less any noncontingent principal and interest payments you receive in respect of the Note and the projected amount of any contingent payment previously made to you on the Note.
Gain recognized upon the sale, exchange, redemption or other taxable disposition of a Note will generally be treated as ordinary interest income; any loss will generally be treated as ordinary loss to the extent of interest previously included in income, and thereafter, as capital loss. The deductibility of capital losses is subject to limitations.
Because the contingent payment debt instruments rules are complex, each United States Holder of a Note should consult with its own tax advisor regarding the acquisition, ownership, and disposition of such Note.
Backup Withholding and Information Reporting
Under certain circumstances, payments on the Notes and proceeds from the sale or other disposition of the Notes may be subject to information reporting and backup withholding tax, at the applicable rate, unless, in general, you comply with certain procedures or are a corporation or other exempt person and appropriately establish that exemption.
The backup withholding tax is not an additional tax and may be credited against your United States federal income tax liability, provided that appropriate information is timely provided to the IRS.
Non-United States Holders
Taxation of Interest on the Notes
Under current United States federal income tax law, subject to the discussion of backup withholding and information reporting below, if you are a Non-United States Holder, payments of interest on the Notes (including amounts taken into income as interest under the accrual rules described above under “—United States Holders—Taxation of Interest on the Notes”) that are treated as U.S. source income (as discussed above under “—United States Holders—Taxation of Interest on the Notes”) will not be subject to United States federal income, branch profits or withholding tax, provided that:
•	you do not, directly or indirectly, actually or constructively, own 10% or more of the voting power of the stock of the U.S. Issuer;

•	you are not a bank receiving interest on an extension of credit pursuant to a loan agreement entered into in the ordinary course of your trade or business;

•	you are not a controlled foreign corporation for United States federal income tax purposes that is, actually or constructively, related to the U.S. Issuer (as provided in the Code);

•	the interest payments are not effectively connected with your conduct of a trade or business within the United States; and

•	you meet certain certification requirements. You will satisfy these requirements if you provide the withholding agent with a properly completed IRS Form W-8BEN, or a substantially similar substitute form.
If you hold the U.S. Note through a foreign partnership or intermediary, you and the foreign partnership or intermediary must satisfy certification requirements of applicable United States Treasury regulations.
Even if the requirements listed above are not satisfied, you will be entitled to an exemption from or reduction in United States withholding tax with respect to U.S. source interest paid on the Notes (including amounts taken into income as interest under the accrual rules described above under “—United States Holders—Taxation of Interest on the Notes”), provided that:
•	You are entitled to an exemption from or reduction in withholding tax on interest under a tax treaty between the United States and your country of residence. To claim this exemption or reduction, you must generally complete Form W-8BEN and claim this exemption or reduction on the form. In some cases, you may instead be permitted to provide documentary evidence of your claim to the intermediary, or a qualified intermediary may already have some or all of the necessary evidence in its files; or

•	Such interest income is effectively connected with the conduct of your trade or business in the United States. To claim this exemption, you must complete Form W-8ECI.
You may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the IRS.
With respect to payments of interest that are not treated as U.S. source income (including amounts taken into income as interest under the accrual rules described above under “—United States Holders—Taxation of Interest on the Notes”), no United States federal income tax or withholding tax should apply unless such payments or amount realized are effectively connected with the conduct of a United States trade or business of the Non-United States Holder.
Taxation of Dispositions of the Notes
In addition, if you are a Non-United States Holder, you will not be subject to United States federal income or withholding tax on the gain you realize on any sale, exchange, redemption, retirement or other taxable disposition of a Note, unless:
•	the gain is effectively connected with your conduct of a trade or business within the United States and, if a treaty applies, is generally attributable to a United States “permanent establishment”;

•	you are an individual and have been present in the United States for 183 days or more in the taxable year of disposition and certain other requirements are met; or

•	in the case of an amount received with respect to a Note which is attributable to OID, you do not meet the conditions for exemption from United States federal withholding tax described above.
United States Trade or Business
If interest on a Note (including amounts taken into income as interest under the accrual rules described above under “—United States Holders—Taxation of Interest on the Notes”), or gain from the disposition of a Note is effectively connected with your conduct of a United States trade or business, and, if an income tax treaty applies, you maintain a United States “permanent establishment” to which the interest or gain is attributable, you generally will be subject to United States federal income tax on the interest or gain on a net basis in the same manner as if you were a United States Holder. If you are a foreign corporation, you also may be subject to a branch profits tax of 30% of your effectively connected earnings and profits for the taxable year, subject to certain adjustments, unless you qualify for a lower rate under an applicable income tax treaty. For this purpose, interest on a Note or gain recognized on the disposition of a Note will be included in earnings and profits if the interest, distribution, or gain is effectively connected with your conduct of a trade or business in the United States.
United States Federal Estate Tax
A U.S. Note held by an individual who at the time of death is not a citizen or resident of the United States will not be subject to United States federal estate tax as a result of such individual’s death, provided that, at the time of such individual’s death:
•	the individual does not, directly or indirectly, actually or constructively, own 10% or more of the combined voting power of the U.S. Issuer; and

•	the interest accrued with respect to the U.S. Note was not effectively connected with the conduct of a trade or business within the United States.
Backup Withholding and Information Reporting
Under current United States federal income tax law, backup withholding and information reporting may apply to payments made to you in respect of the Notes, unless you provide a Form W-8BEN or otherwise meet documentary evidence requirements for establishing that you are a Non-United States Holder or otherwise establish an exemption. The U.S. Issuer (or its paying agent) may, however, report payments of interest on the U.S. Notes.
The gross proceeds from the disposition of your Notes may be subject to information reporting and backup withholding tax at the applicable rate. If you sell your Notes outside the United States through a foreign office of a foreign broker and the sales proceeds are paid to you outside the United States, then the backup withholding and information reporting requirements generally will not apply to that payment. However, information reporting, but not backup withholding, will apply to a payment of sales proceeds, even if that payment is made outside the United States, if you sell your Notes through the foreign office of a foreign broker that is, for United States federal income tax purposes:
•	a United States person (within the meaning of the Code);

•	a controlled foreign corporation;

•	a foreign person 50% or more of whose gross income is effectively connected with a United States trade or business for a specified three-year period; or

•	a foreign partnership with certain connections to the United States;
unless such broker has in its records documentary evidence that you are not a United States person and certain other conditions are met, or you otherwise establish an exemption. In addition, backup withholding may apply to any payment that the broker is required to report if the broker has actual knowledge that you are a United States person.
You should consult your own tax advisor regarding the application of information reporting and backup withholding in your particular situation, the availability of an exemption from backup withholding and the procedure for obtaining such an exemption, if available. Any amounts withheld from a payment to you under the backup withholding rules will be allowed as a credit against your United States federal income tax liability and may entitle you to a refund, provided that you timely furnish the required information to the IRS.
The proper tax treatment of a holder of Notes is uncertain in a number of respects. The United States federal tax discussion set forth above is included for general information only. Holders should consult their tax advisors with respect to the tax consequences to them of the beneficial ownership and disposition of the Notes, including the tax consequences under state, local, foreign, and other tax laws and the possible effects of changes in federal and other tax laws.

CERTAIN ERISA CONSIDERATIONS
The Employee Retirement Income Security Act of 1974, as amended (“ERISA”) imposes certain requirements on “employee benefit plans” (as defined in ERISA) subject to Title I of ERISA, including entities such as collective investment funds and separate accounts whose underlying assets include the assets of such plans (collectively, “ERISA Plans”) and on those persons who are fiduciaries with respect to ERISA Plans.
Section 406 of ERISA and Section 4975 of the Code prohibit certain transactions involving the assets of an ERISA Plan (Section 4975 of the Code also imposes prohibitions for certain plans that are not subject to Title I of ERISA but which are subject to Section 4975 of the Code, such as individual retirement accounts (together with ERISA Plans, “Plans”)) and certain persons (referred to as “parties in interest” or “disqualified persons”) having certain relationships to such Plans, unless a statutory or administrative exemption is applicable to the transaction. A party in interest or disqualified person who engages in a prohibited transaction may be subject to excise taxes and other penalties and liabilities under ERISA and Section 4975 of the Code. Accordingly, each original or subsequent purchaser or transferee of a Unit that is or may become a Plan is responsible for determining that its purchase and holding of such Unit will not constitute a prohibited transaction under ERISA or Section 4975 of the Code.
THE PRECEDING DISCUSSION IS ONLY A SUMMARY OF CERTAIN ERISA IMPLICATIONS OF AN INVESTMENT IN THE UNITS AND DOES NOT PURPORT TO BE COMPLETE. PROSPECTIVE INVESTORS SHOULD CONSULT WITH THEIR OWN LEGAL, TAX, FINANCIAL AND OTHER ADVISORS PRIOR TO INVESTING IN THE UNITS TO REVIEW THESE IMPLICATIONS IN LIGHT OF SUCH INVESTOR’S PARTICULAR CIRCUMSTANCES.

PLAN OF DISTRIBUTION
Each broker-dealer that receives New Securities for its own account in exchange for Outstanding Securities pursuant to the Exchange Offer must acknowledge that such Outstanding Securities were acquired by such broker-dealer as a result of market-making activities or other trading activities and that it will deliver a prospectus in connection with any resale of such New Securities. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of New Securities received in exchange for Outstanding Securities. Under existing interpretations of the SEC contained in several no-action letters to third parties, the New Securities will be freely transferable by holders thereof other than our affiliates after the Exchange Offer without further registration under the Securities Act; provided, however, that each holder that wishes to exchange its Outstanding Securities for New Securities will be required to represent:
•	that any New Securities to be received by such holder will be acquired in the ordinary course of its business;

•	that at the time of the consummation of the Exchange Offer such holder will have no arrangement or understanding with any person to participate in the distribution (within the meaning of the Securities Act) of the New Securities in violation of the Securities Act;

•	that such holder is not an “affiliate” (as defined in Rule 405 promulgated under the Securities Act) of the Issuers or any Guarantor;

•	if such holder is not a broker-dealer, that it is not engaged in, and does not intend to engage in, the distribution of New Securities; and

•	if such holder is a broker-dealer (a “Participating Broker-Dealer”), such holder will receive New Securities for its own account in exchange for Outstanding Securities that were acquired as a result of market-making or other trading activities and that such holder will deliver a prospectus (or, to the extent permitted by law, make available a prospectus to purchasers) in connection with any resale of such New Securities.
We have agreed to use commercially reasonable efforts to keep effective the registration statement of which this prospectus forms a part, and to amend and supplement this prospectus, in order to permit this prospectus to be lawfully delivered by Participating Broker Dealers and other persons, if any, with similar prospectus delivery requirements, for such period of time as such persons must comply with such requirements, in connection with any resale of New Securities.
We will not receive any proceeds from any sale of New Securities by broker-dealers. New Securities received by broker-dealers for their own account pursuant to the Exchange Offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the New Securities or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers that may receive compensation in the form of commissions or concessions from any such broker-dealer or the purchasers of any such New Securities.
Any broker-dealer that resells New Securities that were received by it for its own account pursuant to the Exchange Offer and any broker or dealer that participates in a distribution of such New Securities may be deemed to be an “underwriter” within the meaning of the Securities Act and any profit on any such resale of New Securities and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that, by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act.
We have agreed, pursuant to the registration rights agreement, to pay all expenses incident to the Exchange Offer (including certain expenses of one counsel for the holders of the Outstanding Securities) other than commissions or concessions of any brokers or dealers and transfer taxes and we will indemnify the holders of the Outstanding Securities and New Securities (including any broker-dealers) against certain liabilities, including liabilities under the Securities Act.
No dealer, salesperson or other individual has been authorized to give any information or to make any representations not contained in this prospectus in connection with the exchange offer. If given or made, such information or representations must not be relied upon as having been authorized by us. Neither the delivery of this prospectus nor any sale made hereunder shall, under any circumstances, create any implications that there has not been any change in the facts set forth in this prospectus or in our affairs since the date hereof.
Each broker-dealer that receives exchange notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such exchange notes. The letter of transmittal accompanying this prospectus states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of the exchange notes received in exchange for original notes where such original notes were acquired by such broker-dealer as a result of market-making activities or other trading activities.
The New Securities may be offered or sold in Bermuda only in compliance with the provisions of the Investment Business Act of 2003 of Bermuda, which regulates the sale of securities in Bermuda. In addition, specific permission from the BMA is required for all issues and transfers of securities of Bermuda exempted companies involving persons who are non-resident, other than in cases where a general permission has been given under Bermuda’s Exchange Control Act of 1972 (and its related regulations). The BMA has granted such general permission for the issue and subsequent transfer of securities of Bermuda companies (other than Equity Securities) from and/or to non-residents of Bermuda for exchange control purposes. In giving such permission, the BMA does not accept any responsibility for the financial soundness of any proposal or for the correctness of any of the statements made or opinions expressed in this prospectus

ENFORCEMENT OF CIVIL LIABILITIES
The Bermuda Issuer and certain Guarantors of the Notes are organized under the laws of Bermuda, Ireland and Cyprus, and a substantial portion of the assets held by the Bermuda Issuer and such Guarantors is located outside of the U.S. Consequently, although the Bermuda Issuer and such foreign Guarantors have appointed an agent for service of process in the U.S., it may be difficult for U.S. investors to effect service within the U.S. upon the Bermuda Issuer or such Guarantors, their directors or officers, or to realize in the U.S. on any judgment against the Bermuda Issuer or such foreign Guarantors, including for civil liabilities under the U.S. securities laws. Therefore, any judgment in respect of the Units, the Notes, the indenture governing the Notes or the guarantees obtained in any U.S. federal or state court against the Bermuda Issuer or such foreign Guarantors may have to be enforced in the courts of Bermuda, Ireland or Cyprus, as applicable. Investors should not assume that the courts of Bermuda, Ireland or Cyprus would enforce judgments of U.S. courts obtained against the Bermuda Issuer or any of the foreign Guarantors predicated upon the civil liability provisions of the U.S. securities laws or that such courts would enforce, in original actions, liabilities against such foreign Guarantors predicated solely upon such laws.
Bermuda
We have been advised by our Bermuda counsel that the United States and Bermuda do not currently have a treaty providing for the reciprocal recognition and enforcement of judgments, other than arbitration awards, in civil and commercial matters. Therefore, a final judgment for the payment of a fixed debt or sum of money against the Bermuda Issuer or Holdings rendered by any federal or state court in the United States based on civil liability, whether or not based solely upon the U.S. federal securities laws, would not automatically be enforceable in Bermuda. In order to enforce any U.S. judgment in Bermuda, proceedings must be initiated before a court of competent jurisdiction in Bermuda. A Bermuda court will normally order summary judgment if there is no defense to the claim for payment and generally will not reinvestigate the merits of the original dispute. In this type of action, a Bermuda court will generally treat the U.S. judgment as creating a valid debt upon which the judgment creditor could bring an action for enforcement, so long as:
•	the U.S. court had jurisdiction in accordance with the laws of Bermuda;

•	the U.S. judgment was not obtained by fraud;

•	the U.S. judgment is not contrary to public policy or natural justice as understood under Bermuda law;

•	the U.S. judgment is final and conclusive;

•	the U.S. judgment is for a definite sum of money; and

•	the procedural rules of the court giving the U.S. judgment have been observed.
Based on the foregoing, we cannot assure you that U.S. investors will be able to enforce judgments in civil and commercial matters obtained in any federal or state court in the United States in Bermuda. There is doubt as to whether a Bermuda court would impose civil liability based solely on the U.S. federal securities laws in an action brought in a court of competent jurisdiction in Bermuda.
Enforcement of such a judgment against assets in Bermuda may involve the conversion of the judgment debt into Bermuda dollars, but the BMA has indicated that its present policy is to give the consents necessary to enable recovery in the currency of the obligation.
In the event of proceedings being brought in Bermuda against the Bermuda Issuer or Holdings to enforce the Units, the Notes, the indenture governing the Notes or the guarantee, a Bermuda court will apply New York common law and relevant statutes as the governing law to the extent that New York law differs from Bermuda law and evidence of New York law is provided to the Bermuda court. In the absence of evidence of New York law, a Bermuda Court will apply Bermuda law. The extent to which a Bermuda court would apply particular provisions of U.S. securities laws is unclear.

Ireland
We have been advised by our Irish counsel that in any proceedings taken in Ireland for the enforcement of a judgment obtained against Stratus Technologies Ireland Limited in the U.S. courts, the U.S. judgment should be recognized and enforced by the courts of Ireland upon obtaining an order of an Irish court. Such order should be granted on proper proof of the U.S. judgment without any re-trial or examination of the merits of the case, subject to the following qualifications:
•	that the U.S. court had jurisdiction, according to the laws of Ireland;

•	that the U.S. judgment was not obtained by fraud;

•	that the U.S. judgment is not contrary to public policy or natural justice as understood in Irish law;

•	that the U.S. judgment is final and conclusive;

•	that the U.S. judgment is for a definite sum of money; and

•	that the procedural rules of the court giving the U.S. judgment have been observed.
Any such order of the Irish courts may be expressed in a currency other than Irish currency in respect of the amount due and payable by Stratus Technologies Ireland Limited but such order may be issued out of the Central Office of the Irish High Court expressed in Irish currency by reference to the official rate of exchange prevailing on the date of issue of such order. However, in the event of a winding up of Stratus Technologies Ireland Limited, amounts claimed by any party in a currency other than Irish currency would, to the extent properly payable in the winding up, be paid, if not in such currency, in the Irish currency equivalent of the amount due in such currency converted at the rate of exchange pertaining on the date of the commencement of such winding up.
Provided that Stratus Technologies Ireland Limited has agreed to non-exclusive jurisdiction in its guarantee, an original action can be brought in Ireland against Stratus Technologies Ireland Limited. If the governing law of the guarantee is other than Irish law, then its enforceability will be tested and determined based on expert testimony on the implications of the obligations and liabilities as a matter of the governing law.
Cyprus
We have been advised by our Cyprus counsel that, neither the United States nor Cyprus currently has a bilateral or other treaty with the other providing for the reciprocal recognition and enforcement of judgments (other than arbitration awards) in civil and commercial matters. A final and conclusive judgment for the payment of money rendered by any federal or state court in the United States based on civil liability, whether or not predicated solely upon U.S. federal securities laws, would not be automatically recognized or enforceable in Cyprus. In order to obtain a judgment which is enforceable in Cyprus, the party in whose favor a final and conclusive judgment of a U.S. court has been rendered must file, under principles of Common Law, its claim as a fresh action with a court of competent jurisdiction of Cyprus to be adjudicated. Under current practice, this party may submit, to the Cyprus court, under the fresh action, the final judgment rendered by the U.S. court. If and to the extent that the Cypriot court finds the jurisdiction of the U.S. court to have been based on internationally acceptable grounds and that legal procedures comparable with Cypriot concepts of due process have been followed, the Cypriot court will, in principle, grant the same judgment as the judgment of the U.S. court, unless such judgment would contravene Cypriot principles of public order.
Subject to the foregoing and service of process in accordance with applicable treaties, a final and conclusive judgment for a definite sum by a U.S. state or federal court having jurisdiction to give that judgment against SRA Technologies Cyprus Limited may be recognized and enforced in the courts of Cyprus if not impeachable on any of the grounds set out below. A judgment may be final and conclusive though it is subject to an appeal and though an appeal against it is actually pending in the foreign country where it was given.

A foreign judgment is impeachable on any of the following grounds:
•	if the judgment was obtained by fraud (such fraud may be either fraud on the part of the party in whose favor the judgment is given or fraud on the part of the court pronouncing the judgment);

•	its enforcement or, as the case may be, recognition would be contrary to or manifestly incompatible with the public policy of Cyprus;

•	if the proceedings in which the judgment was obtained were opposed to natural justice; or

•	if the courts of the foreign country did not, in the circumstances of the case, have jurisdiction to give the judgment in view of the Cyprus law in accordance with the principles set out below.
A foreign court has jurisdiction to give a judgment capable of enforcement or recognition in the following cases:
•	if the judgment debtor was, at the time the proceedings were instituted, resident (or present) in the foreign country;

•	if the judgment debtor was plaintiff in, or counterclaimed, in the proceedings in the foreign court;

•	if the judgment debtor, being a defendant in the foreign court, submitted to the jurisdiction of that court by voluntarily appearing in the proceedings; or

•	if the judgment debtor, being a defendant in the original court, had before the commencement of the proceedings agreed, in respect of the subject matter of the proceedings, to submit to the jurisdiction of the courts of that country.
A judgment obtained by default shall neither be recognized nor enforced unless the defaulting party received notice of the institution of the proceedings in accordance with the law of the state in which the proceedings were instituted in sufficient time to enable it to defend the proceedings.
An original action can be brought in Cyprus against SRA Technologies Cyprus Limited based on U.S. securities or other laws upon proof of the relevant provisions of these laws. However, even if a Cypriot court has jurisdiction, it is uncertain whether such court will impose civil liability in an original action commenced in Cyprus and predicated solely upon U.S. federal securities laws.
A court in Cyprus may stay proceedings if concurrent proceedings in respect of the same subject matter are being brought elsewhere.
The courts in Cyprus may not treat as conclusive any calculation or matter which by the terms of a contract are to be determined by a party thereto or are otherwise to be conclusive, but may inquire into such calculations or matter. Where a contract vests a discretion in any person the courts in Cyprus may require such discretion to be exercised reasonably and objectively.
A court in Cyprus would be prepared to render judgment for a monetary amount in a foreign currency, but the amount may have to be converted into Euro for the purposes of enforcement of such judgment within Cyprus. Additionally, foreign currency amounts for which a creditor proves in the event we are wound up must be converted into Euro at the rate prevailing at the date of the winding up order or resolution.
SRA Technologies Cyprus Limited may be able to raise defenses and claims available to sureties notwithstanding the terms of the guarantee in that regard.
Claims and obligations may become subject to set-off or counterclaim in legal actions being brought in Cyprus notwithstanding any provision of the guarantee to the contrary.

A contract may under the laws of Cyprus be void or liable to be avoided if entered into on the basis of a mistake as to fact or if a party thereto was induced to enter into it by a misrepresentation as to fact or by fraud.
LEGAL MATTERS
Certain legal matters related to the validity of the New Units, the New U.S. Notes and the related Guarantees will be passed upon for us by Gibson, Dunn & Crutcher LLP, New York, New York. Certain legal matters under the laws of Bermuda related to the Bermuda Notes and the Guarantees of Stratus Technologies Bermuda Holdings Ltd. and Stratus Technologies Bermuda Ltd. will be passed upon by Cox Hallett Wilkinson Limited. Certain legal matters under the laws of Cyprus related to the Guarantee of SRA Technologies Cyprus Limited will be passed upon by Mouaimis & Mouaimis. Certain legal matters under the laws of Ireland related to the Guarantees of Stratus Technologies Ireland Limited will be passed upon by A & L Goodbody.
EXPERTS
The financial statements as of February 28, 2010 and February 22, 2009 and for each of the three years in the period ended February 28, 2010 included in this Prospectus have been so included in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.
WHERE YOU CAN FIND MORE INFORMATION
We have filed with the Securities and Exchange Commission (“SEC”) a registration statement on Form F-4 under the Securities Act with respect to the New Notes offered in this prospectus. This prospectus, which forms part of the registration statement, does not contain all of the information that is included in the registration statement. You will find additional information about our company and the New Notes in the registration statement. Statements made in this prospectus as to the contents of any contract, agreement or other document referred to are not necessarily complete. For a more complete understanding and description of each contract, agreement or other document filed as an exhibit to the Exchange Offer registration statement, we encourage you to read the documents contained in the exhibits.
We do not currently file reports with the SEC. After the registration statement for the Exchange Offer becomes effective, we will be subject to the informational requirements of the Securities Exchange Act of 1934, and will file periodic reports, including annual reports on Form 20-F, registration statements and other information with the SEC. Reports and other filings made with the SEC, including the registration statement of which this prospectus forms a part, are available to the public on the SEC’s web site at http://www.sec.gov.
If for any reason we are not subject to the reporting requirements of the Exchange Act in the future, we will still be required under the indenture governing the New Notes to furnish the holders of the New Notes with certain financial and reporting information. See “Description of New Notes—Reports” for a description of the information we are required to provide.

STRATUS TECHNOLOGIES BERMUDA HOLDINGS LTD.
Index to Consolidated Financial Statements
The following consolidated financial statements of Stratus Technologies Bermuda Holdings Ltd. are included in this report.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
To the Board of Directors and Stockholders
of Stratus Technologies Bermuda Holdings LTD:
In our opinion, the consolidated financial statements listed in the accompanying index present fairly, in all material respects, the financial position of Stratus Technologies Bermuda Holdings Ltd. and its subsidiaries at February 28, 2010 and February 22, 2009, and the results of their operations and their cash flows for each of the three years in the period ended February 28, 2010 in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
/s/ PricewaterhouseCoopers LLP
Boston, MA
May 27, 2010, except for Note 18, as to which the date is January 25, 2011

STRATUS TECHNOLOGIES BERMUDA HOLDINGS LTD.
CONSOLIDATED BALANCE SHEETS
(Dollars in thousands, except per share data)

	February 28,	February 22,
	2010	2009
ASSETS
Current assets:
Cash and cash equivalents	$56,768	$35,025
Accounts receivable, net of allowance for doubtful accounts of $1,036 and $672, respectively	41,417	53,678
Inventory	6,525	6,536
Deferred income taxes	1,200	1,271
Income taxes receivable	—	45
Prepaid expenses and other current assets	5,420	5,484

Total current assets	111,330	102,039

Property and equipment, net	16,841	21,507
Intangible assets, net	3,598	5,719
Goodwill	9,544	9,502
Deferred income taxes	1,723	1,637
Other assets	7,234	8,821

Total assets	$150,270	$149,225

LIABILITIES, REDEEMABLE CONVERTIBLE PREFERRED STOCK AND STOCKHOLDERS’ DEFICIT
Current liabilities:
Current portion of long-term debt	$25,000	$2,000
Accounts payable	7,789	11,409
Accrued expenses	17,706	30,433
Income taxes payable	67	—
Deferred revenue	42,029	39,025

Total current liabilities	92,591	82,867

Long-term debt	291,906	316,144
Deferred revenue and other liabilities	9,892	8,158

Total liabilities	394,389	407,169

Commitments and contingencies (Note 9)

Redeemable convertible preferred stock:
Undesignated authorized share capital: 152,633 and 152,633, respectively, designated as either preferred or ordinary
Series A redeemable convertible preferred stock, $1.50 par value, 6,561 and 6,561 shares authorized, issued and outstanding, (liquidation preference of $93,612 and $86,678, respectively)	93,612	86,678

Total redeemable convertible preferred stock	93,612	86,678

Stockholders’ deficit:
Ordinary stock, $0.5801 par value, 28,809 and 28,809 shares authorized and issued, respectively	16,712	16,712
Additional paid in capital	9,704	12,663
Accumulated deficit	(364,010)	(370,655)
Accumulated other comprehensive loss	(137)	(3,342)

Total stockholders’ deficit	(337,731)	(344,622)
Total liabilities, redeemable convertible preferred stock and stockholders’ deficit

	$150,270	$149,225

The accompanying notes are an integral part of these consolidated financial statements.

STRATUS TECHNOLOGIES BERMUDA HOLDINGS LTD.
CONSOLIDATED STATEMENTS OF OPERATIONS
(Dollars in thousands)

	February 28,	February 22,	February 24,
	2010	2009	2008
REVENUE
Product	$66,714	$92,362	$106,485
Service	137,699	150,662	152,301

Total revenue	204,413	243,024	258,786

COST OF REVENUE
Product	30,011	46,939	56,236
Service	61,566	67,538	73,556
Management and transaction costs	—	—	64

Total cost of revenue	91,577	114,477	129,856

Gross profit	112,836	128,547	128,930

OPERATING EXPENSES
Research and development	30,280	33,837	34,861
Sales and marketing	28,867	36,126	44,058
General and administrative	19,193	25,362	19,028
Amortization of intangibles	1,975	2,227	2,096
Restructuring charges	1,484	8,652	1,881
(Gain) loss on sale of subsidiary	(818)	107	—
Management and transaction costs	700	700	2,241

Total operating expenses	81,681	107,011	104,165

Profit from operations	31,155	21,536	24,765

Interest income	461	235	247
Interest expense	(25,307)	(32,820)	(36,153)
Other income	1,920	918	65

Income (loss) before income taxes	8,229	(10,131)	(11,076)
Provision for income taxes	1,584	2,132	427

Net income (loss)	$6,645	$(12,263)	$(11,503)

The accompanying notes are an integral part of these consolidated financial statements.

STRATUS TECHNOLOGIES BERMUDA HOLDINGS LTD.
CONSOLIDATED STATEMENTS OF REDEEMABLE CONVERTIBLE PREFERRED STOCK AND STOCKHOLDERS’ DEFICIT
(Dollars in thousands, except share data)

								Accumulated
	Series A Redeemable		Total Redeemable					other	Total
	Convertible Preferred		Convertible	Ordinary Stock		Additional	Accumulated	comprehensive	stockholders’	Comprehensive
In thousands USD	Shares	Value	Preferred Stock	Shares	Par value	paid-in capital	deficit	loss	(deficit)	income (loss)
Balance at February 25, 2007	6,561	$74,312	$74,312	28,748	$16,677	$24,108	$(346,883)	$(994)	$(307,092)

Net loss							(11,503)		(11,503)	(11,503)
Loss on derivative instrument								(3,615)	(3,615)	(3,615)
Foreign currency translation adjustment								881	881	881
Adoption of accounting for uncertain income tax positions							(6)		(6)
Unrealized loss on corporate equity security (net of tax of $30)								(46)	(46)	(46)
Accretion of Series A redeemable, convertible preferred stock to redemption value		5,945	5,945			(5,945)			(5,945)
Exercise of employee stock options				50	29	46			75
Stock-based compensation expense						479			479

Comprehensive loss										$(14,283)

Balance at February 24, 2008	6,561	$80,257	$80,257	28,798	$16,706	$18,688	$(358,392)	$(3,774)	$(326,772)

Net loss							(12,263)		(12,263)	(12,263)
Gain on derivative instrument								2,314	2,314	2,314
Foreign currency translation adjustment								(1,835)	(1,835)	(1,835)
Unrealized loss on corporate equity security (net of tax of $5)								(47)	(47)	(47)
Accretion of Series A redeemable, convertible preferred stock to redemption value		6,421	6,421			(6,421)			(6,421)
Exercise of employee stock options				11	6	9			15
Stock-based compensation expense						387			387

Comprehensive loss										$(11,831)

Balance at February 22 2009	6,561	$86,678	$86,678	28,809	$16,712	$12,663	$(370,655)	$(3,342)	$(344,622)

Net income							6,645		6,645	6,645
Gain on derivative instrument								1,892	1,892	1,892
Foreign currency translation adjustment								1,324	1,324	1,324
Unrealized loss on corporate equity security (net of tax of $7)								(11)	(11)	(11)
Accretion of Series A redeemable, convertible preferred stock to redemption value		6,934	6,934			(6,934)			(6,934)
Stock-based compensation expense						3,975			3,975

Comprehensive income										$9,850

Balance at February 28, 2010	6,561	$93,612	$93,612	28,809	$16,712	$9,704	$(364,010)	$(137)	$(337,731)

The accompanying notes are an integral part of these consolidated financial statements

STRATUS TECHNOLOGIES BERMUDA HOLDINGS LTD.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Dollars in thousands)

	February 28,	February 22,	February 24,
	2010	2009	2008
OPERATING ACTIVITIES
Cash flows from operating activities:
Net income/(loss)	$6,645	$(12,263)	$(11,503)
Adjustments to reconcile net income (loss) to net cash provided by operating activities
Depreciation and amortization	12,580	16,559	14,694
Amortization of deferred financing costs	2,596	2,596	2,533
Stock-based compensation	3,975	387	479
Non-cash portion of restructuring and other charges	(286)	—	—
Deferred income taxes	(881)	18	(192)
Provision for doubtful accounts	1,092	517	265
Inventory provision	1,660	3,097	5,723
(Gain) loss from sale of subsidiary	(818)	107	—
Loss on retirement of property and equipment	8	266	92
Interest payable-in-kind	773	759	502
Changes in assets and liabilities:
Accounts receivable	11,700	8,175	6,222
Inventory	(2,116)	960	(3,985)
Prepaid expenses and other current assets	152	2,796	(321)
Accounts payable	(5,125)	(3,222)	3,827
Accrued expenses	(9,800)	(4,067)	(4,759)
Interest payable	1,538	492	943
Income taxes payable	174	(818)	(1,332)
Deferred revenue	4,917	(420)	357
Other long-term assets and liabilities	1,195	1,650	2,145

Net cash provided by operating activities	29,979	17,589	15,690

INVESTING ACTIVITIES
Cash flows from investing activities:
Acquisition of property and equipment	(5,773)	(6,388)	(14,370)
Proceeds from sale of subsidiary	1,000	1,900	—
Price adjustment for sale of subsidiary	(110)	—	—
Capitalized software	—	—	(372)
Proceeds from sale of property, plant and equipment	—	—	48
Acquisition of other long-term assets	(67)	(109)	(93)

Net cash used in investing activities	(4,950)	(4,597)	(14,787)

FINANCING ACTIVITIES
Cash flows from financing activities:
Proceeds from exercise stock options	—	15	75
Payment of debt amendment fees	—	—	(95)
Deferred financing fees	(566)	—	(1,043)
Cash overdraft	—	—	(476)
Proceeds from revolving credit facility	24,000	24,000	41,050
Payments on revolving credit facility	(24,000)	(11,000)	(32,050)
(Payments) proceeds on interest rate swap and collar	(2,701)	(2,154)	5
Payments on short and long-term debt	(2,000)	(2,000)	(2,000)

Net cash (used in) provided by financing activities	(5,267)	8,861	5,466
Effect of exchange rate changes on cash	1,981	(295)	(635)

Net increase in cash and cash equivalents	21,743	21,558	5,734
Cash and cash equivalents at beginning of year	35,025	13,467	7,733

Cash and cash equivalents at end of year	$56,768	$35,025	$13,467

Supplemental cash flow information:
Interest paid	$23,075	$30,255	$31,941
Income taxes paid	1,842	3,165	2,607

Supplemental disclosure of noncash investing and financing activities Accretion of preferred stock	$6,934	$6,421	$5,945

The accompanying notes are an integral part of these consolidated financial statements

STRATUS TECHNOLOGIES BERMUDA HOLDINGS LTD.
(Dollars in thousands, except per share data)
NOTE 1—NATURE OF BUSINESS
     Stratus Technologies Bermuda Holdings Ltd (“Stratus” or the “Company”) is a leading global provider of a differentiated suite of continuous availability solutions for mission-critical enterprise applications for the enterprise data center and small to medium-sized businesses. The Company’s customer base includes some of the most recognizable companies in the world across a variety of large industries, including financial services, healthcare and life sciences, manufacturing and logistics, and government and public safety. These customers rely on our products and services for their critical computer-based operations that they require to be continuously or highly available for the proper functioning of their businesses.
     Stratus’ suite of products includes servers, services and software. The servers utilize a true, fault-tolerant systems architecture supported by a value-added services platform, which together provide industry-leading continuous availability with 99.999% uptime (i.e., approximately five minutes of annual unplanned downtime). The Company’s value added services include maintenance services and managed services. Maintenance services are comprised of remote service management, predictive fault detection, root cause analysis and uptime guarantees. Managed services include long-term engagements where we manage many elements of a customer’s mission-critical server environment, as well as onsite consulting and project management.
     The Company provides its products and services through direct sales and third-party channels, including distributors, value added resellers, independent software vendors and systems integrators around the world. As of February 28, 2010, the Company employed approximately 600 people globally.
NOTE 2—SIGNIFICANT ACCOUNTING POLICIES
Basis of presentation and principles of consolidation
     The Company operates on a 52-to-53 week fiscal year that ends on the Sunday closest to the last day of February. The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries. All intercompany accounts and transactions have been eliminated.
Use of estimates
     The preparation of financial statements in conformity with U.S. generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Estimates include, but are not limited to, inventory related provisions, warranty provisions, valuation of intangible assets and goodwill, valuation allowance for deferred income tax assets, restructuring charges, asset impairment, and stock-based compensation expense. Actual results could differ materially from management’s estimates.
Fair value measurements
     In accordance with the accounting standards for fair value measurements and disclosures, certain of the Company’s assets and liabilities are measured at fair value. Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. Fair values determined by Level 1 inputs utilize observable data such as quoted prices in active markets for identical assets or liabilities. Fair values determined by Level 2 inputs utilizes quoted prices for similar instruments in active markets, quoted prices for identical or similar instruments in markets that are not active and model-based valuation techniques for which all significant assumptions are observable in the market. Fair values determined by Level 3 inputs utilize unobservable data points in which there is little or no market data, which require the reporting entity to develop its own assumptions.

STRATUS TECHNOLOGIES BERMUDA HOLDINGS LTD.
(Dollars in thousands, except per share data)
     The following table represents the Company’s assets and liabilities measured at fair value on a recurring basis as of February 28, 2010:

		Quoted Prices
		in Active
	Total	Market for	Significant Other	Significant
	February 28,	Identical Assets	Observable	Unobservable
	2010	(Level 1)	Inputs (Level 2)	Inputs (Level 3)
Assets:
Cash equivalents in highly liquid money market fund	$20,929	$20,929	$—	$—
Investment in corporate equity security	34	34	—	—

Total	$20,963	20,963	—	—

     The following table represents the Company’s assets and liabilities measured at fair value on a recurring basis as of February 22, 2009:

		Quoted Prices
		in Active
	Total	Market for	Significant Other	Significant
	February 22,	Identical Assets	Observable	Unobservable
	2009	(Level 1)	Inputs (Level 2)	Inputs (Level 3)
Assets:
Cash equivalents in highly liquid money market fund	$3,460	$3,460	$—	$—
Investment in corporate equity security	15	15	—	—
Foreign currency forward contract agreements	1,914	—	1,914	—

Total	$5,389	$3,475	$1,914	$—

Liabilities:
Interest rate swap and collar agreements	1,892	—	1,892	$—

Total	$1,892	—	$1,892	$—

     The data sources utilized in this valuation model which are based on quoted prices for similar instruments in active markets are significant to the fair value measurement of Level 2 observable inputs in the fair value hierarchy.
     We are exposed to market risk attributable to changes in interest rates and foreign currency exchange rates. We attempt to minimize these risks through a combination of our normal operating and financing activities and through the use of derivative financial instruments.
     As of February 22, 2009, our derivative instruments consisted of an interest rate swap and collar. We entered into an interest rate swap and collar agreements to reduce our exposure to interest rate movements and to manage our interest expense.
     As of February 22, 2009 derivative instruments also consisted of foreign currency forward contracts. Our exposure to foreign currency exchange rate risk relates primarily to our exposure to foreign currency risks associated with the Company’s intercompany and net asset positions.
Cash and cash equivalents
     Cash equivalents include highly liquid investments with maturities of three months or less at time of purchase and primarily consist of a money market fund. The Company had $20,929 and $3,460 recorded as cash equivalents as of February 28, 2010 and February 22, 2009, respectively.

STRATUS TECHNOLOGIES BERMUDA HOLDINGS LTD.
(Dollars in thousands, except per share data)
Restricted cash
     The Company had $662 and $657 of restricted cash included in other current assets as of February 28, 2010 and February 22, 2009, respectively.
Translation of foreign currencies
     Assets and liabilities of the Company’s foreign operations for which the local currency is the functional currency are translated into U.S. dollars at exchange rates prevailing on the balance sheet date. Revenue and expenses are translated at the average exchange rates prevailing during the year. Foreign currency translation gains and losses are reported separately as a component of accumulated other comprehensive loss in stockholders’ deficit.
     The functional currency of the Company’s subsidiary in Ireland is the U.S. dollar. Assets and liabilities in Ireland are translated at year-end exchange rates, except for property and equipment, which is translated at historical rates. Revenues and expenses are translated at average exchange rates in effect during the year. Foreign currency transaction gains or losses are included in the consolidated statements of operations.
Foreign exchange contracts
     The Company periodically enters into forward foreign exchange contracts to reduce its exposure to foreign currency risks associated with its intercompany and net asset positions. The maturities of foreign exchange contracts generally do not exceed six months. Foreign currency transaction gains and losses, which are included in other income, net of unrealized and realized gains and losses on forward foreign exchange contracts, were $844, $580 and $839 during fiscal 2010, 2009 and 2008, respectively. The Company does not hold or issue financial instruments for trading purposes. As of February 28, 2010 and February 22, 2009, the Company had $0 and $1,914, respectively, of net forward foreign exchange contracts outstanding, predominantly in euro and Japanese yen.
Derivatives
     In August 2006, the Company entered into an Interest Rate Swap Agreement (“Rate Swap”) and an Interest Rate Cap and Floor Agreement (“Collar”) with an effective date of September 29, 2006 to mitigate fluctuations in the variable interest rate related to its First Lien credit facility. The notional amount of the Rate Swap was $66,000 and the notional amount of the Collar was $84,000 of the outstanding principal of the First Lien credit facility. Under the agreements, the Company pays a fixed interest rate of 5.309% and receives a 3 month Libor variable interest rate. The Collar has a 3 month Libor fixed interest rate cap of 6.0% and a floor rate of 4.6%. The maturity date of the Rate Swap and Collar was June 29, 2009. The Company accounts for the Rate Swap and Collar agreement as cash flow hedges. Changes in the fair value of the Rate Swap and Collar related to the effective portion of the hedge are carried in accumulated other comprehensive loss over the term of the agreements.
     For fiscal 2010, 2009 and 2008, there was no hedge ineffectiveness and as a result there was no related gain or loss recorded in earnings. During fiscal 2010, 2009 and 2008, the Company recorded gains of $1,892 and $2,314, and a loss of ($3,615), respectively, in accumulated other comprehensive loss associated with these agreements. These agreements expired on June 29, 2009.
Concentration of credit risk
     Financial instruments, which potentially subject the Company to concentrations of credit risk, consist principally of cash and cash equivalents and accounts receivable. The Company sells its products to customers in diversified industries around the world. The Company performs ongoing credit evaluations of its customers and generally does not require collateral. The Company maintains reserves for potential credit losses and such losses have not been material. At the end of fiscal 2010, one customer had a balance of 12% of our consolidated accounts receivable balance. No other customer was over 9%. At the end of fiscal 2009, no customer had a balance of more than 8% of our consolidated account receivable balance.
     During the fiscal years ended 2010, 2009 and 2008 no customer accounted for more than 10% of our revenue.
     The Company holds its cash and cash equivalents principally in a money market fund at a major financial institution.

STRATUS TECHNOLOGIES BERMUDA HOLDINGS LTD.
(Dollars in thousands, except per share data)
Accounts receivable
     The Company states its accounts receivable at their estimated net realizable value. The Company performs ongoing credit evaluations of its customers and generally does not require collateral. The Company maintains allowances for doubtful accounts for specifically identified estimated losses resulting from the inability of its customers to make required payments. If the financial condition of the Company’s customers were to deteriorate resulting in an impairment of their ability to make payments, additional allowances may be required.

	Balance at	Charge	Foreign
	Beginning of	(Benefit) to	Exchange			Balance at
	Year	Expense	Impact	Recoveries	Write-Offs	End of Year
February 24, 2008	407	346	-	81	(378)	456
February 22, 2009	456	565	-	43	(391)	673
February 28, 2010	673	1,138	(6)	45	(814)	1,036
Inventory
     Inventory is valued at the lower of cost (first-in, first-out) or market. The Company considers recent historic usage and future demand in estimating the realizable value of its inventory. The Company records a provision upon determination that inventory is excess or obsolete.
     During fiscal 2008, the Company changed certain business processes around its Continuum product line in an effort to maximize efficiency against anticipated sales volumes. This included changes in procurement, assembly and overall production management and operations. Due to these changes, and as a result of the continued success of the V-Series product, including porting of the Company’s proprietary virtual operating system to next generation ftServer platforms, the Company performed a detailed review and analysis of its Continuum inventory. As a result of this review, a charge of $2,235 was recorded as cost of revenue.
     Inventory at fiscal year-ends was as follows:

	2010	2009
Parts and assemblies	$1,375	$2,042
Work-in-process	823	946
Finished products	4,327	3,548

Total Inventory	$6,525	$6,536

Property and equipment
     Property and equipment are recorded at cost. Depreciation and amortization expense is calculated using the straight-line method based upon the following estimated useful lives:

Machinery, computer equipment and software	2-5 years
Leasehold improvements	shorter of lease term or life of asset
Service and spare parts	4 years
     Maintenance and repair costs are charged to expense as incurred. Upon retirement or sale, the cost of assets disposed of and the related accumulated depreciation are removed from the accounts and any related gains or losses are included in the determination of net income or loss for the period.
     The Company capitalizes internal software development costs in accordance with accounting standards for costs of computer software developed for internal use. Capitalized internal software development costs are amortized over the period of economic benefit, which approximates a straight-line basis. At February 28, 2010 and February 22, 2009, capitalized internal software included in property and equipment totaled $1,435 and $3,031 respectively. The Company capitalized $0, $0 and $372, of software development costs in fiscal 2010, 2009 and 2008, respectively.
Goodwill and intangible assets
     Goodwill and intangible assets with indefinite useful lives are not amortized and are tested for impairment at least annually or whenever events and circumstances suggest that the carrying amount may not be recoverable using estimated discounted future cash flows. Based on these tests, there were no impairments of goodwill or indefinite life intangible assets in fiscal 2010, 2009 and 2008.
     Acquired intangible assets are amortized using the straight-line method as follows:

STRATUS TECHNOLOGIES BERMUDA HOLDINGS LTD.
(Dollars in thousands, except per share data)

Customer related intangibles	7-11 years
Trademark and trade names	10 years to indefinite life
     Other intellectual property assets are amortized over 10-17 years using the straight-line method.
Long-lived assets
     Long-lived assets and amortizable intangible assets are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of such assets may not be recoverable. The Company periodically evaluates its long-lived assets for potential impairment whenever events or circumstances suggest that the carrying amount of an asset or group of assets is not recoverable. If the Company believes an indicator of potential impairment exists, it tests to determine whether impairment recognition criteria have been met. To analyze a potential impairment, the Company projects undiscounted future cash flows expected to result from the use and eventual disposition of the asset or group of assets over the primary assets remaining useful life. If these projected cash flows are less than the carrying amount, an impairment loss is recognized in the consolidated statements of operations based on the difference between the carrying value of the asset or asset group and its fair value.
Investments
     Investments are classified as available for sale and are recorded at market value. Unrealized gains and losses are reflected in stockholders’ deficit. The Company recorded an unrealized gain/(loss) of $11, ($8) and ($46), net of tax, in fiscal 2010, 2009 and 2008, respectively. The carrying value of investments, which is included in other assets, totaled $34 and $15 at February 28, 2010 and February 22, 2009, respectively.
Revenue recognition
     The Company sells its products, which consists of hardware and software, and services to end users, resellers and other third-party channels. The Company excludes sales tax, value-added tax, consumption tax and any other similar taxes from revenue. The Company’s hardware products are integrated with software that is essential to the functionality of the equipment. Accordingly, the Company accounts for revenue in accordance with the accounting standards for software revenue recognition and all related interpretations. The Company’s transactions frequently include the sale of products and services under multiple element arrangements.
     Revenue is recognized when persuasive evidence of an arrangement exists, delivery of the product or performance of the services has occurred, title and risk of loss has passed to the customer, the fee is fixed or determinable, and collection is probable. The Company uses the residual method to allocate revenue when a transaction includes one or more elements to be delivered and vendor specific objective evidence (“VSOE”) of the fair value of all undelivered elements exists. Under the residual method, the fair value of the undelivered elements is deferred and the remaining portion of the arrangement fee is recognized as revenue. VSOE is based on the fee charged when these elements are sold separately. If evidence of the fair value of one or more undelivered elements does not exist, all revenue is deferred and recognized (1) when delivery of the last element occurs, (2) when fair value can be established or (3) when the only remaining undelivered element is maintenance and support, the entire fee is recognized ratably over the remaining maintenance and support term. If an arrangement includes subjective or other customer acceptance provisions beyond standard acceptance provisions that the product conforms to standard published specifications, revenue recognition occurs upon the earlier of receipt of written customer acceptance or expiration of the acceptance period.
     Transactions may include trade-in rights, upgrade rights or other related provisions. Revenue recognition on transactions involving trade-in or upgrade rights is deferred until such rights have lapsed or original product has been returned and/or related products have been delivered and all other revenue recognition criteria have been met. For coupons and specified future discounts, the related amount is deferred until such rights have lapsed or related products have been delivered.
     When product is sold together with services, product revenue is recognized upon delivery, provided that (1) the above criteria have been met, (2) payment for product is not dependent upon the performance of the services, and (3)

STRATUS TECHNOLOGIES BERMUDA HOLDINGS LTD.
(Dollars in thousands, except per share data)
the services do not involve significant customization, implementation, or integration of the product and are not essential to the functionality of the product that was delivered. If services involve significant customization, implementation or integration, revenue for the services and the related product is generally recognized as the services are performed using the percentage of completion method. The maintenance and support fee is unbundled from the other elements and revenue is recognized ratably over the maintenance and support term. When VSOE does not exist for maintenance and support, then all revenue is deferred until completion of the professional services, at which time the entire fee is recognized ratably over the remaining maintenance and support period. Estimates of total labor hours required to perform the related services and actual labor hours pertaining to the related services incurred during a period, and to date, are used in applying the percentage of completion method. If customer acceptance is uncertain at the outset of the arrangement, revenue for services and the related product is recognized under the completed contract method.
     If the fee due from the customer is not fixed or determinable, revenue is recognized as payment is due from the customer, assuming all other revenue recognition criteria have been met. Generally, the Company considers arrangements with extended payment terms not to be fixed or determinable. If collection is not considered probable, revenue is recognized upon receipt of cash. In certain regions or countries where collection risk is considered to be high, such as Latin America, and certain Asian and Eastern European countries, revenue is generally recognized only when full cash payment is received from the customer or when a formal letter of credit has been put in place.
     Revenue for arrangements with resellers is generally recognized when the Company delivers product as designated by the reseller, and all other revenue recognition criteria have been met. Delivery is generally directly to end users or to the reseller if the reseller is integrating the product into its offering or otherwise designates such. Revenue is deferred and recognized when product is sold through to the end user based on evidence provided by the reseller, provided all other revenue recognition criteria have been met (“Sell through”). On a limited basis, when the Company provides a reseller with stock rotation rights or any other return rights and all other revenue recognition criteria have been met, revenue is deferred until the rights have lapsed.
     Maintenance and support services are recognized ratably over the life of the maintenance and support service period, which typically is one year. Maintenance and support services include telephone support and unspecified rights to product upgrades and enhancements on a when and if available basis. Installation and other consulting service revenues are recognized as performed subject to all other revenue recognition criteria being met.
     Stratus records deferred revenue for product shipped to customers and related services where amounts are billed pursuant to a contractual right and collection occurs or is probable prior to satisfying revenue recognition criteria.
     Shipping charges billed to customers are included in revenue and the related shipping costs are included in cost of revenue.

STRATUS TECHNOLOGIES BERMUDA HOLDINGS LTD.
(Dollars in thousands, except per share data)
Advertising costs
     The Company expenses all advertising costs as incurred. Advertising expenses recorded for fiscal 2010, 2009 and 2008 were $0, $2, and $192, respectively.
Research and development
     Costs incurred for research and development are expensed as incurred. The costs incurred for the development of computer software that will be sold, leased or otherwise marketed are capitalized when technological feasibility has been established. Capitalized costs are amortized to cost of revenue over the period of economic benefit, which approximates a straight-line basis over the estimated useful lives of the software, generally three years. The Company capitalized $0, $0 and $372, in software development costs in fiscal 2010, 2009 and 2008, respectively. Amortization expense recorded in 2010, 2009, and 2008 was $82, $501 and $653, respectively. Unamortized software development costs of $206 and $288 at February 28, 2010 and February 22, 2009, respectively, are included in intangible assets.
Income taxes
     The Company provides deferred income taxes to recognize temporary differences between the financial reporting basis and the tax reporting basis of assets and liabilities. A deferred income tax asset is established for the expected future benefit of net operating loss and credit carry forwards and a valuation allowance is established against deferred tax assets when it is more likely than not that some or all of the deferred tax assets will not be realized.
Risks and uncertainties
     The Company’s future operating results are subject to a number of risks, including, but not limited to, the Company’s dependence on suppliers and technology partners, the Company’s reliance on contract manufacturers for its current product lines, rapid industry changes, competition, competitive pricing pressures, economic slowdowns, enforcement of the Company’s intellectual property rights, the Company’s ability to sustain and manage growth, the Company’s ability to attract and retain key personnel, systems and service failures of the Company’s customers, undetected problems in the Company’s products, risks associated with interest rates and foreign currency exchange rates, changes in foreign laws and regulations and other risks related to international operations.
     The Company’s primary financial market risk exposures are in the areas of interest rate risk and foreign currency exchange risk. Although the Company’s exposure to currency rate fluctuations has been moderate due to the fact that the operations of the Company’s international subsidiaries are primarily conducted in their respective local currencies, exchange rate fluctuations may be material in future periods.
Stock-based compensation
     The accounting standard for stock based compensation requires that all share-based payments to employees be recognized in the statements of operations based on their fair values. The Company recognizes the expense using the straight-line attribution method. The stock-based compensation expense recognized in the consolidated statements of operations is based on awards that ultimately are expected to vest; therefore, the amount of expense has been reduced for estimated forfeitures. This accounting standard requires forfeitures to be estimated at the time of grant and revised, if necessary, in subsequent periods if actual forfeitures differ from these estimates based on historical experience. If actual results differ significantly from these estimates, stock-based compensation expense and the Company’s results of operations could be materially impacted. In addition, if the Company employs different assumptions in the application this accounting standard, the compensation expense that the Company records in the future periods may differ significantly from what the Company has recorded in the current period.
     During fiscal 2010, 2009 and 2008, all of the stock options granted were non-qualified stock options with exercise prices greater than or equal to the fair market value on the date of grant. The weighted—average fair value of all stock options granted during fiscal 2010, 2009 and 2008 was $0.22, $0.09 and $0.64 per share, respectively.
     There was no stock-based compensation expense associated with the fiscal 2010, 2009 or 2008 restructurings.

STRATUS TECHNOLOGIES BERMUDA HOLDINGS LTD.
(Dollars in thousands, except per share data)
     The consolidated statements of operations for the years ended February 28, 2010, February 22, 2009 and February 24, 2008 include the following stock based compensation expense:

	2010	2009	2008
Cost of revenue	$882	$107	$107
Selling, marketing, general and administrative	2,010	136	180
Research and development	1,083	144	192

Total stock-based compensation expense	$3,975	$387	$479

     Unamortized stock-based compensation expense related to non-vested awards at February 28, 2010 was $1,264 and is expected to be recognized over a weighted-average period of approximately 3.2 years. There were no unvested grants of restricted stock outstanding and no capitalized stock-based compensation cost at February 28, 2010, February 22, 2009 or February 24, 2008.
Warranty
     The Company warrants that its products will perform in all material respects in accordance with the Company’s standard published specifications in effect at the time of delivery of the products to the customer. The Company offers product warranties generally ranging from 30 days to 1 year. The Company estimates the costs that may be incurred under its basic limited warranty and records a liability in the amount of such costs at the time product revenue is recognized. Factors that affect the Company’s warranty liability include the number of installed units, whether the units are covered by service contracts, historical and anticipated rates of warranty claims, and cost per claim. The Company periodically assesses the adequacy of its recorded warranty liability and adjusts the amount as necessary.
     Changes in the Company’s product warranty liability during the period are as follows:

	2010	2009	2008
Balancing, beginning of the year	$179	$150	$77
Current period accrual	281	445	406
Amounts charged to the accrual	(360)	(416)	(333)

Balance, end of the year	$100	$179	$150

New Accounting Guidance
          In September 2009, the Financial Accounting Standards Board (“FASB”) amended the accounting standards for revenue recognition to exclude tangible products containing software components and non-software components that function together to deliver the product’s essential functionality from the scope of industry specific software revenue recognition guidance. Additionally, the FASB also amended the accounting standards for multiple deliverable revenue arrangements to provide for how the deliverables in an arrangement should be separated and how the consideration should be allocated using the relative selling price method. This guidance requires an entity to allocate revenue in an arrangement using estimated selling prices (“ESP”) of deliverables if a vendor does not have vendor-specific objective evidence of selling price (“VSOE”) or third-party evidence of selling price (“TPE”) and effectively eliminates use of the residual method in such cases.
          We will adopt this accounting guidance at the beginning of our first quarter of fiscal year 2012 on a prospective basis for applicable transactions originating or materially modified after February 27, 2011. We are still in the process of analyzing the new accounting guidance for revenue recognition the accounting standard.
Out of period revenue adjustments
     During fiscal 2010, the Company identified immaterial errors relating to the fiscal 2009 and fiscal 2008 financial statements. The errors relate to an overstatement of revenue of $391 of which $95 relates to fiscal 2008, and $296 relates to fiscal 2009. The Company incorrectly calculated the amount of customer service revenue to recognize for a specific customer and improperly recognized revenue for a sale that contained a right of return.
     The Company corrected the errors in fiscal 2010, which had the effect of reducing revenue, gross profit, income before tax and net income by $391. In addition, the out-of-period adjustments reduced the carrying value of accounts receivable by $391.
     The Company does not believe that these errors, individually or in the aggregate, were material to the fiscal 2009 and 2008 financial statements. In addition, the Company does not believe that the adjustments described above to correct the cumulative effect of the errors in the year ended February 28, 2010 are material to fiscal 2010.
NOTE 3 — RESTRUCTURING AND OTHER CHARGES
     The following table sets forth the restructuring and other charges for the years ended February 28, 2010, February 22, 2009 and February 24, 2008, respectively.

		Excess facility
	Severance and	charges &
	Fringe Benefits	other exit costs	Total
Restructuring Liability as of February 25, 2007	$425	$1,763	$2,188
Restructuring Charges	2,421	(540)	1,881
Cash payments	(1,525)	(780)	(2,305)

Restructuring Liability as of February 24, 2008	1,321	443	1,764
Restructuring Charges	8,390	262	8,652
Currency Translation	(590)	(58)	(648)
Cash payments	(6,769)	(269)	(7,038)

Restructuring Liability as of February 22, 2009	2,352	378	2,730
Restructuring Charges	1,770	(286)	1,484
Currency Translation	18	(92)	(74)
Cash payments	(1,803)	—	(1,803)

Restructuring Liability as of February 28, 2010	$2,337	$—	$2,337

STRATUS TECHNOLOGIES BERMUDA HOLDINGS LTD.
(Dollars in thousands, except per share data)
     The restructuring liability reflects estimates, including those related to termination benefits and settlements of contractual obligations, which are reviewed by the Company periodically throughout the year. The Company revised its estimates for certain restructuring plans during 2008, which resulted in a net credit of $565 to the statement of operations in that year.
Restructuring fiscal 2010
     In fiscal 2010, the Company reduced operating expenses by lowering its headcount by 26 employees. The Company recorded a charge of $1,770 related to severance and fringe benefits. At the end of fiscal 2010, the remaining liability was $1,707.
     The Company also recorded a credit of $286 related to Ireland Development Authority (“IDA”) grants previously recorded as restructuring expenses. As of June 28, 2009, the remaining grants lapsed, without requiring repayment and the expense originally recorded was reversed through the restructuring expense line in the consolidated statements of operations. At the end of fiscal 2010, there are no remaining IDA grants and as such the remaining liability is $0.
Restructuring fiscal 2009
     In the first half of fiscal 2009, an outside consulting firm was hired to review the Company’s business to identify areas for improving profitability. From this profitability analysis, the Company developed a plan to significantly reduce operating expenses. These expense actions included a reduction in worldwide headcount of 91 employees as well as a reduction in operational costs. The Company recorded a charge of $8,390 related to severance and fringe benefits and $262 related to facility charges and other exit costs. At the end of fiscal 2010, the remaining liability was $630.
Restructuring fiscal 2008
     The Company implemented a restructuring program as part of its consolidation of telecommunications industry product offerings and engineering activities. In conjunction with this action, the Company also reduced certain other costs across its operations in order to better align expenses with anticipated revenues. The restructuring program consisted of a reduction of workforce of 32 employees. The Company recorded a charge of $1,881 related to severance and fringe benefits. At the end of fiscal 2010, the remaining liability pertaining to this was $0.
NOTE 4 — PROPERTY AND EQUIPMENT
     Property and equipment consist of the following:

	2010	2009
Machinery, computer equipment and software	$44,307	$57,817
Leasehold improvements	10,012	9,796
Service and spare parts	29,258	37,250

Total property and equipment	83,577	104,863
Accumulated depreciation and amortization	(66,736)	(83,356)

Property and equipment, net	$16,841	$21,507

     Depreciation and amortization expense relating to property and equipment was $10,392, $13,153 and $11,600 for fiscal 2010, 2009 and 2008, respectively.

STRATUS TECHNOLOGIES BERMUDA HOLDINGS LTD.
(Dollars in thousands, except per share data)
NOTE 5—INTANGIBLE ASSETS
     Intangible assets consist of the following:

	2010	2009
Customer related intangibles	$28,466	$28,466
Core technology	18,671	18,671
Trademark and trade names	3,558	3,548
Capitalized software	3,564	3,564
Patents	1,957	1,900

Total intangible assets	56,216	56,149
Customer related amortization	(28,414)	(26,440)
Core technology amortization	(18,671)	(18,671)
Trademark and trade name amortization	(1,507)	(1,485)
Capitalized software amortization	(3,358)	(3,275)
Patent amortization	(668)	(559)

Total accumulated amortization	(52,618)	(50,430)

Intangible assets, net	$3,598	$5,719

     Amortization expense related to intangible assets was $2,188, $3,406 and $3,094 in fiscal 2010, 2009 and 2008, respectively. Included in trademarks and trade names is $1,955 of indefinite lived intangible assets.
     Estimated future amortization expense related to finite-lived intangible assets at February 28, 2010 is as follows:

Fiscal Year
2011	$266
2012	214
2013	171
2014	131
2015 and thereafter	861

Total	$1,643

NOTE 6—ACCRUED EXPENSES
     Accrued expenses consist of the following:

	2010	2009
Compensation and benefits	$5,908	$13,252
Interest	2,889	4,053
Restructuring	2,337	2,730
Sales use and other taxes	458	1,825
Other	6,114	8,573

Total	$17,706	$30,433

NOTE 7—INCOME TAXES
     The components of income (loss) before provision for income taxes consist of the following:

Fiscal year ended	2010	2009	2008
United States	$1,082	$(2,944)	$(4,274)
Non-U.S.	7,147	(7,187)	(6,802)

Income (loss) before income taxes	$8,229	$(10,131)	$(11,076)

     The provision for income taxes consists of the following:

STRATUS TECHNOLOGIES BERMUDA HOLDINGS LTD.
(Dollars in thousands, except per share data)

Fiscal year ended	2010	2009	2008
CURRENT
United States—Federal	$615	$(220)	$(132)
United States—State	136	75	75
Non-U.S.	1,714	2,259	676

Total Current	$2,465	$2,114	$619
DEFERRED
United States—Federal	(565)	—	—
United States—State	(86)	—	—
Non-U.S.	(230)	18	(192)

Total Deferred	(881)	18	(192)
Provision for income taxes	$1,584	$2,132	$427

     The following table reconciles the United States Federal income tax rate to the rate used in the calculation of the provision for income taxes as reported in the financial statements:

Fiscal year ended	2010	2009	2008
Income tax at U.S. Federal statutory rate	34.0%	(34.0%)	(34.0%)
State income taxes, net of Federal benefit	0.4	0.5	0.4
Tax effect of non-U.S. operations	(5.9)	32.3	22.2
Valuation allowance	(9.3)	19.2	17.3
Permanent items	1.4	2.3	1.3
Other Net	(1.3)	0.7	(3.3)

Effective tax rate	19.3%	21.0%	3.9%

Deferred income tax assets and (liabilities) are comprised of the following:

Fiscal year ended	2010	2009
DEFERRED INCOME TAX ASSETS
Depreciation and Amortization	$2,642	$2,663
Inventory / Other Reserves	4,649	6,958
Intangibles	1,244	1,024
Intercompany Profit Elimination	2,573	2,651
Net Operating Loss Carryforwards	14,928	15,626
Capital Loss Carryforwards	651	608
Stock-Based Compensation	1,737	496
Deferred Revenue	—	16
Interest Rate Swap and Collar	—	391
Other	45	32

Total Gross Deferred Income Tax Assets	28,469	30,465

Deferred Income Tax Asset Valuation Allowance	(24,910)	(27,057)

Total Net Deferred Income Tax Assets	3,559	3,408
DEFERRED INCOME TAX LIABILITIES
Prepaid Expenses	(636)	(500)

Total net deferred income tax assets	$2,923	$2,908

     The Company has recorded a valuation allowance on certain of its foreign, federal and state deferred income tax assets at February 28, 2010, February 22, 2009, and February 24, 2008 where management believes that, after considering all of the available evidence; it is more likely than not that these assets will not be realized.
A tabular roll forward of the Company’s valuation allowance for deferred tax assets is presented below:

	Beginning			Ending
Fiscal year ended	Balance	Additions	Deductions	Balance
February 24, 2008	(21,312)	(6,287)	1,489	(26,110)
February 22, 2009	(26,110)	(4,318)	3,371	(27,057)
February 28, 2010	(27,057)	(980)	3,127	(24,910)

STRATUS TECHNOLOGIES BERMUDA HOLDINGS LTD.
(Dollars in thousands, except per share data)
Loss carryforwards
     As of February 28, 2010, the Company has estimated net operating loss carryforwards of approximately $15,027 in the United States to offset future federal taxable income, which will begin to expire in periods 2023 through 2029. The Company also has estimated net operating loss carryforwards and capital loss carryforwards in Ireland of approximately $72,848 and $5,212, respectively, which can be carried forward indefinitely. The deferred income tax assets associated with these net operating loss carryforwards exclude unrealized excess tax benefits from stock option deductions of approximately $917 and $257 in the US and Ireland, respectively. In accordance with Section 382 of the Internal Revenue Code, the use of some of these U.S. carryforwards will be subject to annual limitations based upon ownership changes of the Company. As a result, the Company has adjusted the U.S. carryforward for the amount expected to be realized.
Unremitted earnings
     No additional provision has been made for U.S. or non-U.S. income taxes related to the undistributed earnings of the wholly-owned subsidiaries of Stratus Technologies Bermuda Holdings, Ltd. or for unrecognized deferred income tax liabilities for temporary differences related to investments in subsidiaries. As such, earnings are expected to be permanently reinvested, the investments are essentially permanent in duration, or the Company has concluded that no additional income tax liability will arise as a result of the distribution of such earnings. A liability could arise if amounts are distributed by such subsidiaries or if such subsidiaries are ultimately disposed. It is not practical to estimate the additional income taxes related to permanently reinvested earnings or the basis differences related to investment in subsidiaries. Unremitted earnings at February 28, 2010 and February 22, 2009 approximated $30,000 and $29,000, respectively.
Uncertain income tax positions
      At February 28, 2010, the Company had $188 of gross unrecognized income tax benefits, all of which, if recognized, would impact the effective tax rate. At February 22, 2009, the Company had $310 of gross unrecognized income tax benefits, all of which, if recognized, would impact the effective tax rate. A reconciliation of the beginning and ending amount of unrecognized income tax benefits is as follows:

	2010	2009	2008
Balance, beginning of year	$310	$730	$1,891
Settlement with taxing authority	—	(298)	—
Statute of limitation expirations	(135)	(130)	(1,079)
Foreign currency fluctuations	13	8	(82)

Balance, end of year	$188	$310	$730

     The Company is subject to U.S. federal income tax as well as income tax of multiple state and foreign jurisdictions. All material federal and state income tax matters through fiscal year ending February 2006 have been concluded. Substantially all material foreign income tax matters have been concluded through fiscal year ending February 2003.
     The Company does not anticipate any significant changes in the liability for unrecognized tax benefits for uncertain income tax positions within the next 12 months.
     The Company’s accounting policy is to record estimated interest and penalties related to income tax matters as a component of the income tax provision. As of February 28, 2010, $94 of interest and penalties were included in the liability for unrecognized income tax benefits. At February 22, 2009, $191 of interest and penalties were included in the

STRATUS TECHNOLOGIES BERMUDA HOLDINGS LTD.
(Dollars in thousands, except per share data)
liability for unrecognized income tax benefits.
     The statute of limitations for net operating losses utilized in future years will remain open beginning in the year of utilization.
NOTE 8—DEBT
     Debt consists of the following:

Fiscal year ended	2010	2009
First Lien Credit Agreement	$193,000	$195,000
Second Lien Credit Agreement	101,906	101,144
Revolving Credit Facility	22,000	22,000

Total	$316,906	$318,144

     The weighted-average interest rate of the First Lien Credit Facility was 6.1% and 8.9% for fiscal 2010 and 2009, respectively. The weighted-average interest rate of the Second Lien Credit Facility was 12.3% and 14.4% for fiscal 2010 and 2009, respectively. The weighted-average interest rate of the Revolving Credit Facility was 4.2% and 5.9% for fiscal 2010 and 2009, respectively.
     In fiscal 2007, the Company entered into a $330,000 Senior Debt Facility that consists of a $230,000 First Lien which includes a $30,000 Revolving Credit Facility and a $100,000 Second Lien with Goldman Sachs Credit Partners L.P. and Deutsche Bank Securities Inc. The syndicate of investors in the Senior Debt Facility will vary over the life of the borrowings.
     On June 5, 2007 (“Amendment Date’), the Company entered into an amendment (“2007 Amendment”) to the Senior Debt Facility. The 2007 Amendment to the First Lien consisted of a change in interest rate to Libor plus 375, changes to the maximum leverage ratio and minimum interest coverage along with restrictions on payments to investors. In addition, the co-Borrowers shall pay a prepayment penalty of 1.0% for the first twelve months from the Amendment Date. The 2007 Amendment to the Second Lien provided for an additional 75 basis points for interest payable-in-kind, changes to the maximum leverage ratio and minimum interest coverage along with restrictions on payments to investors and restrictions on additional borrowings. In addition, the co-Borrowers shall pay a prepayment fee of 4.0% for the first twelve months, 2.0% prepayment penalty for months thirteen through twenty four and 1.0% for months twenty five through thirty six from the Amendment Date.
     Transaction fees allocated and paid for the 2007 Amendment to the First Lien were $552 which are capitalized and being amortized over the remaining term of the loan as deferred financing fees. Transaction fees allocated and paid for the 2007 Amendment to the Second Lien were $491 which are capitalized and being amortized over the remaining term of the loan as deferred financing fees. In addition, $95 in transaction fees related to the 2007 Amendment were expensed in fiscal 2008.
     On March 9, 2010, the Company delivered to the Administrative Agents for the First Lien and Second Lien Debt Facilities a notification of default of the fiscal quarter ended February 28, 2010. The default was a result of the Company’s net leverage ratio exceeding the required 5.00:1.00. As a result of the default, the Administrative Agents for the First Lien and Second Lien Debt Facilities have, and are not limited to, the following remedies:
          • declare the loan commitments and the issuing lender’s obligations to issue the letters of credit to be terminated;
          • declare all or a portion of the loans (with accrued interest thereon) and all other amounts owing, to be due and payable;

•	declare all or a portion of the obligations of the Borrowers in respect of the letters of credit, although contingent and unmatured, to be due and payable (to be cash collateralized in the case of undrawn letters of credit);

STRATUS TECHNOLOGIES BERMUDA HOLDINGS LTD.
(Dollars in thousands, except per share data)

•	may by written notice, suspend the ability of the Borrowers to continue Eurodollar loans and force such Loans to be converted to Alternative Base Rate loans at the end of the applicable interest period; and
          • may foreclose on and sell all assets constituting collateral.
     As of February 28, 2010, the Company has $316,906 of total debt outstanding. The entire outstanding debt balance was callable at February 28, 2010 because of the default described above. However, as a result of the Company’s refinancing in April 2010 as described in Note 19, the short term obligation at February 28, 2010 has been refinanced on a long-term basis prior to issuance of the financial statements. As a result, $25,000, representing the amount of debt repaid in April 2010, has been classified as short-term debt and the remaining balance of $291,906 has been classified as long-term debt at February 28, 2010.
     See Note 19, Subsequent Events, for a description of the Company’s debt and equity refinancing on April 8, 2010.
     Annual maturities of long-term debt that existed as of February 28, 2010 are as follows, including the $25,000 payment that occurred in April 2010, as described above and in Note 19:

Fiscal	Payment
2011	$25,000
2012	215,000
2013	76,906

Total	$316,906

NOTE 9—COMMITMENTS AND CONTINGENCIES
     The Company has commitments under non-cancelable operating leases for office and manufacturing space and certain machinery and equipment. The leases range from one to ten years and generally contain renewal options for periods ranging from one to ten years. Some of the leases contain future rent escalation clauses. Total rental expense on operating leases was $6,953, $7,122 and $7,248 in fiscal 2010, 2009 and 2008, respectively.
     The following is a schedule of required future minimum lease payments:

Operating
Fiscal year ending	Leases
2011	$6,737
2012	5,842
2013	5,517
2014	5,412
2015 and subsequent years	10,857

Total future minimum lease payments	$34,365

Legal matters
     On January 2, 2009, the Company sold the Emergent Networks Solutions VOIP Software and certain net assets for $1,900 in cash and $5,000 in an 8% two-year note receivable. The Company is currently in litigation with Stratus Telecommunications LLC and its parent guarantor, YMAX Corporation, related to a delinquent installment payment of $1,600 on the $5,000 note payable, which was payable on January 2, 2010. See Note 19 Subsequent Events for the settlement of the dispute.
     In addition, the Company is involved in various other legal proceedings arising in the ordinary course of business, none of which we currently expect to have a material adverse effect on our results of operations, cash flows or financial condition.

STRATUS TECHNOLOGIES BERMUDA HOLDINGS LTD.
(Dollars in thousands, except per share data)
Purchase commitments
     As of February 28, 2010 and February 22, 2009, the Company had outstanding purchase commitments to one contract manufacturer amounting to approximately $6,045 and $5,357, respectively.
Guarantor arrangements
     The Company’s standard sales contracts and agreements contain infringement indemnification provisions. Pursuant to these provisions, the Company indemnifies, holds harmless and agrees to reimburse the indemnified party for losses suffered or incurred by the indemnified party (generally business partners or customers) in connection with certain patent, copyright or other intellectual property infringement claims in the countries in which the Company operates by any third party with respect to the Company’s products. The term of these indemnification provisions is generally perpetual effective at the time of the sale of the product. The maximum potential amount of future payments the Company could be required to make under these indemnification agreements is unlimited. The Company has never incurred costs to defend lawsuits or settle claims related to these indemnification agreements and management is not aware of any pending, threatened or unasserted claims regarding these agreements. As a result, the Company believes the estimated fair value of these agreements is minimal. Accordingly, no liabilities have been recorded for these agreements as of February 28, 2010 and February 22, 2009, respectively.
     As permitted under Bermuda and Delaware law, the Company has agreed to indemnify its officers and directors for certain events or occurrences while the officer or director is, or was serving, at the Company’s request in such capacity. The maximum potential amount of future payments the Company could be required to make under these indemnification agreements is unlimited; however, the Company has a Director and Officer insurance policy that limits its exposure and enables it to recover a portion of any future amounts paid. The aggregate limit on this insurance policy is $20,000. As a result of this insurance policy coverage, the Company believes the estimated fair value of these indemnification arrangements is minimal. The Company has no liabilities recorded for these agreements as of February 28, 2010 and February 22, 2009, respectively.
     In fiscal 2003, the Company acquired all of the outstanding shares of Cemprus, LLC and its subsidiaries (“Cemprus”) from Platinum Equity, LLC (“Platinum”). Certain of the Company’s subsidiaries entered into an indemnity agreement with Platinum as part of the purchase of Cemprus. Under the indemnity agreement, the subsidiaries agree to indemnify Platinum against certain claims arising after the purchase of Cemprus. The indemnification obligations are limited to claims respecting certain obligations of Platinum under its Cemprus acquisition agreement with Lucent, certain related Platinum guarantees associated with that transaction and a certain letter agreement with Hewlett-Packard for certain product and license agreements between Cemprus and Hewlett-Packard. The Company has never incurred costs to defend lawsuits or settle claims related to these agreements. As a result, the Company believes the estimated fair value of these agreements is minimal. Accordingly, no liabilities have been recorded for these agreements as of the end of fiscal 2010 and 2009.
NOTE 10—REDEEMABLE CONVERTIBLE PREFERRED STOCK
     The Company’s capital structure at February 28, 2010 included 6,561,242 issued and outstanding shares of Series A redeemable convertible preferred stock.
     Preference Shares
     On March 25, 2009, the Company’s shareholders approved an amendment to the Company’s bye-laws, to extend indefinitely the Series A redemption period. In connection with the removal of the end-date to the Series A redemption period, previously February 26, 2009, the redemption preferences on the Series A shares will continue to accrue on an 8% annual IRR basis. The redemption preferences for the Series A Shares, as projected for the next five fiscal years subsequent to February 28, 2010, are set forth in the table below:

	2011	2012	2013	2014	2015
Series A	$101,101	$109,189	$117,924	$127,358	$137,547

STRATUS TECHNOLOGIES BERMUDA HOLDINGS LTD.
(Dollars in thousands, except per share data)
     The Series A redeemable convertible preferred stock (“Series A Shares” or, the “preference shares”) in the amount of $93,612 at February 28, 2010 are redeemable for cash at the option of the holder at any time after February 26, 2007. Such preference shares also include liquidation preferences, which may be triggered in the event of a liquidation, dissolution, winding-up, or change in control of the Company.
     The most significant terms of the preference shares are as follows:
Voting Rights
     Holders of the preference shares are entitled to vote on an “as-if” converted basis, such votes to be counted together with all other shares of the Company having general voting power and not counted separately as a class, except as otherwise required by law. As a result, the preference shares have voting control of the Company.
Conversion
     The preference shares are convertible into ordinary stock at the option of the holder. The preference shares also automatically convert at their respective conversion rates into ordinary stock upon the closing of a firmly underwritten public offering of ordinary shares resulting in gross proceeds to the Company in excess of $75,000 and at a minimum price of $6.54 per share. The conversion rate for the preference shares is 2.17-to-1.
Dividends
     The holders of preference shares are entitled to dividends at an annual rate of 8% of the initial purchase price, on a non-cumulative basis, when and if declared, as determined by the Board of Directors. No dividends have been declared or paid through February 28, 2010.
Redemption
     At any time after February 26, 2007, upon written request and the consent of the First and Second lien holders, each holder of preference shares may require the Company to redeem for cash all of its outstanding preference shares, as defined by the related agreements, as amended, subject to proportional adjustment for stock splits, reverse splits, stock dividends, stock distributions or similar events related to the capitalization of the Company. As of February 28, 2010, the redemption value of the Series A Shares totaled $93,612.
Liquidation Preference
     Series A preferred shareholders are entitled to receive, in preference to any distribution to the ordinary stockholders, $7.09 per share, subject to anti-dilution adjustments, plus a graduating compounding rate of return that is reduced to 8% after February 1, 2003, as defined in the Series A agreement. As of February 28, 2010, the liquidation preference of Series A preferred stock was equal to the redemption preference of $93,612.
NOTE 11 — STOCKHOLDERS’ DEFICIT
Ordinary Shares
     As of February 28, 2010, there were 28,809,184 shares of ordinary stock issued and outstanding.
     The Company entered into agreements with certain ordinary shareholders which granted the shareholders a put feature on their outstanding shares of ordinary stock. The put feature, which allows the outstanding shares of ordinary stock to be repurchased by the Company, can only be exercised by the shareholders upon a liquidation of the Company, a merger, acquisition or change of control in which the Company’s shareholders would not retain a majority of the voting power of the surviving entity, or the sale of all or substantially all of the Company’s assets (each a “triggering event”). As of February 28, 2010, a triggering event has not occurred.

STRATUS TECHNOLOGIES BERMUDA HOLDINGS LTD.
(Dollars in thousands, except per share data)
NOTE 12 — STOCK-BASED COMPENSATION
Stock options
     The Company established a Stock Incentive Plan (the “Plan”) to facilitate the issuance of shares of its Ordinary Stock to employees, members of management, officers, directors and consultants of the Company and its subsidiaries. The Plan allows for the grant of incentive stock options, non-qualified stock options, stock appreciation rights and shares of restricted stock. Options granted under the Plan have a time-based vesting schedule, generally four years, some with a provision for the acceleration of vesting upon the occurrence of certain events. Substantially all options granted under the Plan have terms of ten years. The Plan was amended on February 27, 2003, increasing to 32,530,970 the total shares approved for issuance under the Plan. On February 24, 2009, the Board of Directors approved an amendment and restatement of the Plan extending the duration of the Plan, which was to expire March 1, 2009, through February 23, 2019, amending the transfer restrictions and granting additional information rights to holders of options granted under the Plan. Under the terms of the Plan, shares issued upon the exercise of stock options may be newly-issued shares or treasury shares. As of February 28, 2010, all of the shares issued upon the exercise of stock options have been newly-issued shares.
     In March 2009, in order to address the expiration of a large number of outstanding options held by employees and the fact that all of the Company’s stock options were at exercise prices significantly higher than the fair market value of its ordinary stock, the Board of Directors approved a two phase employee stock option regrant and exchange program (The 2009 Stock Option Program, or the “Program”). The first phase of the Program, which commenced April 6, 2009 and expired April 24, 2009, authorized the grant of new options to employees whose outstanding options would contractually expire between April 29, 2009, and June 29, 2009. Employees who elected to participate in this phase would receive a new, fully vested stock option for the number of shares equal to those expiring (the “eligible options”). The eligible options would be allowed to expire. A total of 3,292,457 stock options were granted under this phase on May 1, 2009. The new stock options have an exercise price of $0.60 per share, which is greater than the fair market value of the Company’s ordinary stock on May 1, 2009.
     The second phase of the Program, which commenced June 8, 2009 and expired June 26, 2009, gave employees the opportunity to exchange eligible stock options on a 1:1 basis for a grant of new stock options, with a vesting schedule equal to that of the exchanged option. All unexercised stock options granted between July 1, 1999 and February 22, 2009 and all unexercised stock options not eligible to participate in the first phase were eligible to participate in the second phase. A total of 13,687,663 stock options were cancelled and regranted under the second phase on July 1, 2009. The new stock options have an exercise price of $0.60 per share, which is greater than the fair market value of the Company’s ordinary stock on July 1, 2009.
     Participation in the 2009 Stock Option Program was conditioned upon the optionees’ continued employment through each respective grant date. All of the new stock options were issued under the Stratus Technologies, Inc. Stock Incentive Plan, as amended and restated, and are subject to its terms and conditions. The new stock options will expire ten years from the grant date.
     As the grant of the second phase options represented a modification of the unvested eligible options, the Company (1) measured the fair value of the original options immediately before the modification, and (2) measured the fair value of the modified options, to determine the incremental compensation cost. The sum of the incremental cost and the remaining unrecognized compensation expense for the original options will be recognized over the remaining service period of the options. The Company recognized $2,473 of stock-based compensation expense related to the fully vested portion of these options in 2010. As of February 28, 2010, there was approximately $305 of unamortized stock-based compensation expense related to the unvested portion of the second phase options.
     As of February 28, 2010, all of the outstanding options issued under the Plan were non-qualified stock options. Stock options are awards which allow employees to purchase shares of the Company’s stock at a fixed price, over a specific period of time. The Company grants stock options at an exercise price equal to or greater than the fair market value of the Company’s ordinary shares at the date of grant. These awards, which generally vest annually at a rate of 25 percent per year, are fully vested four years from the date of grant and have a contractual life of ten years. Awards granted to non-employee members of the Company’s board of directors vest annually at a rate of approximately 33 percent, are fully vested three years from the date of grant and have a contractual life of ten years.
     The Company estimates the fair value of stock options using the Black-Scholes valuation model. Key inputs and assumptions used to estimate the fair value of stock options include the exercise price of the option, the expected option term, volatility of the Company’s stock, the risk-free interest rate with a maturity date equivalent to

STRATUS TECHNOLOGIES BERMUDA HOLDINGS LTD.
(Dollars in thousands, except per share data)
the expected life of the option, and the Company’s dividend yield. Estimates of fair value are not intended to predict actual future events or the value that may ultimately be realized by employees who receive equity awards, and subsequent events are not indicative of the reasonableness of the original estimates of fair value made by the Company.
     The following table presents the weighted-average assumptions used in the valuation and the resulting weighted-average fair value per option granted during fiscal 2010, 2009 and 2008:

For Fiscal Year	2010	2009	2008
Option term (in years) *	9.0	9.0	9.0
Volatility **	45%	45%	45%
Risk-free interest rate (zero coupon U.S. treasury note)	3.9%	4.5%	4.8%
Dividend yield	0%	0%	0%
Weighted-average fair value per option granted	$0.22	$0.09	$0.64

*	The option term is the number of years the Company estimates, using historical data, that options will be outstanding prior to exercise or forfeiture.

**	The Company’s estimates of expected volatility are principally based on daily price changes of the stock of comparable companies over the expected option term as well as guidance provided by the accounting standard for stock based compensation.
     There were no stock options exercised during fiscal 2010. There were no cash settlements of equity instruments during fiscal 2010, 2009 or 2008. The Company recognized no windfall tax benefits in connection with the exercise of stock options during fiscal 2010, 2009 and 2008.
     At February 28, 2010, there were 31,957,018 authorized but unissued shares of ordinary stock reserved for issuance under the Stratus Technologies, Inc. Stock Incentive Plan.
Stock option activity under the Plan was as follows:

			Weighted-
		Weighted-	average
	Shares under	average exercise	remaining
	options	price	contractual term
Outstanding at February 22, 2009	22,590,168	$1.61	3.48
Granted	22,399,520	$0.60
Canceled	(18,909,688)	$1.54
Forfeited	(2,195,703)	$1.58
Exercised	0	$0.00

Outstanding at February 28, 2010	23,884,297	$0.72	8.38

Exercisable at February 28, 2010	18,211,806	$0.76	8.10
Exercisable and expected to vest at February 28, 2010	23,234,452	$0.73	8.35

STRATUS TECHNOLOGIES BERMUDA HOLDINGS LTD.
(Dollars in thousands, except per share data)
The following table summarizes information about stock options outstanding and exercisable as of February 28, 2010:

		Weighted-average		Weighted
	Outstanding	remaining	Exercisable	Average
Exercise price	Number	contractual life	Number	Exercise Price
$0.60	21,165,101	9.06	15,556,570	$0.60
$1.50	2,264,140	2.99	2,264,140	1.50
$2.00	345,148	4.15	282,313	2.00
$4.50	93,448	0.46	93,448	4.50
$4.52	6,300	6.11	5,175	4.52
$6.50	10,160	1.18	10,160	6.50

$0.60-$6.50	23,884,297	8.38	18,211,806	$0.76

     There were 8,072,721 shares available for grant under the Plan at February 28, 2010.
NOTE 13—ACCUMULATED OTHER COMPREHENSIVE LOSS
     The components of accumulated other comprehensive loss, net of tax, were as follows:

Fiscal year ended	2010	2009
Foreign currency translation	$(139)	$(1,441)
Net loss on derivative instruments	—	(1,892)
Unrealized gain (loss) on corporate equity security	2	(9)

Total accumulated other comprehensive loss	$(137)	$(3,342)

NOTE 14—EMPLOYEE BENEFIT PLANS
     The Company has a benefit plan available to all United States employees, which qualifies as a defined contribution plan under Section 401(k) of the Internal Revenue Code. Employees may contribute to the plan from 2% to 25% of their salary on a pre-tax basis, subject to certain statutory limitations. The Company matched 0% in fiscal 2010 and 100% of the first 3% of the employee’s pre-tax contributions during fiscal 2009 and fiscal 2008. Contributions are invested at the direction of the employee in one or more investment funds. The Company recorded expense of $0, $1,445 and $1,594 during the fiscal 2010, 2009 and 2008, respectively, relating to this plan. Employees in several countries outside of the U.S. are covered by defined contribution plans in accordance with applicable government regulations and local practices. Expenses attributable to these plans were not material in fiscal 2010, 2009 or 2008.
NOTE 15 — SALE OF A SUBSIDIARY
     On January 2, 2009, the Company sold the Emergent Networks Telecommunications Infrastructure Control Environment VOIP Software business and certain net assets related to our Telecommunications Business (collectively, the “Emergent Business”) for $1,900 in cash and $5,000 in an 8% two year, note receivable. Assets sold included specific telecommunication inventory and fixed assets, prepaid expenses, intangible assets and certain product and service contracts. Liabilities assumed by the acquirer consisted of accrued vacation for 43 employees and contractors that were transferred, along with accounts payable and deferred revenue. The Company recorded a gain/(loss) on disposal of approximately $818 and ($107) in fiscal 2010 and 2009, which are included in profit from operations and will record the note receivable and related interest on a cash basis.
     The term of the note receivable is $1,250 due July 2, 2010 and $1,250 due January 2, 2011, plus accrued interest on each date. On January 2, 2010, the Company was due $2,500 related to the first installment payment on the $5,000 note receivable plus accrued interest of $400. A payment of $1,400 was received by the Company, which was allocated per the terms of the promissory note as follows, (i) reimbursement of legal fees $100, (ii) interest $400, and (iii) reduction of principal $900. See Note 19 for settlement of the dispute.
NOTE 16— SEGMENT, GEOGRAPHIC AND CUSTOMER INFORMATION
     The Company’s chief decision-maker, as defined under the authoritative guidance for disclosures about segments of an enterprise and related information, is the Chief Executive Officer. As of February 28, 2010, the

STRATUS TECHNOLOGIES BERMUDA HOLDINGS LTD.
(Dollars in thousands, except per share data)
Company operates in one operating segment: providing of a differentiated suite of continuous availability solutions for mission-critical enterprise applications for the enterprise data center and small to medium-sized businesses. The Company is not organized by market, and is managed and operated as one business. A single management team that reports to the Chief Executive Officer comprehensively manages the entire business. The Company does not operate any material separate lines of business or separate business entities with respect to its services.

	United States	Japan	EMEA	Asia	Other	Eliminations	Total

Revenues from external customers
Product
2008	$33,438	$24,047	$32,115	$12,418	$4,467	$—	$106,485
2009	29,513	23,710	21,478	15,922	1,739	—	92,362
2010	23,115	16,659	11,990	12,632	2,318	—	66,714

Service
2008	66,490	28,982	41,920	11,369	3,540	—	152,301
2009	68,216	29,323	41,412	11,687	24	—	150,662
2010	63,725	30,228	33,399	10,326	21	—	137,699

Long-lived assets
2008	26,463	1,958	3,615	2,127	307	(2,979)	31,491
2009	17,720	2,426	2,368	1,966	207	(985)	23,702
2010	$15,087	$1,500	$2,409	$814	$218	$18	$20,046
     “EMEA” is comprised of Europe, the Middle East and Africa. The “Other” category includes Bermuda, Canada, Mexico, Central America, South America, and Cemprus royalty revenue.
     The following table shows the total product revenue by product line for the fiscal years ended February 2010, 2009 and 2008:

Fiscal year ended	2010	2009	2008
Legacy	$24,813	$29,019	$46,924
ftServer	41,901	63,343	59,561

Total product revenue	$66,714	$92,362	$106,485

     For fiscal 2010, 2009 and 2008, no customer accounted for more than 10% of the Company’s total revenue.
NOTE 17—RELATED PARTY TRANSACTIONS
     In fiscal 2006, the Company’s subsidiaries, Stratus Technologies Bermuda Ltd. and Stratus Technologies Ireland Ltd., entered into a Collaboration and Licensing Agreement and a Purchase and Distribution Agreement, respectively, with NEC. As of February 28, 2010 and February 22, 2009, the Company had an outstanding accounts receivable balance of $102 and $247 and an outstanding accounts payable balance of $1,711 and $2,651, respectively, with NEC. In addition, during the fiscal years ended February 28, 2010, February 22, 2009 and February 24, 2008, the Company recognized revenue from transactions with NEC of $1,512, $2,083 and $2,467, respectively.
     In fiscal 2006, the Company entered into an agreement for management, advisory, strategic planning and consulting services with two significant investors for a yearly fee of $700, which renew on an annual basis. The payment of the yearly fee is restricted by financial performance covenants contained in the 2007 Amendment (see Note 8). Accrued expenses related to this yearly fee totaled $1,692 and $992 at February 28, 2010 and February 22, 2009, respectively. In fiscal 2010, 2009 and 2008 an expense of $700 was recorded through the management and transaction expense line in the consolidated statement of operations for each fiscal year.
NOTE 18 — CONSOLIDATING FINANCIAL STATEMENTS
     The Company as parent guarantor (“Bermuda Holdings”) and the Company’s subsidiaries SRA Technologies Cyprus Limited, Stratus Technologies Ireland Limited, Cemprus Technologies, Inc., and Cemprus, LLC (“Guarantor Subsidiaries”) have fully and unconditionally guaranteed on a joint and several basis, the obligation to pay principal and interest with respect to the $215.0 million aggregate principal amount of Senior Secured Notes issued by Stratus Technologies, Inc. (“Stratus US”) and Stratus Technologies Bermuda Ltd. (“Bermuda Ltd.”). The Senior Secured Notes issued by Stratus US are guaranteed by Bermuda Ltd. and the Senior Secured Notes issued by Bermuda Ltd. are guaranteed by Stratus US. Under certain circumstances, contractual and legal restrictions, as well as the financial condition and operating requirements of the Company and its subsidiaries, could limit Stratus Technologies, Inc. and Stratus Technologies Bermuda Ltd.’s ability to obtain cash for the purpose of meeting the debt service obligations, including payment of principal and interest on the Senior Secured Notes. The holders of the Senior Secured Notes will be direct creditors of Stratus Technologies, Inc. and Stratus Technologies Bermuda, Ltd, the Company and the Company’s principal direct subsidiaries by virtue of the guarantees. The Company has indirect subsidiaries located primarily in Europe and Asia (“Non-Guarantor Subsidiaries”) that are not included among the Guarantor Subsidiaries, and such subsidiaries will not be obligated with respect to the Senior Secured Notes. As a result, the claims of creditors of the Non-Guarantor Subsidiaries will effectively have priority with respect to the assets and earnings of such companies over the claims of creditors of the Company, including the holders of the Senior Secured Notes.

STRATUS TECHNOLOGIES BERMUDA HOLDINGS LTD.
(Dollars in thousands, except per share data)
The Non-Guarantor subsidiaries represent more than an inconsequential portion of the consolidated assets and revenues of the Company.
     The following supplemental consolidating financial statements are presented:
1.	Consolidating balance sheets as of February 28, 2010 and February 22, 2009.

2.	Consolidating statements of operations and cash flows for each of the three fiscal years in the period ended February 28, 2010, February 22, 2009 and February 24, 2008.

STRATUS TECHNOLOGIES BERMUDA HOLDINGS LTD.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
As of February 28, 2010
(In thousands)
CONSOLIDATING BALANCE SHEET

	Bermuda			Guarantor	Non Guarantor
	Holdings	Bermuda Ltd.	Stratus US	Subsidiaries	Subsidiaries	Eliminations	Total
ASSETS
Current assets:
Cash and cash equivalents	$131	$5	$22,194	$30,298	$4,140	$—	$56,768
Accounts receivable, net of allowance for doubtful accounts	—	—	9,788	23,785	7,844	—	41,417
Intercompany receivable	771	—	35,410	—	11,315	(47,496)	—
Inventory	—	—	5,874	2,022	2,964	(4,335)	6,525
Deferred income taxes	—	—	—	—	1,200	—	1,200
Income taxes receivable	—	—	185	130	—	(315)	—
Prepaid expenses and other current assets	—	107	3,103	31	2,757	(578)	5,420

Total current assets	902	112	76,554	56,266	30,220	(52,724)	111,330

Property and equipment, net	—	—	13,770	984	2,069	18	16,841
Intangible assets, net	—	2,824	774	—	—	—	3,598
Goodwill	—	6,197	1,306	1,345	696	—	9,544
Deferred income taxes	—	—	—	—	1,723	—	1,723
Deferred financing fees	—	1,344	1,639	—	—	—	2,983
Investment in subsidiaries	—	21,839	36,323	1,872	—	(60,034)	—
Other assets	111	627	1,872	—	1,641	—	4,251
Long-term intercompany receivable	7,850	—	90,568	—	—	(98,418)	—

Total assets	$8,863	$32,943	$222,806	$60,467	$36,349	$(211,158)	$150,270

LIABILITIES, REDEEMABLE CONVERTIBLE PREFERRED STOCK AND STOCKHOLDERS’ DEFICIT
Current liabilities:
Current portion of long-term debt	$—	$12,082	$12,918	$—	$—	$—	$25,000
Accounts payable	—	—	1,748	4,254	2,095	(308)	7,789
Intercompany payable	—	33,391	10,064	4,043	—	(47,498)	—
Accrued expenses	(8)	1,543	7,334	1,653	7,454	(270)	17,706
Income taxes payable	—	120	—	—	262	(315)	67
Deferred revenue	—	—	1,687	38,249	2,093	—	42,029

Total current liabilities	(8)	47,136	33,751	48,199	11,904	(48,391)	92,591

Long-term debt	—	130,455	161,451	—	—	—	291,906
Long-term intercompany payable	—	25,975	—	72,443	—	(98,418)	—
Liability in subsidiaries	8,821	—	—	—	—	(8,821)	—
Deferred revenue and other liabilities	—	—	4,198	5,059	635	—	9,892

Total liabilities	8,813	203,566	199,400	125,701	12,539	(155,630)	394,389

Redeemable convertible preferred stock and stockholders’ deficit:
Redeemable convertible preferred stock	93,612	—	—	—	—	—	93,612

Total redeembable convertible preferred stock	93,612	—	—	—	—	—	93,612

Stockholders’ (Deficit) Equity:
Ordinary stock	16,712	71	20,000	2,370	5,318	(27,759)	16,712
Additional paid in capital	6,841	29,562	25,715	118	4,304	(56,836)	9,704
Accumulated deficit	(117,115)	(200,256)	(22,418)	(68,029)	14,908	28,900	(364,010)
Accumulated other comprehensive (loss) gain	—	—	109	307	(720)	167	(137)

Total stockholders’ (deficit) equity	(93,562)	(170,623)	23,406	(65,234)	23,810	(55,528)	(337,731)

Total liabilities and stockholders’ (deficit) equity	$8,863	$32,943	$222,806	$60,467	$36,349	$(211,158)	$150,270

STRATUS TECHNOLOGIES BERMUDA HOLDINGS LTD.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
As of February 22, 2009
(In thousands)
CONSOLIDATING BALANCE SHEET

	Bermuda			Guarantor	Non Guarantor
	Holdings	Bermuda Ltd.	Stratus US	Subsidiaries	Subsidiaries	Eliminations	Total
ASSETS
Current assets:
Cash and cash equivalents	$537	$22	$4,568	$24,403	$5,495	$—	$35,025
Accounts receivable, net of allowance for doubtful accounts	—	—	7,127	30,896	15,655	—	53,678
Intercompany receivable	321	—	63,100	—	1,934	(65,355)	—
Inventory	—	—	4,157	1,760	3,691	(3,072)	6,536
Deferred income taxes	—	—	—	—	1,271	—	1,271
Income taxes receivable	—	—	185	38	—	(178)	45
Prepaid expenses and other current assets	—	107	3,111	106	2,589	(429)	5,484

Total current assets	858	129	82,248	57,203	30,635	(69,034)	102,039

Property and equipment, net	—	—	17,369	999	4,124	(985)	21,507
Intangible assets, net	—	3,060	975	1,684	—	—	5,719
Goodwill	—	6,197	1,306	1,345	654	—	9,502
Deferred income taxes	—	—	—	—	1,637	—	1,637
Investment in subsidiaries	—	15,414	34,823	1,850	—	(52,087)	—
Other assets	—	3,235	3,966	—	1,620	—	8,821
Long-term intercompany receivable	7,850	—	72,443	—	—	(80,293)	—

Total assets	$8,708	$28,035	$213,130	$63,081	$38,670	$(202,399)	$149,225

LIABILITIES, REDEEMABLE CONVERTIBLE PREFERRED STOCK AND STOCKHOLDERS’ DEFICIT
Current liabilities:
Current portion of long-term debt	$—	$967	$1,033	$—	$—	$—	$2,000
Accounts payable	—	—	2,035	5,179	4,419	(224)	11,409
Intercompany payable	—	52,444	—	12,912	—	(65,356)	—
Accrued expenses	(14)	2,858	15,314	3,546	8,934	(205)	30,433
Income taxes payable	—	—	—	—	178	(178)	—
Deferred revenue	—	18	1,222	35,332	2,453	—	39,025

Total current liabilities	(14)	56,287	19,604	56,969	15,984	(65,963)	82,867

Long-term debt	—	142,169	173,975	—	—	—	316,144
Long-term intercompany payable	—	7,850	—	72,443	—	(80,293)	—
Liability in subsidiaries	15,612	—	—	—	—	(15,612)	—
Deferred revenue and other liabilities	—	56	3,571	3,930	601	—	8,158

Total liabilities	15,598	206,362	197,150	133,342	16,585	(161,868)	407,169

Redeemable convertible preferred stock and stockholders’ deficit:
Redeemable convertible preferred stock	86,678	—	—	—	—	—	86,678

Total redeemable convertible preferred stock	86,678	—	—	—	—	—	86,678

Stockholders’ (Deficit) Equity:
Ordinary stock	16,712	71	20,000	2,370	5,316	(27,757)	16,712
Additional paid in capital	13,775	29,563	22,299	102	3,761	(56,837)	12,663
Accumulated deficit	(124,055)	(207,047)	(25,446)	(72,947)	14,944	43,896	(370,655)
Accumulated other comprehensive (loss) gain	—	(914)	(873)	214	(1,936)	167	(3,342)

Total stockholders’ (deficit) equity	(93,568)	(178,327)	15,980	(70,261)	22,085	(40,531)	(344,622)

Total liabilities and stockholders’ (deficit) equity	$8,708	$28,035	$213,130	$63,081	$38,670	$(202,399)	$149,225

STRATUS TECHNOLOGIES BERMUDA HOLDINGS LTD.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Twelve-month period ended February 28, 2010
(In thousands)
CONSOLIDATING STATEMENT OF OPERATIONS

	Bermuda	Bermuda		Guarantor	Non Guarantor
	Holdings	Ltd	Stratus US	Subsidiaries	Subsidiaries	Eliminations	Total
REVENUE
Product	$—	$84	$23,853	$6,211	$36,566	$—	$66,714
Service	—	—	6,541	117,486	13,672	—	137,699
Intercompany	—	47,563	80,195	27,078	17,499	(172,335)	—

Total revenue	—	47,647	110,589	150,775	67,737	(172,335)	204,413

COST OF REVENUE
Product	—	234	11,386	23,117	24,906	(29,632)	30,011
Service	—	—	32,360	3,334	26,095	(223)	61,566
Intercompany	—	33,974	—	107,366	—	(141,340)	—

Total cost of revenue	—	34,208	43,746	133,817	51,001	(171,195)	91,577

Gross profit	—	13,439	66,843	16,958	16,736	(1,140)	112,836

OPERATING EXPENSES
Research and development	—	—	30,456	31	—	(207)	30,280
Sales and marketing	—	—	15,654	—	13,338	(125)	28,867
General and administrative	450	48	15,240	378	3,525	(448)	19,193
Amortization of intangibles	—	290	—	1,685	—	—	1,975
Restructuring charges	—	—	814	(294)	964	—	1,484
(Gain) Loss on sale of subsidiary	—	(900)	101	(19)	—	—	(818)
Intercompany	—	—	(814)	1,924	(1,015)	(95)	—
Management and transaction costs	—	—	700	—	—	—	700

Total operating expenses	450	(562)	62,151	3,705	16,812	(875)	81,681

Profit (loss) from operations	(450)	14,001	4,692	13,253	(76)	(265)	31,155
Interest income	1	400	19	28	13	—	461
Interest expense	—	(11,680)	(13,613)	(13)	(1)	—	(25,307)
Interest income (expense), intercompany	608	(2,134)	9,776	(8,250)	—	—	—
Other income (expense), net	(10)	(88)	(117)	2,222	(56)	(31)	1,920
Other income (expense), intercompany	—	—	(317)	(1,381)	1,698	—	—

Income (loss) before income taxes	149	499	440	5,859	1,578	(296)	8,229
Provision for income taxes	—	133	101	925	425	—	1,584
Equity in profit (loss) in subsidiaries	6,791	6,425	1,508	20	—	(14,744)	—

Net income (loss)	$6,940	$6,791	$1,847	$4,954	$1,153	$(15,040)	$6,645

STRATUS TECHNOLOGIES BERMUDA HOLDINGS LTD.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Twelve-month period ended February 22, 2009
(In thousands)
CONSOLIDATING STATEMENT OF OPERATIONS

	Bermuda	Bermuda		Guarantor	Non Guarantor
	Holdings	Ltd	Stratus US	Subsidiaries	Subsidiaries	Eliminations	Total
REVENUE
Product	$—	$27	$28,671	$11,995	$51,669	$—	$92,362
Service	—	—	7,279	128,757	14,626	—	150,662
Intercompany	—	50,980	92,728	24,772	20,330	(188,810)	—

Total revenue	—	51,007	128,678	165,524	86,625	(188,810)	243,024

COST OF REVENUE
Product	—	1,207	13,660	32,017	33,575	(33,520)	46,939
Service	—	—	34,339	4,030	29,793	(624)	67,538
Intercompany	—	36,851	—	121,246	—	(158,097)	—

Total cost of revenue	—	38,058	47,999	157,293	63,368	(192,241)	114,477

Gross profit	—	12,949	80,679	8,231	23,257	3,431	128,547

OPERATING EXPENSES
Research and development	—	(400)	34,909	32	2	(706)	33,837
Sales and marketing	—	—	20,625	—	16,045	(544)	36,126
General and administrative	105	32	19,880	455	4,923	(33)	25,362
Amortization of intangibles	—	469	—	1,758	—	—	2,227
Restructuring charges	—	—	4,485	—	4,167	—	8,652
Loss (gain) on sale of subsidiary	—	93	48	(34)	—	—	107
Intercompany	—	—	(4,485)	9,379	(4,119)	(775)	—
Management and transaction costs	—	—	700	—	—	—	700

Total operating expenses	105	194	76,162	11,590	21,018	(2,058)	107,011

Profit (loss) from operations	(105)	12,755	4,517	(3,359)	2,239	5,489	21,536
Interest income	2	1	60	113	59	—	235
Interest expense	—	(15,332)	(17,434)	(52)	(2)	—	(32,820)
Interest income (expense), intercompany	608	(2,149)	9,781	(8,240)	—	—	—
Other income (expense), net	(10)	12	(417)	1,086	345	(98)	918
Other income (expense), intercompany	—	—	268	(1,605)	1,337	—	—

(Loss) income before income taxes	495	(4,713)	(3,225)	(12,057)	3,978	5,391	(10,131)
Provision (benefit) for income taxes	—	39	(145)	956	1,282	—	2,132
Equity in profit (loss) in subsidiaries	(18,150)	(13,399)	2,689	—	—	28,860	—

Net (loss) income	$(17,655)	$(18,151)	$(391)	$(13,013)	$2,696	$34,251	$(12,263)

STRATUS TECHNOLOGIES BERMUDA HOLDINGS LTD.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Twelve-month period ended February 24, 2008
(In thousands)
CONSOLIDATING STATEMENT OF OPERATIONS

	Bermuda	Bermuda		Guarantor	Non Guarantor
	Holdings	Ltd	Stratus US	Subsidiaries	Subsidiaries	Eliminations	Total
REVENUE
Product	$—	$20	$45,455	$7,385	$53,625	$—	$106,485
Service	—	299	6,717	129,185	16,100	—	152,301
Intercompany	—	53,407	91,733	45,677	19,206	(210,023)	—

Total revenue	—	53,726	143,905	182,247	88,931	(210,023)	258,786

COST OF REVENUE
Product	$—	$1,079	$27,766	$40,752	$32,171	$(45,532)	$56,236
Service	—	—	36,787	3,880	33,798	(909)	73,556
Intercompany	—	39,097	—	121,965	—	(161,062)	—
Management and transaction costs	—	—	64	—	—	—	64

Total cost of revenue	—	40,176	64,617	166,597	65,969	(207,503)	129,856

Gross profit	—	13,550	79,288	15,650	22,962	(2,520)	128,930

OPERATING EXPENSES
Research and development	—	(750)	35,858	437	—	(684)	34,861
Sales and marketing	—	—	23,328	(1)	21,986	(1,255)	44,058
General and administrative	352	91	13,857	449	4,312	(33)	19,028
Amortization of intangibles	—	355	—	1,741	—	—	2,096
Restructuring charges	—	—	1,469	1,870	(1,458)	—	1,881
Intercompany	—	—	(1,469)	1,093	1,442	(1,066)	—
Management and transaction costs	70	700	1,369	—	102	—	2,241

Total operating expenses	422	396	74,412	5,589	26,384	(3,038)	104,165

Profit (loss) from operations	(422)	13,154	4,876	10,061	(3,422)	518	24,765
Interest income	1	1	46	122	77	—	247
Interest expense	—	(16,874)	(19,078)	(201)	—	—	(36,153)
Interest income (expense), intercompany	608	(2,149)	9,781	(8,240)	—	—	—
Other income (expense), net	(6)	(130)	(277)	413	(82)	147	65
Other income (expense), intercompany	—	—	—	(5,935)	5,935	—	—

(Loss) income before income taxes	181	(5,998)	(4,652)	(3,780)	2,508	665	(11,076)
Provision (benefit) for income taxes	—	4	105	819	(501)	—	427
Equity in profit (loss) in subsidiaries	(12,349)	(6,347)	3,007	—	—	15,689	—

Net (loss) income	$(12,168)	$(12,349)	$(1,750)	$(4,599)	$3,009	$16,354	$(11,503)

STRATUS TECHNOLOGIES BERMUDA HOLDINGS LTD.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Twelve-month period ended February 28, 2010
(In thousands)
CONSOLIDATING STATEMENT OF CASH FLOWS

	Bermuda	Bermuda		Guarantor	Non Guarantor
	Holdings	Ltd	Stratus US	Subsidiaries	Subsidiaries	Eliminations	Total
Operating activities
Cash flows from operating activities:
Net Income (loss)	$6,940	$6,791	$1,847	$4,954	$1,153	($15,040)	$6,645
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	—	420	9,315	2,240	1,608	(1,003)	12,580
Amortization of deferred financing cost	—	1,163	1,433	—	—	—	2,596
Stock-based compensation	—	—	3,414	16	545	—	3,975
Non-cash potion of restructuring and other charges	—	—	(286)	—	—	—	(286)
Deferred income taxes	—	—	—	—	(881)	—	(881)
Provision for doubtful accounts	—	—	30	959	103	—	1,092
Inventory provision	—	—	1,579	(800)	881	—	1,660
(Gain) loss from sale of subsidiary	—	(900)	101	(19)	—	—	(818)
Loss on retirement of property and equipment	—	—	8	—	—	—	8
Interest payable-in-kind	—	374	399	—	—	—	773
Equity in (profit) loss subsidiaries	(6,791)	(6,425)	(1,508)	(20)	—	14,744	—
Changes in assets and liabilities:
Accounts receivable	—	—	(2,691)	6,150	8,241	—	11,700
Inventory	—	—	(4,051)	538	134	1,263	(2,116)
Prepaid expenses and other current assets	—	—	7	74	(79)	150	152
Accounts payable	(450)	(929)	20,079	(9,829)	(13,947)	(49)	(5,125)
Accrued expenses	5	55	(5,993)	(1,892)	(1,910)	(65)	(9,800)
Interest payable	—	734	804	—	—	—	1,538
Income taxes payable	—	120	(1)	(91)	146	—	174
Deferred revenue	—	(18)	494	5,004	(563)	—	4,917
Other long-term assets and liabilities	(111)	200	(200)	(997)	2,303	—	1,195

Net cash provided by (used in) operating activities	(407)	1,584	24,781	6,287	(2,266)	—	29,979

Investing activities
Cash flows from investing activities:
Acquisition of property and equipment	—	—	(4,368)	(391)	(1,014)	—	(5,773)
Proceeds from sale of subsidiary	—	1,000	—	—	—	—	1,000
Price adjustment for sale of subsidiary	—	—	(110)	—	—	—	(110)
Acquisition of other long term assets	—	(67)	—	—	—	—	(67)

Net cash (used in) provided by investing activities	—	933	(4,478)	(391)	(1,014)	—	(4,950)

Financing activities
Cash flows from financing activities:
Deferred financing fees	—	(272)	(294)	—	—	—	(566)
Proceeds from revolving credit facility	—	—	24,000	—	—	—	24,000
Payments on revolving credit facility	—	—	(24,000)	—	—	—	(24,000)
Payments on interest rate swap and collar	—	(1,296)	(1,405)	—	—	—	(2,701)
Payments on short and long-term debt	—	(967)	(1,033)	—	—	—	(2,000)

Net cash (used in) financing activities	—	(2,535)	(2,732)	—	—	—	(5,267)
Effect of exchange rate changes on cash	1	1	56	—	1,923	—	1,981
Net increase (decrease) in cash and cash equivalents	(406)	(17)	17,627	5,896	(1,357)	—	21,743
Cash and cash equivalents at beginning of period	537	22	4,567	24,402	5,497	—	35,025

Cash and cash equivalents at end of period	$131	$5	$22,194	$30,298	$4,140	—	$56,768

STRATUS TECHNOLOGIES BERMUDA HOLDINGS LTD.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Twelve-month period ended February 22, 2009
(In thousands)
CONSOLIDATING STATEMENT OF CASH FLOWS

	Bermuda	Bermuda		Guarantor	Non Guarantor
	Holdings	Ltd	Stratus US	Subsidiaries	Subsidiaries	Eliminations	Total
Operating activities
Cash flows from operating activities:
Net (Loss) income	$(17,655)	$(18,151)	$(391)	$(13,013)	$2,696	$34,251	$(12,263)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	—	1,566	11,929	2,401	2,657	(1,994)	16,559
Amortization of deferred financing cost	—	1,163	1,433	—	—	—	2,596
Stock-based compensation	—	—	276	14	97	—	387
Deferred income taxes	—	—	—	—	18	—	18
Provision for doubtful accounts	—	—	(70)	591	(4)	—	517
Inventory provision	—	—	8,368	(4,250)	(1,021)	—	3,097
Loss (gain) from sale of subsidiary	—	93	49	(35)	—	—	107
Loss (gain) on retirement of property and equipment	—	(170)	436	—	—	—	266
Interest payable-in-kind	—	367	392	—	—	—	759
Equity in (profit) loss subsidiaries	18,150	13,399	(2,689)	—	—	(28,860)	—
Changes in assets and liabilities:
Accounts receivable	—	698	5,238	4,403	(2,164)	—	8,175
Inventory	—	(102)	(7,791)	6,306	6,043	(3,496)	960
Prepaid expenses and other current assets	—	(16)	(803)	860	2,324	431	2,796
Accounts payable	106	1,467	(20,325)	20,419	(4,766)	(123)	(3,222)
Accrued expenses	(151)	124	(974)	(1,210)	(1,650)	(206)	(4,067)
Interest payable	—	234	258	—	—	—	492
Income taxes payable	—	—	(731)	17	(104)	—	(818)
Deferred revenue	—	206	(1,067)	1,646	(1,205)	—	(420)
Other long-term assets and liabilities	—	(670)	3,748	(580)	(845)	(3)	1,650

Net cash provided by (used in) operating activities	451	207	(2,714)	17,569	2,076	—	17,589

Investing activities
Cash flows from investing activities:
Acquisition of property and equipment	—	—	(5,153)	—	(1,235)	—	(6,388)
Proceeds from sale of subsidiary	—	1,900	—	—	—	—	1,900
Acquisition of other long term assets	—	(109)	—	—	—	—	(109)

Net cash (used in) provided by investing activities	—	1,791	(5,153)	—	(1,235)	—	(4,597)

Financing activities
Cash flows from financing activities:
Payments on short and long-term debt	—	(967)	(1,033)	—	—	—	(2,000)
Proceeds from exercise of stock option	15	—	—	—	—	—	15
Payments on interest rate swap and collar	—	(1,036)	(1,118)	—	—	—	(2,154)
Proceeds from revolving credit facility	—	—	24,000	—	—	—	24,000
Payments on revolving credit facility	—	—	(11,000)	—	—	—	(11,000)

Net cash provided by (used in) financing activities	15	(2,003)	10,849	—	—	—	8,861
Effect of exchange rate changes on cash	—	(1)	109	(205)	(198)	—	(295)
Net increase (decrease) in cash and cash equivalents	466	(6)	3,091	17,364	643	—	21,558
Cash and cash equivalents at beginning of period	71	28	1,477	7,039	4,852	—	13,467

Cash and cash equivalents at end of period	$537	$22	$4,568	$24,403	$5,495	$—	$35,025

STRATUS TECHNOLOGIES BERMUDA HOLDINGS LTD.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Twelve-month period ended February 24, 2008
(In thousands)
CONSOLIDATING STATEMENT OF CASH FLOWS

	Bermuda	Bermuda		Guarantor	Non Guarantor
	Holdings	Ltd	Stratus US	Subsidiaries	Subsidiaries	Eliminations	Total
Operating activities
Cash flows from operating activities:
Net (Loss) Income	$(12,168)	$(12,349)	$(1,750)	$(4,599)	$3,009	$16,354	$(11,503)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	—	1,372	10,799	2,168	3,362	(3,007)	14,694
Amortization of deferred financing cost	—	1,137	1,396	—	—	—	2,533
Stock-based compensation	—	—	356	12	111	—	479
Deferred income taxes	—	—	—	—	(192)	—	(192)
Provision for doubtful accounts	—	—	(3)	268	—	—	265
Inventory provision	—	—	4,799	378	363	183	5,723
Loss on retirement of property and equipment	—	16	76	—	—	—	92
Interest payable-in-kind	—	243	259	—	—	—	502
Equity in (profit) loss subsidiaries	12,349	6,347	(3,007)	—	—	(15,689)	—
Changes in assets and liabilities:
Accounts receivable	—	1	3,451	(1,442)	4,212	—	6,222
Inventory	—	—	(4,018)	638	(397)	(208)	(3,985)
Prepaid expenses and other current assets	28	(75)	1,364	65	(1,703)	—	(321)
Accounts payable	(290)	4,051	(4,706)	3,824	(572)	1,520	3,827
Accrued expenses	69	504	(3,826)	(1,903)	397	—	(4,759)
Interest payable	—	460	483	—	—	—	943
Income taxes payable	—	—	(2,423)	(21)	1,112	—	(1,332)
Deferred revenue	—	—	(170)	930	(403)	—	357
Other long-term assets and liabilities	—	(110)	4,896	2,412	(5,349)	296	2,145

Net cash provided by (used in) operating activities	(12)	1,596	7,977	2,730	3,950	(551)	15,690

Investing activities
Cash flows from investing activities:
Acquisition of property and equipment	—	—	(13,543)	—	(1,378)	551	(14,370)
Capitalized software	—	(1)	(371)	—	—	—	(372)
Proceeds from sale of property and equipment	—	—	48	—	—	—	48
Acquisition of other long term assets	—	(94)	1	—	—	—	(93)

Net cash (used in) provided by investing activities	—	(95)	(13,865)	—	(1,378)	551	(14,787)

Financing activities
Cash flows from financing activities:
Proceeds from exercise of stock option	75	—	—	—	—	—	75
Payment of debt amendment fees	—	(42)	(53)	—	—	—	(95)
Deferred financing fees	—	(470)	(573)	—	—	—	(1,043)
Cash over draft	—	—	(476)	—	—	—	(476)
Proceeds from revolving credit facility	—	—	41,050	—	—	—	41,050
Payments on revolving credit facility	—	—	(32,050)	—	—	—	(32,050)
Proceeds on interest rate swap and collar	—	2	3	—	—	—	5
Payments on short and long term debt	—	(967)	(1,033)	—	—	—	(2,000)

Net cash provided by (used in) financing activities	75	(1,477)	6,868	—	—	—	5,466
Effect of exchange rate changes on cash	—	—	280	—	(721)	(194)	(635)
Net increase (decrease) in cash and cash equivalents	63	24	1,260	2,730	1,851	(194)	5,734
Cash and cash equivalents at beginning of period	8	5	217	4,308	3,001	194	7,733

Cash and cash equivalents at end of period	$71	$29	$1,477	$7,038	$4,852	$—	$13,467

STRATUS TECHNOLOGIES BERMUDA HOLDINGS LTD.
(Dollars in thousands, except per share data)
NOTE 19—SUBSEQUENT EVENTS
     On March 22, 2010, the Company entered into the Second Amendment to the First Amended and Restated Second Lien Credit Agreement (“Lien 2 Amendment”) which would be effective upon an overall refinancing of the Company’s outstanding debt.
     On April 8, 2010, the Company completed an overall refinancing of its outstanding debt and equity and as such the Lien 2 Amendment became effective. The Lien 2 Amendment waived the maximum net leverage default on February 28, 2010 and eliminated the maximum net leverage ratio and minimum net interest coverage requirements. A principal payment of $25,000 was required and paid on April 8, 2010 and the remaining principal and interest paid-in-kind is due June 30, 2015. The interest rate was amended to Libor plus 500 and increases the interest paid-in-kind to 900 basis points. The Lien 2 holders were issued 11,080,455.38 shares of ordinary stock and 2,523,554.62 shares of preferred stock, resulting in an aggregate 25% ownership in the Company and entitling the Lien 2 holders to all rights and privileges held by the existing equity holders. In addition, the Lien 2 holders could be issued additional ordinary stock and preferred stock equal to 7.5% of the total issued share capital, to increase their aggregate holdings to 30% on April 30, 2013 if the Company does not pay all outstanding principal and interest by that date. If the Company does not pay all outstanding principal and interest by April 30, 2014, the Lien 2 holders will be issued an additional amount of ordinary and preferred stock equal to 52.5% of the total issued ordinary and preferred stock, to increase their aggregate holdings to 51%.
     On April 8, 2010, the Company issued $215,000 principal amount of 12.0% Senior Notes at an offering price of 96.41% (the “Senior Secured Notes”), with a maturity date of March 29, 2015. All principal will be paid at maturity and interest is paid semi-annually, in arrears, on April 15 and October 15 of each year beginning on October 15, 2010. The Company also issued 4,431,150 shares of ordinary stock and 1,008,350 shares of preferred stock, equal to a 10% aggregate ownership in the Company, with all rights and privileges equal to those of the existing equity holders. In addition, if additional shares are issued to the Lien 2 holders on April 30, 2013 and April 30, 2014 as noted above, the holders of the Senior Secured Notes will be issued additional ordinary stock and preferred stock to maintain the required 10% aggregate equity ownership. The Senior Secured Notes also contain registration rights that require the Company to file a registration statement no later than February 2, 2011 and cause the registration statement to become effective by June 2, 2011.
     The covenants contained in the Senior Secured Notes will restrict, among other things, the ability to pay dividends, make investments or acquisitions, enter into transactions with affiliates, dispose of assets or enter into business combinations, incur or guarantee additional indebtedness, create or permit to exist certain liens and pledge assets or engage in sale-leaseback transactions and will be subject to maximum capital expenditures. Proceeds were used to pay the entire $215,000 outstanding principal of the First Lien Credit Agreement which included $193,000 of term debt and $22,000 under the Revolving Credit Facility.
     Also on April 8, 2010, the Company entered into a $25,000 Revolving Credit Agreement, (the “New RC Facility”) with Jefferies Finance LLC. The New RC Facility matures September 29, 2014 and is unconditionally guaranteed by the Company and certain of its subsidiaries. The interest rate is Libor no less than 1.50% plus 475. The covenants include, among other requirements, a minimum net interest coverage calculation, certain financial tests when an excess cash flow payment is made under the Senior Secured Notes along with restrictions on the ability to pay dividends, make investments or acquisitions, enter into transactions with affiliates, dispose of assets or enter into business combinations, incur or guarantee additional indebtedness, create or permit to exist certain liens and pledge assets or engage in sale-leaseback transactions and will be subject to maximum capital expenditures.
     On April 14, 2010 the Company settled the legal matter related to the sale of the Emergent Business, as described in Note 9, and received a final payment of $3,825.
     The Company evaluated subsequent events through May 27, 2010, the date of the issuance of the financial statements for the year ended February 28, 2010. In connection with the re-issuance of the financial statements for the year ended February 28, 2010 and the issuance of the interim consolidated financial statements for the nine months ended November 28, 2010, the Company evaluated subsequent events through January 25, 2011. In connection with the third re-issuance of the financial statements for the year ended February 28, 2010 and the second re-issuance of the interim consolidated financial statements for the nine months ended November 28, 2010, the Company evaluated subsequent events through April 6, 2011.

STRATUS TECHNOLOGIES BERMUDA HOLDINGS LTD.
(Dollars in thousands, except per share data)
FINANCIAL STATEMENTS
NOVEMBER 28, 2010

STRATUS TECHNOLOGIES BERMUDA HOLDINGS LTD.
CONSOLIDATED BALANCE SHEETS (Unaudited)
(In thousands, except per share data)

	November 28,	February 28,
	2010	2010
ASSETS
Current assets:
Cash and cash equivalents	$17,935	$56,768
Accounts receivable, net of allowance for doubtful accounts of $260 and $1,036, respectively	38,397	41,417
Inventory	7,594	6,525
Deferred income taxes	1,313	1,200
Income taxes receivable	71	—
Prepaid expenses and other current assets	4,629	5,420

Total current assets	69,939	111,330

Property and equipment, net	14,352	16,841
Intangible assets, net	3,458	3,598
Goodwill	9,579	9,544
Deferred income taxes	1,831	1,723
Deferred financing fees	11,529	2,983
Other assets	5,094	4,251

Total assets	$115,782	$150,270

LIABILITIES, REDEEMABLE CONVERTIBLE PREFERRED STOCK AND STOCKHOLDERS’ DEFICIT

Current liabilities:
Current portion of long-term debt	$5,000	$25,000
Accounts payable	8,568	7,789
Accrued expenses	20,248	17,706
Income taxes payable	—	67
Deferred revenue	31,007	42,029

Total current liabilities	64,823	92,591

Long-term debt, net of debt discount	245,417	291,906
Embedded derivatives	19,656	—
Deferred revenue and other liabilities	12,177	9,892

Total liabilities	342,073	394,389

Commitments and contingencies (Note 7)

Redeemable convertible preferred stock:
Series A: 7,000 shares authorized and 6,561 shares issued and outstanding at November 28 and February 28, 2010, respectively (liquidation preference of $99,229 and $93,612, respectively)	99,229	93,612
Series B: 20,524 and 0 shares authorized; 3,532 and 0 issued and outstanding at November 28, 2010 and February 28, 2010, respectively (liquidation preference of $53,415 and 0, respectively)	53,415	—
Contingent right to future shares of Series B redeemable convertible preferred stock	5,518	—

Total redeemable convertible preferred stock	158,162	93,612

Stockholders’ deficit:
Ordinary stock, $0.5801 par value, 188,681 shares authorized and 28,809 shares issued and outstanding at November 28, 2010; 152,633 shares authorized and 28,809 shares issued and outstanding at February 28, 2010	16,712	16,712
Series B ordinary stock: $0.5801 par value, 90,115 and 0 shares authorized; 15,512 and 0 shares issued and outstanding at November 28, 2010 and February 28, 2010, respectively	8,998	—
Additional paid in capital	—	9,704
Accumulated deficit	(411,194)	(364,010)
Accumulated other comprehensive gain (loss)	1,031	(137)

Total stockholders’ deficit	(384,453)	(337,731)

Total liabilities, redeemable convertible preferred stock and stockholders’ deficit	$115,782	$150,270

The accompanying notes are an integral part of the interim consolidated financial statements.

STRATUS TECHNOLOGIES BERMUDA HOLDINGS LTD.
CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)
For the nine months ended November 28, 2010 and November 22, 2009
(In thousands)

	November 28,	November 22,
	2010	2009
REVENUE
Product	$52,835	$47,646
Service	101,359	103,885

Total revenue	154,194	151,531

COST OF REVENUE
Product	24,721	21,768
Service	44,186	46,273

Total cost of revenue	68,907	68,041

Gross profit	85,287	83,490

OPERATING EXPENSES
Research and development	20,514	22,959
Sales and marketing	21,826	21,422
General and administrative	14,707	14,621
Amortization of intangibles	52	1,497
Restructuring charges	55	(341)
Gain (loss) on sale of subsidiary	(3,655)	82
Management and transaction costs	817	525

Total operating expenses	54,316	60,765

Profit from operations	30,971	22,725

Interest income	73	43
Interest expense	(32,071)	(19,537)
Loss on extinguishment of debt	(3,751)	—
Other (expense) income	(1,579)	1,356

(Loss) income before income taxes	(6,357)	4,587
Provision for income taxes	827	1,088

Net (loss) income	$(7,184)	$3,499

The accompanying notes are an integral part of the interim consolidated financial statements.

STRATUS TECHNOLOGIES BERMUDA HOLDINGS LTD.
CONSOLIDATED STATEMENTS OF REDEEMABLE CONVERTIBLE PREFERRED STOCK AND STOCKHOLDERS’ DEFICIT (Unaudited)
(Dollars in thousands, except per share data)

					Right to
					Shares
	Series A		Series B		of Series B
	Redeemable		Redeemable		Redeemable		Total							Accumulated
	Convertible		Convertible		Convertible		Redeemable			Series B		Additional		other	Total
	Preferred		Preferred		Preferred		Convertible	Ordinary Stock		Ordinary Stock		paid-in	Accumulated	comprehensive	stockholders’	Comprehensive
In thousands USD	Shares	Value	Shares	Value	Shares	Par value	Preferred Stock	Shares	Par value	Shares	Par value	capital	deficit	income (loss)	deficit	loss
Balance at February 28, 2010	6,561	$93,612	—	$—	—	$—	$93,612	28,809	$16,712	—	$—	9,704	(364,010)	$(137)	$(337,731)

Net loss													(7,184)		(7,184)	(7,184)
Foreign currency translation adjustment														1,179	1,179	1,179
Unrealized loss on corporate equity security (net of tax of $1)														(11)	(11)	(11)
Issuance of Series B preferred shares, net of issuance cost of $428			3,532	11,023			11,023								—
Accretion of Series B preferred stock to redemption value				42,392			42,392					(10,014)	(32,378)		(42,392)
Issuance of Series B ordinary shares, net of issuance cost of $205										15,512	8,998	(205)	(3,395)		5,398
Accretion of Series A preferred stock to redemption value		5,617					5,617					(1,390)	(4,227)		(5,617)
Issuance of right to shares of Series B ordinary												1,533			1,533
Issuance of right to shares of Series B preferred						5,518	5,518
Stock-based compensation expense												372			372

Comprehensive loss																$(6,016)

Balance at November 28, 2010	6,561	$99,229	3,532	$53,415	—	$5,518	$158,162	28,809	$16,712	15,512	$8,998	$—	$(411,194)	$1,031	$(384,453)

The accompanying notes are an integral part of the interim consolidated financial statements.

STRATUS TECHNOLOGIES BERMUDA HOLDINGS LTD.
CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)
For the fiscal nine-month period ended November 28, 2010 and November 22, 2009
(In thousands)

	November 28,	November 22,
	2010	2009
OPERATING ACTIVITIES
Cash flows from operating activities:
Net (loss) income	$(7,184)	$3,499
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	7,106	9,967
Amortization of deferred financing costs	6,096	1,947
Stock-based compensation	372	3,793
Non-cash portion of restructuring		(293)
Provision for doubtful accounts	136	1,075
Inventory provision	771	1,331
Loss on extinguishment of debt	3,751	—
Change in fair value of embedded derivatives	297
(Gain) loss from sale of subsidiary	(3,655)	82
(Gain) loss on retirement of property and equipment	(2)	6
Interest payable-in-kind	4,701	570
Changes in assets and liabilities
Accounts receivable	3,513	19,565
Inventory	(2,070)	(152)
Prepaid expenses and other current assets	943	1,208
Accounts payable	568	(3,591)
Accrued expenses	894	(10,226)
Interest payable	1,372	1,257
Income taxes payable	(81)	22
Deferred revenue	(10,720)	(8,953)
Other long-term assets and liabilities	1,075	1,269

Net cash provided by operating activities	7,883	22,376

INVESTING ACTIVITIES
Cash flows from investing activities:
Acquisition of property and equipment	(4,850)	(4,867)
Proceeds from sale of subsidiary	3,555	—
Price adjustment for sale of subsidiary	—	(110)
Other long-term assets	(57)	(56)

Net cash used in investing activities	(1,352)	(5,033)

FINANCING ACTIVITIES
Cash flows from financing activities:
Proceeds from issuance of long-term debt, Series B preferred stock and Series B ordinary stock	207,281	—
Payments on short and long-term debt	(218,000)	(1,000)
Payment of debt and equity issuance fees	(13,067)	—
Proceeds from revolving credit facility	8,000	12,000
Payments on revolving credit facility	(30,000)	(24,000)
Payments on interest rate swap and collar	—	(2,701)

Net cash used in financing activities	(45,786)	(15,701)
Effect of exchange rate changes on cash and cash equivalents	422	1,608

Net (decrease) increase in cash and cash equivalents	(38,833)	3,250
Cash and cash equivalents at beginning of period	56,768	35,025

Cash and cash equivalents at end of period	$17,935	$38,275

The accompanying notes are an integral part of the interim consolidated financial statements.

STRATUS TECHNOLOGIES BERMUDA HOLDINGS LTD.
Condensed Notes to the Interim Financial Statements
(Dollars in thousands, except per share data)
NOTE 1—NATURE OF BUSINESS
          Stratus Technologies Bermuda Holdings Ltd (“Stratus” or the “Company”) is a leading global provider of a differentiated suite of continuous availability solutions for mission-critical enterprise applications for the enterprise data center and small to medium-sized businesses. The Company’s customer base includes some of the most recognizable companies in the world across a variety of large industries, including financial services, healthcare and life sciences, manufacturing and logistics, and government and public safety. These customers rely on our products and services for their critical computer-based operations that they require to be continuously or highly available for the proper functioning of their businesses.
          Stratus’ suite of products includes servers, services and software. The servers utilize a true, fault-tolerant systems architecture supported by a value-added services platform, which together provide industry-leading continuous availability with 99.999% uptime (i.e., approximately five minutes of annual unplanned downtime). The Company’s value added services include maintenance services and managed services. Maintenance services are comprised of remote service management, predictive fault detection, root cause analysis and uptime guarantees. Managed services include long-term engagements where we manage many elements of a customer’s mission-critical server environment, as well as onsite consulting and project management.
          The Company provides its products and services through direct sales and third-party channels, including distributors, value added resellers, independent software vendors and systems integrators around the world. As of November 28, 2010, the Company employed approximately 600 people globally.
NOTE 2—BASIS OF PRESENTATION AND SIGNIFICANT ACCOUNTING POLICIES
          The accompanying unaudited interim consolidated financial statements do not include all of the information and note disclosures required by generally accepted accounting principles (“GAAP”) in the United States. The consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries. All material inter-company balances and transactions have been eliminated.
          The preparation of financial statements in conformity with GAAP requires the Company to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses, and related disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Estimates include, but are not limited to, inventory related provisions, warranty provisions, valuation allowance for deferred income tax assets, restructuring charges, stock-based compensation expense, and the fair value of long term debt, embedded derivatives and contingent equity. Actual results could differ materially from management’s estimates.
          It is management’s opinion that the accompanying interim consolidated financial statements reflect all adjustments (which are normal and recurring) that are necessary for a fair statement of the results for the interim periods. The interim consolidated financial statements and notes should be read in conjunction with the audited consolidated financial statements and related notes for the year ended February 28, 2010.
Fair Value of April 2010 Refinancing
          As part of the debt refinancing discussed in Note 6 to the interim consolidated financial statements, the Company allocated the proceeds received from investors to the multiple financial instruments issued and several features embedded within the financial instrument arrangements based on their fair values. Such allocation required significant judgment, and the Company was assisted by an independent valuation firm in determining fair value for the financial instruments and embedded features. See Note 6 to the interim consolidated financial statements for a discussion of the related accounting and the values derived for this transaction. The instruments and features valued include the following:
•	A second lien loan (“Lien 2”)

•	Senior secured notes (the “Notes”)

•	The Company’s right to redeem the debt at a specified price in the event of a future equity offering, the right of the Company’s creditors to sell back the debt to it at a specified price in the event of a change in control, and the Company’s requirement to make an offer to redeem a portion of the debt using a formula based on certain cash-flow metrics on the last day of each fiscal year ending on or after February 27, 2011, (collectively referred to as the “Embedded Derivatives”)

•	Preferred stock and ordinary stock (the “Preferred and Ordinary Shares”)

•	The Lien 2 holders’ contingent right to additional preferred and ordinary stock should the Company not repay Lien 2 in full by either April 30, 2013 or April 30, 2014 (the “Contingent Equity”)
          The first phase in valuing the above instruments and features required that the Company determine its enterprise value. The Company used the income approach to estimate its fair value, which is a valuation technique that provides an estimation of the fair value of a business based on the future cash flows that it can be expected to generate. Significant judgment is required in estimating future cash flows the business is expected to generate, the rate of return used to convert the projected cash flows to their present value, and the present value of the residual value of the business. The Company selected this valuation methodology due to its belief that this approach provides the most reliable valuation indicator as it is based on our long-term financial projections for the Company, which allows the Company to capture anticipated changes in areas such as product mix and cost structure.
          The Company’s enterprise value was then allocated among the debt and equity financial instruments such that the total value of the debt and equity equals the estimated enterprise value as derived above.
          The income approach was used to value Lien 2. The cash flows for Lien 2 were projected as of the valuation date based on the contractual terms and conditions contained within the credit agreement relating to that loan. The cash flows generated were discounted to their present value using an estimated rate of return that reflected the relative risk of the security, as well as the time value of money. Factors used to determine the appropriate discount rate included an estimate of our credit quality based on comparable company financial metrics, seniority of the debt relative to the Company’s other outstanding financial instruments, as well as the interest terms under the Lien 2 credit agreement.
          The Company valued the Notes and Embedded Derivatives by deriving all of the possible combinations that could occur to cause one of the Embedded Derivatives to be triggered and assigning probabilities to each possible combination (the “Decision Tree”). Depending on the combination identified, the Company constructed a payment schedule for the Notes and discounted the cash flows to their present values using a discount rate that gives the Notes the value as determined above. The value of the Notes (including the Embedded Derivatives) is the weighted average present value of all paths, and the value of each of the Embedded Derivatives was determined by including or removing the respective derivative feature in the Decision Tree.
          To value the Preferred and Ordinary Shares, the Company subtracted the value of the outstanding debt instruments (see above for further discussion) from its enterprise value and then allocated the remaining value to its various classes of equity. To allocate the remaining equity value to its individual classes of securities, the Company viewed each security as a call option on its underlying assets, which were valued using a Black-Scholes option pricing model (the “Black-Scholes Model”). The assumptions required to estimate the value of an option using the Black-Scholes Model are the value of the underlying equity, the expected term or exercise date, the volatility of the equity and a risk free interest rate. The fair value of the underlying equity was determined in the valuation of Lien 2 as discussed above. The expected term is the expected date of a liquidity event; the exercise price for the preference shares was estimated as a function of their liquidation preference; the exercise price for an option is the strike price of the option; volatility was estimated based on comparable public company data; and the risk free rate of interest was approximated as the yield for a U.S. Treasury security having a maturity similar to the expected term.
          There are three scenarios for how many shares of preferred and common stock may be issued to the Lien 2 holders. Under the first scenario, Lien 2 holders will receive only what was issued as part of the initial refinancing transaction. The amounts received by Lien 2 holders under the other two scenarios are dependent upon whether the Company fails to repay Lien 2 in full by the dates indicated above. In order to value the Contingent Equity, the Company estimated the probability of each of the three scenarios and determined what our capitalization table would look like in each scenario. The Company then valued its equity securities using the same methodology as discussed above for the Preferred and Ordinary Shares and calculated the probability weighted average value of the equity shares that would be owned by the Lien 2 holders. Due to the fact that the number of shares of preferred and common stock issued as part of the initial refinancing transaction was fixed, the value of the Contingent Equity is equal to the difference between the weighted average value of shares of preferred and common stock to be issued to the Lien 2 holders should the Company not repay Lien 2 in full, and the value of such shares as determined upon the initial refinancing transaction.

STRATUS TECHNOLOGIES BERMUDA HOLDINGS LTD.
Condensed Notes to the Interim Consolidated Financial Statements
(Dollars in thousands, except per share data)
New Accounting Guidance
          In September 2009, the Financial Accounting Standards Board (“FASB”) amended the accounting standards for revenue recognition to exclude tangible products containing software components and non-software components that function together to deliver the product’s essential functionality from the scope of industry specific software revenue recognition guidance. Additionally, the FASB also amended the accounting standards for multiple deliverable revenue arrangements to provide for how the deliverables in an arrangement should be separated and how the consideration should be allocated using the relative selling price method. This guidance requires an entity to allocate revenue in an arrangement using estimated selling prices (“ESP”) of deliverables if a vendor does not have vendor-specific objective evidence of selling price (“VSOE”) or third-party evidence of selling price (“TPE”) and effectively eliminates use of the residual method in such cases.
          We will adopt this accounting guidance at the beginning of our first quarter of fiscal year 2012 on a prospective basis for applicable transactions originating or materially modified after February 27, 2011. We are still in the process of analyzing the new accounting guidance for revenue recognition the accounting standard.
NOTE 3—BALANCE SHEET DETAILS
Cash and cash equivalents
          Cash equivalents include highly liquid investments with maturities of three months or less at time of purchase and primarily consist of a money market fund. The Company had $982 and $20,929 recorded as cash equivalents as of November 28, 2010 and February 28, 2010, respectively.
Restricted cash
          The Company had $368 of restricted customer deposits included in cash as of November 28, 2010. In addition, the Company had $121 of restricted cash in other long-term assets at November 28, 2010 and $662 of restricted cash included in other current assets as of February 28, 2010 for cash collateral obligations required in the ordinary course of business.
Fair value measurements
          In accordance with the accounting standards for fair value measurements and disclosures, certain of the Company’s assets and liabilities are measured at fair value. Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. Fair values determined by Level 1 inputs utilize observable data such as quoted prices in active markets for identical assets or liabilities. Fair values determined by Level 2 inputs utilizes quoted prices for similar instruments in active markets, quoted prices for identical or similar instruments in markets that are not active and model-based valuation techniques for which all significant assumptions are observable in the market. Fair values determined by Level 3 inputs utilize unobservable data points in which there is little or no market data, which require the reporting entity to develop its own assumptions.
          The following table represents the Company’s assets and liabilities measured at fair value on a recurring basis as of November 28, 2010 and February 28, 2010:

STRATUS TECHNOLOGIES BERMUDA HOLDINGS LTD.
Condensed Notes to the Interim Consolidated Financial Statements
(Dollars in thousands, except per share data)

		Quoted Prices in
	Total	Active Market for	Significant Other	Significant
	November 28,	Identical Assets	Observable	Unobservable
	2010	(Level 1)	Inputs (Level 2)	Inputs (Level 3)
Assets:
Cash equivalents in highly liquid money market fund	$982	$982	$—	$—
Investment in corporate equity security	33	33	—	—
Embedded derivative in Senior Secured Notes (see Note 6)	2,175	—	2,175	—

Total	$3,190	$1,015	$2,175	$—

Liabilities:
Embedded derivatives in Senior Secured Notes (see Note 6)	19,656	—	19,656	—

Total	$19,656	$—	$19,656	$—

		Quoted Prices in
	Total	Active Market for	Significant Other	Significant
	February 28,	Identical Assets	Observable Inputs	Unobservable Inputs
	2010	(Level 1)	(Level 2)	(Level 3)
Assets:
Cash equivalents in highly liquid money market fund	$20,929	$20,929	$—	$—
Investment in corporate equity security	34	34	—	—

Total	$20,963	$20,963	$—	$—

          Fair value of our embedded derivatives is derived using a valuation model that utilizes the income valuation approach. This valuation model takes into account cash flows expected to be generated over its remaining life, the contact terms, as well as other inputs such as management’s estimation on the probability of certain events as well as other data points. The data sources utilized in this valuation model which are based on quoted prices for similar instruments in active markets are significant to the fair value measurement of Level 2 observable inputs in the fair value hierarchy.
Inventory
          Inventory consists of the following:

	November 28,	February 28,
	2010	2010
Parts and assemblies	$1,377	$1,375
Work-in-process	1,296	823
Finished products	4,921	4,327

Total Inventory	$7,594	$6,525

Property and Equipment
          Property and equipment consists of the following:

	November 28,	February 28,
	2010	2010
Machinery, computer equipment and software	$46,961	$44,307
Leasehold improvements	10,182	10,012
Service and spare parts	27,113	29,258

Total property and equipment	84,256	83,577
Accumulated depreciation and amortization	(69,904)	(66,736)

Property and equipment, net	$14,352	$16,841

STRATUS TECHNOLOGIES BERMUDA HOLDINGS LTD.
Condensed Notes to the Interim Consolidated Financial Statements
(Dollars in thousands, except per share data)
          Depreciation expense relating to property and equipment was $6,909 and $8,304 for the nine month periods ended November 28, 2010 and November 22, 2009, respectively.
Accrued Expenses
          Accrued expenses consist of the following:

	November 28,	February 28,
	2010	2010
Compensation and benefits	$8,279	$5,938
Interest	4,261	2,889
Restructuring	371	2,337
Sales, use and other taxes	994	458
Other	6,343	6,084

Total	$20,248	$17,706

Warranty
          Changes in the Company’s product warranty liability during the period are as follows:

	November 28,	November 22,
	2010	2009
Balance, beginning of the period	100	179
Current period accrual	203	218
Amounts charged to the accrual	(190)	(290)

Balance, end of the period	113	107

Accumulated Other Comprehensive Loss
           The components of other comprehensive loss, net of tax, were as follows:

	November 28,	February 28,
Fiscal year ended	2010	2010
Foreign currency translation	$1,040	$(139)
Unrealized (loss) gain on corporate equity security	(9)	2

Total accumulated other comprehensive loss	$1,031	$(137)

NOTE 4 — RESTRUCTURING AND OTHER CHARGES
          The following table sets forth the restructuring and other charges for the nine months ended November 28, 2010.

Severance and
Fringe Benefits
Restructuring Liability as of February 28, 2010	$2,337
Adjustment to estimates for restructuring liability	55
Currency Translation	(57)
Cash payments	(1,964)

Restructuring Liability as of November 28, 2010	$371

STRATUS TECHNOLOGIES BERMUDA HOLDINGS LTD.
Condensed Notes to the Interim Consolidated Financial Statements
(Dollars in thousands, except per share data)
NOTE 5—INTANGIBLE ASSETS
          Intangible assets consist of the following:

	November 28,	February 28,
	2010	2010
Customer related	$28,466	$28,466
Core technology	18,671	18,671
Trademark and trade names	3,584	3,558
Capitalized software	3,564	3,564
Patents	1,987	1,957

Total intangible assets	56,272	56,216
Customer related amortization	(28,466)	(28,414)
Core technology amortization	(18,671)	(18,671)
Trademark and trade names amortization	(1,522)	(1,507)
Capitalized software amortization	(3,420)	(3,358)
Patent amortization	(735)	(668)

Total accumulated amortization	(52,814)	(52,618)

Intangible assets, net	$3,458	$3,598

          Amortization expense related to intangible assets was $197 and $1,662 for the nine month periods ended November 28, 2010 and November 22, 2009, respectively. Included in trademarks and trade names is $1,955 of indefinite lived intangible assets.
          Estimated future amortization expense related to finite-lived intangible assets at November 28, 2010 is as follows:

Fiscal Year
2011 (remaining three months)	$54
2012	216
2013	173
2014	133
2015 and thereafter	927

Total	$1,503

NOTE 6—DEBT
          Debt consists of the following:

	November 28,	February 28,
	2010	2010
Senior Secured Notes	$215,000	$—
First Lien Credit Agreement	—	193,000
Second Lien Credit Agreement	79,936	101,906
Revolving Credit Facility	—	22,000

	$294,936	$316,906
Debt Discount	(44,519)	—

Total	$250,417	$316,906

          The weighted-average interest rate of the First Lien Credit Facility and Senior Secured Notes was 4.7% and 13.1% for the nine months ended November 28, 2010, respectively. The weighted-average interest rate of the First Lien Credit Facility was 6.5%

STRATUS TECHNOLOGIES BERMUDA HOLDINGS LTD.
Condensed Notes to the Interim Consolidated Financial Statements
(Dollars in thousands, except per share data)
for the nine months ended November 22, 2009. The cost of borrowing includes cash interest and amortization of debt discount along with deferred financing fees.
     The weighted-average interest rate of the pre-refinancing and post-refinancing Second Lien Credit Facility was 11.3% and 14.8% for the nine months ended November 28, 2010, respectively. The weighted-average interest rate of the Second Lien Credit Facility was 12.2% for the nine months ended November 22, 2009. The cost of borrowing includes cash interest amortization of debt discount along with deferred financing fees and interest paid in kind.
     The weighted-average interest rate of the Revolving Credit Facility was 6.3% the nine months ended November 28, 2010. The weighted-average interest rate of the Previous Revolving Credit Facility was 4.0% and 4.1% for the nine months ended November 28, 2010 and November 22, 2009 respectively. The cost of borrowing includes cash interest and amortization of debt discount along with deferred financing fees. The cost of borrowing includes cash interest and amortization of deferred financing fees.
     On March 22, 2010, the Company entered into the Second Amendment to the First Amended and Restated Second Lien Credit Agreement which would be effective upon an overall refinancing of the Company’s outstanding debt. On April 8, 2010, the Company completed an overall refinancing of its outstanding debt and as such the Lien 2 Amendment became effective. The Company completed a debt and equity offering and the proceeds were utilized to repay the outstanding principal of the First Lien Credit Agreement, which included $193,000 of term debt and $22,000 under the Revolving Credit Facility, and a partial payment of outstanding debt under the Second Lien Credit Agreement.
Second Lien Credit Agreement
     The Lien 2 Amendment eliminated the maximum net leverage ratio and minimum net interest coverage requirements. A principal payment of $25,000 was required and paid on April 8, 2010 and the remaining principal and interest paid-in-kind is due June 30, 2015. The interest rate was amended to Libor plus 500 and the interest paid-in-kind was increased to 900 basis points. In addition, the Lien 2 holders were also issued 11,080,455.38 shares of Series B ordinary stock and 2,523,554.62 shares of Series B preferred stock, resulting in an aggregate 25% ownership in the Company on a post-issuance basis and entitling the Lien 2 holders to all rights and privileges held by the existing equity holders. The Lien 2 holders will also be issued additional Series B ordinary stock and Series B preferred stock equal to 7.5% of the total issued share capital, in each case as in issue immediately after the closing of the refinancing, on April 30, 2013 if the Company does not pay all outstanding principal and interest by that date. If the Company does not pay all outstanding principal and interest by April 30, 2014, the Lien 2 holders will be issued an additional amount of Series B ordinary stock and Series B preferred stock equal to 52.5% of the total issued ordinary and preferred stock, in each case as in issue immediately after the closing of the refinancing.
     The present value of the cash flows under the Second Lien Credit Agreement after the Lien 2 Amendment had been executed is at least ten percent different from the present value of the remaining cash flows under the terms of the Second Lien Credit Agreement before the execution of the Lien 2 Amendment. As a result, the original Second Lien Credit Agreement has been treated as extinguished and recorded as a loss on debt extinguishment of $3,751 in the consolidated statement of operations for the nine months ended November 28, 2010 which represents the Second Lien Credit Agreement unamortized debt discount of $986 and the unamortized financing fees of $2,765 related to the First Lien Credit Agreement and Second Lien Credit Agreement.
Senior Secured Notes and Equity
     On April 8, 2010 the Company issued debt and equity and received total proceeds of $207,281. The debt consists of $215,000 principal amount of 12.0% Senior Secured Notes (the “Senior Secured Notes”), with a maturity date of March 29, 2015. The Senior Secured Notes are fully and unconditionally guaranteed by Stratus Technologies, Inc., Stratus Technologies Bermuda Ltd. Stratus Technologies Ireland Ltd., SRA Technologies Cyprus Ltd., Cemprus Technologies, Inc. and Cemprus LLC which are wholly owned subsidiaries of the Company, which is also a guarantor. The Senior Secured Notes and related guarantees rank senior to the Second Lien Credit Agreement and future subordinated debt but effectively subordinated to indebtedness under the New Revolving Credit Agreement. The Senior Secured Notes consists of co-borrowers Stratus Technologies, Inc. which is allocated 52% and Stratus Technologies Bermuda Ltd. which is allocated 48% of the $215,000 principal amount. All principal will be paid at maturity and interest is paid semi-annually, in arrears, on April 15 and October 15 of each year beginning on October 15, 2010.
     In addition, the Company issued 4,431,150 shares of Series B ordinary stock and 1,008,350 shares of Series B preferred stock, equal to a 10% aggregate ownership in the Company on a post-issuance basis, with all rights and privileges equal to those of

STRATUS TECHNOLOGIES BERMUDA HOLDINGS LTD.
Condensed Notes to the Interim Consolidated Financial Statements
(Dollars in thousands, except per share data)
the existing equity holders. If additional shares are issued to the Lien 2 holders on April 30, 2013 and April 30, 2014 as noted above, the holders of the Senior Secured Notes will be issued additional Series B ordinary stock and Series B preferred stock to maintain the required 10% aggregate equity ownership.
          The Senior Secured Notes also contain registration rights that require the Company to file a registration statement no later than February 2, 2011 and cause the registration statement to become effective by June 2, 2011. The covenants contained in the Senior Secured Notes restrict among other things, our ability to pay dividends, make investments or acquisitions, enter into transactions with affiliates, dispose of assets or enter into business combinations, incur or guarantee additional indebtedness, repurchase or redeem equity interest or indebtedness, create or permit to exist certain liens, pledge assets or engage in sale-leaseback transactions, make capital expenditures and change the business the Company conducts. These restrictions could limit the Company’s ability to obtain future financing and make acquisitions or needed capital expenditures.
          The Company, prior to April 15, 2013, may redeem up to 35% of the aggregate principal amount of the Senior Secured Notes at a premium with the net cash proceeds of certain equity offerings and prior to April 15, 2013 the Company may also redeem at a premium up to 10% of the originally issued principal amount of Senior Secured Notes per year. In addition, the Company may redeem some or all of the Senior Secured Notes at any time prior to April 15, 2013, by paying a “make whole” premium. On or after April 15, 2013, the Company may redeem some or all of the Senior Secured Notes at a premium that will decrease over time. The Bermuda co-borrower may redeem the Bermuda Senior Secured Notes in whole, but not in part, at 100% of their principal amount in the event of certain changes affecting withholding taxes. Upon a change of control, the holders of the Senior Secured Notes will have the right to require the Company to purchase the Senior Secured Notes at a premium. Upon certain asset sales, the Company may be required to offer to use the net proceeds of the asset sale to purchase a portion of the Senior Secured Notes at the principal amount. The Company must make an offer to purchase the Senior Secured Notes with 100% of excess cash flow for each annual period ending on the last day of each fiscal year ending on or after February 27, 2011, at 120% provided, however that if actual excess cash flow for any annual period is less than $5.0 million, the amount of excess cash flow for such annual period shall be deemed to be $5.0 million.
          Before the proceeds from the debt and equity financing could be allocated to the different elements of the arrangement, the Company analyzed the Senior Secured Notes in accordance with accounting standards for derivative instruments and hedging activities and identified certain features that were considered embedded derivatives:
•	the Issuer’s right to redeem the Senior Secured Notes at a specified price in the event of an Equity Offering;

•	the right of the holder of the Senior Secured Notes to sell back the Senior Secured Notes to the Company at a specified price in the event of a Change in Control;

•	the Issuer’s requirement to make an offer to purchase the Senior Secured Notes with 100% of Excess Cash Flow for each annual period ending on the last day of each fiscal year ending on or after February 27, 2011 at 120% of the principal amount together with accrued and unpaid interest.
          As of November 28, 2010, the fair value of the Equity Offering embedded derivative is $2,175 and is recorded in other assets in the consolidated balance sheet. The fair value of the Change in Control and Excess Cash Flow embedded derivatives are $17,909 and $1,747, respectively, and are recorded as long term liabilities in the consolidated balance sheet. These embedded derivatives will be revalued quarterly and any change in fair value will be recorded in the consolidated statement of operations through other (expense) income.
          For the nine month period ended November 28, 2010, the Company recorded a loss of $297 in other (expense) income related to the net change in the fair value of the embedded derivatives.
Second Lien Credit Agreement and Senior Secured Notes
          The net fair value of the three embedded derivatives was subtracted from the total proceeds received since the derivatives are recorded at fair value in accordance with accounting standards for derivative instruments and hedging activities. The residual amount was then allocated among the other instruments and rights based on their relative fair values. This allocation was performed separately for the Senior Secured Notes (Senior Secured Notes, Series B preferred stock and Series B ordinary stock) and Second Lien Credit Agreement (Notes, Series B preferred stock, Series B ordinary stock and rights to additional Series B preferred stock and Series B ordinary stock) and resulted in the following allocated amounts.

STRATUS TECHNOLOGIES BERMUDA HOLDINGS LTD.
Condensed Notes to the Interim Consolidated Financial Statements
(Dollars in thousands, except per share data)

Allocated Amount
Senior Secured Notes	184,458
Second Lien Credit Agreement Notes	58,629

Series B preferred stock	11,451
Series B ordinary stock	5,603
Right to shares of Series B preferred stock	5,518
Right to shares of Series B ordinary stock	1,533
          After the allocation of proceeds was performed for both the Senior Secured Notes and Second Lien Credit Agreement Notes, the allocated values of the Senior Secured Notes and Second Lien Credit Agreement Notes are less than their principal amounts. As a result, the Company calculated debt discounts of $30,542 and $18,468 for the Senior Secured Notes and the Second Lien Credit Agreement Notes, respectively. The debt discounts will be accreted over the term of the respective debt through interest expense using the effective interest method.
          The Company incurred financing costs of $11,999 related to debt and equity issued and these costs have been allocated on a relative fair value basis between the Senior Secured Notes, Second Lien Credit Agreement Notes, Series B preferred stock and Series B ordinary stock. The allocation resulted in $9,631, $1,735, $428 and $205 of financing costs being allocated to these elements, respectively. The financing costs associated with the Senior Secured Notes and Second Lien Credit Agreement Notes have been capitalized on the balance sheet and are being amortized to interest expense using the effective interest method over the life of the respective debt. The financing costs associated with the Series B preferred stock and Series B ordinary stock have been recorded against the Series B preferred stock and Additional paid in capital respectively.
Revolving Credit Facility
          Also on April 8, 2010, Stratus Technologies, Inc. a wholly owned subsidiary of the Company entered into a $25,000 Revolving Credit Agreement, (the “New RC Facility”) with Jefferies Finance LLC. The New RC Facility matures September 29, 2014 and is unconditionally guaranteed by the Company and certain of its subsidiaries and is priority to the Senior Secured Notes. The interest rate is variable based on a Libor floor of no lower than 1.50% plus 475. The covenants include, among other requirements, a minimum net interest coverage calculation, certain financial tests when an excess cash flow payment is made under the Senior Secured Notes along with restrictions on the ability to pay dividends, make investments or acquisitions, enter into transactions with affiliates, dispose of assets or enter into business combinations, incur or guarantee additional indebtedness, create or permit to exist certain liens and pledge assets or engage in sale-leaseback transactions and will be subject to maximum capital expenditures. The Company was in compliance with all covenants for the quarter ended November 28, 2010.
          Financing costs related to the New RC Facility were $1,496 and have been capitalized on the balance sheet and will be amortized to interest expense using the straight line method over the term of the facility.
NOTE 7—LITIGATION AND CONTINGENCIES
Legal matters
          The Company is involved in various legal proceedings arising in the ordinary course of business, none of which we currently expect to have a material adverse effect on our results of operations, cash flows or financial condition.
Purchase commitments
          As of November 28, 2010 and February 28, 2010, the Company had outstanding purchase commitments to one contract manufacturer amounting to approximately $3,949 and $6,045, respectively.
NOTE 8—REDEEMABLE CONVERTIBLE PREFERRED STOCK
          The Company’s capital structure at November 28, 2010 included 6,561,242 issued and outstanding shares of Series A redeemable convertible preferred stock, and 3,531,904.62 issued and outstanding shares of Series B redeemable convertible preferred

STRATUS TECHNOLOGIES BERMUDA HOLDINGS LTD.
Condensed Notes to the Interim Consolidated Financial Statements
(Dollars in thousands, except per share data)
stock.
     Preference Shares
          On April 8, 2010, in connection with the 2010 refinancing (see Note 6), the Company issued 2,523,554.62 Series B redeemable convertible preferred shares, par $1.50, (“Series B preferred shares”) to the Lien 2 Debt Holders and 1,008,350 Series B preferred shares to the Senior Secured Note Holders. The redemption preferences for the Series B preferred shares are identical to the Series A redeemable convertible preferred shares. The projected redemption preference for the Series A preferred shares and Series B preferred shares for the next five fiscal years is presented in the table below:

	2011	2012	2013	2014	2015

Series A	$101,101	$109,189	$117,924	$127,358	$132,547

Series B	$54,422	$58,776	$63,478	$68,557	$74,041
          The Series A redeemable convertible preferred shares and the Series B redeemable convertible preferred shares (collectively the “preference shares”) in the amounts of $99,229 and $53,415 at November 28, 2010, respectively, are redeemable for cash at the option of the holder at any time after February 26, 2007. Such preference shares also include liquidation preferences, which may be triggered in the event of a liquidation, dissolution, winding-up, or change in control of the Company.
          The most significant terms of the preference shares are as follows:
Voting Rights
          Holders of the preference shares are entitled to vote on an “as-if” converted basis, such votes to be counted together with all other shares of the Company having general voting power and not counted separately as a class, except as otherwise required by law. As a result, the preference shares have voting control of the Company.
Conversion
          The preference shares are convertible into ordinary stock at the option of the holder. The preference shares also automatically convert at their respective conversion rates into ordinary stock upon the closing of a firmly underwritten public offering of ordinary shares resulting in gross proceeds to the Company in excess of $75,000 and at a minimum price of $6.54 per share. The conversion rate for the preference shares is 2.17-to-1.
Dividends
          The holders of preference shares are entitled to dividends at an annual rate of 8% of the initial purchase price, on a non-cumulative basis, when and if declared, as determined by the Board of Directors. No dividends have been declared or paid through November 28, 2010.
Redemption
          At any time after February 26, 2007, upon written request and the consent of the Lien 2 Debt Holders and the Note Holders, each holder of preference shares may require the Company to redeem for cash all of its outstanding preference shares, as defined by the related agreements, as amended, subject to proportional adjustment for stock splits, reverse splits, stock dividends, stock distributions or similar events related to the capitalization of the Company. As of November 28, 2010, the redemption value of the Series A and Series B preference shares totaled $99,229 and $53,415, respectively.
Liquidation Preference
          Series A and B preferred shareholders are entitled to receive, in preference to any distribution to the ordinary stockholders, $7.09 per share, subject to anti-dilution adjustments, plus a graduating compounding rate of return that is reduced to 8% after February 1, 2003, as defined in the Company’s bye-laws. As of November 28, 2010, the liquidation preference of Series A and Series B preferred stock was equal to the redemption preferences of $99,229 and $53,415, respectively.
      Right to Additional Series B Preferred Shares
          In connection with the 2010 refinancing (see Note 6), the Lien 2 holders will be issued additional preferred stock equal to 7.5% of the total issued preferred stock, as in issue immediately after the closing of the refinancing, on April 30, 2013 if the Company does not pay all outstanding principal and interest by that date. If the Company does not pay all outstanding principal and interest by April 30, 2014, the Lien 2 holders will be issued an additional amount of preferred shares equal to 52.5% of the total issued preferred stock as in issue immediately after the closing of the refinancing.

STRATUS TECHNOLOGIES BERMUDA HOLDINGS LTD.
Condensed Notes to the Interim Consolidated Financial Statements
(Dollars in thousands, except per share data)
NOTE 9 — STOCKHOLDERS’ DEFICIT
Ordinary Shares
          On April 8, 2010, in connection with the 2010 refinancing (see Note 6), the Company issued 11,080,455.38 and 4,431,150 Series B ordinary shares, par value $0.5801, to the Lien 2 Debt Holders and the Senior Secured Note Holders, respectively. As of November 28, 2010, the Company’s capital structure included 15,511,605.38 issued and outstanding shares of Series B ordinary stock and 28,809,184 issued and outstanding shares of ordinary stock.
Right to additional Series B ordinary shares
          In connection with the 2010 refinancing (see Note 6), the Lien 2 holders will be issued additional ordinary stock equal to 7.5% of the total issued ordinary stock, as in issue immediately after the closing of the refinancing, on April 30, 2013, if the Company does not pay all outstanding principal and interest by that date. If the Company does not pay all outstanding principal and interest by April 30, 2014, the Lien 2 holders will be issued an additional amount of ordinary shares equal to 52.5% of the total issued ordinary stock, as in issue immediately after the closing of the refinancing.
NOTE 10 — STOCK-BASED COMPENSATION
Stock options
          Stock-based compensation expense was $105 and $372 for the three and nine month periods ended November 28, 2010, respectively. Stock-based compensation expense was $214 and $3,793 for the three and nine month periods ended November 22, 2009, respectively. There was no resulting income tax benefit for the nine months ended November 28, 2010 or November 22, 2009.
NOTE 11—EMPLOYEE BENEFIT PLANS
          The Company has a benefit plan available to all United States employees, which qualifies as a defined contribution plan under Section 401(k) of the Internal Revenue Code. Employees may contribute to the plan from 2% to 25% of their salary on a pre-tax basis, subject to certain statutory limitations. The Company matched 0% in the nine month periods ended November 28, 2010 and November 22, 2009. Contributions are invested at the direction of the employee in one or more investment funds. The Company recorded no expense for the nine month periods ended November 28, 2010 and November 22, 2009, respectively, relating to this plan. Employees in several countries outside of the U.S. are covered by defined contribution plans in accordance with applicable government regulations and local practices. Expenses attributable to these plans were not material in either nine month period ended November 28, 2010 and November 22, 2009.
NOTE 12 — SALE OF A SUBSIDIARY
          On April 14, 2010, the Company settled the legal matter related to the sale of the Emergent Network Solutions VOIP software and certain net assets and received a final payment of $3,825 which was allocated as follows (i) reimbursement of legal fees $129, (ii) interest $41 and (iii) reduction of principal $3,655. The Company recorded a gain on sale of $3,655 during the first quarter of fiscal 2011.
NOTE 13—RELATED PARTY TRANSACTIONS
          In fiscal 2006, the Company entered into an agreement for management, advisory, strategic planning and consulting services with two significant investors for a yearly fee of $700, which renew on an annual basis. The payment of the yearly fee is restricted by financial performance covenants contained in the 2007 Amendment (see Note 8). Accrued expenses related to this yearly fee totaled $2,217 and $1,517 at November 28, 2010 and November 22, 2009, respectively. In the nine month periods ended November 28, 2010 and November 22, 2009 an expense of $525 was recorded through the management and transaction expense line in the consolidated statement of operations for each fiscal year.
NOTE 14—CONSOLIDATING FINANCIAL STATEMENTS
     The Company as parent guarantor (“Bermuda Holdings”) and the Company’s subsidiaries SRA Technologies Cyprus Limited, Stratus Technologies Ireland Limited, Cemprus Technologies, Inc., and Cemprus, LLC (“Guarantor Subsidiaries”) have fully and unconditionally guaranteed on a joint and several basis, the obligation to pay principal and interest with respect to the $215.0 million aggregate principal amount of Senior Secured Notes issued by Stratus Technologies, Inc. (“Stratus US”) and Stratus Technologies Bermuda Ltd. (“Bermuda Ltd.”). The Senior Secured Notes issued by Stratus US are guaranteed by Bermuda Ltd. and the Senior Secured Notes issued by Bermuda Ltd. are guaranteed by Stratus US. Under certain circumstances, contractual and legal restrictions, as well as the financial condition and operating requirements of the Company and its subsidiaries, could limit Stratus Technologies, Inc. and Stratus Technologies Bermuda Ltd.’s ability to obtain cash for the purpose of meeting the debt service obligations, including payment of principal and interest on the Senior Secured Notes. The holders of the Senior Secured Notes will be direct creditors of Stratus Technologies, Inc. and Stratus Technologies Bermuda Ltd, the Company and the Company’s principal direct subsidiaries by virtue of the guarantees. The Company has indirect subsidiaries located primarily in Europe and Asia (“Non-Guarantor Subsidiaries”) that are not included among the Guarantor Subsidiaries, and such subsidiaries will not be obligated with respect to the Senior Secured Notes. As a result, the claims of creditors of the Non-Guarantor Subsidiaries will effectively have priority with respect to the assets and earnings of such companies over the claims of creditors of the Company, including the holders of the Senior Secured Notes.
The Non-Guarantor subsidiaries represent more than an inconsequential portion of the consolidated assets and revenues of the Company.
     The following supplemental consolidating financial statements are presented:
1.	Consolidating balance sheet as of November 28, 2010 and February 28, 2010.

2.	Consolidating statements of operations and cash flows for each of the nine month periods ended November 28, 2010 and November 22, 2009.

STRATUS TECHNOLOGIES BERMUDA HOLDINGS LTD.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Unaudited)
As of November 28, 2010
(In thousands)
CONSOLIDATING BALANCE SHEET

	Bermuda			Guarantor	Non Guarantor
	Holdings	Bermuda Ltd.	Stratus US	Subsidiaries	Subsidiaries	Eliminations	Total
ASSETS
Current assets:
Cash and cash equivalents	$220	$697	$2,422	$7,340	$7,256	$—	$17,935
Accounts receivable, net of allowance for doubtful accounts	—	75	6,372	17,741	14,209	—	38,397
Intercompany receivable	23,114	—	100,743	5,995	5,469	(135,321)	—
Inventory	—	—	6,922	1,286	2,681	(3,295)	7,594
Deferred income taxes	—	—	—	—	1,313	—	1,313
Income taxes receivable	—	—	138	120	—	(187)	71
Prepaid expenses and other current assets	500	133	2,610	270	1,339	(223)	4,629

Total current assets	23,834	905	119,207	32,752	32,267	(139,026)	69,939

Property and equipment, net	—	—	11,823	716	1,813	—	14,352
Intangible assets, net	—	3,097	361	—	—	—	3,458
Goodwill	—	6,197	1,306	1,345	731	—	9,579
Deferred income taxes	—	—	—	—	1,831	—	1,831
Deferred financing fees	—	4,927	6,602	—	—	—	11,529
Investment in subsidiaries	—	45,867	38,127	1,886	—	(85,880)	—
Other assets	671	1,094	1,427	62	1,840	—	5,094
Long-term intercompany receivable	7,850	—	48,125	—	—	(55,975)	—

Total assets	$32,355	$62,087	$226,978	$36,761	$38,482	$(280,881)	$115,782

LIABILITIES, REDEEMABLE CONVERTIBLE PREFERRED STOCK AND STOCKHOLDERS’ DEFICIT
Current liabilities:
Current portion of long-term debt	$—	$2,400	$2,600	$—	$—	$—	$5,000
Accounts payable	—	—	2,547	2,818	3,203	—	8,568
Intercompany payable	—	51,887	21,684	61,749	—	(135,320)	—
Accrued expenses	8	2,089	9,304	2,149	6,921	(223)	20,248
Income taxes payable	—	132	—	—	55	(187)	—
Deferred revenue	—	—	1,432	27,142	2,433	—	31,007

Total current liabilities	8	56,508	37,567	93,858	12,612	(135,730)	64,823

Long-term debt, net of discount	—	118,009	127,408	—	—	—	245,417
Long-term intercompany payable	—	55,975	—	—	—	(55,975)	—
Liability in subsidiaries	16,908	—	—	—	—	(16,908)	—
Embedded derivates	—	9,435	10,221	—	—	—	19,656
Deferred revenue and other liabilities	—	869	5,521	5,365	422	—	12,177

Total liabilities	16,916	240,796	180,717	99,223	13,033	(208,612)	342,073

Redeemable convertible preferred stock:
Redeemable convertible preferred stock	152,644	—	—	—	—	—	152,644
Right to shares of Series B redeembable convertible preferred stock	5,518	—	—	—	—	—	5,518

Total redeemable convertible preferred stock	158,162	—	—	—	—	—	158,162

Stockholders’ (Deficit) Equity:
Ordinary stock	25,710	71	20,000	2,370	5,318	(27,759)	25,710
Additional paid in capital	(3,234)	29,562	56,015	126	4,367	(86,836)	—
Accumulated deficit	(165,199)	(208,342)	(29,865)	(65,265)	15,317	42,160	(411,194)
Accumulated other comprehensive gain (loss)	—	—	111	307	446	167	1,031

Total stockholders’ (deficit) equity	(142,724)	(178,709)	46,260	(62,462)	25,450	(72,268)	(384,453)

Total liabilities and stockholders’ (deficit) equity	$32,355	$62,087	$226,978	$36,761	$38,482	$(280,881)	$115,782

STRATUS TECHNOLOGIES BERMUDA HOLDINGS LTD.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
As of February 28, 2010
(In thousands)
CONSOLIDATING BALANCE SHEET

	Bermuda			Guarantor	Non Guarantor
	Holdings	Bermuda Ltd.	Stratus US	Subsidiaries	Subsidiaries	Eliminations	Total
ASSETS
Current assets:
Cash and cash equivalents	$131	$5	$22,194	$30,298	$4,140	$—	$56,768
Accounts receivable, net of allowance for doubtful accounts	—	—	9,788	23,785	7,844	—	41,417
Intercompany receivable	771	—	35,410	—	11,315	(47,496)	—
Inventory	—	—	5,874	2,022	2,964	(4,335)	6,525
Deferred income taxes	—	—	—	—	1,200	—	1,200
Income taxes receivable	—	—	185	130	—	(315)	—
Prepaid expenses and other current assets	—	107	3,103	31	2,757	(578)	5,420

Total current assets	902	112	76,554	56,266	30,220	(52,724)	111,330

Property and equipment, net	—	—	13,770	984	2,069	18	16,841
Intangible assets, net	—	2,824	774	—	—	—	3,598
Goodwill	—	6,197	1,306	1,345	696	—	9,544
Deferred income taxes	—	—	—	—	1,723	—	1,723
Deferred financing fees	—	1,344	1,639	—	—	—	2,983
Investment in subsidiaries	—	21,839	36,323	1,872	—	(60,034)	—
Other assets	111	627	1,872	—	1,641	—	4,251
Long-term intercompany receivable	7,850	—	90,568	—	—	(98,418)	—

Total assets	$8,863	$32,943	$222,806	$60,467	$36,349	$(211,158)	$150,270

LIABILITIES, REDEEMABLE CONVERTIBLE PREFERRED STOCK AND STOCKHOLDERS’ DEFICIT
Current liabilities:
Current portion of long-term debt	$—	$12,082	$12,918	$—	$—	$—	$25,000
Accounts payable	—	—	1,748	4,254	2,095	(308)	7,789
Intercompany payable	—	33,391	10,064	4,043	—	(47,498)	—
Accrued expenses	(8)	1,543	7,334	1,653	7,454	(270)	17,706
Income taxes payable	—	120	—	—	262	(315)	67
Deferred revenue	—	—	1,687	38,249	2,093	—	42,029

Total current liabilities	(8)	47,136	33,751	48,199	11,904	(48,391)	92,591

Long-term debt	—	130,455	161,451	—	—	—	291,906
Long-term intercompany payable	—	25,975	—	72,443	—	(98,418)	—
Liability in subsidiaries	8,821	—	—	—	—	(8,821)	—
Deferred revenue and other liabilities	—	—	4,198	5,059	635	—	9,892

Total liabilities	8,813	203,566	199,400	125,701	12,539	(155,630)	394,389

Redeemable convertible preferred stock and stockholders’ deficit:
Redeemable convertible preferred stock	93,612	—	—	—	—	—	93,612

Total redeembable convertible preferred stock	93,612	—	—	—	—	—	93,612

Stockholders’ (Deficit) Equity:
Ordinary stock	16,712	71	20,000	2,370	5,318	(27,759)	16,712
Additional paid in capital	6,841	29,562	25,715	118	4,304	(56,836)	9,704
Accumulated deficit	(117,115)	(200,256)	(22,418)	(68,029)	14,908	28,900	(364,010)
Accumulated other comprehensive (loss) gain	—	—	109	307	(720)	167	(137)

Total stockholders’ (deficit) equity	(93,562)	(170,623)	23,406	(65,234)	23,810	(55,528)	(337,731)

Total liabilities and stockholders’ (deficit) equity	$8,863	$32,943	$222,806	$60,467	$36,349	$(211,158)	$150,270

STRATUS TECHNOLOGIES BERMUDA HOLDINGS LTD.
NOTES TO CONSOLIDATED FINANCIALS STATEMENTS (Unaudited)
Nine-month period ended November 28, 2010
(In thousands)
CONSOLIDATING STATEMENT OF OPERATIONS

	Bermuda	Bermuda		Guarantor	Non Guarantor		November
	Holdings	Ltd	Stratus US	Subsidiaries	Subsidiaries	Eliminations	2010
REVENUE
Product	$—	$251	$14,095	$5,848	$32,641	—	$52,835
Service	—	300	6,733	84,042	10,284	—	101,359
Intercompany	—	34,458	63,415	23,638	12,150	(133,661)	—

Total revenue	—	35,009	84,243	113,528	55,075	(133,661)	154,194

COST OF REVENUE
Product	$—	$142	$11,972	$21,807	$23,731	$(32,931)	$24,721
Service	—	—	24,431	2,522	17,244	(11)	44,186
Intercompany	—	21,767	0	79,607	395	(101,769)	—

Total cost of revenue	—	21,909	36,403	103,936	41,370	(134,711)	68,907

Gross profit	—	13,100	47,840	9,592	13,705	1,050	85,287

OPERATING EXPENSES
Research and development	—	—	20,535	23	—	(44)	20,514
Sales and marketing	—	—	12,041	4	9,805	(24)	21,826
General and administrative	158	71	11,180	387	2,814	97	14,707
Amortization of intangibles	—	52	—	—	—	—	52
Restructuring charges	—	—	(7)	1	61	—	55
Gain on sale of subsidiary	—	(3,655)	—	—	—	—	(3,655)
Intercompany	—	—	7	54	(61)	—	—
Management and transaction costs	292	—	525	—	—	—	817

Total operating expenses	450	(3,532)	44,281	469	12,619	29	54,316

Profit from operations	(450)	16,632	3,559	9,123	1,086	1,021	30,971
Interest income	0	41	3	26	3	—	73
Interest expense	—	(15,236)	(16,835)	—	—	—	(32,071)
Interest income (expense), intercompany	456	(1,570)	6,210	(5,096)	—	—	—
Loss on extinguishment of debt	—	(1,725)	(2,026)	—	—	—	(3,751)
Other income (expense), net	(6)	(194)	(408)	(724)	(128)	(119)	(1,579)

(Loss) income before income taxes	—	(2,052)	(9,497)	3,329	961	902	(6,357)
Provision for income taxes	—	63	(37)	461	340	—	827
Equity in profit (loss) in subsidiaries	(8,087)	(5,972)	1,631	14	—	12,414	—

Net (loss) income	$(8,087)	$(8,087)	$(7,829)	$2,882	$621	$13,316	$(7,184)

STRATUS TECHNOLOGIES BERMUDA HOLDINGS LTD.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Unaudited)
Nine-month period ended November 22, 2009
(In thousands)
CONSOLIDATING STATEMENT OF OPERATIONS

	Bermuda	Bermuda		Guarantor	Non Guarantor		November 22,
	Holdings	Ltd	Stratus US	Subsidiaries	Subsidiaries	Eliminations	2009
REVENUE
Product	$—	$79	$14,705	$6,195	$26,667	$—	$47,646
Service	—	—	5,483	88,168	10,234	—	103,885
Intercompany	—	35,368	61,309	15,643	11,999	(124,319)	—

Total revenue	—	35,447	81,497	110,006	48,900	(124,319)	151,531

COST OF REVENUE
Product	—	162	6,642	16,389	16,265	(17,690)	21,768
Service	—	—	24,379	2,717	19,380	(203)	46,273
Intercompany	—	26,202	—	79,780	—	(105,982)	—

Total cost of revenue	—	26,364	31,021	98,886	35,645	(123,875)	68,041

Gross profit	—	9,083	50,476	11,120	13,255	(444)	83,490

OPERATING EXPENSES
Research and development	—	—	23,124	23	—	(188)	22,959
Sales and marketing	—	—	11,896	—	9,637	(111)	21,422
General and administrative	366	25	11,444	265	2,525	(4)	14,621
Amortization of intangibles	—	217	—	1,280	—	—	1,497
Restructuring charges	—	—	—	(293)	(48)	—	(341)
Loss (gain) on sale of subsidiary	—	—	101	(19)	—	—	82
Intercompany	—	—	—	167	(72)	(95)	—
Management and transaction costs	—	—	525	—	—	—	525

Total operating expenses	366	242	47,090	1,423	12,042	(398)	60,765

Profit (loss) from operations	(366)	8,841	3,386	9,697	1,213	(46)	22,725
Interest income	1	—	14	21	7	—	43
Interest expense	—	(9,025)	(10,497)	(14)	(1)	—	(19,537)
Interest income(expense), intercompany	456	(1,612)	7,357	(6,201)	—	—	—
Other income (expense), net	(7)	(66)	(51)	1,660	(81)	(100)	1,355
Other income (expense), intercompany	—	—	(268)	268	—	—	—

Income (loss) before income taxes	83	(1,862)	(59)	5,431	1,139	(146)	4,586
Provision for income taxes	—	12	233	692	151	—	1,088
Equity in profit (loss) in subsidiaries	3,561	5,435	1,267	16	—	(10,279)	—

Net income (loss)	$3,644	$3,561	$975	$4,755	$988	$(10,425)	$3,499

STRATUS TECHNOLOGIES BERMUDA HOLDINGS LTD.
NOTES TO CONSOLIDATED FINANCIALS STATEMENTS (Unaudited)
Nine-month period ended November 28, 2010
(In thousands)
CONSOLIDATING STATEMENT OF CASH FLOWS

	Bermuda	Bermuda		Guarantor	Non Guarantor
	Holdings	Ltd	Stratus US	Subsidiaries	Subsidiaries	Eliminations	Total
Operating activities
Cash flows from operating activities:
Net (loss) income	$(8,087)	$(8,087)	$(7,829)	$2,882	$621	$13,316	$(7,184)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	—	135	5,726	332	895	18	7,106
Amortization of deferred financing cost	—	2,818	3,278	—	—	—	6,096
Stock-based compensation	—	—	300	9	63	—	372
Provision for doubtful accounts	—	—	(24)	248	(88)	—	136
Inventory provision	—	—	1,059	(286)	(2)	—	771
Loss on debt extinguishment	—	1,800	1,951	—	—	—	3,751
Change in fair value of embedded derivatives	—	142	155	—	—	—	297
Gain from sale of subsidiary	—	(3,655)	—	—	—	—	(3,655)
Gain on retirement of property and equipment	—	—	(2)	—	—	—	(2)
Interest payable-in-kind	—	2,272	2,429	—	—	—	4,701
Equity in (profit) loss subsidiaries	8,087	5,972	(1,631)	(14)	—	(12,414)	—
Changes in assets and liabilities:
Accounts receivable	—	(75)	3,440	5,796	(5,648)	—	3,513
Inventory	—	—	(2,503)	1,022	450	(1,039)	(2,070)
Prepaid expenses and other current assets	(500)	(26)	493	(239)	1,571	(356)	943
Accounts payable	1,132	7,217	7,782	(22,286)	6,294	429	568
Accrued expenses	17	(10)	1,255	495	(909)	46	894
Interest payable	—	656	716	—	—	—	1,372
Income taxes payable	—	13	47	10	(151)	—	(81)
Deferred revenue	—	—	(256)	(10,661)	197	—	(10,720)
Other long-term assets and liabilities	72	(863)	2,103	(225)	(12)	—	1,075

Net cash provided by (used in) operating activities	721	8,309	18,489	(22,917)	3,281	—	7,883

Investing activities
Cash flows from investing activities:
Acquisition of property and equipment	—	—	(4,253)	(41)	(556)	—	(4,850)
Proceeds from sale of subsidiary	—	3,555	—	—	—	—	3,555
Other long term assets	—	(57)	—	—	—	—	(57)

Net cash (used in) provided by investing activities	—	3,498	(4,253)	(41)	(556)	—	(1,352)

Financing activities
Cash flows from financing activities:
Proceeds from issuance of long-term debt, Series B preferred stock and Series B ordinary stock	—	99,495	107,786	—	—	—	207,281
Payments on short and long-term debt	—	(105,359)	(112,641)	—	—	—	(218,000)
Payment of debt and equity issuance fees	(632)	(5,251)	(7,184)	—	—	—	(13,067)
Proceeds from revolving credit facility	—	—	8,000	—	—	—	8,000
Payments on revolving credit facility	—	—	(30,000)	—	—	—	(30,000)

Net cash (used in) financing activities	(632)	(11,115)	(34,039)	—	—	—	(45,786)
Effect of exchange rate changes on cash	—	—	31	—	391	—	422
Net (decrease) increase in cash and cash equivalents	89	692	(19,772)	(22,958)	3,116	—	(38,833)
Cash and cash equivalents at beginning of period	131	5	22,194	30,298	4,140	—	56,768

Cash and cash equivalents at end of period	$220	$697	$2,422	$7,340	$7,256	$—	$17,935

STRATUS TECHNOLOGIES BERMUDA HOLDINGS LTD.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Unaudited)
Nine-month period ended November 22, 2009
(In thousands)
CONSOLIDATING STATEMENT OF CASH FLOWS

	Bermuda	Bermuda		Guarantor	Non Guarantor
	Holdings	Ltd	Stratus US	Subsidiaries	Subsidiaries	Eliminations	Total
Operating activities
Cash flows from operating activities:
Net Income (loss)	$3,644	$3,561	$975	$4,755	$988	$(10,425)	$3,499
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	—	321	7,214	1,703	1,235	(506)	9,967
Amortization of deferred financing cost	—	872	1,075	—	—	—	1,947
Stock-based compensation	—	—	3,277	11	505	—	3,793
Non-cash portion of restructuring	—	—	(293)	—	—	—	(293)
Provision for doubtful accounts	—	—	5	966	105	—	1,075
Inventory provision	—	—	885	(386)	832	—	1,331
Loss (Gain) from sale of subsidiary	—	—	101	(19)	—	—	82
Loss on retirement of property and equipment	—	—	6	—	—	—	6
Interest payable-in-kind	—	275	295	—	—	—	570
Equity in (profit) loss subsidiaries	(3,561)	(5,435)	(1,267)	(16)	—	10,279	—
Changes in assets and liabilities:							—
Accounts receivable	—	—	478	11,002	8,085	—	19,565
Inventory	—	—	(883)	780	(596)	547	(152)
Prepaid expenses and other current assets	—	(21)	1,337	97	(278)	73	1,208
Accounts payable	—	1,808	5,828	(852)	(10,422)	47	(3,591)
Accrued expenses	(15)	1	(6,403)	(1,644)	(2,150)	(15)	(10,226)
Interest payable	—	601	656	—	—	—	1,257
Income taxes payable	—	—	183	(4)	(157)	—	22
Deferred revenue	—	(18)	(477)	(7,867)	(591)	—	(8,953)
Other long-term assets and liabilities	—	(41)	2,397	(638)	(449)	—	1,269

Net cash provided by (used in) operating activities	68	1,924	15,389	7,888	(2,893)	—	22,376

Investing activities
Cash flows from investing activities:
Acquisition of property and equipment	—	—	(3,590)	(375)	(902)	—	(4,867)
Price adjustment for sale of subsidiary	—	—	(110)	—	—	—	(110)
Other long term assets	—	(56)	—	—	—	—	(56)

Net cash (used in) investing activities	—	(56)	(3,700)	(375)	(902)	—	(5,033)

Financing activities
Cash flows from financing activities:
Payments on short and long-term debt	—	(483)	(517)	—	—	—	(1,000)
Proceeds from revolving credit facility	—	—	12,000	—	—	—	12,000
Payments on revolving credit facility	—	—	(24,000)	—	—	—	(24,000)
Payments on interest rate swap and collar	—	(1,305)	(1,396)	—	—	—	(2,701)

Net cash (used in) financing activities	—	(1,788)	(13,913)	—	—	—	(15,701)
Effect of exchange rate changes on cash	—	—	29	—	1,579	—	1,608
Net increase (decrease) in cash and cash equivalents	68	80	(2,195)	7,513	(2,216)	—	3,250
Cash and cash equivalents at beginning of period	537	22	4,568	24,403	5,495	—	35,025

Cash and cash equivalents at end of period	$605	$102	$2,373	$31,916	$3,279	$—	$38,275

NOTE 15—SUBSEQUENT EVENTS
          The Company evaluated subsequent events through January 25, 2011, the date the interim consolidated financial statements for the nine months ended November 28, 2010 were issued. In connection with the second re-issuance of the interim consolidated financial statements for the nine months ended November 28, 2010, the Company evaluated subsequent events through April 6, 2011. No events or transactions have occurred that require disclosure or adjustment to these consolidated financial statements.